As filed with the Securities and Exchange Commission on September 4, 1998.
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                     Mid-Atlantic Community BankGroup, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

           Virginia                                6022                             54-1809409
(State or Other Jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)            Identification Number)

             7171 George Washington Memorial Highway, P.O. Box 1310
                         Gloucester, Virginia 23061-1310
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                              William J. Farinholt
                      President and Chief Executive Officer
                     Mid-Atlantic Community BankGroup, Inc.
             7171 George Washington Memorial Highway, P.O. Box 1310
                         Gloucester, Virginia 23061-1310
                                 (804) 693-0628
            (Name, address and telephone number of agent for service)

                          Copies of Communications to:
                             R. Brian Ball, Esquire
                         Wayne A. Whitham, Jr., Esquire
                      Williams, Mullen, Christian & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219
                                 (804) 643-1991

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a bank holding company and there is compliance with General Instruction G, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

=============================== ================ ================== ================== ================
                                                  Proposed Maximum   Proposed Maximum
     Title of Each Class of       Amount to be     Offering Price        Aggregate         Amount of
  Securities to be Registered    Registered (1)    Per Share (2)      Offering Price   Registration Fee
------------------------------- ---------------- ------------------ ------------------ ----------------
 Common Stock, $5.00 par value  2,000,442 shares        N/A                 N/A             $6,454
=============================== ================ ================== ================== ================

(1) Based upon an assumed number of shares that may be issued in the Merger described in this Registration Statement. The assumed number is based upon the maximum number of shares of common stock of United Community Bankshares, Inc. that may be outstanding immediately prior to the Merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on $11.96, the book value of the common stock of United Community Bankshares, Inc., on June 30, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                                     [LOGO]

                     Mid-Atlantic Community BankGroup, Inc.

                                                               ________ __, 1998

Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Mid-Atlantic Community BankGroup, Inc. ("MACB") to be held at the Abingdon Ruritan Club on Guinea Road, Bena, Virginia on October __, 1998 at __:__, p.m..

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated July 8, 1998 (the "Agreement"), between MACB and United Community Bankshares, Inc. ("UCB"), pursuant to which, among other things, UCB will merge with and into MACB (the "Reorganization"). UCB, a bank holding company headquartered in Franklin, Virginia, owns and operates The Bank of Franklin and the Bank of Sussex and Surry. Under the terms of the Agreement, each share of common stock of UCB outstanding immediately prior to consummation of the Reorganization will be exchanged for 1.075 shares of MACB Common Stock, with cash being paid in lieu of issuing fractional shares. At the effective time of the Reorganization, MACB's name will be changed to Atlantic Financial Corp.; its headquarters will move to Newport News, Virginia; and its Board of Directors will consist of 14 individuals, seven of whom are directors of MACB and seven of whom are directors of UCB or its bank subsidiaries.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of holders of a majority of the outstanding shares of MACB common stock, in person or by proxy at the meeting.

         Your Board of Directors has approved the Reorganization and believes that it is in the best interests of MACB and its shareholders. Accordingly, the Board recommends that you VOTE FOR the Reorganization.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                           Sincerely,



                                           William J. Farinholt
                                           President and Chief Executive Officer



             7171 George Washington Memorial Highway, P.O. Box 1310,
                        Gloucester, Virginia 23061-1310

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  To be held on October __, 1998 at __:__, p.m.


         A Special Meeting of Shareholders of Mid-Atlantic Community BankGroup, Inc. ("MACB") will be held on October __, 1998 at __:__, p.m., at the Abingdon Ruritan Club on Guinea Road, Bena, Virginia for the following purposes:

         1. To approve the Agreement and Plan of Reorganization, dated July 8, 1998, between MACB and United Community Bankshares, Inc. ("UCB") and a related Plan of Merger (collectively, the "Reorganization Agreement"), providing for a Merger between UCB and MACB (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of UCB Common Stock will be exchanged for 1.075 shares of MACB Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A. Shareholders are entitled to assert dissenters' rights under
Article 15 of the Virginia Stock Corporation Act, a copy of which is attached to the Joint Proxy Statement as Appendix B.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed September __, 1998 as the record date for the Meeting, and only holders of record of MACB Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                           By Order of the Board of Directors



                                           William J. Farinholt
                                           President and Chief Executive Officer

______ __, 1998

             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.


                THE BOARD OF DIRECTORS OF MID-ATLANTIC COMMUNITY
                       BANKGROUP, INC. RECOMMENDS THAT THE
           SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

                                     [LOGO]

                        United Community Bankshares, Inc.

                                                               ________ __, 1998

Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of United Community Bankshares, Inc. ("UCB") to be held at the Virginia Diner, Highway 460, Wakefield, Virginia on October __, 1998 at 9:30 a.m.

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated July 8, 1998 (the "Agreement"), between UCB and Mid-Atlantic Community BankGroup, Inc. ("MACB") pursuant to which, among other things, UCB will merge with and into MACB (the "Reorganization"). MACB, a bank holding company headquartered in Gloucester, Virginia, owns and operates Peninsula Trust Bank, Incorporated. Under the terms of the Agreement, each share of common stock of UCB outstanding immediately prior to consummation of the Reorganization will be exchanged for 1.075 shares of MACB Common Stock, with cash being paid in lieu of issuing fractional shares. At the effective time of the Reorganization, MACB's name will be changed to Atlantic Financial Corp.; its headquarters will move to Newport News, Virginia; and its Board of Directors will consist of 14 individuals, seven of whom are directors of MACB and seven of whom are directors of UCB or its bank subsidiaries.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of holders of a majority of the outstanding shares of UCB common stock.

         Your Board of Directors has approved the Reorganization and believes that it is in the best interests of UCB and its shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Reorganization.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                           Sincerely,



                                           Wenifred O. Pearce
                                           President and Chief Executive Officer

                100 East Fourth Avenue, Franklin, Virginia 23851

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   To be held on October __, 1998 at 9:30 a.m.


         A Special Meeting of Shareholders of United Community Bankshares, Inc. ("UCB") will be held on October __, 1998 at 9:30 a.m., at the Virginia Diner, Highway 460, Wakefield, Virginia for the following purposes:

         1. To approve the Agreement and Plan of Reorganization, dated July 8, 1998, between UCB and Mid-Atlantic Community BankGroup, Inc. ("MACB") and a related Plan of Merger (collectively, the "Reorganization Agreement"), providing for a Merger between UCB and MACB (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of UCB common stock will be exchanged for 1.075 shares of MACB Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A. Shareholders are entitled to assert dissenters' rights under
Article 15 of the Virginia Stock Corporation Act, a copy of which is attached to the Joint Proxy Statement as Appendix B.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed September __, 1998 as the record date for the Meeting, and only holders of record of UCB Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                           By Order of the Board of Directors



                                           Wenifred O. Pearce
                                           President and Chief Executive Officer

______ __, 1998

             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.


           THE BOARD OF DIRECTORS OF UNITED COMMUNITY BANKSHARES, INC.
                              RECOMMENDS THAT THE
           SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

                        United Community Bankshares, Inc.
                                       and
                     Mid-Atlantic Community BankGroup, Inc.

                              JOINT PROXY STATEMENT

                                   PROSPECTUS
                                       of
                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.

                                  INTRODUCTION


         This Joint Proxy Statement is being furnished to shareholders of Mid-Atlantic Community BankGroup, Inc. ("MACB") and shareholders and option holders of United Community Bankshares, Inc. ("UCB") in connection with the solicitation of proxies by the Board of Directors of MACB for use at a Special Meeting of Shareholders (the "MACB Meeting") and by the Board of Directors of UCB for use at a Special Meeting of Shareholders (the "UCB Meeting"), and any postponements or adjournments of either meeting.

         MACB.  At the  MACB  Meeting,  shareholders  of MACB  will be  asked to approve an Agreement and Plan of Reorganization, dated as of July 8, 1998 between MACB and UCB and a related Plan of Merger (collectively, the "Reorganization Agreement") providing for the exchange of common stock of UCB ("UCB Common Stock") for MACB Common Stock (the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of UCB Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 1.075 shares of MACB Common Stock and cash in lieu of fractional shares (the "Exchange Ratio"). All rights to acquire UCB Common Stock pursuant to stock options granted by UCB under any UCB stock option plans shall, at the effective time of the Reorganization, be converted into options for MACB Common Stock, and MACB shall assume each such option in accordance with the terms of the stock option plan under which it was issued. The number of MACB option shares shall be rounded up or down to the nearest number of whole shares, and the exercise price of the UCB stock options shall be adjusted to reflect the Exchange Ratio. See "The Reorganization" for a more complete description of the transaction. A copy of the Reorganization Agreement is enclosed as Appendix A. Shareholders of MACB will have the right to dissent with respect to the Reorganization. In order for a shareholder of MACB to perfect dissenters' rights, a notice must be sent to MACB before the vote is taken on the Reorganization Agreement at the MACB Meeting, and the shareholder must not vote in favor of the Reorganization by proxy or otherwise. See "Summary - The Reorganization - Rights of Dissent and Appraisal."

         UCB. At the UCB Meeting, shareholders of UCB will be asked to approve the Reorganization Agreement. Upon consummation of the Reorganization, each outstanding share of UCB Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 1.075 shares of MACB Common Stock, with cash being paid in lieu of issuing fractional shares. All rights to acquire to UCB Common Stock pursuant to stock options granted by UCB under a UCB stock option plan shall, at the effective time of the Reorganization, be converted into options for MACB Common Stock, and MACB shall assume each such option in accordance with the terms of the stock option plan under which it was issued, and the number of MACB option shares and the exercise price of the UCB stock options shall be adjusted to reflect the Exchange Ratio, with the number of option shares rounded up or down to the nearest number of whole shares. On August 24, 1998, MACB Common Stock closed at $20.50 per share. See "The Reorganization" for a more complete description of the Reorganization. A copy of the Reorganization Agreement is enclosed as Appendix A. Shareholders of UCB will have the right to dissent with respect to the Reorganization. In order for a shareholder of UCB to perfect dissenters' rights, a notice must be sent to UCB before the vote is taken on the Reorganization

Agreement at the UCB Meeting, and the shareholder must not vote in favor of the Reorganization by proxy or otherwise. See "Summary - the Reorganization - Rights of Dissent and Appraisal."

         This Joint Proxy Statement also serves as the prospectus of MACB relating to approximately 1,966,400 shares of MACB Common Stock issuable to the shareholders of UCB upon consummation of the Reorganization, and approximately 34,042 shares of MACB Common Stock issuable to holders of UCB options upon exercise.

         This Joint Proxy Statement is first being mailed to shareholders of MACB and UCB on or about _____ __, 1998.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF MACB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

            The date of this Joint Proxy Statement is _____ __, 1998.

                              AVAILABLE INFORMATION

         Both MACB and UCB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by MACB and UCB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at prescribed rates. The Commission maintains an Internet address (http: //www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as MACB and UCB, that file electronically with the Commission.

         MACB has filed with the Commission a Registration Statement, as amended, on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of MACB Common Stock issuable in the Reorganization (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which have been omitted in accordance with the rules and regulations of the Commission. For further information pertaining to MACB and the shares of MACB Common Stock issuable in the Reorganization, reference is made to the Registration Statement and amendments and exhibits thereto, which may be inspected and copied as described above.
                          ____________________________

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement nor any distribution of the securities being offered pursuant to this Joint Proxy Statement shall, under any circumstances, create an implication that there has been no change in the affairs of MACB or UCB or the information set forth herein since the date of this Joint Proxy Statement.


                           FORWARD-LOOKING STATEMENTS

         This Joint Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations and business of both MACB and UCB. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                TABLE OF CONTENTS

                                                                                                               Page
Introduction..............................................................................................       1
Available Information.....................................................................................       3
Forward-Looking Statements................................................................................       3
Summary...................................................................................................       6
     The Companies........................................................................................       6
     The Shareholder Meetings.............................................................................       6
     The Reorganization...................................................................................       6
Comparative Per Share Information.........................................................................      14
Selected Financial Information............................................................................      15
     MACB Selected Historical Financial Information.......................................................      16
     UCB Selected Historical Financial Information........................................................      17
     MACB and UCB Selected Pro Forma Combined Financial Information.......................................      18
The Shareholder Meetings..................................................................................      19
The Reorganization........................................................................................      22
Investment Advisor Opinions...............................................................................      38
United Community Bankshares, Inc..........................................................................      45
United Community Bankshares, Inc. Management's Discussion and Analysis of
     Financial Condition and Results of Operations........................................................      49
Shareholder Proposals.....................................................................................      66
Mid-Atlantic Community BankGroup, Inc.....................................................................      67
Mid-Atlantic Community BankGroup, Inc. Management's Discussion and Analysis of
     Financial Condition and Results of Operations........................................................      72
Shareholder Proposals.....................................................................................      89
Management................................................................................................      90
Description of MACB Capital Stock.........................................................................      97
Comparative Rights of Security Holders....................................................................      98
Supervision and Regulation................................................................................      106
Experts...................................................................................................      110
Legal Opinion.............................................................................................      110
Pro Forma Combined Financial Information (Unaudited)......................................................      110
     Pro Forma Combined Balance Sheets (Unaudited)........................................................      110
     Pro Forma Combined Statements of Income (Unaudited)..................................................      112
     Notes to Pro Forma Combined Financial Information (Unaudited)........................................      117

Appendices

General
A    Agreement and Plan of Reorganization.................................................................      A-1
B    Excerpts from the Virginia Stock Corporation Act Relating
     to Dissenting Shareholders...........................................................................      B-1

United Community Bankshares, Inc.
C    United Community Bankshares, Inc. Financial Statements (including the audited December 31, 1997 Financial Statements and the unaudited
     June 30, 1998 Financial Statements)..................................................................      C-1
D    Opinion of Scott & Stringfellow, Inc.................................................................      D-1

Mid-Atlantic Community BankGroup, Inc.
E    Mid-Atlantic Community BankGroup,  Inc. Financial Statements (including the audited December 31, 1997 Financial Statements and the unaudited
     June 30, 1998 Financial Statements)..................................................................      E-1

                                      -4-

F    Opinion of Davenport & Company LLC...................................................................      F-1

                                     SUMMARY


         The following summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference.

THE COMPANIES

         MACB. MACB is a bank holding company headquartered in Gloucester, Virginia. MACB has one subsidiary bank, Peninsula Trust Bank, Incorporated ("PTB"), a Virginia-chartered bank that operates seven banking offices which offer a full range of banking services principally to individuals and to small and medium sized businesses in its market areas in Virginia. MACB was incorporated on February 22, 1996 to serve as the parent holding company for PTB, which commenced operations on July 20, 1989 as a Virginia-chartered bank. At June 30, 1998, MACB had total assets of $181.3 million, deposits of $159.6 million, and total stockholders' equity of $20.6 million. MACB's principal executive offices are located at 7171 George Washington Memorial Highway, P.O. Box 1310, Gloucester, Virginia 23061-1310 and its telephone number is (804) 693-0628. See "Mid-Atlantic Community BankGroup, Inc.," "Pro Forma Combined Financial Information" and the documents relating to MACB accompanying this Joint Proxy Statement.

         UCB. UCB is a bank holding company headquartered in Franklin, Virginia. UCB has two subsidiary banks, The Bank of Franklin ("BOF") and The Bank of Sussex and Surry ("BSS"), each of which is a Virginia chartered bank which offers a full range of banking services, principally to individuals and small to medium size businesses in their respective market areas. BOF operates five banking offices and BSS operates three banking offices. At June 30, 1998, UCB had total assets of $155.0 million, deposits of $131.1 million, and stockholders' equity of $21.9 million. The principal executive offices of UCB are located at 100 East Fourth Avenue, Franklin, Virginia 23851, and its telephone number is (757) 562-5184. See "United Community Bankshares, Inc." and "United Community Bankshares, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE SHAREHOLDER MEETINGS

         MACB. The MACB Meeting will be held at the Abingdon Ruritan Club on Guinea Road, Bena, Virginia, on October __, 1998 at __:__, p.m. Only holders of record of MACB Common Stock at the close of business on September __, 1998, will be entitled to vote at the MACB Meeting. See "The Shareholder Meetings - The MACB Meeting."

         UCB. The UCB Meeting will be held at the Virginia Diner, Highway 460, Wakefield, Virginia on October __, 1998 at 9:30 a.m. Only holders of record of UCB Common Stock at the close of business on September __, 1998, will be entitled to vote at the UCB Meeting. See "The Shareholder Meetings - The UCB Meeting."

THE REORGANIZATION

         The Reorganization provides for the exchange of each outstanding share of UCB Common Stock for 1.075 shares MACB Common Stock. MACB will then serve as the parent bank holding company for PTB, BOF and BSS. At the effective time of the Reorganization, MACB's name will be changed to Atlantic Financial Corp.; its headquarters will move to Newport News, Virginia; and its Board of Directors will consist of 14 individuals, seven of whom are directors of MACB, and seven of whom are directors of UCB or its bank subsidiaries.

         At the effective date of the Reorganization, each outstanding share of UCB Common Stock, except for shares as to which dissenters' rights have been duly exercised, shall be exchanged for 1.075 shares of MACB Common Stock and cash in lieu of any fractional share (the "Exchange Ratio"). Thus, the lower the price of MACB Common Stock at the effective date of the Reorganization, the lower the dollar value of MACB Common Stock UCB shareholders will receive as a result of the Reorganization. Conversely, the higher the price of MACB Common Stock at the effective date of the Reorganization, the higher the dollar value of MACB Common Stock UCB shareholders will receive as a result of the Reorganization.

         As of August 24, 1998, MACB's closing price on the Nasdaq SmallCap Market was $20.50, which calculates to a price for UCB Shareholders of $22.04 per share of UCB Common Stock. See "The Reorganization - Terms of the Reorganization - UCB Common Stock."

         All rights with respect to UCB Common Stock pursuant to stock options granted by UCB under a UCB stock option plan ("UCB Options") shall, at the effective time of the Reorganization, be converted into options for MACB Common Stock, and MACB shall assume each UCB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. After the consummation of the Reorganization, (i) each UCB Option assumed by MACB may be exercised solely for shares of MACB Common Stock, (ii) the number of shares of MACB Common Stock subject to each UCB Option shall be equal to the number of shares of UCB Common Stock subject to each option immediately prior to the Reorganization multiplied by the Exchange Ratio and (iii) the per share exercise price under each such UCB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent. The number of shares of MACB Common Stock available pursuant to each UCB option shall be adjusted up or down to the nearest whole share. The exercise prices of the UCB Options are $10.33 per share. The exercise prices of the UCB Options after the Reorganization in terms of MACB shares, adjusted to reflect the Exchange Ratio, will be $9.61 per share of MACB Common Stock. Based on the price of MACB Common Stock as of August 24, 1998 set forth in the preceding paragraph, the UCB Options to be converted would have been in the money on such date. See "The Reorganization - Terms of the Reorganization - UCB Options."

Recommendation of the Board of Directors

         UCB. The Board of Directors of UCB has approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of UCB and recommends a VOTE FOR the Reorganization.

         MACB. The Board of Directors of MACB has approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of MACB and recommends a VOTE FOR the Reorganization. See "The Reorganization."

Interests of Certain Directors and Officers

         Ownership of MACB Common Stock. Holders of voting stock of UCB should be aware that certain members of UCB's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interests of shareholders of UCB generally. The Board of Directors of UCB was aware of these interests and considered them, among other factors, in approving the Reorganization. See "The Reorganization - Interest of Certain Persons in the Reorganization." Based on the number of shares of UCB Common Stock held by UCB directors and executive officers, the potential number of shares of MACB Common Stock that the UCB directors and executive officers may receive in exchange for their shares of UCB Common Stock pursuant to the Reorganization, assuming the immediate exercise of all UCB Options, is 410,918 shares, which would have had a value of approximately $8.4 million as of August 24, 1998. All options to purchase UCB Common Stock held by directors and executive officers of UCB will be converted at the Effective Date into options to purchase MACB Common Stock.

         Appointment to MACB Board of Directors. In addition, the Board of Directors of MACB after the Effective Date will include seven current members of the Board of Directors of UCB or its subsidiaries. Following the Effective Date,
J. Russell West,  Wenifred O. Pearce, J. Philip Bain, Jr.,

Harvey G. Pope, J. D. Spivey, F. Bruce Stewart and William Savedge are expected to serve as directors of MACB. See " - Management and Operations After the Reorganization."

         Employment Agreements. As a condition to the obligations of MACB and UCB under the Reorganization Agreement, William J. Farinholt, President and Chief Executive Officer of MACB, Wenifred O. Pearce, President and Chief Executive Officer of UCB, Kenneth E. Smith, Executive Vice President and Chief Financial Officer of MACB and D. Eugene Brittle, President and Chief Executive Officer of BSS each must enter into a five year Employment Agreement with MACB which will begin on the Effective Date. Such Employment Agreements will supercede the existing employment agreements between UCB and Messrs. Pearce and Brittle, as well as the agreements between PTB and each of Messrs. Farinholt and Smith, which provide for certain benefits in the event of a change of control of PTB.

         The Boards of Directors of MACB and UCB determined that for the Reorganization to be successful, it would be important for the senior executive officers of MACB and UCB to work effectively as a team after the Effective Date; for each to be willing to accept some changes in responsibilities; and to discourage such executive officers from possibly accepting change of control benefits that would otherwise be triggered by the Reorganization and seeking employment with other banking organizations. The respective Boards of MACB and UCB concluded that an effective way to address those concerns was to provide each executive officer an employment contract that delineated his prospective responsibilities and provided reasonable assurance of continued employment at salary levels consistent with those of senior officers of Virginia banking organizations of similar size.

         Mr. Farinholt's Employment Agreement provides that he will serve as the President and Chief Executive Officer of MACB at an annual base salary of $160,000. Base salary increases and bonuses will be in the discretion of the Board of Directors. The Employment Agreement also provides that MACB will provide Mr. Farinholt an appropriate automobile, as determined by the Board of Directors. Under the Employment Agreement, Mr. Farinholt will be entitled to participate in employee benefit plans, including MACB's stock option plans, on the same basis as other employees of senior executive status. If MACB terminates Mr. Farinholt's employment without cause, or if Mr. Farinholt resigns for "good reason" during the contract term, he will be entitled to salary and benefits for the remainder of the contract term, or one year, whichever is greater, subject to his agreement not to compete with MACB for a period of one year following the termination of his employment. Under the Employment Agreement, "good reason" entitling to Mr. Farinholt to resign includes a change or reduction in Mr. Farinholt's authority; a reduction in base salary, as the same may have been increased from time to time; the failure of MACB to provide him with substantially the same fringe benefits that have been provided heretofore; a relocation of his primary place of employment, which would require him to move his personal residence; the failure of a successor corporation to assume MACB's obligations under the Employment Agreement; a failure of the shareholders to elect him a Director of MACB; or a material breach of the Employment Agreement by MACB.

         Under the Employment Agreement, Mr. Farinholt would not be entitled to any further compensation or benefits if MACB terminated the Agreement for cause. Cause includes personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on MACB) or final cease and desist order, or a material breach of any provision of the Employment Agreement.

         If Mr. Farinholt is terminated or if he resigns for good reason following a change of control, he would be entitled to the same severance benefits described above. If Mr. Farinholt resigned following a change of control without good reason, he would be entitled to a $200,000.00 severance benefit and immediate vesting of stock options.

         The Employment Agreements of Messrs. Pearce, Smith and Brittle are in substantially the same form as Mr. Farinholt's Employment Agreement and provide for annual base salaries of $150,000, $125,000 and $115,000, respectively. The Employment Agreements of Messrs. Pearce and Brittle, however, provide additionally that each will be granted an option to purchase MACB common stock with a fair market value equal to 167% of his annual base salary at the time of grant at a price per share equal to the fair market value of MACB Common Stock on the date of grant. Such options are contingent on continued employment and are not required to be granted before August 1, 2001. Such option grants will be incentive stock options and will vest as rapidly as is consistent with incentive stock option treatment. The reasons that the Employment Agreements of Messrs. Pearce and Brittle provide for stock options, while those of Messrs. Farinholt and Smith do not, are that Messrs. Pearce and Brittle each would have received similar option grants from UCB if UCB had remained independent. Mr. Pearce's Employment Agreement provides that the Salary Continuation Plan Agreement provided to him by BOF will be kept in force.

Opinion of Financial Advisor

         UCB. Scott & Stringfellow, Inc. has served as financial advisor to UCB in connection with the Reorganization and has rendered its opinion to the Board of Directors of UCB that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the UCB shareholders. A copy of the opinion of Scott & Stringfellow, Inc. is attached as Appendix D to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by Scott & Stringfellow, Inc. in rendering its opinion. See "Investment Advisor Opinions - UCB - Opinion of Financial Advisor."

         MACB. Davenport & Company LLC has served as financial advisor to MACB in connection with the Reorganization and has rendered its opinion to the Board of Directors of MACB that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the MACB shareholders. A copy of the opinion of Davenport & Company LLC is attached as Appendix F to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by Davenport & Company LLC in rendering its opinion. See "Investment Advisor Opinions - MACB - Opinion of Financial Advisor."

Vote Required

         UCB. Approval of the Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of UCB Common Stock. As of the record date for the UCB Meeting, directors and executive officers of UCB and their affiliates owned beneficially an aggregate of 379,720 shares of UCB Common Stock, or approximately 20.8% of the shares of UCB Common Stock outstanding on such date. The directors and executive officers of UCB have indicated their
intention   to  vote  their   shares  of  UCB  Common  Stock  in  favor  of  the
Reorganization.  See  "The  Shareholder  Meetings  -  The  UCB  Meeting  -  Vote
Required."

         MACB. Approval of the Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of MACB Common Stock present in person or represented by proxy at the meeting. As of the record date for the MACB Meeting, directors and executive officers of MACB and their affiliates owned beneficially an aggregate of 465,486 shares of MACB Common Stock, or approximately 21.2% of the shares of MACB Common Stock outstanding on such date. The directors and executive officers of MACB have indicated their intention to vote their shares of MACB Common Stock in favor of the Reorganization. See "The Shareholder Meetings - The MACB Meeting - Vote Required."

Management and Operations After the Reorganization

         On the Effective Date, UCB will merge with and into MACB and, after the Effective Date, BOF, BSS and PTB will operate as bank subsidiaries of MACB. The Board of Directors of UCB has decided that after the Effective Date BOF and BSS will merge to form United Community Bank. See " - Merger of BOF and BSS." MACB's name will change to "Atlantic Financial Corp." on the Effective Date and its corporate headquarters will move to Newport News, Virginia. See "The Reorganization."

         The Reorganization Agreement provides that on the Effective Date, the Board of Directors of MACB will consist of 14 individuals, seven of whom are Directors of MACB and seven of whom are Directors of UCB. The Reorganization Agreement will amend the MACB Articles of Incorporation in several respects on the Effective Date, including dividing the Board of Directors into three classes. The following table identifies the individuals who will serve as Directors of MACB after the Effective Date, each Director's affiliation and the year in which his term on the Board of MACB will expire.

         Name                                   Affiliation       Term Expires
         ----                                   -----------       ------------
         J. Philip Bain, Jr.                    UCB                    2001
         Charles F. Dawson                      MACB                   1999
         William J. Farinholt                   MACB                   1999
         Robert D. Foster                       MACB                   2001
         Harry M. Healy                         MACB                   2000
         Joseph A. Lombard, Jr., DDS            MACB                   2001
         Hersey M. Mason, Jr.                   MACB                   2000
         Wenifred O. Pearce                     UCB                    2001
         Harvey G. Pope                         UCB                    1999
         William B. Savedge                     UCB                    2000
         J. D. Spivey                           UCB                    2000
         F. Bruce Stewart                       UCB                    2000
         J. Russell West                        UCB                    1999
         Thomas Z. Wilke                        MACB                   1999

         After the Effective Date, the principal executive officers of MACB will be William J. Farinholt, President and Chief Executive Officer, Wenifred O. Pearce, Vice Chairman and Chief Operating Officer, Kenneth E. Smith, Executive Vice President, Chief Financial Officer and Secretary, and D. Eugene Brittle, Executive Vice President. Joseph A. Lombard, Jr. will continue to serve as Chairman of the Board of MACB, and J. Russell West will serve as Vice Chairman of the Board.

         Under the Reorganization Agreement, as of the Effective Date, the Bylaws of MACB will be amended to include several provisions that are intended to preserve for up to five years the number of current Directors of each of UCB and MACB who serve on the Board of Directors of MACB. Under the Bylaws, as amended, the term "UCB Nominees" refers to the individuals listed above who are affiliated with UCB, while the term "MACB Nominees" refers to the individuals listed above who are affiliated with MACB. The MACB Bylaws, as amended, will provide that (unless 75% of the full Board of Directors votes otherwise) in the first five annual elections of Directors of MACB, beginning in 1999, if a Director whose term expires at the annual meeting is an MACB Nominee and he is not nominated for re-election, the Directors who are MACB Nominees will designate a successor who will be nominated for election by the Board. The same rule (which also may be varied by the affirmative vote of 75% of the full Board of Directors) applies if a UCB Nominee is not nominated for re-election, except that his successor shall be designated for nomination by the UCB Nominees. The MACB Bylaws, as amended, do not preclude shareholder nominations.

         Consistent with the foregoing provision, unless 75% of the full Board of Directors votes otherwise, if a vacancy on the Board of Directors of MACB arises for any reason before the Annual Meeting of Shareholders in 2004, the vacancy shall be filled by an individual designated by the MACB Nominees if the vacant seat was held by an MACB Nominee or an individual designated by the UCB Nominees, if the vacant seat was held by an UCB Nominee.

         The Bylaws of MACB also provide that the affirmative vote of at least 60% of the entire Board of Directors will be required to (i) amend the Bylaws of MACB, (ii) submit to the shareholders of MACB any plan of merger or share exchange or any proposal to dissolve MACB or to sell, lease, exchange or otherwise dispose of all or substantially all of MACB's property, other than in the usual and regular course of business; (iii) submit to the shareholders any proposal to change the name of MACB; (iv) cause PTB, BOF or BSS to change its name or amend its Articles of Incorporation or Bylaws; (v) cause PTB, BOF or BSS to appoint, remove or transfer its Chief Executive Officer; (vi) dispose of any of the stock of PTB, BOF, or BSS or cause any of such banks to dissolve or enter into a plan of merger or share exchange or to sell, lease, exchange or otherwise dispose of all or substantially all of its property, other than in the usual and regular course of business; or (vii) appoint, remove or transfer the Chief Executive Officer, Chief Operating Officer, or any Executive Vice President of MACB.

         The Bylaws of MACB also provide that the Directors of each of PTB, BOF and BSS shall nominate individuals for election to their respective Boards each year. The Bylaws of MACB provide that it will not remove any Director of PTB, BOF and BSS or refuse to vote its shares of any of such banks' common stock in favor of the election of those nominated unless a Director of either of such banks violates a code of conduct that is generally applicable to the Directors of MACB and its subsidiaries; MACB's Board of Directors determines that any such bank is experiencing business, financial or regulatory difficulties and, as a result, MACB determines that a change in the Board of Directors of such bank is necessary or advisable in order to protect MACB and its investment in such bank; or a Director of any of such banks acts in a manner inconsistent with his fiduciary duty to such bank.

Merger of BOF and BSS

         The Reorganization Agreement does not require any mergers of PTB, BOF or BSS after the Effective Date. However, the Board of Directors of UCB has been evaluating the possible benefits of merging BOF and BSS and has discussed such a merger with MACB. As a result of its analysis and discussions with MACB, the Board of UCB, with the concurrence of MACB, has decided that BOF and BSS are in close enough proximity to lend themselves to common management and that the two banks should merge. Current plans call for such merger to occur as soon as practicable after the Effective Date of the Reorganization, although the UCB Board of Directors has decided that BOF and BSS will merge even if the Reorganization does not occur. The merger of BOF and BSS is not expected to result in any branch office closings, personnel changes or any reduction in the level of service to customers. The resulting bank would operate under a Board of Directors comprised of current directors of BOF and BSS.

         Several reasons underlie the merger of BOF and BSS. Current plans call for the expansion of such banks into contiguous markets. UCB believes, and MACB concurs, that while the "Franklin" and "Sussex and Surry" names have appeal in their current markets, they each connote a relatively narrow geographic focus that may be inconsistent with expansion. Following the merger of BOF and BSS, the resulting bank would operate under the name "United Community Bank." Secondly, UCB and MACB anticipate that after the Effective Date, Mr. Pearce, the Chief Executive Officer of BOF will devote substantially all of his time to his duties as Chief Operating Officer of MACB. Such duties, among others, will include primary responsibility for increasing MACB's noninterest income and efforts to expand MACB through acquisitions and branching. After BOF and BSS are merged, it is anticipated that Mr. Brittle will serve as the Chief Executive Officer of the resulting bank, which will enable Mr. Pearce to devote substantially all of his time to his duties at the holding company level. In addition to the foregoing reasons for merging BOF and BSS, the parties expect that such a merger would result in annual expense savings in the range of $150,000.

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of UCB and MACB, and the applications of MACB to merge with UCB pursuant to the Reorganization are approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Virginia State Corporation Commission (the "SCC"), and other conditions to the Reorganization are satisfied (or waived to the extent permitted by applicable law), the Reorganization will be consummated and effected after a certificate of merger is issued by the SCC pursuant to the Virginia Stock Corporation Act (the "Effective Date"). If the Reorganization is approved by the shareholders, the Federal Reserve and the SCC, it is anticipated that the Effective Date will be on or about _____ __, 1998, or as soon thereafter as practicable. Under the Reorganization Agreement, either party may terminate the Reorganization Agreement if the transaction is not consummated by February 28, 1999.

Distribution of Stock Certificates and Payment for Fractional Shares

         As soon as practicable after the Effective Date, PTB, as the exchange agent, will mail to each UCB shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates which immediately prior to the Effective Date represented shares of UCB Common Stock in exchange for certificates representing shares of MACB Common Stock. Cash (without interest) will be paid to UCB shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of MACB Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing prices of MACB Common Stock as reported on the Nasdaq SmallCap Market during the 10 trading days immediately preceding the Effective Date. See "The Reorganization - Surrender of Stock Certificates."

Certain Federal Income Tax Consequences

         Williams, Mullen, Christian & Dobbins, counsel for MACB, will deliver an opinion that, among other things, (i) no gain or loss will be recognized by UCB shareholders who receive solely shares of MACB Common Stock pursuant to the Reorganization, (ii) the aggregate tax basis of MACB Common Stock received by a UCB shareholder will equal the aggregate tax basis of the UCB Common Stock surrendered in exchange therefor by such shareholder (reduced by any amount allocable to fractional share interests for which cash is received), and (iii) the holding period of the MACB Common Stock received will generally include the holding period of the UCB stock surrendered if the UCB Common Stock is held as a capital asset at the Effective Date. For a more complete description of the federal income tax consequences of the Reorganization, see "The Reorganization - Federal Income Tax Matters." Due to the individual nature of the tax consequences of the Reorganization, it is recommended that each UCB shareholder consult his or her own tax advisor concerning the tax consequences of the Reorganization.

         No gain or loss will be recognized by the holders of options to purchase UCB Common Stock solely as a result of the conversion of such options into options to acquire MACB Common Stock.

Conditions to Consummation of the Reorganization

         Consummation of the Reorganization is subject to various conditions, including among other matters: (i) receipt of the approval of the shareholders of UCB and MACB solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Reorganization for shareholders (except for cash received in lieu of fractional shares or upon the exercise of dissenters' rights); and (iii) approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and the SCC. Substantially all of the conditions to consummation of the Reorganization may be waived, in whole or in part, to the extent permissible under applicable law by the party for whose benefit the condition has been imposed, without the approval of the shareholders of that party. Shareholder and regulatory approvals, however, may not be waived. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization" and "The Reorganization - Regulatory Approvals."

         The Reorganization Agreement may be terminated and the Reorganization abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of MACB and UCB or (ii) by either MACB or UCB if the Effective Date has not occurred by February 28, 1999 or if certain specified events occur. See "The Reorganization - Waivers, Amendment and Termination."

Effects of the Reorganization on the Rights of UCB and MACB Shareholders

         Upon consummation of the Reorganization, UCB shareholders shall become shareholders of MACB. The rights of the former shareholders of UCB, now governed by the Virginia Stock Corporation Act (the "Virginia SCA"), will continue to be governed by the Virginia SCA after the Effective Date and the rights of UCB shareholders will also be as provided for under the Articles of Incorporation and Bylaws of MACB. Because the Reorganization Agreement provides for various amendments to the Articles of Incorporation and Bylaws of MACB, at and after the Effective Date, such Articles of Incorporation and

Bylaws will differ in certain material respects from the Articles of Incorporation and Bylaws of UCB and those of MACB in their current form.
Consequently, the Reorganization not only will affect the rights of UCB shareholders, but also will affect the rights of MACB shareholders. See "Comparative Rights of Shareholders."

Accounting Treatment

         It is intended that the Reorganization will be accounted for as a pooling of interests. It is intended that MACB and UCB will receive an opinion from MACB's independent accountants that the Reorganization will be accounted for as a pooling of interests, which is a condition to the consummation of that transaction. Although pooling of interests accounting, like other terms in the Agreement, can be waived, MACB and UCB each has indicated that it is unlikely to waive that requirement. If independent accountants determine that pooling of interests accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of MACB and UCB for their approval. See "The Reorganization - Accounting Treatment."

Rights of Dissent and Appraisal

         Each holder of UCB shares and MACB shares may dissent from the Reorganization and is entitled to the rights and remedies of dissenting shareholders provided in Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of Article 15 is attached as Appendix B to this Joint Proxy Statement and a summary thereof is included under "The Reorganization - Rights of Dissenting Shareholders."

Markets and Market Prices

         MACB Common Stock is traded in the over-the-counter market and quoted on the Nasdaq SmallCap Market under the symbol "MABG." UCB common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "UCMB."

         The information below provides the price per share of MACB Common Stock and UCB Common Stock prior to the public announcement of the Reorganization on May 27, 1998 and as of a recent date. The historical price of MACB Common Stock, $20.00, is based on the reported closing price on May 26, 1998, the last trading day preceding the announcement of the Reorganization, as reported on the Nasdaq SmallCap Market. The historical price of UCB Common Stock, $19.98, is based on a sale of 300 shares on May 15, 1998, the last trade preceding the announcement of the Reorganization, as reported on the OTC Bulletin Board.

==================== ================== =================== ====================
    Trading Price           MACB               UCB               Equivalent
    Per Share at        Common Stock       Common Stock       Per Share Price*

-------------------- ------------------ ------------------- --------------------
    May 26, 1998         $20.00               $19.98              $21.50
-------------------- ------------------ ------------------- --------------------
   August 24, 1998       $20.50               $20.00              $22.04
==================== ================== =================== ====================
-------------------------
* UCB Shareholders will receive 1.075 shares of MACB Common Stock for each share of UCB Common Stock outstanding. This table merely indicates the historical value of the exchange projected back to the last trading date before the Reorganization Agreement was announced and on a recent trading date for MACB Common Stock. The last trade of UCB Common Stock occurred on August 19, 1998.

         Shareholders are advised to obtain current market quotations for MACB Common Stock. No assurance can be given as to the market price of MACB Common Stock at or after the Effective Date.

                        COMPARATIVE PER SHARE INFORMATION

         The following unaudited  consolidated  financial  information  reflects certain comparative per share data relating to the Reorganization. The information shown below should be read in conjunction with the historical financial statements of MACB and UCB, including the respective notes thereto, which are included elsewhere in this Joint Proxy Statement or in documents delivered herewith, and in conjunction with the unaudited pro forma consolidated financial information appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Combined Financial Information."

         The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

         The following table presents selected comparative consolidated unaudited per share information (i) for MACB on a historical basis and on a pro forma combined basis assuming the Reorganization had been effective during the periods presented and accounted for as a pooling of interests and (ii) for UCB on a historical basis and on a pro forma equivalent basis.

                                  MACB AND UCB


                                               For the
                                              Six Months
                                            Ended June 30                 For the Year Ended December 31
                                            -------------                 ------------------------------

                                                 1998                1997               1996              1995
                                                 ----                ----               ----              ----
Per Common Share:
Net Income:
  MACB-historical, basic (1).........          $  .46               $  .91              $  .81           $  .66
  UCB-historical, basic..............             .58                 1.22                1.05              .94
  Pro forma combined.................             .50                 1.02                 .90              .78
  UCB pro forma equivalent (2).......             .54                 1.10                 .97              .84

  MACB-historical, diluted (1).......             .44                  .88                 .79              .65
  UCB-historical, diluted............             .58                 1.22                1.05              .94
  Pro forma combined.................             .49                 1.00                 .88              .77
  UCB pro forma equivalent (2).......             .53                 1.08                 .95              .83

Cash Dividends Declared:
  MACB-historical (1)................          $  .00               $  .25              $  .13           $  .06
  UCB-historical.....................             .17                  .31                 .31              .23
  Pro forma combined (3).............             .00                  .25                 .13              .06
  UCB pro forma equivalent (2)(3)....             .00                  .27                 .14              .06

                                           At June 30, 1998     At December 31,
Book Value:                                      1998                1997
                                                 ----                ----
  MACB-historical (1)................          $ 9.36               $ 8.81
  UCB-historical.....................           11.96                11.50
  Pro forma combined.................           10.20                 9.70
  UCB pro forma equivalent (2).......           10.97                10.43
------------------------

(1) Amounts have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.
(2) UCB pro forma equivalent amounts represent pro forma combined information multiplied by the Exchange Ratio of 1.075 shares of MACB Common Stock for each share of UCB Common Stock.
(3) Pro forma combined cash dividends declared represent historical cash dividends declared by MACB. See "Reorganization - MACB and UCB Market Prices and Dividends" for additional information.

                         SELECTED FINANCIAL INFORMATION

         The following tables set forth certain selected historical financial information for MACB and UCB and certain unaudited combined pro forma financial information giving effect to the Reorganization using the pooling of interests method of accounting. See "The Reorganization - Accounting Treatment." The selected historical financial information is based on, derived from and should be read in conjunction with the historical consolidated financial statements of MACB and the historical consolidated financial statements of UCB and the respective notes thereto included elsewhere in this Joint Proxy Statement. See "Available Information." All of the following selected financial information should be read in conjunction with the unaudited pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Combined Financial Information." The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Reorganization been consummated on the dates indicated or that may be obtained in the future.

                     Mid-Atlantic Community BankGroup, Inc.
                    Selected Historical Financial Information

                                           Six Months Ended June 30,                Year Ended December 31,
                                          ----------------------------     ------------------------------------------
                                              1998          1997               1997          1996           1995
                                              ----          ----               ----          ----           ----
                                          (unaudited)    (unaudited)
                                                  (In thousands, except ratios and share and per share data)
Income Statement Data:
Interest income.......................        $7,221         $6,081           $12,869        $10,653        $8,224
Interest expense......................         3,033          2,501             5,317          4,359         3,469
                                               -----          -----             -----          -----         -----
Net interest income...................         4,188          3,580             7,552          6,294         4,755
Provision for loan losses.............           233            210               347            380           288
Noninterest income....................           529            393               852            624           477
Noninterest expense...................         3,003          2,679             5,561          4,191         3,496
                                               -----          -----             -----          -----         -----
Income before income taxes............         1,481          1,084             2,496          2,347         1,448
Income taxes..........................           474            319               666            813           425
                                                 ---            ---               ---            ---           ---
Net income............................        $1,007           $765            $1,830         $1,534        $1,023
                                              ======           ====            ======         ======        ======

Per Share Data (1):
Net income, basic.....................         $0.46          $0.40             $0.91          $0.81         $0.66
Net income, diluted...................          0.44           0.39              0.88           0.79          0.65
Cash dividends (2)....................          0.00           0.00              0.25           0.13          0.06
Basic weighted average shares
outstanding...........................     2,193,376      1,888,666         2,013,286      1,888,666     1,548,642
Diluted weighted average shares
outstanding...........................     2,291,996      1,957,280         2,080,902      1,950,972     1,588,752
Book value at period end..............          9.36           8.09              8.81           7.64          7.06

Balance Sheet Data:
Total assets..........................      $181,341       $147,971          $159,305       $136,434      $108,314
Loans, net............................       113,704         96,733           104,240         90,978        69,556
Investment securities.................        36,579         28,374            31,394         27,297        24,793
Deposits..............................       159,551        131,606           138,423        120,485        94,115
Long-term debt........................            24             37                31             43            55
Stockholders' equity..................        20,588         15,279            19,277         14,432        13,335

Performance Ratios:
Net interest margin (3)...............         5.46%          5.67%             5.62%          5.83%         5.55%
Return on average assets (4)..........         1.21%          1.11%             1.26%          1.30%         1.11%
Return on average equity (4)..........        10.08%         10.32%            11.34%         10.91%        10.38%
Efficiency ratio (5)..................        62.93%         66.72%            65.68%         59.52%        66.27%

Asset Quality Ratios:
Allowance for loan losses to period
  end loans...........................         1.27%          1.31%             1.25%          1.21%         1.23%
Allowance for loan losses to
  nonperforming assets................         1.89x          2.34x             2.26x          4.00x         4.16x
Nonperforming assets to period end
  loans and foreclosed property.......         0.67%          0.56%             0.56%          0.30%         0.30%
Net charge-offs to average loans......         0.08%          0.03%             0.14%          0.16%         0.22%

Capital and Liquidity Ratios:
Leverage..............................        11.94%         10.94%            12.29%         11.42%        12.79%
Risk Based Capital Ratios:
  Tier 1 Capital......................        16.39%         14.84%            17.33%         14.99%        18.28%
  Total Capital.......................        17.56%         16.09%            18.52%         16.14%        19.47%
Average loans to average deposits.....        75.67%         78.75%            77.39%         79.10%        76.13%
--------------------

(1) Amounts have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.
(2) On December 9, 1997, MACB declared an annual dividend for 1997 of $.25 per share, which was paid on January 5, 1998 to shareholders of record on December 9, 1997. On December 10, 1996, MACB declared an annual dividend for 1996 of $.13 per share, which was paid on January 6, 1997 to shareholders of record on December 10, 1996. On November 14, 1995, PTB declared an annual dividend for 1995 of $.06 per share, which was paid on January 5, 1996 to shareholders of record on December 26, 1995.
(3) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the MACB's net yield on its earning assets.
(4) Ratios have been annualized for the six months ended June 30, 1998 and 1997.
(5) Efficiency ratio is computed by dividing non-interest expense less foreclosed property expense by the sum of fully taxable equivalent net interest income and non-interest income, net of securities gains or losses.

                        United Community Bankshares, Inc.
                    Selected Historical Financial Information

                                           Six Months Ended June 30,                Year Ended December 31,
                                          ----------------------------     ------------------------------------------
                                              1998          1997               1997          1996           1995
                                              ----          ----               ----          ----           ----
                                          (unaudited)    (unaudited)
                                                  (In thousands, except ratios and share and per share data)
Income Statement Data:
Interest income........................       $5,511         $5,330           $10,869        $10,418        $9,460
Interest expense.......................        2,461          2,352             4,808          4,749         4,161
                                               -----          -----             -----          -----         -----
Net interest income....................        3,050          2,978             6,061          5,669         5,299
Provision for loan losses..............           53             51               129            101           183
Noninterest income.....................          473            390               864            877           743
Noninterest expense....................        2,055          1,952             3,872          3,926         3,579
                                               -----          -----             -----          -----         -----
Income before income taxes.............        1,415          1,365             2,924          2,519         2,280
Income taxes...........................          348            326               694            596           565
                                                 ---            ---               ---            ---           ---
Net income.............................       $1,067         $1,039            $2,230         $1,923        $1,715
                                              ======         ======            ======         ======        ======

Per Share Data:
Net income, basic......................        $0.58          $0.57             $1.22          $1.05         $0.94
Net income, diluted....................         0.58           0.57              1.22           1.05          0.94
Cash dividends.........................         0.17           0.15              0.31           0.31          0.23
Basic weighted average shares
outstanding............................    1,829,209      1,829,209         1,829,209      1,829,209     1,829,209
Diluted weighted average shares
outstanding............................    1,843,124      1,829,209         1,833,616      1,829,209     1,829,209
Book value at period end...............        11.96          10.82             11.50          10.38          9.71

Balance Sheet Data:
Total assets...........................     $154,997       $149,477          $155,952       $149,878      $143,277
Loans, net.............................       86,253         83,614            81,449         76,954        66,181
Investment securities..................       54,685         53,539            51,564         56,390        57,865
Deposits...............................      131,148        125,357           133,504        129,826       124,214
Long-term debt.........................            0              0                 0              0             0
Stockholders' equity...................       21,885         19,790            21,032         18,979        17,753

Performance Ratios:
Net interest margin (1)................        4.57%          4.62%             4.67%          4.54%         4.67%
Return on average assets (2)...........        1.38%          1.40%             1.49%          1.33%         1.34%
Return on average equity (2)...........        9.98%         10.86%            11.31%         10.68%        10.11%
Efficiency ratio (3)...................       54.47%         54.21%            52.35%         55.89%        55.84%

Asset Quality Ratios:
Allowance for loan losses to period
  end loans............................        1.33%          1.38%             1.34%          1.55%         1.85%
Allowance for loan losses to
  nonperforming assets.................        5.12x          2.81x             3.16x          3.48x         2.69x
Nonperforming assets to period end
  loans and foreclosed property........        0.25%          0.49%             0.42%          0.44%         0.69%
Net charge-offs to average loans.......        0.07%          0.12%             0.29%          0.19%         0.16%

Capital and Liquidity Ratios:
Leverage...............................       13.10%         12.54%            12.69%         12.08%        11.89%
Risk Based Capital Ratios:
  Tier 1 Capital.......................       19.97%         19.13%            19.97%         18.27%        19.89%
  Total Capital........................       21.06%         20.28%            21.11%         19.48%        21.24%
Average loans to average deposits......       62.87%         62.41%            63.73%         59.20%        60.24%
----------------------

(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents UCB's net yield on its earning assets.
(2) Ratios have been annualized for the six months ended June 30, 1998 and 1997.
(3) Efficiency ratio is computed by dividing non-interest expense less foreclosed property expense by the sum of fully taxable equivalent net interest income and non-interest income, net of securities gains or losses.

                     Mid-Atlantic Community BankGroup, Inc.
                      and United Community Bankshares, Inc.
                Selected Pro Forma Combined Financial Information
                                   (Unaudited)

                                           Six Months Ended June 30,                Year Ended December 31,
                                          ----------------------------     ------------------------------------------
                                              1998          1997               1997          1996           1995
                                                  (In thousands, except ratios and share and per share data)
Income Statement Data:
Interest income........................      $12,732       $11,411            $23,738        $21,071       $17,684
Interest expense.......................        5,494         4,853             10,125          9,108         7,630
                                               -----         -----             ------          -----         -----
Net interest income....................        7,238         6,558             13,613         11,963        10,054
Provision for loan losses..............          286           261                476            481           471
Noninterest income.....................        1,002           783              1,716          1,501         1,220
Noninterest expense....................        5,058         4,631              9,433          8,117         7,075
                                               -----         -----              -----          -----         -----
Income before income taxes.............        2,896         2,449              5,420          4,866         3,728
Income taxes...........................          822           645              1,360          1,409           990
                                                 ---           ---              -----          -----           ---
Net income.............................       $2,074        $1,804             $4,060         $3,457        $2,738
                                              ======        ======             ======         ======        ======

Per Share Data (1)(2):
Net income, basic......................        $0.50         $0.47              $1.02          $0.90         $0.78
Net income, diluted....................         0.49          0.46               1.00           0.88          0.77
Cash dividends.........................         0.00          0.00               0.25           0.13          0.06
Basic weighted average shares
  outstanding..........................    4,159,776     3,855,066          3,979,686      3,855,066     3,515,042
Diluted weighted average shares
  outstanding..........................    4,273,354     3,921,654          4,052,039      3,917,372     3,555,152
Book value at period end...............        10.20          9.10               9.70           8.67          8.06

Balance Sheet Data:
Total assets...........................     $336,338      $297,448           $315,257       $286,312      $251,591
Loans, net.............................      199,957       180,347            185,689        167,932       135,737
Investment securities..................       91,264        81,913             82,958         83,687        82,658
Deposits...............................      290,699       256,963            271,927        250,311       218,329
Long-term debt.........................           24            37                 31             43            55
Stockholders' equity...................       42,473        35,069             40,309         33,411        31,088

Performance Ratios:
Net interest margin (3)................        5.03%         5.12%              5.14%          5.12%         5.04%
Return on average assets (4)...........        1.29%         1.26%              1.37%          1.32%         1.24%
Return on average equity (4)...........       10.00%        10.62%             11.32%         10.85%        10.20%
Efficiency ratio (5)...................       58.45%        60.09%             59.46%         57.71%        60.55%

Asset Quality Ratios:
Allowance for loan losses to period
  end loans............................        1.27%         1.34%              1.29%          1.36%         1.53%
Allowance for loan losses to
  nonperforming assets.................        2.76x         2.53x              2.83x          4.32x         3.52x
Nonperforming assets to period end
  loans and foreclosed property........        0.46%         0.53%              0.45%          0.31%         0.43%
Net charge-offs to average loans.......        0.08%         0.07%              0.20%          0.18%         0.19%

Capital and Liquidity Ratios:
Leverage...............................       12.63%        11.87%             12.49%         11.77%        12.28%
Risk Based Capital Ratios:
  Tier 1 Capital.......................       18.00%        16.92%             18.56%         16.64%        19.14%
  Total Capital........................       19.13%        18.12%             19.73%         17.81%        20.41%
Average loans to average deposits......       69.62%        70.39%             70.53%         68.17%        66.97%

--------------------
(1) It is assumed that the Reorganization will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby MACB will issue 1.075 shares of MACB Common Stock for each share of UCB Common Stock.
(2) Amounts have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.
(3) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the net yield on earning assets.
(4) Ratios have been annualized for the six months ended June 30, 1998 and 1997.
(5) Efficiency ratio is computed by dividing non-interest expense less foreclosed property expense by the sum of fully taxable equivalent net interest income and non-interest income, net of securities gains or losses.

                            THE SHAREHOLDER MEETINGS

The UCB Meeting

         Date, Place and Time. The UCB Meeting will be held at the Virginia Diner, Highway 460, Wakefield, Virginia on October __, 1998 at 9:30 a.m.

         Record Date. The Board of Directors of UCB has fixed the close of business on September __, 1998 as the record date (the "UCB Record Date") for the determination of the holders of UCB Common Stock entitled to receive notice of and to vote at the UCB Meeting. At the close of business on the UCB Record Date, there were 1,829,209 shares of UCB Common Stock outstanding held by _____ shareholders of record.

         Vote Required. Each share of UCB Common Stock outstanding on the UCB Record Date entitles the holder to cast one vote upon each matter properly submitted at the UCB Meeting. The affirmative vote of the holders of a majority of the shares of UCB Common Stock outstanding, as of the UCB Record Date, in person or by proxy, is required to approve the Reorganization Agreement.

         As of the UCB Record Date, directors and executive officers of UCB and their affiliates, persons and entities as a group, owned of record and beneficially a total of 379,720 shares of UCB Common Stock, or approximately 20.8% of the shares of UCB Common Stock outstanding on such date. Directors and executive officers of UCB have indicated an intention to vote their shares of UCB Common Stock FOR the Reorganization.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain with respect to the Reorganization Agreement. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the Reorganization Agreement. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to UCB of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Since the approval of the Reorganization Agreement requires the affirmative vote of the holders of a specified number of shares outstanding, broker nonvotes, if any, will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of UCB are requested to complete, date and sign the accompanying form of proxy and return it promptly to UCB in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by UCB will be voted for approval of the Reorganization Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to UCB by executing and delivering a substitute proxy to UCB or by attending the UCB Meeting and voting in person. If a UCB shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Wenifred O. Pearce, President and Chief Executive Officer, United Community Bankshares, Inc., 100 East Fourth Avenue, Franklin, Virginia 23851. If a
proxy is signed and returned without indicating any voting instructions, shares of UCB Common Stock represented by the proxy will be voted FOR the Reorganization Agreement.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by UCB by the time scheduled for the UCB Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement. Abstentions with respect to approval of the Reorganization Agreement will be voted against such adjournment. Adjournment of the UCB Meeting will be proposed only if the Board of Directors of UCB believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of MACB. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. UCB will bear the costs of its solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at UCB, none of whom will receive additional compensation for performing such services. MACB and UCB each shall pay half of the expenses of printing and mailing the Joint Proxy Statement.

The MACB Meeting

         Date, Place and Time. The MACB Meeting will be held at the Abingdon Ruritan Club on Guinea Road, Bena, Virginia on October __, 1998 at __:__, p.m.

         Record Date. Only shareholders of record at the close of business on September __, 1998, (the "MACB Record Date") are entitled to receive notice of and to vote at the MACB Meeting or any adjournment thereof. At the close of business on the MACB Record Date, there were 2,198,900 shares of MACB Common Stock outstanding held by _____ shareholders of record.

         Vote Required. Each share of MACB Common Stock outstanding on the MACB Record Date entitles the holder to cast one vote upon each matter properly submitted at the MACB Meeting. The affirmative vote of a majority of the shares of MACB Common Stock outstanding, as of the MACB Record Date, in person or by proxy, is required to approve the Reorganization Agreement.

         As of the MACB Record Date, directors and executive officers of MACB and their affiliates, persons and entities as a group owned of record and beneficially a total of 465,486 shares of MACB Common Stock, or approximately 21.2% of the shares of MACB Common Stock outstanding on such date. Directors and executive officers of MACB have indicated an intention to vote their shares of MACB Common Stock FOR the Reorganization.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain with respect to the Reorganization Agreement. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the Reorganization Agreement. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to MACB of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Since the approval of the Reorganization Agreement requires the affirmative vote of the holders of a specified number of shares outstanding, broker nonvotes, if any, will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of MACB are requested to complete, date and sign the accompanying form of proxy and return it promptly to MACB in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by MACB will be voted for approval of the Reorganization Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to MACB, by executing and delivering a substitute proxy to MACB or by attending the MACB Meeting and voting in person. If a MACB shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Kathleen C. Healy, Secretary, Mid-Atlantic Community BankGroup, Inc., 7171 George Washington Memorial Highway, P.O. Box 1310, Gloucester, Virginia 23061-1310. If a proxy is signed and returned without indicating any voting instructions, shares of MACB Common Stock represented by the proxy will be voted FOR the Reorganization Agreement.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by MACB by the time scheduled for the MACB Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement. Abstentions with respect to approval of the Reorganization Agreement will be voted against such adjournment. Adjournment of the MACB Meeting will be proposed only if the Board of Directors of MACB believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of UCB. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. MACB will bear the costs of its solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at MACB, none of whom will receive additional compensation for performing such services. MACB and UCB each shall pay half all of the expenses of printing and mailing the Joint Proxy Statement.

                               THE REORGANIZATION

         The following is a summary description of the material terms of the Reorganization, and is qualified in its entirety by reference to the Reorganization Agreement which is attached as Appendix A hereto. All holders of UCB or MACB Common Stock are urged to read the Reorganization Agreement in its entirety.

Background

         General. UCB and MACB operate community banks in geographically close, but separate markets in southeastern Virginia. UCB's bank subsidiaries, BOF and BSS operate a total of eight banking offices that serve predominantly rural markets south of the James River, while PTB, the bank subsidiary of MACB operates seven banking offices that serve predominantly urban and suburban markets north of the James River. There are no overlapping branch facilities. UCB offers MACB a stable core business; a cost of funds lower than MACB's; and the capital to diversify and serve customers with higher borrowing needs. MACB offers UCB technological and operational support and access to faster growing markets with greater loan demand. Each of UCB and MACB offer to the other greater diversification of assets and deposits, greater depth of management and the opportunity to enhance revenue and enjoy economies of scale.

         In October 1997 Messrs. Farinholt and Smith from MACB met with Mr. Pearce from UCB to discuss the concept of a merger of equals. The October 1997 discussions were informal and preliminary and touched on each company's desire to remain independent. Discussions also included the practical difficulties of remaining independent and continuing to be able to compete with large statewide and regional bank holding companies, including challenges presented by increasing technology costs and costs associated with offering non-deposit products and services. MACB and UCB, together, engaged Davenport & Company LLC ("Davenport") to prepare a financial analysis of possible combination. In November 1997 Messrs. Farinholt, Pearce and Smith continued discussions that included possible Board of Directors composition, management structure, computer systems and future growth plans. On November 14, 1997 the Boards of MACB and UCB held a joint meeting in Williamsburg, Virginia so that each group could become acquainted with the other and share their respective philosophies and goals. A representative of Davenport attended the meeting and presented a financial analysis of UCB and MACB, as combined. Such analysis did not include any recommended exchange ratio. The November 14, 1997 meeting was not a negotiation and no decisions were made on transaction structure or terms. In subsequent discussions Mr. Pearce advised Messrs. Farinholt and Smith that both BOF and BSS were relying on core data processing systems that were not year 2000 compliant and that UCB needed to proceed to acquire a new operating system either independently or through an affiliation with a company with year 2000 compliant data processing systems. Although discussions continued into December of 1997, talks subsequently were suspended as it appeared that although MACB's data processing systems would be year 2000 compliant without material additional expense, MACB lacked the capacity to also perform data processing services for BOF and BSS and that it was unlikely that the parties would be able to agree on the terms of an affiliation in a time frame consistent with UCB's need for a decision on data processing issues.

         In February 1998, MACB decided to expand its data processing capacity and concluded that this would enable it to provide data processing services to BOF and BSS. In March 1998 Messrs. Farinholt and Pearce revived their previous discussions and began to seriously discuss the structure of a possible merger of equals. By late March MACB, represented by Messrs. Farinholt, Smith and Lombard, and UCB, represented by Messrs. Pearce, West and Brittle, had reached agreement, subject to their respective boards' approval, on the structure of the Reorganization and on all key issues involving management and Board representation. The parties requested Davenport to derive a suggested exchange ratio, which it delivered on March 23, 1998. As the parties decided to proceed with negotiations, Davenport resigned its joint engagement by MACB and UCB. Scott & Stringfellow, Inc. ("Scott & Stringfellow") was engaged to advise UCB and Davenport was engaged to advise MACB.

MACB

         Between December 1997 and March 1998, the MACB Board considered various growth alternatives, including de novo branch expansion and the possible acquisition of bank branches from statewide banks that were acquired by out-of-state bank holding companies in late 1997. The Board also analyzed the possibility of selling MACB and held discussions with three larger banking organizations. Based on those discussions it was apparent that MACB could sell to a larger banking organization at a premium over the current market price. However, the MACB Board ultimately decided not to pursue such a transaction, primarily because it concluded, that while a sale of control might maximize short term shareholder value, it was likely that MACB would be able to sustain its historical growth rate for the next several years, which could lead to greater benefits and shareholder value over the longer term. At meetings of its Board of Directors in April and May, the MACB Board reviewed the possible financial impact of the Reorganization, based on data compiled by Davenport, and at its May 1998 Board of Directors meeting, the MACB Board authorized the execution and delivery of a Letter of Intent that embodied the essential terms of the Reorganization. The Letter of Intent was executed on May 26, 1998 and announced on May 27, 1998. Following the execution of the Letter of Intent, work proceeded on the Reorganization Agreement and each party completed its due diligence investigation of the other. At its June 16, 1998 Board of Directors meeting, representatives of Davenport presented a financial analysis of the Reorganization and rendered an oral opinion to MACB that the Reorganization is fair from a financial point of view. Counsel also was present at the June 16, 1998 meeting and reviewed the Reorganization Agreement with the Board of Directors. The Board of Directors approved the Reorganization. The Reorganization Agreement was executed and delivered on July 8, 1998.

UCB

         Since its formation on August 1, 1996, the Board of Directors of UCB has believed that the best opportunity for improving the value of the franchise was through expansion into the greater Hampton Roads market which will likely continue to experience a more rapid rate of growth than the markets served by existing UCB offices. UCB believed that expansion into those markets would add diversity to the loan portfolio, provide a larger asset base and generally enhance the long term prospects for UCB.

         From September 1996 until August 1997, informal discussions about affiliation were held with two other institutions, but it was concluded that consolidation with either of those institutions was not in the best overall interest of UCB at the time.

         After discussions with MACB were suspended in December, 1997, the Board focused its attention on the market value of UCB Common Stock, which it believed was undervalued, compared to similar institutions. The Board concluded both the value and liquidity might be improved through a stock repurchase program.

         At its meeting on January 14, 1998, a representative of Scott & Stringfellow, Inc. made a presentation to the Board of UCB on options available to create additional liquidity for UCB Common Stock and to raise the market value of UCB Common Stock. As a result of the presentation, the Board decided to adopt a self-tender dutch auction stock repurchase plan. Board also approved developing criteria and selecting a vendor for a new data processing system.

         A second presentation by Scott & Stringfellow representatives was made to the Board at its meeting on January 24, 1998, and a modified stock repurchase plan was approved. At that same meeting, the Board concluded that merger discussions with MACB had effectively been discontinued and elected to go forward with implementation of a new data processing system.

         In March 1998, merger discussions were revived with MACB. At that time, plans for a stock repurchase program were placed on hold. At its April meeting, the UCB Board of Directors approved canceling plans to implement a new data processing system, since data processing services would be provided by MACB or PTB. BSS converted to MACB's data processing system on August 13, 1998 and BOF is expected to convert in November 1998. If the Reorganization is not consummated, BOF and

BSS will continue to receive data processing services from MACB or PTB under a contractual arrangement and UCB will not have the need to acquire or implement a new data processing system.

         At a meeting held on May 26, 1998, a representative of Scott & Stringfellow presented a financial analysis of the proposed Reorganization and rendered an oral opinion to UCB that the proposed Reorganization was fair from a financial point of view. Counsel was also present at the meeting and reviewed the terms of the proposed Letter of Intent and the proposed Reorganization Agreement with the Board of Directors. The Board of Directors approved the Letter of Intent to enter into a merger of equals with MACB. The Letter of Intent was executed on May 26, 1998 and announced on May 27, 1998, and work continued on finalizing the Reorganization Agreement, which was approved by the Board of Directors and executed on July 8, 1998.

Reasons for the Reorganization - UCB

         In deciding to enter into the Reorganization Agreement, the UCB Board considered a number of factors. The UCB Board did not assign any relative or specific weights to the factors considered. The principal factors that led the UCB Board to approve the Reorganization were:

         Asset Growth and Loan Demand. Although the Reorganization is dilutive to UCB shareholders with respect to historical per share earnings and book value, MACB has experienced significantly greater growth, which UCB believes will continue. From December 31, 1995 to June 30, 1998, MACB's total assets increased from $108.3 million to $181.3 million (67.4%); deposits increased from $94.1 million to $159.6 million (69.5%); and net loans increased from $69.6 million to $113.7 million (63.5%). In the same period, UCB's total assets and deposits increased by 8.2% and 5.6%, respectively, while net loans increased by 30.3%.

         UCB's ratio of loans to deposits (65.8% at June 30, 1998) is lower than the MACB loan to deposit ratio, which was 71.3% at June 30, 1998. Additionally, UCB's average yield on loans (9.26% for the six months ended June 30, 1998) is lower than MACB's average yield on loans (10.46% for the same period). To the extent bank deposits are not invested in loans, they are invested in debt securities, which generally carry lower interest yields. UCB has found it difficult to increase its loans in its own market areas, while still maintaining a prudent level of diversification among industries. By gaining access to MACB's markets, which are larger, more diverse and faster growing, UCB believes that a higher percentage of its deposits can be invested in higher yielding loans, which should increase net interest income on a consolidated basis. UCB believes that the potential benefits of MACB's higher growth rate and higher loan yield (higher net income in future periods) outweigh any short-term disadvantage from dilution in per share earnings and book value. Additionally, as a result of the Reorganization, the net worth of MACB will approximately double, which will permit MACB to serve business customers larger than those customers that either MACB or UCB can serve alone.

         Equal Board Representation. After the Effective Date, half of the MACB directors will be individuals who are either directors of UCB or a UCB bank subsidiary.

         Improved Stock Liquidity. MACB Common Stock is listed on the Nasdaq SmallCap Market and has had significantly higher trading volume than UCB. For example, in the six months ended June 30, 1998, trading volume in MACB Common Stock was 340,800 shares, while UCB trading volume was 16,200 shares. UCB believes that a more liquid trading market benefits all shareholders because a thin market can discourage investors from purchasing.

         Operating Efficiencies. UCB had outgrown its operating system and, after a lengthy evaluation had decided to install a new computer system with essentially the same features as the MACB system. To expand the MACB system to accommodate BOF and BSS is significantly less expensive than installing a completely new UCB system.

         Local Autonomy. Although plans call for merging BOF and BSS after the Effective Date, the resulting bank will continue to operate with a large degree of autonomy, under a Board of Directors comprised of current directors of BOF and BSS and Mr. Brittle as the Chief Executive Officer.

         Depth of Management. As a result of the Reorganization, the senior executive officers' duties will change in ways that are intended to expand MACB's business. In particular, it is expected that Mr. Brittle will head United Community Bank, the bank that results from merging BOF and BSS, which will free Mr. Pearce to concentrate substantially all his time on increasing consolidated non-interest income and seeking other expansion opportunities. In their current structures, neither MACB nor UCB has a senior executive officer with primary responsibility in those areas.

         Other material factors considered were: the exchange ratio offered for UCB Common Stock; the market value of MACB Common Stock; the dividend paid on the MACB Common Stock; the financial condition and history of performance of MACB; diversification of risk associated with ownership of an institution with a broader geographic market area; the well capitalized position and earnings of MACB; the tax free nature of the Reorganization; and the compatibility of the managements of the two organizations. The UCB Board believes that the addition of the resources it will provide to MACB will enable MACB and its subsidiary banks to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in their market areas.

         The UCB Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to UCB shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In establishing the Exchange Ratio, the UCB Board also considered the Exchange Ratio in relation to the market value and earnings per share of UCB Common Stock and MACB Common Stock; information concerning the financial condition, results of operations and the prospects of UCB and MACB; and the tax-free nature of the Reorganization to the shareholders of UCB to the extent they receive MACB Common Stock in exchange for their shares of UCB Common Stock.

         Following the Effective Date, Messrs. West, Pearce, Bain, Pope, Spivey, Stewart and Savedge are expected to serve as directors of MACB.

         The Board of Directors of UCB believes that the Reorganization is in the best interests of UCB and its shareholders. The UCB directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The UCB directors unanimously recommend that UCB shareholders vote FOR the approval of the Reorganization Agreement.

Reasons for the Reorganization -- MACB

         In deciding to enter into the Reorganization Agreement, the MACB Board considered a number of factors. The MACB Board did not assign any relative or specific weights to the factors considered. The principal factors that led the MACB Board to approve the Reorganization were:

         Transaction Accretive. Based on the book value per share of MACB Common Stock and UCB Common Stock at June 30, 1998, the Reorganization would result in an increase in the per share book value of MACB Common Stock from $9.36 to $10.20 on a pro forma basis. Similarly, based on the diluted earnings per share of MACB and UCB for the twelve month and six month periods ended December 31, 1997 and June 30, 1998, the Reorganization, on a pro forma basis, would have resulted in increases in MACB's diluted earnings per share of $.12 (13.6%) and $.05 (11.4%), respectively.

         Local Autonomy. PTB will continue to operate as a separate bank under its current Board of Directors after the Effective Date.

         Deposit Costs and Loan Demand. UCB's deposit costs are lower than MACB's. For the year ended December 31, 1997 and the six months ended June 30, 1998, UCB had average costs of interest bearing and non-interest bearing deposits of 3.65% and 3.75%, respectively. For the same periods, the average cost of MACB's interest bearing and non-interest bearing deposits was 4.15%. Additionally, MACB has a higher ratio of loans to deposits and a higher yield on loans than UCB. At June 30, 1998, UCB's ratio of loans to deposits was 65.8%, compared to 71.3% for MACB. For the year ended December 31, 1997 and the six months ended June 30, 1998, MACB's yield on loans was 10.49% and 10.46%, respectively, compared to 9.27% and 9.26% for UCB. MACB believes that its net interest income can be increased by deploying part of UCB's liquid assets in higher yielding loans in MACB's market areas without sacrificing service to borrowers in UCB's market areas. However, this process is expected to take several years and any resulting increase in net interest income is expected to be gradual.

         Operating Efficiencies. MACB has made a practice, since its inception, of evaluating the needs associated with growth on the basis of whether meeting those needs would require additional human resources or more advanced technology and automation. As it explored growth opportunities associated with opening de novo branches or acquiring existing branches, it determined that its primary host computer needed not only enhanced storage capacity but also enhanced processing speed. The cost of such an upgrade was significant relative to the size of MACB. However, the additional cost of upsizing the computer system to accommodate both MACB and UCB proved not to be substantially greater than for MACB, alone. Thus, the Reorganization will permit MACB to spread these costs over a larger asset and revenue base. MACB also had researched several software alternatives to enable it to compete with larger banks through the offering of financial products, such as Internet banking and cash management services for business customers, that it has been unable to offer. These software alternatives were priced in such a way that the cost to MACB would be prohibitive, but the additional cost for a multi-bank environment was not significantly greater. MACB concluded not only that the cost of providing such services would be affordable if spread over a larger asset base, but also that the revenue potential would be greater if such services could be marketed to customers of both MACB and UCB.

         Larger Size. Based on June 30, 1998 data, the Reorganization would increase MACB's total assets, deposits and stockholders' equity on a pro forma basis by 85.5%, 82.2% and 106.3%, respectively. Although, MACB does not believe that increased size, in and of itself, necessarily increases shareholder value, it does believe that certain benefits are achievable, including operating efficiencies, greater management depth and the ability to serve larger business customers as the result of a larger capital base. MACB also believes that, if management successfully integrates the UCB and MACB organizations, the potential synergies from an increase in its asset size and geographic scope will lead to increased earnings and shareholder value and could make MACB a more attractive acquisition candidate to certain large banking organizations that would not be interested in MACB at its current size. MACB has no present intention to seek an acquiror and there is no assurance that the Reorganization will increase the price that any potential acquiror would be willing to pay.

          Depth of  Management.  MACB  believes  that  important  components  of continued growth and success will be to increase non-interest income and identify opportunities to expand through branching or acquisitions of other banks. To effectively pursue those goals will require additional executive personnel and a division of duties among executive officers. After the Effective Date, it is anticipated that although Mr. Farinholt will remain the Chief Executive Officer of PTB, his duties will focus primarily on the overall operations of MACB, and that Kathleen C. Healy, the Chief Operating Officer of PTB will be primarily responsible for its day-to-day operations. It is expected that Mr. Brittle will serve as the Chief Executive Officer of the bank that results from the merger of BOF and BSS, which will free Mr. Pearce to focus on increasing consolidated non-interest income and acquisitions and other growth opportunities at the holding company level. Mr. Pearce's experience includes 10 years with the Virginia Bankers' Association (the "VBA"), with primary responsibility for bank products and services. As a result of his association with the VBA, Mr. Pearce developed broad contacts in Virginia banking circles, which MACB believes will be valuable in identifying and evaluating possible expansion and growth opportunities. Before becoming the Chief Executive Officer of BOF in 1994, Mr. Pearce was employed by First American Bank of Virginia for ten years. In his capacity as President, Hampton Roads Region, Mr. Pearce oversaw a banking network of 29 branches, approximately 350 employees, a variety of non-credit services including data processing, trust, cash management, merchant card services and a loan and deposit base in excess of $500 million.

         Other material factors considered were: the financial condition and history of performance of UCB; diversification of risk associated with ownership of an institution with a broader geographic market area; the well capitalized position and earnings of UCB; and the compatibility of the managements of the two organizations. The MACB Board believes that the addition of the resources that UCB will provide to MACB will enable MACB and its subsidiary banks to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in their market areas.

         The MACB Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to MACB shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In establishing the Exchange Ratio, the MACB Board also considered the Exchange Ratio in relation to the market value and earnings per share of UCB Common Stock and MACB Common Stock; and information concerning the financial condition, results of operations and the prospects of UCB and MACB.

         The Board of Directors of MACB believes that the Reorganization is in the best interests of MACB and its shareholders. The MACB directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The MACB directors unanimously recommend that MACB shareholders vote FOR the approval of the Reorganization Agreement.

Terms of the Reorganization

         UCB Common Stock. At the Effective Date, each outstanding share of UCB Common Stock (other than shares held by shareholders who perfect their dissenters' rights) will be exchanged for 1.075 shares of MACB Common Stock and cash in lieu of any fractional shares. UCB shareholders will thereby become shareholders of MACB. The amount of cash which may be paid to a UCB shareholder in lieu of issuing any fractional shares will be equal to the fraction of a share of MACB Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing prices of MACB Common Stock as reported on the Nasdaq SmallCap Market during the 10 trading days immediately preceding the Effective Date.

         UCB Options. All UCB Options shall, at the effective time of the Reorganization, be converted into options for MACB Common Stock, and MACB shall assume each UCB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. After the consummation of the Reorganization, (i) each UCB Option assumed by MACB may be exercised solely for shares of MACB Common Stock, (ii) the number of shares of MACB Common Stock subject to each UCB Option shall be equal to the number of shares of UCB Common Stock subject to each option immediately prior to the Shares Exchange multiplied by the Exchange Ratio and rounded up or down to the nearest whole share of MACB Common Stock, and (iii) the per share exercise price under each such UCB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent. The exercise price of the UCB Options is $10.33 per share. The exercise prices of the UCB Options after the Reorganization in terms of MACB shares, adjusted to reflect the Exchange Ratio, will be $9.61 per share of MACB Common Stock. On the UCB Record Date there were 31,667 UCB Options outstanding representing the right to purchase 31,667 shares of UCB Common Stock.

         Shareholders of UCB and MACB are entitled to exercise their dissenters' rights with respect to the Reorganization. See " - Rights of Dissenting Shareholders."

Lock-Up Option

         In addition to the Reorganization Agreement, MACB and UCB each entered into agreements on May 26, 1998 (the date the Letter of Intent was executed) providing for each of MACB and UCB to have an option to purchase common stock in the other under certain conditions (the "Lock-Up Options"). Specifically, the Lock-Up Options provide that MACB shall have an option to purchase 181,091 shares of UCB Common Stock at a price of $20.00 per share, and UCB shall have an option to purchase 217,691 shares of MACB Common Stock at a price of $21.00 per
share.   Both  the   number  of  options
available and the price will be proportionately adjusted automatically in the event either party increases (or decreases) the number of shares of common stock outstanding. The options are exercisable only under limited circumstances.

         The Lock-Up Options provide that one party (the "Grantee") has an option to purchase stock in the other party (the "Grantor") only upon the occurrence of the following events: (i) the Grantor enters into an agreement with a third person to engage in a merger, consolidation, sale of substantially all the assets of the Grantor, or sale of securities representing more than 9.9% of the voting power of the Grantor; or (ii) a third person acquires 9.9% or more of the outstanding common stock of the Grantor.

         The exercise prices represent the estimate of market price or fair value at the time the Lock-Up Options were executed, and the number of options provided are proportional to the relative sizes of MACB and UCB. Both MACB and UCB felt that these Lock-Up Options would create an added deterrent to the parties breaching the Reorganization Agreement and would provide a reasonable compensation in the event that the other party breached the Reorganization Agreement to enter into a sale of that party to a third person.

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of UCB and MACB and by the Federal Reserve and the SCC (See "The Reorganization - Regulatory Approvals") and other conditions to the
Reorganization are satisfied (or waived to the extent permitted by the Reorganization Agreement and applicable law), the Reorganization will be consummated and effected at the time a certificate of merger is issued by the SCC pursuant to the Virginia SCA. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization."

         It is anticipated that the Effective Date will be on or about _____ __, 1998, but there can be no assurance as to whether or when the Reorganization will occur.

Surrender of Stock Certificates

         Promptly after the Effective Date PTB, as the exchange agent, will mail to the former holders of UCB Common Stock a letter of transmittal and instructions relating to the exchange of their UCB share certificates for share certificates representing the number of shares of MACB Common Stock to which they are entitled as a result of the Reorganization. Because MACB's corporate name will change to "Atlantic Financial Corp." on the Effective Date, stock certificates issued to UCB shareholders will bear the Atlantic Financial Corp. name.

         UCB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

         Promptly after surrender of one or more certificates for UCB Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of MACB Common Stock to which he or she is entitled and, where applicable, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of MACB.

         All MACB Common Stock issued as a result of the conversion of UCB Stock pursuant to the Reorganization will be deemed issued as of the Effective Date. After the Effective Date, UCB shareholders will be entitled to vote the number of shares of MACB Common Stock for which their UCB Common Stock has been exchanged, regardless of whether they have surrendered their UCB certificates. The Reorganization Agreement provides, however, that no dividend or distribution payable to the holders of record of MACB Common Stock at or as of any time after the Effective Date will be paid to the holder of any UCB certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

Representations and Warranties; Conditions to the Reorganization

         The Reorganization Agreement contains representations and warranties by MACB and UCB regarding, among other things, their respective organizations, authorizations to enter into the Reorganization Agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties (except as otherwise provided in the Reorganization Agreement) will not survive the Effective Date.

         The obligations of MACB and UCB to consummate the Reorganization are subject to the following conditions, among others: approval and adoption of the Reorganization Agreement and Plan of Merger by the requisite shareholder votes; receipt of all regulatory approvals necessary to consummate the Reorganization, not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of MACB and UCB, materially adversely affects the economic or business benefits of the Reorganization so as to render inadvisable consummation thereof; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Reorganization; receipt of current fairness opinions from the investment advisors for MACB and UCB; the receipt of an opinion of counsel as to certain Federal income tax consequences of the Reorganization; and the qualification of the Reorganization for pooling of interests accounting treatment. Also, under the terms of the Reorganization Agreement, MACB agreed that, following the Effective Date, it will indemnify those persons associated with UCB and its subsidiaries who are entitled to indemnification as of the Effective Date of the Reorganization.

         In addition, each party's obligation to effect the Reorganization, unless waived, is subject to performance by the other party of its obligations under the Reorganization Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

Employment Agreements

         As a condition to the obligations of MACB and UCB under the Reorganization Agreement, Messrs. Farinholt, Pearce, Smith and Brittle each must enter into a five year Employment Agreement with MACB which will begin on the Effective Date. Such Employment Agreements will supercede the existing employment agreements between UCB and Messrs. Pearce and Brittle, as well as the agreements between MACB and each of Messrs. Farinholt and Smith, which provide for certain benefits in the event of a change of control of MACB.

         The Boards of Directors of MACB and UCB determined that for the Reorganization to be successful, it would be important for the senior executive officers of MACB and UCB to work effectively as a team after the Effective Date; for each to be willing to accept some changes in responsibilities; and to discourage such executive officers from possibly accepting change of control benefits that would otherwise be triggered by the Reorganization and seeking employment with other banking organizations. The respective Boards of MACB and UCB concluded that an effective way to address those concerns was to provide each executive officer an employment contract that delineated his prospective responsibilities and provided reasonable assurance of continued employment at salary levels consistent with those of senior officers of Virginia banking organizations of similar size.

         Mr. Farinholt's Employment Agreement provides that he will serve as the President and Chief Executive Officer of MACB at an annual base salary of $160,000. Base salary increases and bonuses will be in the discretion of the Board of Directors. The Employment Agreement also provides that MACB will provide Mr. Farinholt an appropriate automobile, as determined by the Board of Directors. Under the Employment Agreement, Mr. Farinholt will be entitled to participate in employee benefit plans, including MACB's stock option plans, on the same basis as other employees of senior executive status. If MACB terminates Mr. Farinholt's employment without cause, or if Mr. Farinholt resigns for "good reason" during the contract term, he will be entitled to salary and benefits for the remainder of the contract term, or one year, whichever is greater, subject to his agreement not to compete with MACB for a period of one year following the termination of his employment. Under the Employment Agreement, "good reason" entitling to Mr. Farinholt to resign includes a change or reduction in Mr. Farinholt's authority; a reduction in base salary, as the same may have been increased from time to time; the failure of MACB to provide him with substantially the same fringe benefits that have been provided heretofore; a relocation of his primary place of employment, which would require him to move his personal residence; the failure of a successor corporation to assume MACB's obligations under the Employment Agreement; a failure of the shareholders to elect him a Director of MACB; or a material breach of the Employment Agreement by MACB.

         Under the Employment Agreement, Mr. Farinholt would not be entitled to any further compensation or benefits if MACB terminated the Agreement for cause. Cause includes personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on MACB) or final cease and desist order, or a material breach of any provision of the Agreement.

         If Mr. Farinholt is terminated or if he resigns for good reason following a change of control, he would be entitled to the same severance benefits described above. If Mr. Farinholt resigned following a change of control without good reason, he would be entitled to a $200,000.00 severance benefit and immediate vesting of stock options.

         The Employment Agreements of Messrs. Pearce, Smith and Brittle are in substantially the same form as Mr. Farinholt's Employment Agreement and provide for annual base salaries of $150,000, $125,000 and $115,000, respectively. The Employment Agreements of Messrs. Pearce and Brittle, however, provide additionally that each will be granted an option to purchase MACB common stock with a fair market value equal to 167% of his annual base salary at the time of grant at a price per share equal to the fair market value of MACB Common Stock on the date of grant. Such options are contingent on continued employment and are not required to be granted before August 1, 2001. Such option grants will be incentive stock options and will vest as rapidly as is consistent with incentive stock option treatment. The reasons that the Employment Agreements of Messrs. Pearce and Brittle provide for stock options, while those of Messrs. Farinholt and Smith do not are that Messrs. Pearce and Brittle each would have received similar option grants from UCB if UCB had remained independent. Mr. Pearce's Employment Agreement provides that the Salary Continuation Plan Agreement provided to him by BOF will be kept in force.

Regulatory Approvals

         MACB's acquisition of UCB pursuant to the Reorganization is subject to approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve from approving the Reorganization if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Reorganization are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Reorganization may not be consummated for 15 days after such approval, pursuant to federal law, in order to provide a period for the Reorganization to be challenged under the antitrust laws.

         The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications, and it authorizes the regulatory agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the Reorganization.

         The Reorganization is further subject to the approval of the SCC. To obtain such approval, the SCC must conclude that the Reorganization will not affect detrimentally the safety or soundness of a Virginia bank.

         Applications for approval of the Reorganization have been filed with the Federal Reserve and the SCC. None of the agencies has yet approved the applications. MACB and UCB are not aware of any other governmental approvals or actions that are required for consummation of the Reorganization, except as described above. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained.

Business Pending the Reorganization

         Until consummation of the Reorganization (or termination of the Reorganization Agreement), each of UCB and MACB is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice, and to use its best efforts to maintain its business organization, employees and business relationships and to retain the services of its officers and key employees. Until consummation of the Reorganization (or termination of the Reorganization Agreement) UCB may not, without the consent of MACB, and MACB may not, without the consent of UCB, among other things: (a) declare or pay dividends on its capital stock, except in the regular course of business consistent with past practice; (b) enter into any merger, consolidation or business combination (other than the Reorganization) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof; (c) amend its charter or bylaws (except as may be required by the Reorganization Agreement); (d) issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or (e) purchase or redeem any of its capital stock.

Waiver, Amendment and Termination

         At any time on or prior to the Effective Date, any term or condition of the Reorganization may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Reorganization Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the UCB and MACB Meetings (except that the Exchange Ratio shall not be changed after approval of the Reorganization Agreement by the UCB and MACB shareholders). Any material change in a material term of the Reorganization Agreement after this Joint Proxy Statement is mailed to shareholders of UCB and MACB would require a resolicitation of UCB's and MACB's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to UCB's shareholders.

         The Reorganization Agreement may be terminated by MACB or UCB, whether before or after the approval of the Reorganization Agreement by the shareholders: (a) if the other party materially breaches any representation, warranty or agreement which is not properly cured by such breaching party; (b) if the Reorganization is not consummated by February 28, 1999; or (c) if the Federal Reserve or the SCC have denied approval of the Reorganization. The Reorganization Agreement also may be terminated at any time by the mutual consent of MACB and UCB. In the event of termination, the Reorganization Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of MACB Common Stock

         All shares of MACB Common Stock received by UCB shareholders in connection with the Reorganization will be freely transferable, except that MACB Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of UCB may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act. For purposes of Rule 144 as applied to UCB, the directors and executive officers of UCB are the only affiliates who will be subject to the resale limitations.

Interest of Certain Persons in the Reorganization

         In considering the recommendations of the Board of Directors of UCB with respect to the Reorganization, holders of voting stock should be aware that certain members of UCB's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interest of shareholders of UCB generally. The Board of Directors of UCB was aware of these interests and considered them, among other factors, in approving the Reorganization. These interests are as follows:

         Board of Directors. The Board of Directors of MACB after the Effective Date will include seven current members of the Board of Directors of UCB or its subsidiaries. Following the Effective Date, Messrs. West, Pearce, Bain, Pope, Spivey, Stewart and Savedge are expected to serve as directors of MACB. See " - Reasons for the Reorganization - UCB."

         Employment Agreements. As a condition to the obligations of MACB and UCB under the Reorganization Agreement, Messrs. Farinholt, Pearce, Smith and Brittle each must enter into a five-year employment agreement with MACB that will begin on the Effective Date. For additional information regarding the terms of these employment agreements, see " - Employment Agreements."

         Options. Certain officers of UCB hold options to acquire UCB Common Stock.

         On the Effective Date, all rights with respect to UCB Common Stock pursuant to stock options ("UCB Options") granted by UCB under a UCB stock option plan which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to MACB Common Stock, and MACB shall assume each UCB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. See " - Terms of the Reorganization."

         Projected MACB Common Stock Ownership. The table below sets forth (i) the beneficial ownership of UCB Common Stock by all UCB Directors and Executive Officers, (ii) the projected holdings of MACB Common Stock by all UCB Directors and executive officers, both individually and in the aggregate, upon the Reorganization and assuming the immediate exercise of all options and warrants;
(iii) the percentage of ownership in MACB that such shares would represent;  and
(iv) the estimated value of such shares.

                                                                                  Projected
                                            No. of          No. of              Post-Merger
                                             UCB             MACB              Percent of MACB
                                            Shares         Shares(1)           Common Stock(2)          Value($)(3)
                                            ------         ---------           ---------------          -----------
Jack P. Bain                                198,435          214,317                5.32                  4,393,499
J. Philip Bain, Jr.                          68,025           73,926                1.84                  1,515,483
D. Eugene Brittle                             6,260            6,729                0.17                    137,945
Hunter Darden, Jr.                            4,806            5,166                0.13                    105,903
Gregor O. Huber                              13,920           15,164                0.38                    310,862
Wenifred O. Pearce                            4,624            4,970                0.12                    101,885
Harvey G. Pope                                8,881            9,547                0.24                    195,714
J. D. Spivey                                  5,122            5,506                0.14                    112,873
F. Bruce Stewart                              8,486            9,202                0.23                    188,641
J. Russell West                              63,694           69,471                1.72                  1,424,156

All present executive officers and
  directors as a group (10 persons)
                                            382,253          413,998                10.27                 8,486,959

-------------------------
(1) Amounts include shares of MACB Common Stock currently owned by UCB Directors and Executive Officers.
(2) Based on 1,829,209 shares of UCB Common Stock outstanding on the UCB Record Date and 2,198,900 shares of MACB Common Stock outstanding on the MACB Record Date.
(3) Based on the closing price of $20.50 per share of MACB Common Stock on the Nasdaq SmallCap Market on August 24, 1998, without adjustment for either the costs of exercising options or any holder's investment basis in UCB Common Stock.


Accounting Treatment

         It is anticipated that the Reorganization will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of MACB and UCB are carried forward at their previously recorded amounts; income of the combined corporations will include income of MACB and UCB for the entire fiscal year in which the Reorganization occurs; and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the Reorganization.

         For the Reorganization to qualify as a pooling of interests, it must satisfy certain conditions, including the condition that the total cash paid by MACB pursuant to the Reorganization Agreement for (a) fractional shares and (b) all the UCB Common Stock and MACB Common Stock held by dissenting shareholders, may not exceed 10% of the value of the UCB Common Stock at the Effective Date. Affiliates of UCB have agreed that, among other things, they will not sell any MACB Common Stock or UCB Common Stock within 30 days prior to the Effective Date, nor sell any MACB Common Stock until such time as MACB has published financial results covering at least 30 days of the combined operations of MACB and UCB after the Reorganization. Although pooling of interests accounting, like other terms in the Agreement, is waivable, MACB and UCB each has indicated that it is unlikely to waive that requirement. If outside auditors determine that pooling of interest accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of MACB and UCB for their approval. See "Summary" and "Pro Forma Combined Financial Information."

Federal Income Tax Matters

         Set forth below is a discussion of all material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") to UCB shareholders who receive MACB Common Stock solely in exchange for UCB Common Stock as a result of the Reorganization and UCB shareholders who receive cash in lieu of fractional shares or who receive cash for their shares upon exercise of dissenters' rights. The discussion does not deal with all aspects of federal taxation that may be relevant to particular UCB shareholders. In view of the individual nature of tax consequences, UCB shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including the applicability of federal, state, local and foreign tax laws.

         Neither MACB nor UCB has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Reorganization. To meet a condition to consummation of the Reorganization, MACB and UCB will receive from Williams, Mullen, Christian & Dobbins, counsel to MACB, an opinion as to certain of the federal income tax consequences of the Reorganization. Such opinion is neither binding on the IRS nor precludes it from adopting a contrary position.

         In the opinion of counsel, the Reorganization will constitute a tax-free reorganization under Section 368 of the Code if consummated in the manner set forth in the Reorganization Agreement. Accordingly, among other things, in the opinion of such counsel:

         1. No gain or loss will be recognized by MACB or UCB as a result of the Reorganization;

         2. No gain or loss will be recognized by the UCB shareholders who receive solely shares of MACB Common Stock pursuant to the Reorganization;

         3. The aggregate basis of the MACB Common Stock received by each UCB shareholder will be the same as the aggregate basis of the UCB stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which a shareholder receives cash); and

         4. The holding period for each share of MACB Common Stock received by each UCB shareholder in exchange for UCB Common Stock will generally include the period for which such shareholder held the UCB Common Stock exchanged therefor, provided such UCB Common Stock is a capital asset in the hands of such holder at the Effective Date.

         Any cash received by MACB or UCB shareholders, as a result of an exercise of their dissenters' rights or (in the case of UCB shareholders) in lieu of the issuance of fractional shares, could result in taxable income to the shareholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations. In the case of cash payments in lieu of fractional shares, however, such payments will be small in amount and not a material concern to UCB shareholders. Shareholders should consult their own tax advisors concerning proper treatment of such cash amounts.

         No gain or loss will be recognized by the holders of nonstatutory options to purchase UCB Common Stock solely as a result of the conversion of such options into options to acquire MACB Common Stock.

Rights of Dissenting Shareholders

         Any shareholder of MACB Common Stock or UCB Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Reorganization Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to MACB or UCB, as the case may be (referred to in this subsection as the "Company"), prior to the MACB Meeting or the UCB Meeting, as the case may be, a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. With respect to shareholders of MACB Common Stock, the Intent to Demand Payment should be addressed to Kathleen C. Healy, Secretary, Mid-Atlantic Community BankGroup, Inc., P. O. Box 1310, Gloucester, Virginia 230601-1310. With respect to shareholders of UCB Common Stock, the Intent to Demand Payment should be addressed to Wenifred O. Pearce, President and Chief Executive
Officer, United Community Bankshares, Inc., 100 East Fourth Avenue, Franklin, Virginia 23851. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of MACB Common Stock or UCB Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of MACB Common Stock or UCB Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to the Company the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, the Company is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which the Company must receive the Payment Demand; and (iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Reorganization (the "Announcement Date"), which was May 27, 1998. The Company will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, the Company shall pay a Dissenting Shareholder the amount the Company estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, the Company is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by the Company is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify the Company of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify the Company of the Estimate and Demand within 30 days after the date the Company makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, the Company must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or the Company must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against the Company, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The  foregoing  discussion  is a summary of the material  provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix B to this Joint Proxy
Statement. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the
Reorganization should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished MACB shareholders and UCB shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See " - Federal Income Tax Matters."

Certain Differences in Rights of Security Holders

         MACB is a corporation subject to the provisions of the Virginia SCA, and UCB also is a corporation subject to the provisions of the Virginia SCA.
Shareholders   of  UCB,   whose  rights  are
governed by UCB's Articles of Incorporation and Bylaws, will, upon consummation of the Reorganization, become shareholders of MACB. The rights of the former UCB shareholders will then be governed by the Articles of Incorporation and Bylaws of MACB and the Virginia SCA. The Reorganization Agreement provides for certain material amendments to the Articles of Incorporation and Bylaws of MACB on the effective date. Consequently, the Reorganization not only will affect the rights of UCB shareholders, but also will affect the rights of MACB shareholders.

         There are no material differences between the rights of a UCB or MACB shareholder under the respective Articles of Incorporation and Bylaws of UCB and MACB and the Virginia SCA, on the one hand, and the rights of such shareholders under the Articles of Incorporation and Bylaws of MACB, as amended under the Reorganization Agreement, and the Virginia SCA, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

Expenses of the Reorganization

         Whether or not the Reorganization is consummated, UCB and MACB will pay their own expenses incident to preparing, entering into and carrying out the Reorganization Agreement, preparing and filing the Registration Statement of which this Joint Proxy Statement is a part, except under circumstances involving willful breaches of certain provisions of the Reorganization Agreement. In general, the Reorganization Agreement provides for each party to pay its own expenses in this regard.

         If, however, either party materially breaches the Reorganization Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the Reorganization Agreement is terminated by MACB in the event that UCB receives a subsequent acquisition offer and the Board of Directors at UCB does not confirm its unanimous support of the Reorganization, UCB must pay MACB's costs. If the Reorganization is not consummated, and UCB is not liable to MACB for expenses, in most cases MACB must pay one half of UCB's outside legal, accounting and financial advisory fees. In addition, if the Reorganization is not approved by either party's shareholders, that party must pay 50% of the other party's costs in this transaction. In no event, however, can the liability for such costs incurred by either party exceed a total of $100,000.

         UCB and MACB have incurred and will continue to incur expenses related to the Reorganization, which expenses include, among other things, legal fees, filing fees, accounting fees, investment banking fees, printing charges and costs of mailing.

MACB and UCB Market Prices and Dividends

         UCB. Since December 17, 1996, UCB Common Stock has been traded on the OTC Bulletin Board under the symbol of "UCMB." On May 15, 1998, the last day on which UCB Common Stock traded prior to the announcement of the Reorganization, the closing price for UCB Common Stock was $19.98 per share.

         The following table sets forth, for the quarters indicated, the high and low sales prices for UCB Common Stock and per share dividends paid during the respective periods, since its organization on August 1, 1996.

                         UCB Market Price and Dividends

                                                                 Sales Price ($)                 Dividends ($)
                                                                 ---------------                 -------------

                                                               High               Low
1996:                                                          ----               ---
         3rd quarter (1)
             (August 1 through September 30)                no trades          no trades              0.14
         4th quarter (1)                                      12.00              10.00
1997:
         1st quarter                                          12.50              10.25                0.15
         2nd quarter                                          13.00              11.50
         3rd quarter                                          13.375             12.00                0.16
         4th quarter                                          14.00              12.50
1998:
         1st quarter                                          16.375             13.75                0.17
         2nd quarter                                          22.00              17.00
         3rd quarter                                          22.00              19.88                0.18
             (through August 24, 1998)

-------------------------
(1) From August 1, 1996 to December 16, 1996, prior to being traded on the OTC Bulletin Board, UCB Common Stock was sold in a limited number of privately negotiated transactions. The high and low sales prices disclosed in the table reflects those trades known to UCB during that time. From December 17, 1996 to December 31, 1996, the high and low sales prices of UCB Common Stock on the OTC Bulletin Board were $11.00 and $11.00, respectively.


         The future payment of dividends is solely in the discretion of the Board of Directors of UCB and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of UCB and such other factors as UCB's Board of Directors may, from time to time, deem relevant.

         UCB is subject to certain regulatory restrictions on the amount of dividends it is permitted to pay shareholders, and will be subject to the same restrictions upon consummation of the Reorganization. Dividends are generally restricted to net profits, as defined by Federal Reserve regulations, for the current year plus retained net profits for the preceding two years. At June 30, 1998, dividends were so limited to approximately $4.8 million.

         As of ________ __, 1998, there were _____ shareholders of record of UCB Common Stock.

         MACB. MACB Common Stock is traded on the Nasdaq SmallCap Market under the symbol of "MABG." On May 26, 1998, the last day on which MACB Common Stock traded prior to the announcement of the Reorganization, the closing price for MACB Common Stock was $20.00 per share.

         The following table sets forth, for the quarters indicated, the high and low closing prices for MACB Common Stock on the Nasdaq SmallCap Market and per share dividends paid during the respective periods. The actual stock value and dividend payout to UCB shareholders over time as a result of the Reorganization could vary depending on fluctuations of the market price of MACB Common Stock and changes in MACB's dividend payment practice.

                         MACB Market Price and Dividends

                                                         Sales Price ($)                 Dividends ($)
                                                         ---------------                 -------------

                                                      High                Low
                                                      ----                ---
1996:
         1st quarter                                  11.75               9.25
         2nd quarter                                  12.50              11.00
         3rd quarter                                  12.50              10.00
         4th quarter                                  13.00              10.50               0.125
1997:
         1st quarter                                  13.00              11.50
         2nd quarter                                  13.00              11.50
         3rd quarter                                  12.75              11.50
         4th quarter                                  16.00              12.00               0.25
1998:
         1st quarter                                  23.00              16.00
         2nd quarter                                  24.00              20.00
         3rd quarter                                  21.50              19.00
             (through August 24, 1998)

-------------------
(a) All prices and dividends are adjusted to reflect a two-for-one stock split in March 1998.


         On August 24, 1998, the closing price of MACB Common Stock on the Nasdaq SmallCap Market was $20.50. As of ________ __, 1998, there were _____ shareholders of record of MACB Common Stock.

         MACB historically has paid cash dividends on an annual basis. The final determination of the timing, amount and payment of dividends on MACB Common Stock is at the discretion of MACB's Board of Directors and will depend upon the earnings of MACB and its subsidiaries, principally, its subsidiary banks, the financial condition of MACB and other factors, including general economic conditions and applicable governmental regulations and policies.

         MACB is a legal entity separate and distinct from its subsidiary, and its revenues depend primarily on the payment of dividends from its subsidiary bank. PTB is subject to certain legal restrictions on the amount of dividends it is permitted to pay to MACB. At June 30, 1998, PTB had available for distribution as dividends to MACB approximately $_____ million.


                           INVESTMENT ADVISOR OPINIONS

         Both MACB and UCB management relied upon the advice of qualified investment advisors in analyzing the Reorganization and recommending it to MACB's and UCB's respective shareholders. UCB relied on the advice of Scott & Stringfellow, Inc., an investment banking firm headquartered in Richmond, Virginia. Scott & Stringfellow, Inc. determined that the Reorganization is in the best interest of UCB shareholders, from a financial point of view. MACB relied on the advice of Davenport & Company, LLC, an investment banking firm headquartered in Richmond, Virginia. Davenport & Company, LLC determined that the Reorganization is in the best interest of MACB shareholders, from a financial point of view. A more detailed analysis of the Reorganization, from the point of view of UCB's and MACB's financial advisors, follows.

UCB - Opinion of Financial Advisor

         UCB retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Merger Agreement, and Scott & Stringfellow has rendered its opinion to the Board of Directors of UCB that the Exchange Ratio is fair to the UCB shareholders from a financial point of view. In developing its opinion, Scott & Stringfellow reviewed and analyzed: (1) the Reorganization Agreement; (2) this Joint Proxy Statement; (3) UCB's financial statements for the six months ended June 30, 1998 and for the three years ended December 31, 1997; and (4) information regarding the trading market for the Common Stock of UCB and the price range within which the stock has traded. Scott & Stringfellow has discussed with members of UCB's management the background of the Reorganization, the reasons and basis for the Reorganization, and the business and future prospects of UCB individually and with MACB as a combined entity. No instructions or limitations were given or imposed by UCB in connection with the scope of or the examination or investigation made by Scott & Stringfellow in arriving at its findings. Finally, Scott & Stringfellow has conducted such other studies, analysis and investigations, particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of that opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D hereto and should be read in its entirety.

         Scott & Stringfellow used the information gathered to evaluate the financial terms of the transaction using standard valuation methods, including the following methods:

         Price to Earnings Ratio - Market Comparables. Using publicly available information, Scott & Stringfellow calculated multiples of the last 12 months core earnings excluding extraordinary items ("core earnings") used to value certain other Virginia bank and bank holding companies which, in Scott & Stringfellow's judgment, were comparable to UCB for the purpose of this analysis. The Virginia financial institutions included in this analysis, all of which have publicly traded securities, were Bank of Essex, C&F Financial Corp., Central Virginia Bankshares, Community Bankshares Incorporated, James River Bankshares, MainStreet Financial Corp., Marathon Financial Corp., Resource Bank, Security Bank Corp., Second National Financial Corp., and Union Bankshares Corp. The ratio of market price to core earnings of the above group of institutions ranged from 14.79x to 24.04x earnings, with an average multiple of 18.89x. Applying this average price to earnings ratio, the value derived from this analysis was $23.04 per share for UCB Common Stock. This represented an increase of 15.2% over the closing price of UCB's Common Stock of $20.00 one day prior to the announcement of the transaction, 15.3% over UCB's closing price of $19.984 one week prior to announcement, and 40.7% over UCB's closing price of $16.375 one month prior to announcement.

         Using the same 11 market comparable companies, Scott & Stringfellow applied the average price to earnings ratio to the earnings of UCB and MACB as a combined entity. The value derived from this analysis (based on the Exchange Ratio) to holders of UCB Common Stock was $23.91 per share.

         Price to Book Value Ratio - Market Comparables. Using publicly available information, Scott & Stringfellow calculated multiples of book values used to value certain other Virginia bank and bank holding companies which, in Scott & Stringfellow's judgment, were comparable to UCB for the purpose of this analysis. The same group of 11 institutions identified above were used for this analysis. The ratio of market price to book value of the above group of institutions ranged from 1.56x to 3.14x book value, with an average multiple of 2.22x. Applying this average price to book value ratio, the value derived from this analysis was $25.53 per share for UCB Common Stock. This represented an increase of 27.6% over the closing price of UCB's Common Stock of $20.00 one day prior to the announcement of the transaction, 27.7% over UCB's closing price of $19.984 one week prior to announcement, and 55.9% over UCB's closing price of $16.375 one month prior to announcement.

         Using the same 11 market comparable companies, Scott & Stringfellow applied the average price to book value ratio to the book value of UCB and MACB as a combined entity. The value derived from this analysis (based on the Exchange Ratio) to holders of UCB Common Stock was $23.15 per share.

         Contribution Analysis. Scott & Stringfellow analyzed certain historical balance sheet and income statement data for UCB and MACB for the six months ended June 30, 1998 and for the three fiscal years ended December 31, 1997 in addition to certain projected net income data prepared by management of UCB and MACB. The analysis showed, among other things, that for the last twelve months ended June 30, 1998, UCB would have contributed approximately 52.1% of pro forma combined net income, 46.1% of pro forma total assets and 51.5% of pro forma total stockholders' equity. At the Exchange Ratio, the holders of UCB Common Stock will own approximately 47.3% of the Holding Company.

         Dilution Analysis. Based upon publicly available financial information on UCB and MACB, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of UCB and MACB. The immediate effect on UCB was to decrease earnings by $0.06 per share or 4.37%, and decrease book value by $1.00 or 8.38%. The effect on MACB under the same assumption is to increase earnings by $0.05 per share or 4.28%, and to increase book value by $0.83 per share or 8.91%. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination.

         Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of UCB's Common Stock. Among other things, Scott & Stringfellow considered asset and earnings growth of 5% and a required equity capital level of 8.0% of assets. A range of discount rates from 10.71% to 12.71% was applied to cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of UCB's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, UCB's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Based upon these analyses, Scott & Stringfellow developed, for purposes of its opinion, a reference range for the value of UCB Common Stock of $16.44 to $19.83 per share.

         Using similar assumptions, Scott & Stringfellow performed a discounted cash flow analysis of UCB and MABG as a combined entity. The discounted cash flow analysis showed a range of present values that would imply (based on the Exchange Ratio) a range of present values for holders of UCB common stock of $16.82 to $20.94 per share. Scott & Stringfellow utilized the discounted cash flow analysis because it is a widely used valuation methodology, but noted that it relies on numerous assumptions regarding future performance.

         The summary set forth above includes all material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the Board of Directors of UCB of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. The analyses performed by Scott & Stringfellow are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Additionally, the analyses do not purport to be appraisals or to reflect the prices at which a company actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

         Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with community banks in Virginia, North Carolina, Maryland, and West Virginia on these and other matters. As part of its investment banking business, it is continually engaged in the valuation of banks and bank holding companies and their securities in connection with mergers and acquisitions, negotiated underwriting, and secondary distribution of listed and unlisted securities. Scott & Stringfellow was selected by the Board of Directors of UCB based upon its expertise and reputation in providing valuation and merger and acquisition advisory services to banks and bank holding companies.

         UCB has agreed to pay Scott & Stringfellow a fee of $18,000 for due diligence and financial advisory services which is not contingent upon a successful completion of the Reorganization.

MACB - Opinion of Financial Advisor

         MACB retained Davenport & Company LLC ("Davenport") to act as its financial adviser in connection with the Reorganization.

         In connection with Davenport's engagement, MACB requested that Davenport evaluate the fairness of the Exchange Ratio from a financial point of view. On June 16, 1998, the date on which the Reorganization Agreement was approved by the MACB Board, Davenport rendered to the MACB Board an oral opinion (the "Davenport Opinion") to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of MACB Common Stock from a financial point of view. Davenport has confirmed its opinion as of June 16, 1998 by delivery of a written opinion dated the date of this Joint Proxy Statement. In connection with its opinion dated the date of this Joint Proxy Statement, Davenport updated certain of the analyses performed in connection with its opinion delivered on June 16, 1998 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         THE FULL TEXT OF DAVENPORT'S WRITTEN OPINION TO THE MACB BOARD DATED THE DATE OF THIS JOINT PROXY STATEMENT, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF MACB ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. DAVENPORT'S OPINION IS DIRECTED TO THE MACB BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED REORGANIZATION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MACB MEETING. THE
SUMMARY OF THE OPINION OF DAVENPORT SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         The summary set forth below does not purport to be a complete description of the analyses performed by Davenport underlying the Davenport Opinion or the presentation furnished by Davenport to the MACB Board. Such summary does constitute a complete summary, in all material respects, of the material financial analyses furnished by Davenport to the MACB Board on June 16, 1998 in connection with the Davenport Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Davenport Opinion.

         In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MACB, UCB and Davenport. The analyses performed by Davenport are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the values or results suggested by such analyses. With respect to the selected comparable companies analysis and the selected comparable transactions analysis summarized below, no public company utilized as a comparison is identical to MACB or UCB. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which MACB or UCB might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Davenport was not asked to consider, and the Davenport Opinion does not in any manner address, the price at which shares of MACB Common Stock will actually trade following consummation of the Reorganization. In addition, as described above, the Davenport Opinion and Davenport's presentation to the MACB Board were among many factors taken into consideration by the MACB Board in making its determination to approve the Reorganization Agreement. Consequently, the Davenport analyses described below should not be viewed as determinative of the decision of the MACB Board or MACB's management with respect to the Reorganization.

         In arriving at its opinion, Davenport, among other things, reviewed certain publicly available business and financial information relating to MACB and UCB, as well as the Reorganization Agreement. Davenport also reviewed certain other information provided to it by MACB regarding cost savings and related expenses and revenue enhancements expected to result from the Reorganization, and met with members of senior management of MACB to discuss the businesses and prospects of MACB and UCB, before and after giving effect to the Reorganization.

         Davenport reviewed certain financial and stock market data for MACB and UCB and compared that data with similar data for other publicly held companies that Davenport deemed to be relevant. In addition, Davenport considered the financial terms of certain other transactions which Davenport deemed relevant. Davenport also considered the pro forma impact of the Reorganization. Davenport reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

         In  preparing  its  opinion,  Davenport  relied  on  the  accuracy  and completeness of all information supplied or otherwise made available to Davenport, discussed with or reviewed by or for Davenport, or publicly available. Davenport has not assumed responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MACB or UCB or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Davenport is not expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowances for loan losses for each of MACB or UCB, nor has Davenport reviewed any individual credit files relating to MACB or UCB and Davenport has assumed that the aggregate allowance for loan losses for each of MACB and UCB is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Davenport has not conducted a physical inspection of the properties or facilities of MACB or UCB. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, and the expected cost savings or revenue enhancements furnished to or discussed with Davenport by MACB, Davenport assumed that they were reasonably prepared and reflected the best currently available estimates, allocations and judgment of MACB's management as to the expected future financial performance of MACB or UCB, as the case may be. Davenport expressed no opinion as to such financial forecast information or the assumptions on which they were based. In addition, Davenport assumed that the Reorganization will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes.

         The Davenport Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering its opinion Davenport assumed, in all respects material to its analysis, that the representations and warranties of each party to the Reorganization Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Reorganization will be satisfied without waiver thereof. Davenport also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Reorganization, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Reorganization.

         Information furnished to Davenport and used by it in certain of its analyses was prepared by the senior management of MACB in connection with the Reorganization and were not prepared with a view towards public disclosure. Such information was based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth therein. See "Forward-Looking Statements."

         The following is a summary of the material analyses furnished by Davenport to the MACB Board on June 16, 1998, in connection with its fairness opinion.

         SUMMARY OF PROPOSAL. Davenport reviewed the terms of the proposed transaction, including the Exchange Ratio and the implied aggregate transaction value. Based on MACB's closing stock price of $20.00 on May 26, 1998 (the last day prior to the announcement of the execution of the Letter of Intent), Davenport calculated an implied transaction value per share of UCB of $21.50, and an implied total transaction value of approximately $39.3 million. Davenport also calculated the price to market, price to book and price to earnings multiples for UCB in the Reorganization based on such implied total transaction value. This analysis yielded a price to market multiple of 1.08x, a price to March 31, 1998 book value multiple of 1.84x and a price to 1997 earnings multiple of 17.6x.

         PRO FORMA REORGANIZATION ANALYSIS. Davenport estimated the impact of the proposed Reorganization on MACB's book value per share and earnings per share through calendar year 2002, exclusive of nonrecurring Reorganization costs. In connection with this analysis and as previously discussed, management of MACB and UCB provided Davenport with information with regard to future projected earnings, including certain synergies. This analysis indicated that the transaction would be accretive to projected book value and earnings per share of MACB Common Stock in 1998 and thereafter. The actual results achieved by the combined company will vary from the projected results, and such variations may be material.

         CONTRIBUTION ANALYSIS. Davenport reviewed the relative contributions in terms of various balance sheet items, last twelve months' net income and 1998 estimated net income to be made by MACB and UCB to the combined institution based on data at March 31, 1998. Davenport analyzed total assets, total loans
(net), total deposits, common equity, latest twelve months' net income and 1998 estimated net income of the combined institution. This analysis showed that, while MACB Shareholders would own approximately 52.8% of the outstanding shares of the combined institution based upon the Exchange Ratio, MACB's implied contribution was 53.0% of total assets, 57.7% of total loans (net), 53.9% of total deposits, 48.5% of common equity, 46.0% of latest twelve months' net income and 48.1% of 1998 estimated net income. Davenport also observed that MACB's growth in assets, loans, deposits, common equity and net income since 1994 were greater than those of UCB.

         HISTORICAL TRADING VALUATION. Davenport analyzed the volume and trading price history for MACB and UCB. Davenport observed that the reported trading volume of the common shares of MACB and UCB from January 1, 1998 through May 26, 1998 was approximately 325,000 shares and 13,500 shares, respectively. Davenport calculated an implied value per share for UCB based upon the closing price of MACB Common Stock as of May 26, 1998 and based upon the weighted average price by month for each month of 1998. Davenport derived a summary reference range of implied values per share for UCB ranging from $19.62 to $24.73 corresponding to the weighted average monthly prices for MACB for January 1998 (lowest price) and March 1998 (highest price), respectively.

         DISCOUNTED DIVIDEND ANALYSIS. Using a discounted dividend analysis, Davenport estimated the present value of the future cash flows that would accrue to a holder of a common share of

MACB under two scenarios: (i) that MACB continues to operate as a standalone entity and (ii) that the proposed Reorganization with UCB is consummated. The analysis was based on several assumptions, including a 30% dividend payout ratio, a 5-year holding period and projected earnings consistent with MACB's forecast. Terminal values were calculated at the end of the fifth year by using price to earnings multiples of 16.0x to 24.0x trailing earnings. Using discount rates ranging from 12% to 14%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MACB Common Stock, Davenport calculated a present value of MACB Common Stock, on a standalone basis, ranging from $16.66 to $27.30 per share. Applying the same analysis to the projected future cash flows of the combined company, Davenport calculated a present value of MACB common stock, on a pro forma basis, ranging from $17.12 to $28.06 per share. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.
Discounted dividend analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including projected earnings, dividend payout rates, terminal values and discount rates.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Davenport reviewed publicly available information regarding four bank merger of equals transactions with a value less than $100 million which had occurred or had been announced in Virginia since January 1, 1994 (the "Comparable Transactions"). The Comparable Transactions and the month in which they were announced are: Bank of Waverly and Bank of Suffolk (August 1994); Bank of Sussex and Surry and Bank of Franklin (January 1996); Bank of Northumberland and Southside Bank (August 1997); Second National Financial Corporation and Virginia Heartland Bank (April 1998). For each transaction, Davenport compared pro forma relative ownership percentages with the implied contribution from each merger partner to (i) pro forma combined net income for the trailing four quarters, (ii) pro forma common equity for the most recent quarter and (iii) pro forma market value as of the date prior to the announcement of the transaction.

         This analysis indicated that, the larger merger partner (based on pre-announcement market value) received ownership in the combined company ranging from (i) 93% to 118% of its net income contribution (trailing four quarters) versus 115% for MACB, (ii) 92% to 123% of its common equity contribution (most recent quarter-end) versus 109% for MACB and (iii) 91% to 105% of its pre-announcement market value contribution versus 97% for MACB.

         No company or transaction used in the above analysis as a comparison is identical to MACB or the Reorganization, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of MACB and the companies to which it is being compared.

         COMPARISON  OF  SELECTED  COMPARABLE   COMPANIES.   Davenport  compared
selected operating and stock market results of MACB and UCB to the publicly available corresponding data of certain other Virginia community banks which Davenport deemed to be relevant, including American National Bankshares, Inc., Benchmark Bankshares, Inc., C&F Financial Corporation, Chesapeake Financial Shares, Inc., Community Bankshares Incorporated, Eastern Virginia Bankshares, Inc., Independent Community Bankshares, Inc., James River Bankshares, Inc., Salem Bank and Trust, N.A., Second National Financial Corporation and Union Bankshares Corporation (collectively the "Peer Group"). This comparison showed, among other things, that for the quarter ended March 31, 1998, (i) MACB's net interest margin was 5.43%, compared with 4.51% for UCB and a median of 4.69% for the Peer Group, (ii) MACB's efficiency ratio (defined as noninterest expenses divided by the sum of noninterest income and net interest income before provision for loan losses) was 62.5%, compared with 51.4% for UCB and a median of 56.4% for the Peer Group, (iii) MACB's return on average assets was 1.25% compared with 1.38% for UCB and a median of 1.55% for the Peer Group and (iv) MACB's return on average equity was 10.30% compared with 9.95% for UCB and a median of 13.4% for the Peer Group. This comparison also indicated that at March 31, 1998, (v) MACB's equity to asset ratio was 11.5% compared with 13.8% for UCB and a median of 11.0% for the Peer Group, (vi) MACB's ratio of nonperforming assets to total assets was 0.75% compared with 0.76% for UCB and a median of 0.36%
for the Peer Group and (vii) MACB's ratio of loan loss reserves to loans was 1.26% compared with 1.38% for UCB and a median of 1.14% for the Peer Group. This comparison also indicated that as of June 12, 1998, (viii) the ratio of MACB's market price to earnings for the twelve month-period ended March 31, 1998 was 23.9x compared with 18.6x for UCB and a median of 18.6x for the Peer Group and
(ix) the ratio of MACB's market price to book value per share at March 31, 1998 was 2.33x compared with 1.96x for UCB and a median of 2.29x for the Peer Group.

         In connection with its opinion dated as of the date of this Joint Proxy Statement, Davenport performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Davenport did not perform any analyses in addition to those described above in updating its June 16, 1998 opinion.

         MACB retained Davenport based upon Davenport's experience and expertise in providing valuation and merger and acquisition advisory services to banks and bank holding companies. Davenport, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Davenport has, in the past, provided financial advisory and financing services to MACB and UCB and may provide such services in the future and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Davenport and its affiliates may actively trade the equity securities of MACB and UCB for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         MACB and Davenport have entered into a letter agreement dated March 23, 1998 relating to the services to be provided by Davenport in connection with the Reorganization. MACB has agreed to pay Davenport for its services on an hourly basis, subject to a maximum fee of $35,000. As of the date hereof, Davenport has billed MACB the maximum agreed-upon fee of $35,000. In such letter, MACB also agreed to reimburse Davenport for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Davenport against certain liabilities relating to or arising out of the Reorganization, including liabilities under the federal securities laws.


                        UNITED COMMUNITY BANKSHARES, INC.

Organization and Business

         UCB is a Virginia corporation organized on August 1, 1996, as a bank holding company under Virginia law to serve as the parent company of BOF and BSS. UCB transacts all material business through these bank subsidiaries. Federal law also requires that it also serve as a source of financial and managerial strength to its subsidiary banks and that it conduct its operations in a safe and sound manner. The principal office of UCB is located at 100 East Fourth Avenue, Franklin, Virginia 23851.

         BOF was organized and chartered under the laws of the Commonwealth of Virginia on July 8, 1970 and commenced operations on February 4, 1971. BOF is a State nonmember bank. Its deposits are FDIC insured, and the bank is subject to supervision, examination, and regulation of the FDIC and the Virginia Bureau of Financial Institutions. BOF provides a wide range of financial services, principally to individuals and to small and medium-sized businesses, including individual and commercial demand, savings, and time deposit accounts, commercial, agricultural and consumer loans, credit cards, traveler checks, safe deposit facilities, ATM services, sales of United States Savings Bonds, collection items and official checks.

         As of June 30, 1998, BOF had the equivalent of 50 full-time employees. None of its employees are represented by any collective bargaining unit. BOF considers relations with its employees to be good.

         BSS was organized and chartered under the laws of the Commonwealth of Virginia on April 12, 1902 and commenced operations on July 31, 1902. BSS is a state non-member bank. Its deposits are FDIC insured, and the bank is subject to supervision, examination, and regulation of the FDIC and the Virginia Bureau of Financial Institutions. BSS provides a wide range of financial services, principally to individuals and to small and medium-sized businesses, including individual and commercial demand, savings, and time deposit accounts, commercial, agricultural and consumer loans, credit cards, travelers checks, safe deposit facilities, ATM services, sales of United States Savings Bonds, collection items and official checks. BSS also offers a wide array of real estate mortgage products including a long term fixed-rate mortgage product which is sold in a secondary market. BSS is authorized to provide trust services, but does not currently do so.

          As of June 30, 1998, BSS had the equivalent of 26 full-time employees. None of its employees are represented by any collective bargaining unit. BSS considers relations with its employees to be good.

Market Areas

         UCB is the sole shareholder of BOF and BSS. BOF is headquartered in the City of Franklin and has two offices there as well as two in Southampton County and one in the City of Suffolk. BSS is headquartered in Wakefield and has an office in Southampton County and one in Surry County. The economy of the primary market area is diverse and driven by agricultural enterprises and light manufacturing and retail. Some of the larger employers include Union Camp Corporation, Georgia Pacific and Smithfield Foods, Inc. The area also has Paul
D. Camp Community College which supplements the work force and adds to the technical base. Southampton Memorial Hospital, Lakeview Medical Center and associated medical practices add diversity to the economy and provide a needed service. A new maximum security prison has been constructed in northeastern Sussex County and is currently receiving inmates and will bring additional employment opportunities to the area. A second prison is also under construction in the same area. Water and sewer facilities constructed by the county to serve the prisons have been taken over by a regional service authority which intends to extend sewer infrastructure along the highway 460 corridor east to Wakefield. This will enhance prospects for economic development in the area.

Properties

         BOF operates five full service banking offices, two in the City of Franklin, one each in the City of Suffolk (Holland) and Towns of Courtland and Newsoms. BOF also has an ATM facility located at the College Drive Office, located on College Drive in the City of Franklin.

         BOF's main office is located at 100 East Fourth Avenue in Franklin, Virginia. The College Drive branch office is located at 201 North College Drive, Franklin, Virginia; the Courtland branch is located at Shands Shopping Center, Courtland, Virginia; the Newsoms branch at 22334 General Thomas Highway, Newsoms, Virginia; and the Holland branch at 6617 Holland Road, Suffolk, Virginia.

         BSS's main office is located at 205 Railroad Avenue in Wakefield, Virginia. The Ivor branch office is located at 8314 Main Street, Ivor, Virginia and the Surry branch office is located at 207 Colonial Trail East, Surry, Virginia. BSS also owns property located on 535 County Drive (Highway 460) in the Town of Wakefield on which it has a remote stand-alone ATM facility. This property is also owned for possible future expansion purposes.

Competition

         BOF and BSS face competition for loans from commercial banks, savings and loan associations and savings banks, mortgage banking subsidiaries of regional commercial banks, subsidiaries of national mortgage bankers, insurance companies, farm credit banks, credit unions, and other institutional lenders. The most direct competition for deposits has historically come from savings and loan associations and savings banks, farm credit banks, commercial banks, credit unions and other financial institutions. Based



                                      -46
upon total assets at June 30, 1998, BOF was the largest community-based bank or thrift institution headquartered in Franklin, Virginia or Southampton County.

         The banking industry is competitive in BOF's market area. There are approximately five banking institutions engaged in business in the general area in which BOF operates, including two community banks, one credit union, and three state-wide banking organizations. Also in this general market area, is a Farm Credit Bank, which is highly competitive in the agricultural loan market. BOF encounters competition for despots and loans from the aforementioned competitors in the area in which it operates as well as credit unions and finance companies. In addition, BOF must compete for deposits with Money Market mutual funds which are marketed nationally, insurance brokers and local offices of stock brokerage firms.

         BOF is not dependent upon an individual customer, or segment of customers, the loss of which would have a material adverse impact on its operations.

         Both banks may face an increase in competition as a result of the continuing reduction in the restrictions on interstate operations of financial institutions. They also face competition for deposits from short-term money market mutual funds and other corporate and government securities funds.

         The banking industry is highly competitive in BSS market area. There are approximately five banks engaged in business in the general area in which BSS operates, including three community banks, and one state-wide banking organizations. Also in this general market area, is a Farm Credit Bank, which is highly competitive in the agricultural loan market. BSS encounters competition for deposits and loans from the aforementioned competitors in the area in which it operates as well as credit unions and finance companies. In addition, BSS must compete for deposits with the Money Market mutual funds which are marketed nationally.

         BSS is not dependant upon a single customer, or a few customers, the loss of one or more of which would have a material adverse effect on its operations.

Lending Activities

         BOF's lending activities consist of crop production lines of credit and term loans to farmers, loans to smaller businesses, a variety of consumer loans, residential construction loans and participation loans with other banks. As of June 30, 1998, loans secured by residential and commercial mortgages accounted for 34% of the total loan portfolio and time and demand loans accounted for 31%. Installment loans to consumers accounted for 17% and participation loans with other banks accounted for 12% of all loans outstanding.

         BOF's lending activities are governed by its Credit Policy and Procedures Manual. Individual loan officers are given individual lending authority by the Board of Directors based upon their individual qualifications and experience. Officers can approve loans up to their assigned lending level and all other loans are approved by the Loan Committee of the Board which meets twice weekly. Loans approved under individual authority are reported to the Loan Committee at its next meeting following such approval. Additionally, the full Board of Directors is provided with monthly reports showing data essential for the Board to monitor BOF's loan portfolio including compliance with bank and regulatory policies.

         BSS's lending activities are primarily making loans to small businesses, farmers and agricultural related industry and consumers in its local market area. Business and consumer loans secured by real estate represent the largest segment of the bank's loan portfolio. As of June 30, 1998, 60.1% of the loan portfolio was secured by real estate. BSS also provides a wide range of business and consumer loans that are not secured by real estate. BSS's lending activities are principally directed to its defined market area of portions of Sussex and Southampton Counties, Surry County and adjacent areas. BSS does make loans out of its defined market and has participation loans with or through other Virginia - based community banks. Most lending activity however, is within its defined primary market area.

         Commercial Business Lending. BSS's commercial loans are primarily made to local service and retail businesses, farmers, and timber related businesses. These loans serve a variety of purposes, including revolving lines of credit, working capital loans, equipment loans, letters of credit, construction loans and the financing of commercial real estate. Loans secured by commercial real estate are generally financed over a fifteen or twenty year amortization period that matures with a balloon payment on the second or third anniversary of the loan.

         As of June 30, 1998, loans secured by commercial real estate comprised 21.3% of total loans and loans secured by agricultural real estate comprised 5.5% of total loans. Other loans to commercial and industrial businesses and to the agricultural sector comprised 14.6% and 11.4% of total loans, respectively. Loans secured by non-residential real estate are generally limited to loan amounts equal to 75% to 80% of the property's appraised value.

         Real Estate Construction Lending. At June 30, 1998, real estate construction loans comprised $386,000 or 1.1% of total loans. To minimize the risk associated with construction lending, BSS normally limits loan amounts to 80% of the project's appraised value. BSS also obtains a first lien on a secured property as collateral for its construction loans.

         Residential Mortgage Lending. BSS attempts to reduce its exposure to the risk of the local real estate market by making loans secured by real estate primarily on owner-occupied properties. As of June 30, 1998, approximately 30.5% of the loan portfolio was comprised of loans secured by predominantly single family residential properties. The residential mortgage portfolio consists primarily of loans with fifteen to twenty year amortization schedules that mature with a balloon payment on the third anniversary of the loan.

         Consumer Lending. BSS currently offers most types of consumer and installment loans including automobile loans and home equity lines of credit. BSS also extends consumer credit through its Visa credit card program. As of June 30, 1998, BSS's consumer loan portfolio comprised 15.6% of total loans. The performance of the consumer loan portfolio is directly tied and dependent upon the general economic conditions in BSS's market area.

         Credit Policies and Administration. BSS has adopted comprehensive lending policies with detailed underwriting standards for all types of loans and pricing guidelines. Although the bank's Chief Executive Officer has loan authority of $100,000, most loans receive approval prior to funding by the bank's loan committee which is comprised of loan officers and four members of the Board of Directors.

                        UNITED COMMUNITY BANKSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations, and financial condition, liquidity and capital resources of UCB and its wholly owned subsidiaries, BOF and BSS. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements.

Overview

         UCB reported net income of $1.067 million for the six month period ending June 30, 1998, compared to $1.039 million for the same period in 1997, which represents a $28,000 increase or 2.7%. Net interest income, UCB's primary source of earnings, increased $72,000 during the six-month period ended June 30, 1998, compared to 1997. Non-interest income increased $83,000 or 21.3% and non-interest expenses increased $103,000, or 5.3%. Basic and diluted earnings per share of common stock increased to $0.58 for the first six months of 1998, up by $0.01 per share when compared to $0.57 for the first six months of 1997.

         UCB reported net income of $2.2 million in 1997, compared to $1.9 million in 1996, representing an increase of 16.0%. Basic earnings per share increased to $1.22 per share in 1997 compared to $1.05 per share in 1996. The increased earnings during this period were primarily due to higher levels of net interest income and a decrease in noninterest expenses, which were partially offset by increases in provision for loan losses and income tax expense. UCB incurred one-time merger related expenses of $189,758 in 1996.

         Profitability as measured by UCB's annualized  return on average assets
(ROA) decreased to 1.38% for the six months ended June 30, 1998, down from 1.40% for the same period in 1997. Another measure of UCB's profitability, the annualized return on average equity (ROE) decreased to 9.98% for the first six months of 1998 compared to 10.86% for the same period in 1997.

         UCB's ROE increased to 11.31% in 1997, up from 10.68% in 1996. UCB's ROA for 1997 was 1.49%, an increase from 1.33% in 1996. Without the one-time merger related expenses, ROE and ROA in 1996 would have been 11.73% and 1.46%, respectively.

         For the year 1997, UCB had a dividend payout ratio of 25.4%, which compared to a 29.8% ratio for the year 1996. The average equity to average asset ratio increased from 12.43% for 1996 to 13.15% for 1997. Average assets grew by 3.5% while average equity increased 9.6% from 1996 to 1997.

         UCB's total assets as of June 30, 1998, were $155.0 million, down slightly by $1.0 million, or 0.6% from $156.0 million at year-end 1997. Net loans as of June 30, 1998 were $86.3 million, an increase of $4.8 million or 5.9% from $81.4 million at year-end 1997. Investment securities increased $3.1 million to $54.7 million from $51.6 million as of June 30, 1998 and December 31, 1997, respectively. Cash and cash equivalents totaled $7.8 million at June 30, 1998 and $17.2 million at December 31, 1997, a decrease of $9.4 million. Deposits totaled $131.1 million at June 30, 1998, and $133.5 million at December 31, 1997.

         UCB's assets at year-end 1997 were $155.9 million, up by 4.0%, over year-end 1996 of $149.9 million. Net loans outstanding at year-end 1997 were $81.4 million, up from the year-end level for 1996 of $77.0 million, posting a $4.4 million increase or 5.8%. Total deposits at year-end were $133.4 million and $129.8 million at year-end 1997 and 1996, respectively, an increase of $3.6 million or 2.8%.

RESULTS OF OPERATIONS

Net Interest Income

         The principal source of earnings for UCB is net interest income. Net interest income equals the amount by which interest income exceeds interest expense. Changes in volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

         Net interest income for the first six months of 1998 was $3.050 million, up from $2.978 million for the same period in 1997, increasing by $72,000 or 2.4%. This increase is attributable to the transition of assets from noninterest-earning cash and federal funds sold to higher yielding loans. For the second quarter of 1998, net interest income was $1.555 million, up $30,000 or 2.0% from $1.525 million during the second quarter of 1997.

         For the six months ended June 30, 1998, total interest and fees on loans increased by $174,000 or 4.8% and interest on federal funds increased $148,000 or 155.8%, from the six month period ended June 30, 1997. A decrease in interest on investments of $141,000 or 8.8% partially offset these increases. Interest expense on deposits and short-term borrowings increased by $109,000 or 4.6% for the same period.

         Total interest and fees on loans increased by $67,000 or 3.5% and interest on federal funds sold increased $75,000 or 312.5%, from the second quarter of 1997 to the second quarter of 1998. During this same period, interest on investments decreased $59,000 or 7.4%, and interest expense on deposits and short-term borrowings increased $53,000 or 4.5%.

         During 1997, on a tax equivalent basis, net interest income increased 6.2% to $6.5 million from $6.2 million in 1996. This was a result of a $439,000 increase in interest income which exceeded a $57,000 increase in interest expense. The increase in interest income was largely due to: a) increased loan volume, which on an average net loan basis increased 10.2% to $81.7 million from $74.1 million in 1996; b) increases in sales of average federal funds, which increased 4.2% to $3.9 million from $3.7 million in 1997 and 1996, respectively; and c) decreases in average investment securities of $3.3 million to $54.6 million from $57.9 million in 1997 and 1996, respectively. The increase in average earning assets was funded by the growth in deposits. Average interest-bearing deposits increased 2.1% to $109.9 million from $107.6 million in 1997 and 1996, respectively. The yield on interest earning assets increased to 8.10% in 1997 compared to 8.04% in 1996. Funding costs on interest bearing deposits and short-term borrowings decreased to 4.33% in 1997 from 4.38% in 1996. The net interest margin increased to 4.67% in 1997 from 4.54% in 1996.

         The following tables depict interest income on average earning assets and related yields, as well as interest expense on average interest-bearing liabilities and related rates paid for the periods indicated.

             AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES
                             (Dollars in Thousands)

                                                                            Six Months Ended June 30,
                                              -------------------------------------------------------------------------------------
                                                                1998                                          1997
                                              -----------------------------------------    ----------------------------------------
                                                Average       Income/         Yield          Average       Income/        Yield
                                                Balance       Expense         Rate           Balance       Expense        Rate
                                              -----------   -----------   -------------    -----------   -----------   ------------
ASSETS:
 Securities:
    Taxable                                   $    33,283   $       972       5.84%        $    37,518   $     1,139       6.07%
    Tax-exempt (1)                                 19,976           736       7.37%             18,948           702       7.41%
                                              -----------   -----------                    -----------   -----------
    Total Securities                               53,259         1,708       6.41%             56,466         1,841       6.52%
 Loans (2)                                         82,257         3,807       9.26%             79,279         3,633       9.17%
 Federal funds sold                                 8,832           243       5.50%              3,556            95       5.34%
 Interest-bearing deposits in other banks              99             3       6.06%                  -             -          -
                                              -----------   -----------                    -----------   -----------
    Total earning assets                          144,447   $     5,761       7.98%            139,301   $     5,569       8.00%
 Less: Allowance for loan losses                  (1,107)                                      (1,192)
 Total nonearning assets                           11,124                                       10,541
                                              -----------                                  -----------
    Total assets                              $   154,464                                  $   148,650
                                              ===========                                  ===========

 LIABILITIES and STOCKHOLDERS' EQUITY:
 Interest-bearing deposits:
    Checking                                     $ 17,572   $       232       2.64%        $    16,641   $       224       2.69%
    Regular savings and club accounts              12,000           179       2.98%             11,946           180       3.01%
    Money market savings                           19,078           331       3.47%             19,889           343       3.45%
    Certificates of deposit
       Over $100,000                               12,298           358       5.82%             10,928           293       5.36%
       $100,000 and under                          52,129         1,352       5.19%             50,079         1,288       5.14%
                                              -----------   -----------                   ------------   -----------
    Total interest-bearing deposits               113,077         2,452       4.34%            109,483         2,328       4.25%
 Short-term borrowings                                450             9       4.00%              1,246            24       3.85%
                                              -----------   -----------                   ------------   -----------
    Total interest-bearing liabilities            113,527   $     2,461       4.34%            110,729   $     2,352       4.25%
                                                            ===========                                  ===========
 Noninterest-bearing liabilities
    Demand deposits                                17,758                                       17,543
    Other noninterest-bearing liabilities           1,656                                        1,243
                                              -----------                                 ------------
    Total liabilities                             132,941                                      129,515
 Shareholders' equity                              21,523                                       19,135
                                              -----------                                 ------------
 Total liabilities and stockholders' equity   $   154,464                                 $    148,650
                                              ===========                                 ============

 Net interest income                                        $     3,300                                  $     3,217
                                                            ===========                                  ===========
 Interest rate spread (3)                                                     3.64%                                        3.75%
 Net interest margin (4)                                                      4.57%                                        4.62%


                                                                         Twelve Months Ended December 31,
                                              -------------------------------------------------------------------------------------
                                                                1997                                         1996
                                              -----------------------------------------    ----------------------------------------
                                                Average       Income/         Yield          Average       Income/        Yield
                                                Balance       Expense         Rate           Balance       Expense        Rate
                                              -----------   -----------   -------------    -----------   -----------   ------------
ASSETS:
 Securities:
    Taxable                                   $    35,589   $     2,160       6.07%        $    38,469   $     2,332       6.06%
    Tax-exempt (1)                                 19,019         1,402       7.37%             19,408         1,446       7.45%
                                              -----------   -----------                    -----------   -----------
    Total Securities                               54,608         3,562       6.52%             57,877         3,778       6.53%
 Loans (2)                                         81,666         7,573       9.27%             74,128         6,925       9.34%
 Federal funds sold                                 3,858           212       5.50%              3,702           205       5.54%
                                               -----------   -----------                    -----------  -----------
    Total earning assets                          140,132   $    11,347       8.10%            135,707   $    10,908       8.04%
 Less: Allowance for loan losses                  (1,187)                                      (1,250)
 Total nonearning assets                           11,018                                       10,462
                                              -----------                                  -----------
    Total assets                              $   149,963                                  $   144,919
                                              ===========                                  ===========

 LIABILITIES and STOCKHOLDERS' EQUITY:
 Interest-bearing deposits:
    Checking                                     $ 16,702   $       458       2.74%        $    16,469   $       472       2.87%
    Regular savings and club accounts              11,940           362       3.03%             11,725           358       3.05%
    Money market savings                           19,470           677       3.48%             20,213           711       3.52%
    Certificates of deposit
       Over $100,000                               10,770           575       5.34%             10,040           529       5.27%
       $100,000 and under                          51,039         2,678       5.25%             49,181         2,639       5.37%
                                              -----------   -----------                   ------------   -----------
    Total interest-bearing deposits               109,921         4,750       4.32%            107,628         4,709       4.38%
 Short-term borrowings                              1,095            58       5.30%                857            42       4.90%
                                              -----------   -----------                   ------------   -----------
    Total interest-bearing liabilities            111,016   $     4,808       4.33%            108,485   $     4,751       4.38%
                                                            ===========                                  ===========
 Noninterest-bearing liabilities
    Demand deposits                                18,215                                       17,584
    Other noninterest-bearing liabilities           1,003                                          842
                                              -----------                                 ------------
    Total liabilities                             130,234                                      126,911
 Shareholders' equity                              19,729                                       18,008
                                              -----------                                 ------------
 Total liabilities and stockholders' equity   $   149,963                                 $    144,919
                                              ===========                                 ============

 Net interest income                                        $     6,539                                  $     6,157
                                                            ===========                                  ===========
 Interest rate spread (3)                                                     3.77%                                        3.66%
 Net interest margin (4)                                                      4.67%                                        4.54%

         Interest income and expenses are affected by fluctuations in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by the interaction of rate and volume factors. The following table analyzes the direct causes of the year-to-year changes in net interest earnings on a taxable equivalent basis. Rate/volume variance, the third element in the calculation, along with rate and volume variances, are not shown separately, but are allocated to the rate and volume variances in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccruing loans are included in average loans outstanding.

                            VOLUME AND RATE ANALYSIS
                                 (In thousands)

                                         Six Months Ended June 30                         Year Ended December 31,
                                          1998 compared to 1997            1997 compared to 1996          1996 compared to 1995
                                           Increase (Decrease)              Increase (Decrease)            Increase (Decrease)
                                            Due to Changes in:               Due to Changes in:             Due to Changes in:
                                       ----------------------------    ----------------------------    ----------------------------
                                        Volume     Rate     Total       Volume     Rate     Total       Volume     Rate     Total
                                       --------  --------  --------    --------  --------  --------    --------  --------  --------
Assets:
Securities:
   Taxable                               ($125)     ($42)    ($167)      ($175)       $3     ($172)       $ 327    $ (58)     $ 269
   Tax-exempt                                38       (3)        35        (29)      (15)      (44)         301        71       372
Loans (net)                                 137        36       173         699      (51)       648         720     (121)       599
Federal funds sold                          145         3       148           9       (2)         7       (144)      (13)     (157)
Interest-bearing deposits
  in other banks                              3         -         3           -        -          -           -         -         -
                                       --------  --------  --------    --------  --------  --------    --------  --------  --------
   Total earning assets                     198       (6)       192         504      (65)       439       1,204     (121)     1,083
                                       --------  --------  --------    --------  --------  --------    --------  --------  --------

Interest-bearing deposits:
   Checking                                  12       (4)         8           7      (21)      (14)          99      (12)        87
   Regular savings & club accounts            1       (2)       (1)           7       (3)         4          22      (13)         9
   Money market savings                    (14)         2      (12)        (26)       (8)      (34)          35      (17)        18
   Certificate of deposit:
      Over $100,000                          38        26        64          39         7        46           2        20        22
      $100,000 and under                     52        13        65          98      (59)        39         387        26       413
Short-term borrowings                      (16)         1      (15)          12         4        16          39         1        40
                                       --------  --------  --------    --------  --------  --------    --------  --------  --------
   Total interest-bearing liabilities        73        36       109         137      (80)        57         584         5       589
                                       --------  --------  --------    --------  --------  --------    --------  --------  --------
   Net interest income                     $125     ($42)       $83        $367       $15      $382        $620    ($126)      $494
                                       ========  ========  ========    ========  ========  ========    --------  --------  --------

Interest Sensitivity

         Paramount to earnings performance and the maintenance of sufficient liquidity is the effective management of interest rate risk, commonly referred to as asset/liability management. The interest sensitivity position ("gap") is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, affected by selling securities available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate or the life of an asset or liability. Matching of assets and liabilities repricing in the same interval help to hedge the risk and minimize the impact on interest income in periods of rising and falling interest rates.

         BOF and BSS evaluate interest sensitivity risk in accordance with their asset liability policies, and then formulate strategy regarding asset originations, pricing, funding sources, and off-balance sheet commitments in order to decrease sensitivity risk. These strategies are based on management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors. BOF and BSS establish prices for deposits and loans based primarily on local market conditions.

         At June 30, 1998, UCB had $17.5 million more in liabilities than assets repricing within one year or less and was, therefore, in a liability sensitive position for that period with negative 12.19% cumulative static gaps.

         Generally, positive gaps affect net interest margins and earnings negatively in periods of falling rates, and conversely, higher negative gaps adversely impact net interest margin and earnings in periods of rising rates as a higher volume of liabilities will reprice quicker than assets over the period for which the gap is computed. To soften the potential impact of changes in interest rates, $41.2 million of total loans at June 30, 1998 were either accruing at a variable interest rate or maturing within one year. In addition, at June 30, 1998, federal funds sold, which are repriceable daily, were $1.5 million, and investment securities maturing or repricing within one year totaled $15.6 million, which could be sold quickly to meet special funding needs or to adjust UCB's interest rate sensitivity position.

         The following table presents UCB's interest sensitivity position at June 30, 1998. This is a one-day position that is continually changing and is not necessarily indicative of UCB's position at any other time.

                          INTEREST SENSITIVITY ANALYSIS
                             (Dollars in Thousands)

                                                                             June 30, 1998 (1)
                                                ---------------------------------------------------------------------------
                                                  Within          90-365          1 to 5           Over
                                                  90 Days          Days           Years           5 Years          Total
                                                -----------     -----------     -----------     -----------     -----------
Earning Assets:
Loans, net (2)                                     $ 29,061       $  12,131        $ 38,369        $  7,729       $  87,290
Securities (3)                                        7,872           7,768          25,711          13,475          54,826
Federal funds sold and other                          1,503               -               -               -           1,503
                                                -----------     -----------     -----------     -----------     -----------
      Total earning assets                         $ 38,436       $  19,899        $ 64,080        $ 21,204       $ 143,619
                                                ===========     ===========     ===========     ===========     ===========

Interest-bearing liabilities:
Deposits:
   Interest checking (4)                           $  1,446       $   4,338        $ 11,567        $      -       $  17,351
   Regular and Christmas Club savings (4)             1,592           2,935           5,395           2,098          12,020
   Money market savings                              20,087               -               -               -          20,087
   Certificates of deposit:
      $100,000 and over                               4,536           6,403           2,719               -          13,658
      Less than $100,000                              8,208          25,650          15,666               6          49,530
Short-term borrowings                                   650               -               -               -             650
                                                -----------     -----------     -----------     -----------     -----------
      Total interest- bearing liabilities          $ 36,519       $  39,326        $ 35,347        $  2,104       $ 113,296
                                                ===========     ===========     ===========     ===========     ===========

Period gap                                         $  1,917       $(19,427)        $ 28,733        $ 19,100       $  30,323
Cumulative gap                                     $  1,917       $(17,510)        $ 11,223        $ 30,323
Ratio of cumulative gap to total
   earning assets                                     1.33%         -12.19%           7.81%          21.11%

--------------------------------------

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.
(2)      Excludes nonaccrual loans.
(3) Securities classified "available for sale" are carried at estimated fair value. Securities classified "held to maturity" are carried at amortized cost.
(4) The Company has found that its regular savings and interest checking historically represent core deposits and are not sensitive to changes in related market rates and, therefore, have been spread across the columns.

Noninterest Income

         During the six-month period ended June 30, 1998, total noninterest income increased by $83,000, or 21.3% to $473,000 from a level of $390,000 for the same period of 1997. The largest component of this increase is an increase in service charges of $75,000 from the first six months of 1998 to the first six months of 1997. Miscellaneous noninterest income increased $14,000; the largest component was an $18,000 increase in income from OREO. Also, during the six months ended June 30,

1998, net gains on the sale of investment securities decreased $6,000 compared to the same period in 1997.

         Non-interest income slightly decreased 1.5% to $864,409 in 1997 from $877,395 in 1996. Service charges on deposit accounts and overdraft charges increased by approximately $25,000. This increase was offset by reductions in gains on sales of investment securities of approximately $9,000 and miscellaneous income of approximately $24,000.

                               Noninterest Income
                             (Dollars in Thousands)

                                              Six Months Ended June 30,         Year Ended December 31,
                                              -------------------------        -------------------------
                                                1998             1997            1997             1996
                                              --------         --------        --------         --------
 Overdraft charges on deposit accounts        $    241         $    202        $    494         $    465
 Other service charges on deposit accounts         123              104             191              195
 Fees for other customer services                   66               49             125              130
 Securities gains, net                               -                6               4               13
 Other operating income                             43               29              50               74
                                              --------         --------        --------         --------
 Total noninterest income                     $    473         $    390        $    864         $    877
                                              ========         ========        ========         ========


Noninterest Expense

         Total noninterest expenses for the six-month period ended June 30, 1998, increased $103,000 or 5.3% to $2.055 million from $1.952 million for the same period in 1997. This increase is attributable to the following factors: 1) a $56,000 increase in professional fees, to $111,000 in 1998 from $55,000 in 1997, due to nonrecurring legal fees and timing differences in the rendering of audit services; 2) an increase in equipment costs of $30,000, or 23.1%, to $160,000 in 1998 from $130,000 in 1997, arising from increases in software licensing costs and depreciation and purchase of furniture and equipment; and 3) an increase in other miscellaneous expenses of $41,000 or 10.2%, from $403,000 during the six month period ended June 30, 1997, to $444,000 for the same period during 1998. These increases were partially offset by a decrease in occupancy costs of $24,000 to $118,000 in 1998 from $142,000 in 1997.

         Non-interest expenses for 1997 were $3.873 million, down from $3.926 million for 1996, representing a 1.4% decrease. One-time merger related expenses totaled approximately $190,000 in 1996. As previously mentioned, the holding company was formed in 1996. Miscellaneous expenses also decreased $46,000 from 1996 to 1997. These decreases were partially offset by the following increases:
1) an increase in salaries and employee benefits of $82,000, arising from general pay increases and increased staffing levels due to the continued growth of UCB; 2) an increase in professional fees of $83,000, resulting from the consolidation of the employee benefit program and the establishment of a stock option program for key employees; 3) a $20,000 increase in occupancy costs; and
4) an $11,000 increase in FDIC Insurance premiums. Premiums for FDIC Insurance increased due to increased rates for banks insured by the Bank Insurance Fund.

                              Noninterest Expenses
                             (Dollars in Thousands)

                                              Six Months Ended June 30,         Year Ended December 31,
                                              -------------------------        -------------------------
                                                1998             1997            1997             1996
                                              --------         --------        --------         --------
 Salaries and employee benefits               $  1,086         $  1,093        $  2,165          $ 2,083
 Occupancy expenses                                118              142             284              264
 Depreciation and equipment maintenance            160              130             269              240
 FDIC assessment                                     9                7              15                4
 Postage                                            57               59              99              103
 Professional fees                                 111               55             210              128
 Franchise, state and local taxes                   70               63             127              164
 Merger related expenses                             -                -               -              190
 Other operating expenses                          444              403             704              750
                                              --------         --------        --------         --------
 Total noninterest expenses                   $  2,055         $  1,952        $  3,873         $  3,926
                                              --------         --------        --------         --------

Income Taxes

         Applicable income taxes on earnings for the first six months of 1998 amounted to $348,000, resulting in an effective tax rate of 24.6% compared to $694,000, or 23.7%, in 1997 and $596,000, or 23.7%, in 1996.

ASSET QUALITY

Allowance for Loan Losses

         The allowance for loan losses provides for potential losses inherent in the loan portfolio. Among other factors, management considers UCB's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, nonperforming credits and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends, as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance, and the size of the allowance in comparison to peer banks identified by regulatory agencies.

         During the first six months of 1998, UCB had $53,000 in provision expense compared to $51,000 in the first six months of 1997. Loans charged off, which are charged directly to the allowance when they occur, during the first six months of 1998 amounted to $84,000 compared to $145,000 for the same period in 1997. Recoveries during the first six months of 1998 and 1997 amounted to $30,000 and $52,000, respectively. The ratio of net charge-offs to average outstanding loans was 0.07% in 1998 and 0.12% in 1997. Management feels that the reserve is adequate to absorb any losses on existing loans that may become uncollectible.

         In 1997, UCB had $128,750 in provision expense compared to $101,000 in 1996. Loans charged off, which are charged directly to the allowance when they occur, during 1997 amounted to $333,000 compared to $254,000 in 1996. Recoveries amounted to $101,000 and $112,000 during 1997 and 1996, respectively. The ratio of net charge-offs to average outstanding loans was 0.29% in 1997 and 0.19% in 1996. Management feels that the reserve is adequate to absorb any losses on existing loans that may become uncollectible.

         The following table presents UCB's loan loss and recovery experience for the first six months of the past two years and the years ended December 31, 1997 and 1996.

                            ALLOWANCE FOR LOAN LOSSES
                                 (In thousands)

                                              Six Months Ended June 30,         Year Ended December 31,
                                              -------------------------        -------------------------
                                                1998             1997            1997             1996
                                              --------         --------        --------         --------
Balance, beginning of period                  $  1,106         $  1,209        $  1,209         $  1,250

Charge-offs:
   Commercial                                       15                2             124                7
   Real-estate                                      10                -               8               75
   Installment and consumer loans                   59              143             201              172
                                              --------         --------        --------         --------
      Total charge-offs                             84              145             333              254
                                              --------         --------        --------         --------

Recoveries:
   Commercial                                        1                4               5               18
   Real-estate                                       -               13              32                6
   Installment and consumer loans                   29               35              64               88
                                              --------         --------        --------         --------
      Total recoveries                              30               52             101              112
                                              --------         --------        --------         --------

Net charge-offs                                     54               93             232              142
Provision for loan losses                           53               51             129              101
                                              --------         --------        --------         --------
Balance, end of period                        $  1,105         $  1,167        $  1,106         $  1,209
                                              ========         ========        ========         ========

Net charge-offs to average loans
   outstanding during period                     0.07%            0.12%           0.29%            0.19%

Ratio of allowance of loan losses to total
   loans outstanding at period-end               1.33%            1.38%           1.34%            1.55%

         The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category for determining future loan losses. The following table contains a column summarizing the loan portfolio composition for reference purposes.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (Dollars in Thousands)

                                       Six Months Ended                       Year Ended                        Year Ended
                                        June 30, 1998                     December 31, 1997                 December 31, 1996
                                ------------------------------     ------------------------------     ------------------------------
                                                   Percent of                         Percent of                         Percent of
                                                 Loans in Each                      Loans in Each                      Loans in Each
                                                  Category to                        Category to                        Category to
                                   Amount         Total Loans         Amount         Total Loans         Amount         Total Loans
                                -----------      -------------     -----------      -------------     -----------      -------------
 Commercial                     $       373             28.28%     $       434             28.21%     $       536             26.48%
 Real estate                            511             57.00%             484             54.64%             464             54.15%
 Installment and consumer               221             14.72%             188             17.15%             209             19.38%
                                ===========      =============     ===========      =============     ===========      =============
                                $     1,105            100.00%     $     1,106            100.00%     $     1,209            100.00%
                                ===========      =============     ===========      =============     ===========      =============

Nonperforming Assets

         Total nonperforming assets decreased $134,000 or 38.3% from $350,000 at year-end 1997 to $216,000 at June 30, 1998. Loans past due 90 days or more and still accruing interest increased $235,000 to $354,000 as of June 30, 1998, from $119,000 at December 31, 1997.

         Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, were $350,000 at December 31, 1997, a slight increase of $3,000 or 0.9% from a level of $347,000 at December 31, 1996. Total nonperforming assets and loans over 90 days past due and accruing interest were 0.57% of period-end loans and foreclosed property as of December 31, 1997 as compared to 1.08% at December 31, 1996. At December 31, 1997, in addition to loan on either nonaccrual status or loans past due 90 days or more and still accruing interest, UCB had approximately $4,324,947 of loans that had been internally classified. These loans require more than usual attention and are potential problems. UCB considered these loans in establishing the level of the allowance for loan losses.

         The following table summarizes nonperforming assets and loans past due 90 days or more and still accruing interest as of June 30, 1998, and years end 1997 and 1996.

                              NONPERFORMING ASSETS
                                 (In thousands)

                                                                                         December 31,
                                                                  June 30,         ----------------------
                                                                    1998             1997          1996
                                                                  --------         --------      --------
Nonaccrual loans                                                  $     68         $    180      $    182
Restructured loans                                                       -                -             -
Other real estate owned                                                148              170           165
                                                                  --------         --------      --------
Total nonperforming assets                                        $    216         $    350      $    347
                                                                  ========         ========      ========

Loans past due 90 days or more and still accruing                 $    354         $    119      $    499

Allowance for loan losses                                         $  1,105         $  1,106      $  1,209

Allowance for possible loan loss to nonperforming loans            1625.00%          614.44%       664.29%

Allowance for possible loan loss to nonperforming assets            511.57%          316.00%       348.41%

Nonperforming asssets and loan past due 90 days accruing
  interest to period-end loans and foreclosed property                0.65%            0.57%         1.08%



         UCB places a loan on nonaccrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of both principal and interest is doubtful. UCB's policy is to place loans on nonaccrual status if principal or interest is past due for 90 days or more unless the debt is both well secured and in the process of being collected. For 1997 and 1996, $13,553 and $19,375, respectively, in gross interest income would have been recorded if nonaccrual loans had been current throughout the period outstanding. For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, interest income received on nonaccrual loans was negligible. Impaired loans at June 30, 1998, December 31, 1997 and 1996 were not significant.

FINANCIAL CONDITION

Loan Portfolio

         Loans, net of unearned income and the allowance for loan losses, were $86.2 million at June 30, 1998, an increase from $81.4 million at December 31, 1997, a $4.8 million or 5.9% increase. This is consistent with management's efforts to increase the level of loans.

         Loans, net of unearned income and the allowance for loan losses, were $81.4 million at December 31, 1997, an increase from $77.0 million at December 31, 1996, a $4.4 million or 5.8% increase.

         Loans secured by real estate comprise 57.0% of the total loan portfolio as of June 30, 1998, and include a diverse portfolio of which single family residential loans comprise 24.0% of the loan portfolio. Loans secured by commercial real estate comprised 24.2%, while traditional commercial loans comprised 18.5% of total loans. The commercial category also includes loans secured by other forms of collateral as well as some unsecured debt. Loans secured by agricultural real estate and other loans to the agricultural sector comprised 3.6% and 9.8%, respectively, of the loan portfolio as of June 30, 1998. Other loans to the agricultural sector include unsecured loans and loans secured by farm equipment, crops and other collateral. UCB's consumer portfolio comprised 14.7% of total loans as of June 30, 1998. Real estate construction loans accounted for 2.6% of total loans outstanding as of June 30, 1998. UCB has no loans outstanding to foreign countries.

         Loans secured by real estate comprise 54.6% of the total loan portfolio as of December 31, 1997, and include a diverse portfolio of which single family residential loans comprise 25.1% of the loan portfolio. Loans secured by commercial real estate comprised 20.7%, while traditional commercial loans comprised 19.7% of total loans. The commercial category also includes loans secured by other forms of collateral as well as some unsecured debt. Loans secured by agricultural real estate and other loans to the agricultural sector comprised 3.0% and 8.5%, respectively, of the loan portfolio as of December 31, 1997. Other loans to the agricultural sector include unsecured loans and loans secured by farm equipment, crops and other collateral. UCB's consumer portfolio comprised 17.1% of total loans as of December 31, 1997. Real estate construction loans accounted for 3.1% of total loans outstanding as of December 31, 1997. UCB has no loans outstanding to foreign countries.

         The following table provides a schedule of loans by type and other information.

                                 LOAN PORTFOLIO

                                                                                            December 31,
                                                              June 30,             --------------------------------
                                                                1998                  1997                  1996
                                                             ----------            ----------            ----------
                                                                             (Dollars in thousands)
 Commercial                                                  $   16,131            $   16,257            $   14,273
 Agricultural                                                     8,593                 7,045                 6,437

 Real estate construction                                         2,257                 2,537                 2,304
 Real estate mortgage:
    Residential (1-4 family)                                     20,988                20,758                20,868
    Home equity lines                                             2,258                 2,260                 2,117
    Multifamily                                                       -                     -                     -
    Commercial                                                   21,182                17,098                14,164
    Agricultural                                                  3,137                 2,485                 2,894
                                                             ----------             ---------            ----------
       Real estate subtotal                                      49,822                45,138                42,347
                                                             ----------             ---------            ----------
 Loans to individuals:
    Consumer and installment loans                               12,557                13,842                14,881
    Credit card and related plans                                   311                   329                   277
                                                             ----------             ---------            ----------
       Loans to individuals subtotal                             12,868                14,171                15,158
                                                             ----------             ---------            ----------
       Total gross loans                                         87,414                82,611                78,215
 Less:
       Allowance for loan losses                                  1,105                 1,106                 1,209
       Deferred loan fees                                            56                    56                    52
                                                             ----------             ---------            ----------
       Total net loans                                       $   86,253             $  81,449            $   76,954
                                                             ----------             ---------            ----------

                       MATURITY SCHEDULE OF SELECTED LOANS
                             (Dollars in Thousands)

                                                                            June 30, 1998
                                                ------------------------------------------------------------
                                                   1 Year          1 to 5           After
                                                  or Less           Years          5 Years         Total
                                                -----------     ------------     -----------     -----------
 Commercial and agricultural                    $    17,491     $      6,685     $       548     $    24,724
 Real estate - construction                           2,224               33               -           2,257
                                                ===========     ============     ===========     ===========
    Total                                       $    19,715     $      6,718     $       548     $    26,981
                                                ===========     ============     ===========     ===========

 Loans maturing after one year
    with predetermined rates                                           6,197             526     $     6,723

 Loans maturing after one year
    with variable rate                                                   521              22             543
                                                                ============     ===========     ===========
              Total                                             $      6,718     $       548     $     7,266
                                                                ============     ===========     ===========

------------------------------------------------
(1)      Includes loans in nonaccrual status.

         During the normal course of business, UCB makes various commitments and incurs certain contingent liabilities that are disclosed but not reflected in its financial statements. These commitments and contingent liabilities include commitments to extend credit and financial standby letters of credit. At

June 30, 1998, commitments for standby letters of credit and guarantees written were $1.2 million and commitments to extend credit were $11.8 million. At December 31, 1997 and 1996, commitments for standby letters of credit and guarantees written were $883,000 and $1.1 million, respectively, and commitments to extend credit were $12.1 million and $13.8 million, respectively.

         Interest income on installment, agricultural, commercial, and real estate mortgage loans was computed on the principal balance outstanding. Most variable rate loans carry an interest rate tied to BOF's and BSS's base lending rates, which are set by BOF and BSS, respectively, or to Money Center Prime, as published in the Wall Street Journal.

Investment Securities

         The investment securities portfolio plays a primary role in the management of interest rate sensitivity of UCB and generates substantial interest income. In addition, the portfolio serves as a source of liquidity for depositor and loan demands and is used as needed to meet collateral requirements.

         The securities portfolio consists of two components, investment securities held to maturity and securities available for sale, as prescribed by FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FASB 115"). Securities are classified as securities held to maturity based on management's intent and UCB's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs and other similar factors are classified as available for sale and are carried at estimated fair value.

         At June 30, 1998, total investment securities were $54.7 million, up from $51.6 million at year-end 1997. The increase in the securities portfolio is primarily due to the investment of nonearning cash and federal funds in higher yielding investment securities. Excluding U.S. Treasuries and securities of U.S. agencies, neither the aggregate book value nor the aggregate market value of the securities of any issuer exceeded ten percent of UCB's stockholders' equity.

         At year-end 1997, total investment securities were $51.6 million, down from $56.4 million at year-end 1996. The decline in the securities portfolio was primarily due to the investment of proceeds from the sales and maturities of securities in loans rather than new securities. Excluding U.S. Treasuries and securities of U.S. agencies, neither the aggregate book value nor the aggregate market value of the securities of any issuer exceeded ten percent of UCB's stockholders' equity.

         The following tables present information pertaining to the composition of the investment securities portfolio.

                         INVESTMENT SECURITIES PORTFOLIO
                             (Dollars in Thousands)

                                                                                    December 31,
                                                         June 30,           ----------------------------
                                                          1998                1997                1996
                                                        --------            --------            --------
U.S. Government and federal agencies                    $ 21,405            $ 21,931            $ 28,008
State and local governments                               24,203              22,436              21,876
Corporate debt securities                                  3,481               3,780               4,128
Mortgage-backed securities                                 2,493               2,035               1,634
Collateralized mortgage obligations                           36                  57                 116
Equity securities                                          1,604                  10                 110
Other                                                        209                 209                   -
                                                        --------            --------            --------
   Total amortized cost                                   53,431              50,458              55,872
Net unrealized gain on securities available for sale       1,254               1,106                 518
                                                        --------            --------            --------
   Total securities                                     $ 54,685            $ 51,564            $ 56,390
                                                        --------            --------            --------

                MATURITIES OF SECURITIES HELD AS OF JUNE 30, 1998
                             (Dollars In thousands)

                                                                                                 Over 10
                                                                                                 Years &
                                            1 Year             1 to 5           5 to 10           Equity
                                            or Less             Years            Years          Securities         Total
                                          -----------       -----------       -----------       -----------      ----------
US Agency securities:
   Amortized cost                         $     2,753       $    14,110       $     4,770       $     1,204      $   22,837
   Fair value                                   2,749            14,122             4,791             1,205          22,867
   Weighted average yield                       5.88%             5.94%             6.41%             5.92%           6.03%

US Treasury securities:
   Amortized cost                         $       800       $         -       $       260       $         -      $    1,060
   Fair value                                     800                 -               261                 -           1,061
   Weighted average yield                       5.17%             0.00%             7.06%             0.00%           5.63%

State and Political Subdivisions:
   Amortized cost                         $       900       $     9,298       $    13,135       $       871      $   24,204
   Fair value                                     907             9,441            13,334               898          24,580
   Weighted average yield                       8.29%             7.27%             7.20%             7.42%           7.28%

Other Securities:
   Amortized cost                         $       700       $     2,235       $       287       $     2,108      $    5,330
   Fair value                                     700             2,256               295             3,006           6,257
   Weighted average yield                       6.05%             6.89%             6.72%             4.27%           5.74%

 Total Securities (1):
   Amortized cost                         $     5,153       $    25,643       $    18,452       $     4,183      $   53,431
   Fair value                                   5,156            25,819            18,681             5,109          54,765
   Weighted average yield                       6.21%             6.50%             6.99%             5.40%           6.56%

-----------------------------

(1) Yields on tax-exempt securities are computed on a taxable-equivalent basis.

Deposits

         Deposits provide funding for BOF's and BSS's investment in loans and securities. A primary objective is to increase core deposits as a means to fund asset growth at less cost. It is anticipated that competition for deposits will increase within the BOF's and BSS's primary market areas. At the same time, interest paid for deposits must be managed carefully to control the level of interest expense. Total deposits decreased by $2.4 million or 1.8% from $133.5 million at December 31, 1997 to $131.1 million at June 30, 1998. Noninterest bearing deposits decreased by $2.3 million or 11.1% from $20.8 million at the end of 1997 to $18.5 million at June 30, 1998. Interest bearing deposits were relatively unchanged from December 31, 1997 to June 30, 1998 at $112.6 million. Certificates of deposits decreased by $317,000 from $63.8 million at December 31, 1997 to $63.4 million at June 30, 1998. During the same period, money market accounts increased $722,000 from $19.4 million to $20.0 million. Noninterest bearing deposits were 13.9% of total deposits at June 30, 1998. As discussed below, the decline in noninterest bearing deposits is primarily due to the seasonality of the agricultural industry in BOF's and BSS's market areas.

         Total deposits grew by $3.7 million or 2.8% from $129.8 million at December 31, 1996 to $133.5 million at December 31, 1997. Noninterest bearing deposits increased by $536,000 or 2.6% from $20.3 million at the end of 1996 to $20.8 million at the end of 1997. Interest bearing deposits were $112.7 million as of December 31, 1997, increasing by $3.2 million or 2.9%, from year-end 1996 of $109.5 million. From 1996 to 1997, certificates of deposits increased by $3.8 million and money market account decreased by $1.2 million. Noninterest bearing deposits were 15.6% of total deposits at both December 31, 1997 and 1996.

         BOF and BSS offer individuals and small-to-medium sized businesses a variety of deposit accounts, including checking, savings, money market, and certificate of deposits. Certificates of deposit are obtained primarily from the communities that BOF and BSS serve. BOF and BSS also carry interest-bearing deposits with state and local municipal governments. The following table summarizes the average deposits and rates paid during 1998, 1997 and 1996.

                         AVERAGE DEPOSITS AND RATES PAID
                             (Dollars in Thousands)

                                                                                      For the Year Ended December 31,
                                                                        ----------------------------------------------------
                                                  June 30, 1998                   1997                         1996
                                            ------------------------    ------------------------    ------------------------
                                              Amount         Rate         Amount         Rate         Amount         Rate
                                            ----------    ----------    ----------    ----------    ----------    ----------
 Noninterest-bearing accounts               $   17,758             -    $   18,215            -     $   17,584             -
                                            ----------                  ----------                  ----------
 Interest-bearing accounts
    Interest checking                           17,572         2.64%        16,702         2.74%        16,469         2.87%
    Money market                                19,078         3.47%        19,470         3.48%        20,213         3.52%
    Regular savings                             12,000         2.98%        11,940         3.03%        11,725         3.05%
    Time deposits
       Less than $100,000                       52,129         5.19%        51,039         5.23%        49,181         5.36%
       $100,000 and over                        12,298         5.82%        10,770         5.37%        10,040         5.27%
                                            ----------    ----------    ----------    ----------    ----------     ----------
    Total interest-bearing                     113,077         4.34%       109,921         4.33%       107,628         4.38%
                                            ----------    ==========    ----------    ==========    ----------     =========
 Total deposits                             $  130,835                  $  128,136                  $  125,212
                                            ----------                  ----------                  ----------

         The following table summarizes the maturities of certificates of $100,000 and over at June 30, 1998.

                     MATURITIES OF CD'S OF $100,000 AND OVER
                             (Dollars in Thousands)

                             Within               Three              Six to               Over
                             Three               to Six              Twelve              Twelve
                             Months              Months              Months              Months               Total
                          ------------        ------------        ------------        ------------        ------------
 At June 30, 1998         $      4,536        $      2,495        $      3,907        $      2,720        $     13,658

Short-term Borrowings

         In the course of operations, due to fluctuations in loan and deposit levels, BOF and BSS occasionally find it necessary to purchase federal funds on a short-term basis. BOF and BSS maintain federal funds line arrangements with several regional banks, whereby they may collectively purchase funds totaling $15,277,000. UCB has been, and continues to be, a net provider of funds in the market place. Based on certain criteria and acceptable collateral, BOF and BSS may each borrow $6.5 million from the Federal Home Loan Bank. As of June 30, 1998, BOF and BSS had no outstanding borrowings on these lines.

         BOF offers overnight repurchase agreements to a commercial customer, which amounted to $650,000 at June 30, 1998, $309,000 at year-end 1997 and $229,000 at year-end 1996.

Capital Resources

         The adequacy of BOF's and BSS's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of BOF's and BSS's resources and consistent with regulatory requirement and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

         The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted new capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. At June 30, 1998 and December 31, 1997 and 1996, the required minimum ratio of qualifying total capital to risk-weighted assets was 8%, of which 4% must be tier-one capital. Tier-one capital includes stockholders' equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. At June 30, 1998, on a consolidated basis, UCB's total risk-based capital ratio was 21.06%, BOF's was 16.30% and BSS's was 27.92%, all of which were well above the regulatory minimum of 8.0%. At December 31, 1997, on a consolidated basis UCB's total risk-based capital ratio was 21.11%, BOF's was 16.71% and BSS's was 27.80%. As of December 31, 1996, the total risk-based capital ratio for UCB, BOF and BSS were 19.48%, 15.58% and 24.83%, respectively.

         Further information on capital adequacy for BOF and BSS may be found in the table below.

                                 CAPITAL RATIOS

                                          June 30, 1998          December 31, 1997       December 31, 1996
                         Regulatory   ---------------------    ---------------------   ---------------------
                          Minimum       BOF    BSS    UCB        BOF    BSS    UCB       BOF    BSS    UCB
                          -------       ---    ---    ---        ---    ---    ---       ---    ---    ---
Risk based capital
  Tier 1                   4.00%      15.17%  26.88% 19.97%     15.54% 26.69% 19.97%    14.40% 23.58% 18.27%
  Total                    8.00%      16.30%  27.92% 21.06%     16.71% 27.80% 21.11%    15.58% 24.83% 19.48%

Leverage                   4.00%      10.58%  16.04% 13.10%     10.35% 15.84% 12.69%     9.58% 15.45% 12.08%

Liquidity

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale of existing assets or the acquisition of additional funds through short-term borrowings. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold and investments and loans maturing within one year. As a result of UCB's management of liquid assets, and the ability to generate liquidity through liability fundings, management believes that UCB maintains overall liquidity sufficient to satisfy its depositors' requirements and to meet customers' credit needs.

         Cash and cash equivalents totaled $7.8 million at June 30, 1998, $17.2 million at December 31, 1997 and $11.2 million at December 31, 1996. At June 30, 1998, cash and due from banks, federal funds sold and securities classified as available for sale were $54.9 million, 36.9% of total earning assets, compared to $59.0 million and $57.2 million, 39.3% and 41.7% of total earning assets at December 31, 1997 and 1996, respectively. Asset liquidity is also provided by managing both loan and securities maturities.

         Additional sources of liquidity available to UCB include BOF's and BSS's capacity to borrow additional funds through several established federal funds arrangements and the Federal Home Loan Bank. UCB has no long-term debt.

Effects of Inflation and Changing Prices in Seasonality

         The financial statements and related data presented herein were prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power of money over time due to inflation.

         The effect of changing prices on financial institutions is typically different from other industries, as UCB's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices.

         Because of the seasonality of the agricultural industry, the volume of loans and deposits typically fluctuate during the year. Loans are typically heaviest from April to November and deposits are typically their lowest during the same period as farmers either use their deposits or borrow to pay expenses. At the end of the year and the beginning of the following year, loans decrease as they are repaid and deposits increase as a result of the sale of the fall harvest.

Year 2000 Project

         The Year 2000 technology problem presents risks to all corporations due to the potential failure of date related systems. UCB and its subsidiaries have undertaken a variety of measures to ensure that hardware and software systems will be century date compliant. BOF and BSS have established project plans, completed hardware and software inventories and developed preliminary impact assessments. BOF's and BSS's have initiated contacts with vendors for specific project compliance confirmation.

         UCB has executed a contract to outsource its data processing with MACB. In August 1998, BSS converted to MACB's systems, and BOF has planned a similar conversion for November 1998.

         Testing of primary software applications will be conducted in conjunction with regularly scheduled testing and is not expect to result in material additional costs. The testing phase is expected to be completed by early 1999. In addition to efforts to ensure readiness of internal systems, BOF and BSS have informed many retail and commercial customers of the need to address the Year 2000 issue. Based upon the results of the preliminary impact assessment and information provided by vendors, management believes that its plan for determining century date compliance is adequate and that UCB will not incur significant incremental costs to achieve compliance.

Recent Accounting Pronouncements

         Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This
Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statements of financial position and measures those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although management is currently studying this Statement, UCB does not expect this Statement to materially affect its financial condition or results of operations.

         The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, in April 1998. This SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization of both development stage and established operating entities, and it changes existing practice for some industries. The SOP broadly defines start-up activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, it is UCB's policy to expense such costs. Therefore, this SOP is not expected to materially effect UCB's financial condition or results of operations.

                              SHAREHOLDER PROPOSALS

         If the Reorganization is not consummated, proposals of UCB shareholders intended to be presented at the next annual meeting of UCB, which would be held on or about ________ __, 1999, must be received in writing by the Secretary of UCB no later than _______ __, 199_, in order to be included in the proxy materials relating to the next annual meeting.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.

         MACB is chartered under the laws of the Commonwealth of Virginia and headquartered in Gloucester, Virginia. MACB is the holding company for PTB, which operates seven full-service banking offices in Gloucester, Charles City County, Williamsburg, Newport News, Glenns (northern Gloucester County) and Mattaponi. PTB opened for business in 1989 and at June 30, 1998, MACB had grown to $181.3 million in assets, $159.6 million in deposits and $20.6 million in stockholders' equity.

         Incorporated in Virginia in 1988, PTB is organized under the Virginia Banking Act, as amended, and commenced business as a commercial bank on July 20, 1989.

         PTB is a community-oriented bank that provides a broad range of banking services to small and medium sized businesses and individuals located within its market area. These services include free consumer checking accounts, commercial checking accounts, savings programs, money market accounts, certificates of deposit, safe deposit facilities and automated teller facilities. Lending services include a variety of commercial, real estate, term and installment loans and consumer loan programs. Business lending emphasizes local companies seeking credit for working capital and the purchase of equipment, and on a term basis for physical facilities. Real estate lending emphasizes single family residential activity and includes home improvement loans, construction lending, and home equity lines of credit. PTB also offers credit cards and related services to both individual and merchant accounts.

         PTB offers a wide range of deposit accounts, including individual and commercial demand accounts, statement savings, interest checking and money market savings accounts, and fixed rate, fixed term certificates. Each of PTB's offices offer extended lobby and drive-in hours and a 24 hour ATM. PTB also offers traveler's checks, cashier's checks and money orders, U.S. savings bonds and withholding tax depository services.

         PTB strives to provide its customers with the breadth of products and services comparable to a regional bank, while maintaining the quick response and high level of service of a community bank. To implement this strategy, MACB maintains an experienced, highly-trained professional staff. Senior management has an average of 27 years of banking experience.

         MACB intends to strengthen PTB's position as a leading community bank in the Peninsula Region of Virginia by building a strong local ownership base and by further developing a community-based branch banking network. PTB's identity as a community-oriented bank also defines its strategy for growth. Management believes that the general trend toward consolidation of the banking industry in PTB's market area has created a niche for community-based lenders emphasizing smaller loans. To exploit this niche, management intends to continue to develop its community-based branch banking network in the Peninsula Region.

         On March 31, 1998, MACB acquired a 50% membership interest in Johnson Mortgage Company L.L.C. ("JMC"). JMC originates long-term fixed-rate mortgage loans and sells them in the secondary mortgage market. JMC has offices at MACB's headquarters in Gloucester, in PTB's branch office in Williamsburg and in Newport News and Portsmouth. J. Morris Johnson and R. Allen Barber, III, the former owners of JMC's predecessor, Johnson Mortgage Company of Newport News, hold the remaining 50% membership interests in JMC.

Market Area

         MACB's market area is in the Peninsula Region of Virginia, which lies east of Richmond, north of the James River and south of the Rappahannock River. The principal office of MACB and PTB is in Gloucester, Virginia, while PTB has branch offices in Glenns (northern Gloucester County), Charles City County, King and Queen County and the cities of Newport News and Williamsburg.

         Gloucester County is primarily a residential area with a work force commuting to other cities and counties. Seafood and farming are the primary local industries. MACB's offices in Gloucester County also draw customers from the adjacent counties of Mathews, Middlesex and King & Queen.

         The market area served by PTB's Williamsburg branch office has been identified as primarily the City of Williamsburg and James City and York Counties. The City of Williamsburg is comprised of approximately nine square miles and is bordered by York County to the north and east and James City County to the south and west.

         PTB's Charles City County branch office primarily serves that county. In addition, this branch attracts business from the New Kent County market. Both of these communities are rural in nature. PTB is the only depository institution operating in Charles City County.

         The Newport News office opened in 1995. Newport News, which lies to the southeast of Williamsburg, has a population of approximately 175,000 and is dominated by the ship building, technology and manufacturing industries.

Lending Activities

         PTB's lending efforts are directed primarily to making loans to individuals and businesses in its market area. Consistent with its focus on providing community banking services, PTB has not attempted to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside its primary market area. PTB's legal lending limit was approximately $2.6 million at June 30, 1998. PTB had approximately $26.0 million in loan commitments and performance stand by letters of credit outstanding at June 30, 1998.

         Commercial Business Lending. PTB's commercial loans are made primarily to service, retail and wholesale businesses for a variety of purposes, including short-term working capital loans, term loans and equipment financing loans. Pricing of commercial business loans is tied to the prevailing prime interest rate, at a factor over prime. Pricing decisions in individual cases are based on perceived credit risk and anticipated administrative costs. To the extent permissible, pricing on commercial loans also takes into account any depository relationship between the borrower and PTB which, in many cases, can provide for a stable lending and depository relationship. Commercial loans were $14.0 million, or 12.1% of total loans at June 30, 1998.

         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but also offer commensurately higher yields. Although PTB typically looks to the borrower's cash flow as the principal source of repayment for such loans, the large majority of MACB's commercial loans are secured by assets, such as real estate, accounts receivable, inventory, and other forms of collateral. Real estate is the predominant type of collateral for PTB's business loans. In addition, PTB's commercial loans are generally personally guaranteed by the principals of the business.

         Commercial Mortgage and Construction Lending. Commercial mortgage loans were $24.0 million, or 20.8% of total loans at June 30, 1998. In recent years larger banks in MACB's market area have demonstrated less interest in commercial mortgage lending, which has led to increased opportunities for MACB to originate loans of this type. PTB operates under strict guidelines associated with commercial mortgages. Loans of $250,000 or greater require full certified commercial appraisals, complete with environmental impact studies. Loans must not exceed 75% of appraised value. MACB's commercial mortgage loans are predominantly owner-occupied properties and are not for speculative purposes. In general, PTB does not originate permanent mortgage loans or construction loans on income producing properties such as apartments, shopping centers, hotels or office buildings that are not owner-occupied.

         At June 30, 1998, real estate construction loans comprised $7.6 million, or 6.6%, of total loans. The majority of construction loans are for one-family residences that are either pre-sold or contract homes with permanent financing pre-arranged. PTB's construction loans for residential purposes are limited to situations where the borrower has a pre-approved take-out commitment for permanent financing. PTB also obtains a first lien on the security property as collateral for its construction loans. PTB primarily limits its lending activities to borrowers with demonstrated financial strength and makes speculative construction loans only on a limited basis to local builders. As a result of PTB's strict underwriting standards, MACB has experienced modest losses involving its construction loan portfolio.

         Commercial mortgage and construction lending entail significant additional risk as compared with residential mortgage lending. Commercial mortgage and construction loans can involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the home under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize risks associated with construction lending, PTB limits loan amounts to 80% of appraised value on pre-sold homes in addition to its usual credit analysis of its borrowers. PTB also obtains a first lien on the property as security for its construction loans. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or the economy generally.

         Residential Mortgage Lending. MACB's residential real estate loan portfolio, which includes home equity lines, comprised approximately $43.8 million, or 37.9%, of total loans at June 30, 1998. The residential mortgage loans made by PTB have a fixed interest rate for no more than 36 months and are limited to single family, owner-occupied residences within PTB's market area. Additionally, residential mortgage loans are not made for principal amounts exceeding 80% of the appraised value of the underlying real estate.

         Consumer Lending. PTB currently offers most types of consumer time and installment loans, including automobile loans and consumer credit through its Visa and MasterCard programs and its overdraft protection program. At June 30, 1998, MACB's installment loans comprised approximately $26.3 million, or 22.7%, of the total loan portfolio. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in MACB's market area.

         Credit Policies and Loan Administration. PTB has adopted a comprehensive lending policy which includes underwriting standards for all types of loans and pricing guidelines. PTB's policy specifies "permitted" loans, as well as "undesirable and prohibited" loans. Collateral requirements and maturity limits also are addressed. In an effort to manage risk, all credit decisions are made according to prescribed lending authorities for each loan officer and the Loan Committee of the Board of Directors. These lending authorities are approved by the full Board.

         PTB's loan approval policies provide for various levels of officer lending authority. When the aggregate outstanding loans to a single borrower exceed an individual officer's lending authority the loan request must be approved by an officer with a higher lending limit or by the Loan Committee of the Board. PTB has assigned a lending limit for the Loan Committee. Loans which would exceed the Loan Committee's assigned limit also must be approved by the Board of Directors.

         The Loan Committee of the Board of Directors meets monthly unless more frequent meetings are necessary. Mr. Farinholt, who also serves as PTB's Senior Lending Officer, is not a member of the Loan Committee. Mr. Smith, whose primary responsibilities do not include loan origination, is a member of the Loan Committee.

         To promote MACB's business, PTB has local boards associated with its branch offices in Williamsburg, Newport News and Charles City County. Each local board has a local loan committee. The Williamsburg, Newport News and Charles City local loan committees have the authority to approve real estate loans up to $350,000, $500,000 and $250,000, respectively. Lesser lending limits apply to loans that are unsecured or secured by collateral other than real estate. Either Mr. Farinholt or Mr. Smith attends each local board meeting at which local loan committee actions are reviewed, but neither is a member of any local loan committee. Loans approved by the local loan committees, within their respective lending limits, are reviewed, but are not normally re-approved by the Loan Committee of the Board of Directors.

         All loans to a particular borrower are reviewed each time the borrower requests a renewal or extension of any loan or requests an additional loan. All lines of credit are reviewed prior to renewal.

Competition

         In its market area, MACB is subject to intense competition from a number of local, regional and superregional banking organizations, along with other financial institutions and companies that offer financial services, such as savings and loan associations, credit unions, industrial loan associations, securities firms, insurance companies, small loan companies, finance companies, mortgage companies and other financial service enterprises. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to larger borrowers, relative lending limits. Many of the financial organizations in competition with MACB have much greater financial resources and larger branch networks than MACB. Certain of these institutions have significantly higher lending limits than PTB and may provide various services for their customers, such as trust services, which PTB does not presently offer to customers. In addition, there can be no assurance that additional financial institutions, with substantially greater resources than MACB, will not establish operations in PTB's service area.

         MACB is one of 15 banking institutions with offices in Gloucester County, Williamsburg or Newport News. It is the only depository institution with a branch office in Charles City County. At June 30, 1997, the most recent date for which such records are available, PTB held approximately 27.0% of the total bank deposits in Gloucester County, 100% in Charles City County and approximately 8.1% and 1.8%, respectively, in the cities of Williamsburg and Newport News. In addition, PTB's Mattaponi branch office, which PTB purchased in July 1998, accounted for 100.0% of the total bank deposits in King and Queen County at June 30, 1997.

         PTB has enjoyed an excellent response from the communities in which it has opened offices. Management feels this success is due to many factors, including modern and well located branch offices, extended lobby hours, Saturday lobby hours, and ATMs which are actively utilized by both customers and non-customers of PTB. PTB pays competitive interest rates on its deposits.

Employees

         As of June 30, 1998, MACB employed a total of 96 individuals on a full-time basis and 13 individuals on a part-time basis. None of MACB's employees is represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.

Properties

         MACB's headquarters is located at 7171 George Washington Memorial Highway. The property was purchased by MACB at a cost of $255,000. The total capitalized cost of the building and land improvements is $752,000.

         The Williamsburg branch office is located at 1031 Richmond Road. The total capitalized cost of the building and land improvements is approximately $396,000. A second Williamsburg branch at 100 McLaws Circle opened in September 1998. The branch building and land were acquired from Wachovia Corporation at a cost of $443,000 and formerly housed a branch office of Jefferson National Bank.

         The Charles City County branch office is located at 10000 Courthouse Road on approximately 1.7 acres in Charles City County. The property was purchased by MACB at a cost of $27,000. The total capitalized cost of the building and land improvements is approximately $631,000.

         The Newport News branch office is located at the corner of Thimble Shoals Boulevard and J. Clyde Morris Boulevard near the entrance to the Oyster Point Industrial Park. MACB acquired the land for its permanent Newport News branch site in 1996 at a cost of approximately $620,000. The total capitalized cost of the building and land improvements is approximately $879,000.

         The Glenn's branch office is located at 14833 George Washington Memorial Highway in Glenns (northern Gloucester County). The office is on a 43 acre site that PTB acquired in 1996 at a cost of $312,000. Building improvements for the Glenns branch office totaled approximately $1.2 million. The 43 acre site has been subdivided and MACB intends to market the portion of the property that is not used for PTB's branch operations.

         In July 1998, MACB opened a branch office in Mattaponi (King and Queen County). PTB purchased the branch office and certain deposits from First Virginia Bank - Commonwealth at a cost of $600,000.

Legal Proceedings

         MACB is a party to various legal proceedings from time to time in the ordinary course of business. Based upon information currently available, management believes that such legal proceedings, if determined adversely to MACB, would not have a material adverse effect on MACB's business, financial position or results of operations.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presents management's discussion and analysis of the consolidated financial condition and results of operations of MACB as of the dates and for the periods indicated. This discussion should be read in conjunction with the Selected Financial Data, MACB's Consolidated Financial Statements and the Notes thereto, and other financial data appearing elsewhere in this report.

Overview

         After organizing in 1988 and opening in July 1989, PTB has posted consistent increases in assets, deposits, and net income. Earnings of $1.8 million reported by MACB for 1997 represented the eighth consecutive year of increased income. Asset growth also depicted a year of dynamic performance.

         Net income for the six months ended June 30, 1998 totaled $1.0 million. This amount represents a 31.6% increase over net income of $765,000 for the same period in 1997. The increase reflects both the initial cost of implementing check imaging in the second quarter of 1998 and increases in net interest income and non-interest income. The check imaging process required the purchase of computer hardware and software approximating $500,000, resulting in increased depreciation expense. However, the new technology will greatly enhance employee efficiency in rendering customer statements and performing account research. This technology will allow for better customer service while also controlling future personnel and overhead costs and was, therefore, considered an investment in improving earnings over time.

         Net income for the year ended December 31, 1997 totaled $1.8 million, a 19.3% increase over net income of $1.5 million for the year ended December 31, 1996.

         A meaningful measure of earnings efficiency is Return on Average Total Assets ("ROA"). An industry benchmark for this ratio is 1.00%, which indicates satisfactory employment of resources to support operations, payment of dividends, and internal generation of capital to fund future growth. Typically, this level of profitability is common (even expected) in banks with slow to moderate asset growth. However, earnings are sometimes compromised for rapid asset growth. PTB's asset growth has exceeded 16% in each of its eight full years of operation, representing a challenge to earnings performance. The ROA for the year ended December 31, 1997 was 1.26%, which compares favorably with the industry benchmark and with the ROA for the year ended December 31, 1996 of 1.30%.

         MACB operates by attracting deposits from the general public and employing such deposit funds in the purchase of investment securities and the making of commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. MACB's major expense is interest paid on deposits. Results of operations depend primarily on the level of net interest income, which is the interest and fees earned on loans plus investment interest minus interest paid on deposits and short-term borrowings. Thus, net interest income is reflective of yields received in interest-earning assets and the rates paid on interest-bearing liabilities.

         MACB enjoyed strong balance sheet expansion during the six months ended June 30, 1998, with total assets increasing $22.0 million, or 13.8% over December 31, 1997. Growth was funded almost entirely from new deposits, which increased by $21.1 million for the six months ended June 30, 1998. Loan demand maintained strong growth during the six months ended June 30, 1998, as net loans at June 30, 1998 increased $9.5 million, or 9.1 %, over net loans at December 31, 1997.

         Total assets at December 31, 1997 were $159.3 million, a increase of $22.9 million, or 16.8%, over total assets at December 31, 1996. The primary source of this growth was an increase in total deposits of $17.9 million (14.9%). Employment of these new resources was accomplished through increases in the loan portfolio and investment securities account of $13.2 million (14.5%) and $4.1 million (15.0%), respectively. Other time deposits at December 31, 1997 were $64.7 million, a 43.7% increase over other time deposits at December 31, 1996. Deposits represented 98.9% of MACB's total liabilities at December 31, 1997.

Net Interest Income

         Net interest income represents the principal source of earnings for MACB. Net interest income equals the amount by which interest income exceeds interest expense. Earning assets consist primarily of loans and securities, while deposits represent the major portion of interest-bearing liabilities. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents MACB's net yield on its earning assets.

         The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances.

    Average Balances, Interest Income and Expenses, Average Yields and Rates

                                                                Six Months Ended June 30,
                                                                -------------------------
                                                        1998                                  1997
                                                      Interest                              Interest
                                          Average     Income/      Yield/       Average      Income/      Yield/
                                          Balance     Expense       Rate        Balance      Expense      Rate
                                          -------     --------     ------       -------     --------      -----
                                                                  (Dollars in Thousands)
ASSETS:
Interest earning assets:
  Federal funds sold                     $  9,231     $   253        5.48%     $  3,702      $   100       5.40%
  Securities (1):
  Obligations of
    U.S. Treasury                             630          18        5.71%          619           22       7.11%
    U.S. government agencies and
      corp.                                27,294         957        7.01%       20,133          749       7.44%
  Other securities                          7,229         262        7.25%        7,761          292       7.52%
                                            -----         ---                     -----          ---
    Total securities                       35,153       1,237        7.04%       28,513        1,063       7.46%
  Loans (2)                               110,390       5,772       10.46%       95,503        4,960      10.39%
                                          -------       -----                    ------        -----
    Total interest-earning assets         154,774      $7,262        9.38%      127,718       $6,123       9.59%
                                                       ======                                 ======
Non-interest-earning assets:
  Cash and due from banks                   4,260                                 4,032
  Other assets                              9,696                                 7,504
  Gross unrealized gain (loss) on
     available for sale securities            118                                 (313)
  Less: allowance for loan losses         (1,370)                               (1,194)
  Deferred loan fees                        (535)                                 (495)
                                            -----                                 -----
    Total non-interest-earning assets      12,169                                 9,534
                                           ------                                 -----
    Total assets                         $166,943                              $137,252
                                         ========                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest bearing liabilities:
  Deposits:
  Interest bearing demand                $ 28,698     $   461        3.21%     $ 24,248      $   384       3.17%
  Savings                                  16,153         233        2.88%       12,992          215       3.31%
  Other time                               83,252       2,333        5.60%       68,686        1,896       5.52%
                                           ------       -----                    ------        -----
    Total interest bearing deposits       128,103       3,027        4.73%      105,926        2,495       4.71%
  Short-term borrowings                       213           5        4.69%          247            5       4.05%
  Long-term debt                               28           1        7.14%           40            1       5.00%
                                               --           -                        --            -
    Total interest-bearing liabilities    128,344      $3,033        4.73%      106,213       $2,501       4.71%
                                                       ======                                 ======
Non-interest-bearing liabilities:
  Demand deposits                          17,787                                15,349
  Other liabilities                           840                                   871
                                              ---                                   ---
    Total non-interest-bearing
     liabilities                           18,627                                16,220
                                           ------                                ------
    Total liabilities                     146,971                               122,433
Stockholders' equity                       19,972                                14,819
                                           ------                                ------
  Total liabilities and stockholders'
   equity                                $166,943                              $137,252
                                         ========                              ========
Net interest income                                    $4,229                                 $3,622
                                                       ======                                 ======
Interest rate spread (3)                                             4.65%                                 4.88%
Net interest margin (4)                                              5.46%                                 5.67%


                                                                 Year Ended December 31,
                                                                 -----------------------
                                                        1997                                  1996
                                                        ----                                  ----
                                                      Interest                              Interest
                                          Average     Income/      Yield/       Average      Income/      Yield/
                                          Balance     Expense       Rate        Balance      Expense      Rate
                                          -------     --------     ------       -------     --------      -----
                                                                (Dollars in Thousands)
ASSETS:
Interest earning assets:
  Federal funds sold                      $ 8,073     $   454        5.62%      $ 4,153      $   231       5.56%
  Securities (1):
  Obligations of
    U.S. Treasury                             626          44        7.03%           61            5       8.20%
    U.S. government agencies and
      corp.                                20,370       1,501        7.37%       17,930        1,291       7.20%
  Other securities                          7,771         579        7.45%        6,562          559       8.52%
                                            -----         ---                     -----          ---
    Total securities                       28,767       2,124        7.38%       24,553        1,855       7.56%
  Loans (2)                                98,853      10,368       10.49%       81,323        8,689      10.68%
                                           ------      ------                    ------        -----
    Total interest-earning assets         135,693     $12,946        9.54%      110,029      $10,775       9.79%
                                                      =======                                =======
Non-interest-earning assets:
  Cash and due from banks                   4,133                                 3,797
  Other assets                              7,746                                 5,631
  Gross unrealized gain (loss) on
     available for sale securities          (163)                                 (309)
  Less: allowance for loan losses         (1,263)                                 (985)
  Deferred loan fees                        (508)                                 (431)
                                            -----                                 -----
    Total non-interest-earning assets       9,945                                 7,703
                                            -----                                 -----
    Total assets                         $145,638                              $117,732
                                         ========                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest bearing liabilities:
  Deposits:
  Interest bearing demand                $ 22,469     $   787        3.50%     $ 21,471      $   690       3.21%
  Savings                                  15,469         440        2.84%       10,710          357       3.33%
  Other time                               73,072       4,078        5.58%       57,115        3,301       5.78%
                                           ------       -----                    ------        -----
    Total interest bearing deposits       111,010       5,305        4.78%       89,296        4,348       4.87%
  Short-term borrowings                       250          10        4.00%          233            9       3.86%
  Long-term debt                               37           2        5.41%           50            3       6.00%
                                               --           -                        --            -
    Total interest-bearing liabilities    111,297      $5,317        4.78%       89,579       $4,360       4.87%
                                                       ======                                 ======
Non-interest-bearing liabilities:
  Demand deposits                          16,725                                13,514
  Other liabilities                         1,484                                   785
                                            -----                                   ---
    Total non-interest-bearing
     liabilities                           18,209                                14,299
                                           ------                                ------
    Total liabilities                     129,506                               103,878
Stockholders' equity                       16,132                                13,854
                                           ------                                ------
  Total liabilities and stockholders'
   equity                                $145,638                              $117,732
                                         ========                              ========
Net interest income                                    $7,629                                 $6,415
                                                       ======                                 ======
Interest rate spread (3)                                             4.76%                                 4.92%
Net interest margin (4)                                              5.62%                                 5.83%

--------------------
(1) Includes Investment Securities and Investments Held for Sale. See " - Securities."
(2)      Nonaacrual loans are included in the average balance.
(3) Interest spread is the average yield earned on earning assets less the average rate incurred on interest-bearing liabilities.
(4) Net interest margin is fully taxable equivalent net interest income expressed as a percentage of average earning assets.


         Total interest and fee income from loans and investments for the six months ended June 30, 1998 was $7.2 million, an 18.7% increase over total interest income of $6.1 million for the same period in 1997. Total interest income for the year ended December 31, 1997 was $12.9 million, a 20.8% increase over total interest income of $10.7 million for the same period in 1996. This increase was accomplished through an increase in total average earning assets from $110.0 million for 1996 to $135.7 million for 1997. As a percentage of average total assets, the earning assets component was relatively constant, declining slightly from 93.5% in 1996 to 93.2% in 1997. Total interest expense increased $958,000 (22.0%) in 1997 to a total of $5.3 million.

         Net interest income for the six months ended June 30, 1998 totaled $4.2 million, an 17.0% increase over net interest income of $3.6 million for the same period in 1997. The net interest margin experienced modest contraction as renewing deposits among consumer CDs reflected an upward trend in renewal rates. This trend occurred during the second quarter of 1998 when the average yield on the securities portfolio declined by 42 basis points. As a result, the 18.7% increase in interest income for the six months ended June 30, 1998 compared to the same period in 1997 was offset by a 21.3% increase in interest expense for the same period. The net interest margin remains above management's target of 5.25%.

         Net interest income for the year ended December 31, 1997 increased $1.3 million, or 20.0%, over net interest income for the year ended December 31, 1996. The net interest margin declined from 5.83% in 1996 to 5.62% in 1997. The banking industry, as a whole, is forecasting tighter or shrinking interest margins. This view is due to steadily rising competition for sources of funds from such nonbank competition as credit unions and mutual funds. Competition for consumer loans, particularly vehicle and mortgage related (equity line) products continues to be impacted by nonbank players also.

         Competition between banks and credit unions is being conducted on an uneven playing field in that banks and credit unions have dissimilar income tax liabilities. Banks bear substantially greater tax burdens than do credit unions. This situation has resulted in intense pressure on competitive interest rates. A challenge for MACB, therefore, is to expand its search for non-interest income and other efficiencies in its operations.

         Net interest income is affected by changes in both average interest rates and average volumes of interest earning assets and interest-bearing liabilities. The following table sets forth the amounts of the total change in interest income that can be attributed to changes in the volume of interest-bearing assets and liabilities, and the amount of the change that can be attributed to changes in interest rates. The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the relative size of the rate and volume changes.

                            Volume and Rate Analysis

                                   Six Months Ended June 30                      Year Ended December 31,
                                     1998 compared to 1997          1997 compared to 1996         1996 compared to 1995
                                     ---------------------          ---------------------         ---------------------
                                      Increase (Decrease)            Increase (Decrease)           Increase (Decrease)
                                      Due to Changes in:             Due to Changes in:            Due to Changes in:
                                      ------------------             -------------------           -------------------
                                  Volume      Rate      Net      Volume      Rate      Net      Volume     Rate     Net
                                  ------      ----      ---      ------      ----      ---      ------     ----     ----
                                                                  (Dollars in Thousands)
Interest Income:
Federal funds sold                  $151        $2      $153       $218        $5      $223     $(134)   $(13)    $(147)
Securities:
  Treasury Obligations                --       (4)       (4)         46       (7)        39          5      --         5
  Obligations of U.S.
    government agencies and
    corporations                     248      (40)       208        176        34       210        281     116       397
  Other                             (20)      (10)      (30)        103      (83)        20        150      69       219
                                    ----      ----      ----        ---      ----        --        ---      --       ---
    Total securities                 228      (54)       174        325      (56)       269        436     185       621
                                     ---      ----       ---        ---      ----       ---        ---     ---       ---
Loans                                778        34       812      1,873     (194)     1,679      2,115    (79)     2,036
                                     ---        --       ---      -----     -----     -----      -----    ----     -----
Total                             $1,157     $(18)    $1,139     $2,416    $(245)    $2,171     $2,417     $93    $2,510
                                  ------     -----    ------     ------    ------    ------     ------     ---    ------
Interest Expense:
  Deposits:
    Interest bearing demand          $72        $5       $77        $32       $65       $97       $153     $14      $167
    Savings                           39      (21)        18        159      (76)        83         57     (3)        54
    Other time                       409        28       437        922     (145)       777        686    (17)       669
                                     ---        --       ---        ---     -----       ---        ---    ----       ---
    Total deposits                  $520       $12      $532     $1,113    $(156)      $957       $896    $(6)      $890
Short-term borrowing                  --        --        --          1        --         1         --       1         1
Long-term debt                        --        --        --        (1)        --       (1)         --      --        --
                                      --        --        --        ---        --       ---         --      --        --
Total                               $520       $12      $532     $1,113    $(156)      $957       $896    $(5)      $891
                                    ----       ---      ----     ------    ------      ----       ----    ----      ----
Increase (decrease) in net
   interest income                  $637     $(30)      $607     $1,303     $(89)    $1,214     $1,521     $98    $1,619
                                    ====     =====      ====     ======     =====    ======     ======     ===    ======

Interest Sensitivity

         An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities that mature or reprice in a specific time interval. The gap can be managed by repricing assets or liabilities, by selling securities or loans held for sale, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to mitigate the impact on net interest income of rapid changes in market interest rates.

         MACB evaluates interest sensitivity risk and then formulates plans regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest sensitivity risk. These guidelines are based on management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

         The following tables illustrate the interest sensitivity gap position of MACB at June 30, 1998 and at December 31, 1997. They summarize the contractual repayment terms or nearest repricing dates of MACB's interest-earning assets and interest-bearing liabilities. These tables present the position that existed on a particular day. This position changes continually and is not necessarily indicative of MACB's position at any other time.

                          Interest Sensitivity Analysis

                                                                        At June 30, 1998
                                              ----------------------------------------------------------------------
                                                             Maturing or Repricing In:
                                              --------------------------------------------------------
                                                 Within        90-365          1-5           Over
                                                90 Days         Days          Years        5 Years        Total
                                                -------         ----          -----        -------        -----
                                                                   (Dollars in Thousands)
Interest Earning Assets:
  Federal funds sold                             $9,604           $--           $--           $--        $9,604
  Investment securities (1)                         175           682         6,972        28,588        36,417
  Loans (2)(3)                                   30,855        12,064        39,374        33,082       115,375
                                                 ------        ------        ------        ------       -------
Total interest-earning assets                    40,634        12,746        46,346        61,670       161,396
Interest Bearing Liabilities:
  Deposits:
    Interest bearing demand                       7,825            --         8,483            --        16,308
    MMDAs and other savings                      16,244            --        12,373            --        28,617
    Time deposits $100,000 and over               4,054         8,744         4,254            --        17,052
    Other time deposits                          12,232        34,276        24,735            --        71,243
  Other borrowed money`                             266            14            11            --           291
                                                    ---            --            --            --           ---
Total interest-bearing liabilities              $40,621       $43,034       $49,856           $--      $133,511
Period gap                                          $13     $(30,288)      $(3,510)       $61,670       $27,885
Cumulative gap                                      $13     $(30,275)     $(33,785)       $27,885
Cumulative gap as a percent
   of total earning assets                         .01%      (18.76%)      (20.93%)        17.28%

----------------
(1) The amounts shown for securities do not reflect the unrealized gain on available for sale securities, which was approximately $162,000 at June 30, 1998.
(2) The amounts shown for loans have not been reduced by the allowance for loan losses or unearned income, which were approximately $1,464,000 and $546,000, respectively, at June 30, 1998.
(3)      Nonaccrual loans have been excluded.


                                                                      At December 31, 1997
                                              ----------------------------------------------------------------------
                                                             Maturing or Repricing In:
                                              --------------------------------------------------------
                                                 Within        90-365          1-5           Over
                                                90 Days         Days          Years        5 Years        Total
                                                -------         ----          -----        -------        -----
                                                                     (Dollars in Thousands)
Interest Earning Assets:
   Federal funds sold                            $8,414          $ --          $ --          $ --        $8,414
   Investment securities (1)                         70           505         6,841        23,897        31,313
   Loans (2)(3)                                  30,647         9,397        36,994        28,766       105,804
                                                 ------         -----        ------        ------       -------
Total interest-earning assets                   $39,131        $9,902       $43,835       $52,663      $145,531
Interest Bearing Liabilities:
   Deposits:
     Interest bearing demand                      9,999            --         4,408            --        14,407
     MMDAs and other savings                     17,324            --         9,701            --        27,025
     Time deposits $100,000 and over              3,002         7,563         2,963            --        13,528
     Other time deposits                         12,016        32,857        19,800            --        64,673
   Other borrowed money                             292            13            18            --           323
                                                    ---            --            --            --           ---
Total interest-bearing liabilities              $42,633       $40,433       $36,890           $--      $119,956
Period gap                                     $(3,502)     $(30,531)        $6,945       $52,663       $25,575
Cumulative gap                                 $(3,502)     $(34,033)     $(27,088)       $25,575
Cumulative gap as a percent
   of total earning assets                      (2.41%)      (23.39%)      (18.61%)         7.57%

-----------------------
(1) The amounts shown for securities do not reflect the unrealized gain on available for sale securities, which was approximately $80,000 at December 31, 1997.
(2) The amounts shown for loans have not been reduced by the allowance for loan losses or unearned income, which were approximately $1,324,000 and $542,000, respectively, at December 31, 1997.
(3)      Nonaccrual loans have been excluded.


         At June 30, 1998, PTB had $30.3 million more in liabilities than assets that will reprice within one year based on contractual maturities. However, PTB projects cash flows based on various factors in the investment portfolio. These include, in addition to contractual maturities, expected calls of bonds and principal paydowns of amortizing bonds. Projected cash flows represent repricing opportunities not reflected in the table above and total approximately $5.0 million in additional repricing in the 0 to 365 days time interval. This results in approximately $25 million more in liabilities than assets which reprice within one year, a negative gap under 16% of earning assets. Management's target for this ratio in 1998 is between 16% and 19%. Positive gaps can affect earnings adversely in a period of declining rates, while negative gaps can adversely impact earnings in a period of rising rates. Management manages the interest rate risks by monitoring the balances, rates, call features and maturities of rate sensitive assets and liabilities.

Securities

         PTB's securities portfolio serves several purposes. Portions of the portfolio are held as investments, while the remaining portions are used to assist PTB in liquidity and asset liability management.

         In June 1993, the Financial Accounting Standards Board adopted FASB 115, which changes the manner in which financial institutions classify and account for their investment securities for fiscal years beginning after December 15, 1993. In response to this rule change, as of January 1, 1994, PTB revised its investment securities policy and divided its investment securities portfolio into two components, (i) securities held to maturity and (ii) securities available for sale. The new investment securities policy resulted in a classification at December 31, 1994 of $8.7 million of investment securities to securities available for sale. The remaining $4.3 million of investment securities were classified as held to maturity. This classification had no material effect on PTB's financial condition or results of operations in the year ended December 31, 1994. Management elected in December 1995 to classify the entire portfolio as available for sale. In July 1997, management performed an extensive earnings and liquidity review of the investment portfolio. This analysis resulted in a reclassification of previously available for sale bonds totaling $5.9 million as held to maturity, none of which reflected any unrealized loss at the time of transfer.

         Securities are classified as securities held to maturity when management has the intent and PTB has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders' equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. PTB's recent purchases of investment securities have generally been limited to securities of high credit quality with short to medium term maturities.

         Amortized cost and carrying amount (estimated fair value) of securities available for sale at June 30, 1998 are summarized as follows:

                                                                               Gross        Gross    Estimated
                                                              Amortized   Unrealized   Unrealized       Market
                                                                   Cost        Gains       Losses        Value
                                                                       (In Thousands of Dollars)
         US Treasury Securities                                     626           --            2          624
         US Government Agencies & Corporations                    7,360           59            4        7,415
         Obligations of States & Political Subdivisions           5,544           92           16        5,620
         Mortgage-backed Securities                              10,756           62           29       10,789
         Federal Reserve Bank Stock                                 343           --           --          343
         Other Equity Securities                                    545           --           --          545
                                                             ----------     --------     --------    ---------
                                                             $   25,174     $    213     $     51    $  25,336
                                                             ==========     ========     ========    =========

         Amortized cost and carrying amount (estimated fair value) of securities held to maturity at June 30, 1998 are summarized as follows:

                                                                               Gross        Gross    Estimated
                                                              Amortized   Unrealized   Unrealized       Market
                                                                   Cost        Gains       Losses        Value
                                                                       (In Thousands of Dollars)
         US Government Agencies & Corporations                    6,064           22            1        6,085
         Obligations of States & Political Subdivisions           1,911           55           13        1,953
         Mortgage-backed Securities                               3,268           22           --        3,290
                                                             ----------     --------      -------   ----------
                                                             $   11,243     $     99      $    14   $   11,328
                                                             ==========     ========      =======   ==========

         Securities available for sale at December 31, 1997 consist of the following:


                                                                               Gross        Gross    Estimated
                                                              Amortized   Unrealized   Unrealized       Market
                                                                   Cost        Gains       Losses        Value
                                                                       (In Thousands of Dollars)
         US Treasury Securities                                     632           --            3          629
         US Government Agencies & Corporations                   10,301           84            4       10,381
         Obligations of States & Political Subdivisions           4,946           90           80        4,956
         Mortgage-backed Securities                               7,743           40           46        7,737
         Federal Reserve Bank Stock                                 343           --           --          343
         Other Equity Securities                                     57           --           --           57
                                                              ---------       ------      -------     --------
                                                              $  24,024       $  215      $   135     $ 24,104
                                                              =========       ======      =======     ========

         Securities held to maturity at December 31, 1997 consist of the following:


                                                                               Gross        Gross    Estimated
                                                              Amortized   Unrealized   Unrealized       Market
                                                                   Cost        Gains       Losses        Value
                                                                       (In Thousands of Dollars)
         US Government Agencies & Corporations                    3,035           23           --        3,058
         Obligations of States & Political Subdivisions           1,682           52           --        1,734
         Mortgage-backed Securities                               2,573           16           --        2,589
                                                               --------       ------      -------     --------
                                                               $  7,290       $   91      $    --     $  7,381
                                                               ========       ======      =======     ========

                                                                        Six Months Ended
                                                                            June 30,
                                                                     1998             1997
                                                                      (In Thousands of Dollars)
         Gross proceeds from sales of securities                         200             1,593
         Gross Gains on Sale of Securities                                 1                 2
         Gross Losses on Sale of Securities                               --                --
                                                                  ----------        ----------
          Net Securities Gains (Losses)                                    1                 2
                                                                  ==========        ==========

         The book value and weighted average yield of PTB's investment securities at June 30, 1998, by contractual maturity, are reflected in the following table. Actual maturities will differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                Amount and Average Yield of Investment Securities

                                                                             At June 30, 1998
                                                                     Amount (1)              Average Yield
                                                                          (Dollars in Thousands)
           Due in one year or less                                       $855                   5.83%
           Due after one year through five years                        2,122                   5.73
           Due after five years through ten years                      10,285                   6.79
           Due after ten years                                         22,267                   6.90
           Federal Reserve Bank stock                                     343                   6.00
           Other equity securities                                        545                   4.69
                                                                          ---
           Total securities                                           $36,417                   6.75%
                                                                      =======
          ----------------------

          (1) Amounts are stated at amortized cost. PTB does not separately record the carrying cost of its investment securities based on contractual maturity.


Loan Portfolio

         MACB is an active lender with a loan portfolio that includes commercial and residential mortgages, commercial loans, consumer installment loans, real estate construction loans and home equity loans. See "Mid-Atlantic Community BankGroup, Inc. - Lending Activities." MACB's lending activity extends to individuals and small and medium-sized businesses within its primary service area. Consistent with its focus on providing community-based financial services, MACB does not attempt to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside of its primary service area.

         The following table summarizes PTB's loan portfolio for the periods indicated.

                                 Loan Portfolio

                                                           At June 30,                 At December 31,
                                                              1998                 1997                1996
                                                              ----                 ----                ----
                                                                         (Dollars in Thousands)
Commercial mortgage                                          $24,022             $23,135             $19,622
Residential mortgage                                          31,243              28,987              25,056
Home equity                                                   12,574              10,905               9,318
Construction                                                   7,640               6,059               6,915
Commercial                                                    13,951              12,477              10,292
Installment                                                   25,680              23,926              20,848
All other                                                        604                 617                 522
                                                                 ---                 ---                 ---
  Total loans                                                115,714             106,106              92,573
Less:  unearned income                                         (546)               (542)               (483)
Less:  allowance for loan losses                             (1,464)               1,324               1,112
                                                             -------               -----               -----
  Loans, net                                                $113,704            $104,240             $90,978
                                                            ========            ========             =======

                     Remaining Maturities of Selected Loans

                                                       At June 30, 1998
                                       Commercial, Financial       Real Estate -
                                          and Agricultural         Construction
                                          ----------------         -------------
                                                    (Dollars in Thousands)
          Within 1 year                        $5,635                  $5,448
          Variable Rate:
          1 to 5 years                            727                   1,418
          After 5 years                           457                      50
                                                  ---                      --
          Total                                $6,819                  $6,916
                                               ------                  ------
          Fixed Rate:
          1 to 5 years                         $6,257                    $502
          After 5 years                           875                     222
                                                  ---                     ---
          Total                                $7,132                    $724
                                               ------                    ----
          Total Maturities                    $13,951                  $7,640
                                              =======                  ======


Provision/Allowance for Loan Losses & Asset Quality

         Asset quality continues to be satisfactory to MACB. Total loans past due 30 days or more at June 30, 1998 were $2.9 million (2.51% of total outstandings). Included in the 30-day total are $280,000 in loans that are 90 days or more past due and still accruing interest. Non-accrual loans totaled $339,000 at June 30, 1998, which represented 0.29% of total outstanding loans and 23.2% of the loan loss reserve. Foreclosed properties totaled $437,000 at June 30, 1998. The provision for loan losses was $233,000 in the first half of 1998. Gross charge-offs for the first six months of 1998 were $114,000, while total recoveries were $21,000.

         The following table summarizes non-performing assets for the periods indicated.

                              Non-Performing Assets

                                                                 At June 30,              At December 31,
                                                                     1998              1997             1996
                                                                     ----              ----             ----
                                                                             (Dollars in Thousands)
Loans accounted for on a non-accrual basis                           $339              $302             $190
Loans contractually past due 90 days or more as to interest
   or principal payments (not included in non-accrual loans
   above)                                                             280                77               88
Loans restructured and in compliance with modified terms
   (not included in non-accrual loans or loans contractually
   past due 90 days or more above)                                     --                --               --
                                                                       --                --               --
     Total nonperforming loans                                       $619              $379             $278
Other real estate owned                                               437               208               --
                                                                      ---               ---               --
Total                                                              $1,056              $587             $278
                                                                   ======              ====             ====

Nonperforming assets to period end total loans and other
   real estate                                                       .67%              .56%             .30%

         As to the nonaccrual loans at December 31, 1997 referred to above, approximately $38,155 of interest income would have been recorded during such period if the loan had been current and the interest thereon had been accrued.

         For the six months ended June 30, 1998, MACB provided $233,000 to the reserve for loan losses. For the year ended December 31, 1997, MACB provided $347,000 to the reserve for loan losses, representing a decrease of $33,000 from the same period in 1996. At June 30, 1998 and December 31, 1997, the reserve equaled $1.5 million and $1.3 million, respectively. Non-performing assets at June 30, 1998 and December 31, 1997 totaled $1.1 million and $587,000, respectively. Net charge-offs for the six months ended June 30, 1998 were $93,000. Net charge-offs for 1997 were $135,000, up $1,000 from 1996. Credit decisions continue to be based on the borrower's cash flow, the value of underlying collateral, and the integrity of the borrower. The economy, both nationally and locally, has enjoyed an extended recovery/growth cycle. Yet personal and small business bankruptcies have reflected a disturbing growth trend. Although PTB has not been materially victimized by this bankruptcy trend, management is attentive to underwriting standards and the importance of a meaningful loss reserve.

         The provision for loan losses totaled $347,000 and $380,000 for the years ended December 31, 1997 and 1996, respectively. In the opinion of management, the provision charged to operations has been sufficient to absorb the current year's potential net loan losses while continuing to increase the allowance for loan losses as PTB's loan portfolio increases.

         The following table summarizes changes in the allowance for loan losses.

                            Allowance for Loan Losses

                                                           At June 30,                 At December 31,
                                                              1998                 1997                1996
                                                              ----                 ----                ----
                                                                         (Dollars in Thousands)
Balance at beginning of period                               $1,324              $1,112                $866
Charge-offs:
   Commercial mortgage                                           --                  --                  --
   Residential mortgage                                           5                  --                   9
   Real estate construction                                      --                  --                  --
   Home equity                                                   --                  --                  --
   Commercial                                                    11                  78                 134
   Installment and all other consumer loans                      98                 112                  18

Total charge-offs                                               114                 190                 161
Recoveries on previous loan losses:
   Commercial mortgage                                           --                  --                  --
   Residential mortgage                                          --                  --                   9
   Real estate construction                                      --                  --                  --
   Home equity                                                   --                  --                  --
   Commercial                                                    --                  20                 134
   Installment and all other consumer loans                      21                  35                  18
Total recoveries                                                 21                  55                  27
                                                                 --                  --                  --
Net charge-offs                                                  93                 135                 134
Provision charged to operations                                 233                 347                 380
                                                                ---                 ---                 ---
Balance at end of period                                     $1,464              $1,324              $1,112
                                                             ======              ======              ======
Net charge-offs as a percent of average loans                  .08%                .14%                .16%
Total allowance as a percent of loans outstanding at
   period end                                                 1.27%               1.25%               1.21%

         For each period presented, the provision for loan losses charged to operations is based on management's judgment after taking into consideration all factors connected with the collectibility of the existing portfolio. Management evaluates the loan portfolio in light of economic conditions, changes in the nature and value of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include internally generated loan review reports, previous loan loss experience with the borrower, the status of past due interest and principal payments on the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

Allocation of the Allowance for Loan Losses

         A breakdown of the allowance for loan losses is provided in the following table. However, management does not believe that the allowance can be fragmented by category with a degree of precision that would be useful to investors. Due to the relatively small amounts of net loan losses over the past three years, the breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the character of future loan losses. The entire amount of the allowance is available to absorb losses in any category.

                                    Six Months Ended
                                        June 30,                             Year Ended December 31,
                                        --------                             -----------------------
                                          1998                         1997                          1996
                                          ----                         ----                          ----
                                              Percentage                   Percentage                     Percentage
                                               of Total                     of Total                       of Total
                                Allowance       Loans        Allowance       Loans         Allowance         Loans
                                ---------       -----        ---------       -----         ---------         -----
                                                               (Dollars in Thousands)
Commercial mortgage                $302          20.6%          $146           22%             $133           21%
Residential mortgage                395          27.0             13           27                13           27
Real estate construction             97           6.6             53            6                56            8
Home equity                         159          10.9             40           10                20           10
Commercial                          177          12.1            596           12               500           11
Installment and all other
   consumer loans                   334          22.8             47           23               390           23
                                    ---                           --                            ---
Total                            $1,464         100.0%        $1,324          100%           $1,112          100%
                                 ======         ======        ======          ====           ======          ====

Non-interest Income

         Non-interest income for the six months ended June 30, 1998 totaled $529,000, a 34.6% increase over non-interest income of $393,000 for the same period in 1997. The primary sources of non-interest income are service charges and fees related to deposit accounts. Primary contributors of the improvement were new automated teller machine (ATM) service charges for non-customers of PTB and MACB's portion of second quarter earnings of JMC.

         Non-interest income for the year ended December 31, 1997 totaled $852,000, a 36.5% increase over non-interest income for the year ended December 31, 1996. Certain fees were increased in the second half of 1996, and their beneficial impact was immaterial for the year. However, the impact on the full year of 1997 proved quite positive. MACB will continue its efforts to control what customers perceive as nuisance charges to maximize its competitive position, although the ability to maintain consistent profit levels will require greater contributions from non-interest income to offset future pressure on net interest income.

Non-interest Expense

         Non-interest expense for the six months ended June 30, 1998 totaled $3.0 million, a 12.1% increase over non-interest expense of $2.7 million for the same period in 1997. The increase was attributable to several factors. The check imaging process, described above, was joined by other increases in depreciation expense associated with the opening of PTB's new permanent office for its Newport News branch in the second quarter of 1998. PTB also converted to a new software package for its ATM processing. The software will permit better risk management of the ATM product and enhanced customer service. One-time costs related to the de-conversion of the old ATM software, as well as installation of the new software should be offset by improved profitability and efficiency in this area of PTB's operation.

         Non-interest expense for the year ended December 31, 1997 totaled $5.6 million, a 32.7% increase over non-interest expense of $4.2 million for the year ended December 31, 1996. This increase was due primarily to the additional expenses incurred with the opening of PTB's operations center and a fifth full service branch in January 1997. Additionally, the implementation of independent loan review and internal audit contributed to increased payroll and benefits expense.

Deposits

         MACB's primary source of funds is deposit accounts, which include demand deposits, savings and money market accounts and other time deposits. MACB's deposits are primarily from individuals and businesses located within MACB's market.

         The following table is a summary of average deposits and average rates paid.

                                      Average Deposits and Average Rates Paid

                                       Six Months Ended
                                           June 30,                         Year Ended December 31,
                                           --------                         -----------------------
                                             1998                       1997                       1996
                                             ----                       ----                       ----
                                    Average       Average       Average       Average      Average       Average
                                    Balance        Rate         Balance        Rate        Balance        Rate
                                    -------        ----         -------        ----        -------        ----
                                                              (Dollars in Thousands)
Non-interest bearing
   demand deposits                 $  17,787           --      $ 16,725           --      $ 13,514           --
Interest bearing demand
   deposits                           28,698        3.21%        22,469        3.50%        21,471        3.21%
Savings deposits                      16,153        2.88%        15,469        2.84%        10,710        3.33%
Time deposits                         83,252        5.60%        73,072        5.58%        57,115        5.78%
                                      ------                     ------                     ------
Total (weighted
   average rate)                    $145,890        4.15%      $127,735        4.15%      $102,810        4.23%
                                    ========                   ========                   ========

         The following table is a summary of time deposits of $100,000 or more by remaining maturities at June 30, 1998.

                Maturities of Time Deposits of $100,000 and Over

                                                       At June 30, 1998
                                                       ----------------
                                                Amount                   Percent
                                                ------                   -------
                                                    (Dollars in Thousands)
            Three months or less               $  4,054                   23.8%
            Three to twelve months                8,744                   51.3
            Over twelve months                    4,254                   24.9
                                                  -----                   ----
            Total                               $17,052                  100.0%
                                                =======                  ======


         To the extent that deposits grow faster than loans, PTB will use these excess funds for investment securities and other earning assets. Management will seek to control the growth of deposits in any new branches, as it does in its current operations, through interest rate management and marketing.

Capital Resources and Liquidity

         Equity capital at June 30, 1998 totaled $20.6 million, representing 11.35% of total assets. This level is considered ample to support continued asset growth for the immediate future and to provide a buffer against unforeseeable downturns in business and economic cycles and is substantially above regulatory prescribed minimum recommended levels.

         Capital growth for the year ended December 31, 1997 was supported through the improved earnings performance discussed above and by a common stock offering in the third quarter of 1997, which resulted in an increase to capital, net of issuance costs, of $3.35 million. The increase in capital resulted in a ratio of capital to total assets at December 31, 1997 of 12.1%, compared to 10.6% at December 31, 1996.

         The  following  table  shows  PTB's   risk-based   capital  ratios  and
stockholders' equity to total assets at June 30, 1998 and December 31, 1997 and 1996.

                               Analysis of Capital

                                                                 At June 30,              At December 31,
                                                                 -----------              ---------------
                                                Regulatory
                                                  Minimum           1998               1997             1996
                                                  -------           ----               ----             ----
Capital Ratios:
   Risk-based capital:
Tier 1                                             4.00%            16.39%            17.33%           14.99%
Total                                              8.00             17.56             18.52            16.14
   Leverage                                        4.00             11.94             12.29            11.42
   Stockholders' equity to total assets            n/a              11.35             12.10            10.58

         Liquidity is provided through several sources. The most readily convertible to cash is "Federal funds sold," or the overnight sale of excess reserves to other banks. MACB has adopted policy and procedure guidelines to comply with Regulation F of the Federal Reserve regarding interbank liabilities risk, limiting MACB's exposure to credit risk in its dealing with correspondent banks. Sales of Fed funds averaged $8.1 million during 1997, up 92.9% from the $4.2 million average of 1996. The increase was due to call activity in the investment portfolio.

         Management has targeted an average Fed funds sales level of $7.5 million for 1998. MACB has maintained its practice of selling Federal funds during the first six months of 1998, having sold continuously on a daily basis amounts averaging $___ million. The balance at June 30, 1998 of $9.6 million represented a $1.2 million increase from the balance at December 31, 1997. Fed funds sold equaled 17.6% of total demand deposits at June 30, 1998. This percentage compares to 19.3% at June 30, 1997 and is considered an adequate level of liquidity to meet anticipated withdrawals and expected loan demand.

         Additional liquidity exists within the investment account, which totals $36.6 million, or 20.1% of total assets, at June 30, 1998. The portfolio is comprised of 2% US Treasuries, 75% US Government Agencies, 21% State, County and Municipal governments, and 2% other equity securities and Federal Reserve Bank Stock.

         In addition, at June 30, 1998, $700,000 of callable bonds is projected to be called within three months at current interest rate levels and another $1,125,000 is projected to be called in three to twelve months. MACB also maintains confirmed lines of credit with its primary correspondent banks to purchase Federal funds in amounts up to $5.4 million. MACB's ability to satisfy credit demands, routine deposit withdrawals, and other corporate needs is considered adequate. Management is not aware of any known trends, demands, events, commitments, or uncertainties that either will result or reasonably might result in a material decrease in liquidity.

Effects of Inflation

         Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity, as illustrated by the Gap Analysis, in order to minimize the effects of inflationary trends on interest rates. Other areas of non-interest expenses may be more directly affected by inflation.

Year 2000

         MACB utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems include various software packages licensed to MACB by outside vendors and a mainframe processing system, which are run on in-house computer networks. All of these systems are vulnerable to the Year 2000 issue.

         In 1997, MACB initiated a review and assessment of all hardware and software to confirm that it will function properly in the year 2000. Based on this assessment, MACB concluded that its mainframe hardware and banking software are currently Year 2000 compliant. However, testing is scheduled for the fourth quarter of 1998 and early 1999 to confirm this compliance. For certain other systems, MACB has determined that it will have to replace or modify certain pieces of hardware and/or software so that the systems will properly function in the year 2000. The third party vendors of these systems have been contacted and have indicated that the hardware and/or software will be Year 2000 compliant, provided necessary modifications or replacements are made.

         MACB has also begun to formulate a process by which all significant loan and deposit customers will be contacted to determine the extent to which MACB is vulnerable to those third parties' failure to address their own Year 2000 issues. No conclusion has been drawn at this time on exposure to these customers, due to the fact that this process is still in the developmental stages.

         MACB plans to complete the majority of the Year 2000 project by the second quarter of 1999. Remaining expenditures are not expected to have a material effect on its consolidated financial statements.

         The costs of the project and the date on which MACB plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability of personnel trained in this area, the ability of third party vendors to correct their software and hardware, the ability of significant customers to remedy their Year 2000 issues, and similar uncertainties.

New Accounting Pronouncements

         In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Post Retirement Benefits." This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures. Restatement of disclosures for earlier periods is required. This statement is effective for MACB's financial statements for the year ended December 31, 1998.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This statement is not expected to have a material impact on MACB's financial statements. This statement is effective for fiscal years beginning after June 15, 1999, with earlier adoption encouraged. MACB will adopt this accounting standard as required by January 1, 2000.

         In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provided guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. This SOP is not expected to have a material impact on MACB's financial statements.

         In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires the costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for the fiscal year 1999 financial statements. This SOP is not expected to have a material impact on MACB's financial statements.

         Effective January 1, 1998, MACB adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Financial statements for prior periods have been restated as required.


                              SHAREHOLDER PROPOSALS

         If the Reorganization is not consummated, proposals of MACB shareholders intended to be presented at the next annual meeting of MACB, which would be held on or about ________ __, 1999, must be received in writing by the Secretary of MACB no later than _______ __, 199_, in order to be included in the proxy materials relating to the next annual meeting.

                     MANAGEMENT FOLLOWING THE REORGANIZATION

The Board of Directors

         The MACB Board currently is comprised of 15 members. At the Effective Date, eight current directors of MACB will resign, and seven current directors of UCB or its subsidiaries will become directors of MACB.

         The following paragraphs set forth certain information, as of June 30, 1998, for each person who is expected to serve as a Director of MACB following the consummation of the Reorganization. In the case of those individuals who currently are Directors of MACB, length of service includes service as a Director of MACB and PTB. In the case of those individuals who currently are Directors of UCB or a subsidiary of UCB, length of service includes service as a Director of UCB and either BOF or BSS.

         J. Philip Bain, Jr., 34, is a stockbroker with Davenport & Company LLC in Richmond, Virginia, and has served as a Director of UCB since 1988.

         Charles F. Dawson, 56, is a land surveyor and a principal in Bay Design Group, P.C. in Saluda, Virginia, and has served as a Director of MACB since 1988.

         William J. Farinholt, 51, is the President and Chief Executive Officer of MACB and has served as a Director of MACB since 1988.

         Robert D.  Foster,  55, is  President of  Tre-Suz-Ann  Development  and
Foster Management and Vice President of Foster Realty, both of which are in Gloucester, Virginia, and has served as a Director of MACB since 1988.

         Harry M. Healy, 64, is retired and formerly was President of Bailey Amusements in Gloucester, Virginia. He has served as a Director of MACB since 1988.

         Joseph A. Lombard, Jr., DDS, 51, is a principal in Lombard, Luckham & Smith, a dentistry practice in Gloucester, Virginia, and has served as the Chairman of the Board and a director of MACB since 1988.

         Hersey M. Mason, Jr., 68, is the owner of Mason Realty, Inc. in Middlesex County, Virginia, and has served as a Director of MACB since 1990.

         Wenifred O. Pearce, 57, is the President and Chief Executive Officer of UCB and BOF and has served as a Director of UCB since 1994.

         Harvey G. Pope, 78, is the Vice Chairman of UCB and the Chairman of the Board of BOF and was formerly the President of Hancock Peanut Company in Courtland, Virginia. He has served as a Director of UCB since 1988.

         William B. Savedge, 50, is Vice President of Manry Rawls Corporation in Franklin, Virginia and has served as a Director of BSS since 1995.

         J. D. Spivey, 71, is retired and formerly was Vice President of Southampton Tractor Co., Inc. in Courtland, Virginia. He has served as a Director of UCB since 1991.

         F. Bruce Stewart, 58, is an attorney with Stewart & Stewart in Franklin, Virginia, and has served as a Director of UCB since 1988.

         J. Russell West, 72, is the Chairman of UCB and the owner of Ivor Furniture Company in Ivor, Virginia. He has served as a Director of UCB since 1970.

         Thomas Z. Wilke, 44, is an agent with State Farm Insurance in Gloucester Point, Virginia, and has served as a Director of MACB since 1990.

Board Committees

         MACB's bylaws prescribe for one permanent standing committee, the Audit Committee, the principal responsibilities of which are described below.

         The Audit Committee meets on a bi-monthly basis. The Committee met seven times in 1997. Members of the committee currently include Thomas Z. Wilke, Chairman, Charles F. Dawson, Robert D. Foster and Joseph A. Lombard, Jr., DDS, who will be Directors of MACB following the consummation of the Reorganization, and Charles F. Bristow and Jeanne P. Hockaday. The composition of the Audit Committee will change after the Effective Date. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the Board and the shareholders at the Annual Meeting.

         MACB does not have a standing Nomination or Compensation Committee.

         The Chairman of the Board is an ex-officio member of all committees.

Executive Officers Who Are Not Directors

         Kenneth E. Smith, 47, has served as Executive Vice President and Chief Financial Officer of MACB and PTB, with primary oversight of operations, since 1988. He will continue in those positions after the Effective Date. Mr. Smith has __ years of banking experience. Prior to joining MACB, he served as Compliance Officer and Auditor with Citizens and Farmers Bank, West Point. Prior to that he spent 11 years as a commercial bank examiner with the Federal Reserve Bank of Richmond. He served for two years with The Colonial Bank of Providence Forge, Virginia. Before that he worked as an internal auditor with United Virginia Bank and as a teller with Second National Bank, Richmond, Virginia. He has experience in virtually all areas of MACB, including lending, liquidity management, bank regulations and financial analysis. He has attended various banking schools, is a graduate of the University of Richmond and has taught at Rappahannock Community College.

         D. Eugene Brittle, 49, will serve as Executive Vice President of MACB and will continue as President and Chief Executive Officer of BSS after the effective date. Mr. Brittle has served as the Chief Executive Officer of BSS since 1986 and has 26 years of banking experience. He has served in the positions of Assistant Cashier, Cashier and Executive Vice President of BSS, becoming President in 1994. Mr. Brittle has been a director of BSS since 1986. He has experience in virtually all areas of UCB, having served as a teller and loan officer. He also has experience in virtually all other areas of UCB, including liquidity management, compliance, financial record keeping and analysis, and is in charge of BSS's investment portfolio. He has completed various American Institute of Banking courses, is a graduate of the Virginia-Maryland School of Bank Management at The University of Virginia and graduated with a B.A. degree in Economics from Randolph-Macon College. He has served in numerous capacities with state banking organizations and is past President of the Virginia Association of Community Banks.

Security Ownership of Management

         The following table sets forth, based on information as of August 1, 1998, the beneficial ownership of MACB Common Stock, the beneficial ownership of UCB Common Stock and the anticipated beneficial ownership, after giving effect to the Reorganization, of MACB Common Stock by each director of MACB and UCB and by each person who will serve as a director or executive officer of MACB after the Effective Date.


                                                     Ownership Before                      Ownership After
                                                    the Reorganization                    the Reorganization
                                                    ------------------                    ------------------

                                                                                          MACB Common Stock
                                                                                          -----------------

                                                MACB                  UCB              Number           Percent
                                            Common Stock+        Common Stock+         of Shares      of Class (%)
                                            ------------         ------------         ---------      ------------
MACB Directors:
  Charles F. Bristow                            10,000                --                10,000             *
  John R. Curtis                                 5,600                --                 5,600             *
  Charles F. Dawson (1)                         10,790                --                10,790             *
  William J. Farinholt (1)                      72,850                --                72,850           1.79
  William D. Fary                               23,300                --                23,300             *
  Robert D. Foster (1)                          84,092                --                84,092           2.09
  Harry M. Healy (1)                            29,000                --                29,000             *
  Jeanne P. Hockaday                             8,600                --                 8,600             *
  David W. Holland                                  --                --                    --            --
  Joseph A. Lombard, Jr., DDS (1)               54,026                --                54,026           1.34
  George A. Marston, Jr.                        27,000                --                27,000             *
  Hersey M. Mason, Jr. (1)                      68,148                --                68,148           1.69
  Henry C. Rowe, M.D.                           10,800                --                10,800             *
  Kenneth E. Smith (2)                          39,460                --                39,460             *
  Thomas Z. Wilke (1)                           18,940                --                18,940             *

  All current MACB Directors and
    Executive Officers as a group (16
    Persons)                                   465,486                --               465,486          11.25

UCB Directors:
  Jack P. Bain                                   1,000              198,435            214,317           5.32
  J. Philip Bain, Jr. (1)                          800               68,025             73,926           1.84
  D. Eugene Brittle (2)                             --                6,260              6,729             *
  Hunter Darden, Jr.                                --                4,806              5,166             *
  Gregor O. Huber                                  200               13,920             15,164             *
  Wenifred O. Pearce (1)                            --                4,624              4,970             *
  Harvey G. Pope (1)                                --                8,881              9,547             *
  William B. Savedge (1)(3)                         --               27,632             29,804             *
  J. D. Spivey (1)                                  --                5,122              5,506             *
  F. Bruce Stewart (1)                              80                8,486              9,202             *
  J. Russell West (1)                            1,000               63,694             69,471           1.72

  All current UCB Directors and
    Executive Officers as a group (10
    Persons)                                     3,080              382,253            413,998          10.27

All post-Reorganization MACB Directors
   and Executive Officers as a group
   (16 persons)                                                                        586,361          14.22

-----------------------
* Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

+ Amounts disclosed include shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of ________ __, 1998.

(1)      Director of MACB following the consummation of the Reorganization.
(2)      Executive   Officer  of  MACB   following  the   consummation   of  the
         Reorganization.
(3)      Director of BSS only prior to the Reorganization.

Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of MACB and UCB and based on information as of August 1, 1998, (i) the beneficial ownership of each person who owns more than five percent of the outstanding shares of UCB Common Stock and (ii) the anticipated beneficial ownership of each person expected to own more than five percent of the outstanding shares of MACB Common Stock after giving effect to the Reorganization. No person is known to be the beneficial owner of more than five percent of the outstanding shares of MACB Common Stock.

                                                       Ownership of                          Ownership of
                                                     UCB Common Stock                     MACB Common Stock
                                                Before the Reorganization              After the Reorganization
                                                -------------------------              ------------------------

                                               Number              Percent             Number          Percent
                                              of Shares          of Class (%)         of Shares      of Class (%)
                                              ---------          ------------         ---------      ------------
Jack P. Bain                                   198,435 (1)          10.85              214,317 (2)       5.32
Hannah B. Bain
  Wakefield, Virginia

James H. Lee, III                               94,066               5.14              101,120           2.51
  Courtland, Virginia

---------------------------
(1) Amount includes 56,559 shares held by Mr. Bain, 18,000 shares held in trust by Mr. Bain as trustee for the benefit of his daughter, and 23,880 shares held by Mr. Bain as trustee under the will of Robert F. Bain, Jr., all to which Mrs. Bain disclaims beneficial ownership; amount also includes 99,996 shares held by Mrs. Bain, to which Mr. Bain disclaims beneficial ownership.
(2)      Amount  includes  shares of MACB Common  Stock  currently  owned by Mr.
         Bain.


Director Compensation

         Each Director of MACB is paid a fee of $350 for each Board of Directors meeting attended and $175 for each committee meeting attended.

Executive Officer Compensation

         The following table presents information concerning the compensation of Messrs. Farinholt, Pearce, Smith and Brittle. This table presents compensation for services rendered in all capacities to MACB and its subsidiaries by Messrs. Farinholt and Smith and to UCB and its subsidiaries by Messrs. Pearce and Brittle in 1997, 1996 and 1995.

                           Summary Compensation Table

                                                 Annual Compensation                       Long Term Compensation
                                                 -------------------                       ----------------------
                                                                   Other Annual       Securities
         Name and                                                     Compen-         Underlying           All Other
    Principal Position        Year   Salary ($) (1)   Bonus ($)     sation ($)      Options (#)(1)    Compensation ($)(2)
    ------------------        ----   --------------   ---------     ----------      --------------    -------------------
William J. Farinholt          1997       106,266        25,000           *                -                  1,649
President and Chief           1996       100,651        25,650           *                -                  1,501
   Executive Officer of       1995        86,699        19,464           *              20,000               1,777
   MACB

Wenifred O. Pearce            1997       100,000         9,768           *              17,917              15,218
President and Chief           1996        90,000         4,579           *                -                  9,480
   Executive Officer of       1995        80,098          -              *                -                  8,594
   UCB and BOF

Kenneth E. Smith              1997        92,942        21,750           *                -                  1,442
Executive Vice President      1996        88,675        22,410           *                -                  1,321
   and Chief Financial        1995        75,966        17,000           *              20,000               1,555
   Officer of MACB

D. Eugene Brittle             1997        90,539         5,000           *              16,125                 766
Executive Vice President      1996        86,648          -              *                -                    797
   and Chief Operating        1995        75,020          -              *                -                    726
   Officer of UCB and
   President and Chief
   Executive Officer of
   BSS

----------------------------
* All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for all the officers named in the table.

(1) Amounts represent options to purchase shares of MACB Common Stock and have been adjusted to reflect (i) a two-for-one stock split of MACB Common Stock in March 1998 and (ii) the Exchange Ratio.
(2) Amounts for Messrs. Farinholt and Smith represent matching contributions by MACB in its 401(k) plan, which was established on March 1, 1995. Amounts for Mr. Pearce include $8,712, $7,500 and $7,500 for 1997, 1996, and 1995, respectively, relating to contributions by BOF on behalf of Mr. Pearce under BOF's deferred compensation plan. Amounts for Messrs. Pearce and Brittle also include premiums for life insurance policies with death benefits over $50,000 (for Mr. Pearce, $1,710, $1,980 and $1,094, and for Mr. Brittle, $766, $797 and $726 for
         1997, 1996 and 1995, respectively).

Stock Options

         No stock options were granted to Mr. Farinholt or Mr. Smith in 1997. The table below provides information concerning stock options granted by UCB to Messrs. Pearce and Brittle during 1997.

                        Option Grants In Last Fiscal Year

                                                     Percent of Total
                            Number of Securities    Options Granted to
                             Underlying Options        Employees in         Exercise or Base
                             Granted (#)(1)(2)        Fiscal Year (%)      Price ($/Share)(2)     Expiration Date
                             -----------------        ---------------      ------------------     ---------------
Wenifred O. Pearce                  17,917                 52.6                   9.61            February 5, 2007

D. Eugene Brittle                   16,125                 47.4                   9.61            February 5, 2007

--------------------
(1) Stock options were awarded at or above the fair market value of the shares of Common Stock at the date of award.
(2) The total number of securities underlying unexercised options and the exercise price per share have been adjusted to reflect the Exchange Ratio.


Option Exercises and Holdings

         The following table sets forth information with respect to exercised and unexercised options held by such officers as of December 31, 1997. No stock options were exercised by Messrs. Farinholt, Pearce, Smith or Brittle in 1997.

                          Fiscal Year End Option Values

                                         Number of Securities Underlying       Value of Unexercised In-The-
                                              Unexercised Options at                  Money Options at
Name                                         December 31, 1997 (#)(1)             December 31, 1997 ($)(2)
----                                         -----------------------              ------------------------
                                         Exercisable        Unexercisable       Exercisable      Unexercisable
                                         -----------        -------------       -----------      -------------
William J. Farinholt                       34,000                 -               307,750              -
Wenifred O. Pearce                            717              17,200               4,582           109,908
Kenneth E. Smith                           34,000                 -               307,750              -
D. Eugene Brittle                             645              15,480               4,122            98,917

(1) The total number of securities underlying unexercised options have been adjusted to reflect, in the cases of Messrs. Farinholt and Smith, a two-for-one stock split of MACB Common Stock in March 1998 and, in the cases of Messrs. Pearce and Brittle, the Exchange Ratio.
(2) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between (i) the fair market value of common stock underlying the options at December 31, 1997, which, in the cases of Messrs. Farinholt and Smith, have been adjusted to reflect a two-for-one stock split of MACB Common Stock on March 16, 1998 ($16.00 per share) and (ii) the exercise price of the options, which, in the cases of Messrs. Pearce and Brittle, have been adjusted to reflect the Exchange Ratio.

Employment Agreements

         As a condition to the obligations of MACB and UCB under the Reorganization Agreement, Messrs. Farinholt, Pearce, Smith and Brittle each must enter into a five-year employment agreement with MACB that will begin on the Effective Date. For additional information regarding the terms of these employment agreements, see "The Reorganization - Employment Agreements."

Interest of Management in Certain Transactions

         MACB's officers, directors and other corporations, business organizations and persons with which certain of MACB's officers and directors are associated customarily have banking transactions with MACB. During 1997 loans to related parties amounted to $1,143,484. New loans made to related parties during this same period totaled $788,070, with repayments of $393,165. All such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features.

         Some of the directors and officers of UCB and their families are at present, as in the past, customers of one of the banking subsidiaries of UCB, and have had and expect to have transactions with either or both of the subsidiary banks in the ordinary course of business. In addition, some of the directors and officers of UCB or its subsidiaries are at present, as in the past, also directors and officers of corporations which are customers of the subsidiary banks and which have had or expect to have transactions with the subsidiary banks in the ordinary course of business. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

         As of December 31, 1997, the amount of loans, direct and indirect, from BOF and BSS to executive officers, directors of UCB, shareholders holding more than 5% of the outstanding voting securities and entities in which they own significant interest, was $1,185,083.

                          DESCRIPTION OF CAPITAL STOCK

         MACB's Articles of Incorporation authorize 20,000,000 shares of Common Stock, par value $5.00 of which 2,198,900 shares were issued and outstanding on August 24, 1998. There were _____ shareholders of record as of August 24, 1998.

         The Board of Directors may issue shares of its Common Stock from time to time for such consideration as the Board may deem advisable without further shareholder approval.

         The Common Stock of MACB represents nonwithdrawable capital, is not an account of the insurable type, and is not insured by the FDIC.

         Certain characteristics of the Common Stock are summarized below:

         Dividend Rights. MACB may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefore, subject to certain restrictions imposed by federal and state laws. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

         Voting Rights. In all elections of directors, each shareholder has the right to cast one vote for each share of Common Stock owned by him and is entitled to vote for as many persons as there are directors to be elected. Shareholders do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one vote for each share of Common Stock owned by him and entitled to vote.

         Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of MACB would be distributed to the holders of the Common Stock on a pro rata basis.

         Preemptive Rights. Holders of Common Stock have no preemptive rights with respect to the issuance of additional shares of Common Stock.

         Calls and Assessments. All Common Stock outstanding is fully paid and nonassessable.

         Removal of Directors. Virginia law provides that unless a corporation's articles of incorporation provide otherwise, any Director or the entire Board may be removed, with or without cause, by a majority vote of shares at an election of Directors. MACB's Articles of Incorporation require a vote of more than 70% of the outstanding shares of Common Stock to remove a Director. MACB's Articles of Incorporation thus preclude a third party who holds less than 70% of MACB's outstanding shares from unilaterally removing incumbent Directors and simultaneously gaining control of the Board by installing his own nominees.

         Amendment of Governing Instruments. Amendments to the articles of incorporation of Virginia corporations, such as MACB, can be submitted to the shareholders for a vote only by the board of directors. As a general rule, the Articles of Incorporation of MACB can be amended by the vote of holders of a majority of the issued and outstanding shares of Common Stock. However, any amendment that is not approved by at least two-thirds of the Directors, must be approved by holders of more than two-thirds of the issued and outstanding shares of Common Stock.

         Business Combinations. Under the Articles of Incorporation of MACB, a plan of merger or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of MACB not in the ordinary course of business, must be approved by holders of a majority of the issued and outstanding shares of Common Stock. However, if such a transaction is not approved by at least two-thirds of the Directors, it must be approved by holders of more than two-thirds of the issued and outstanding shares of Common Stock. Consistent with Virginia law, the Board of Directors may condition its submission of such a plan of merger or share exchange or a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above.

         Indemnification of Officers and Directors. The Articles of Incorporation provide for the indemnification of officers and directors of MACB for their actions unless a court finds them liable for willful misconduct or a knowing violation of criminal law. In any proceeding brought by a shareholder against an officer or director in connection with his position with MACB, the amount of damages that may be assessed against an officer or director is limited to $50,000 per transaction, unless the individual is liable for willful misconduct or a knowing violation of criminal or securities laws.

         Reports to Shareholders. MACB furnishes its shareholders with annual reports, including audited financial statements, as well as quarterly reports containing unaudited financial information.

         Transfer Agent.  PTB acts as MACB's transfer agent.


                     COMPARATIVE RIGHTS OF SECURITY HOLDERS

General

         MACB and UCB each is a Virginia corporation subject to the provisions of the Virginia SCA. Shareholders of UCB, whose rights are governed by UCB's Articles of Incorporation ("UCB's Articles") and Bylaws and by the Virginia SCA, will become shareholders of MACB upon consummation of the Reorganization. The rights of such shareholders as shareholders of MACB will then be governed by MACB's Articles of Incorporation ("MACB's Articles") and Bylaws and by the Virginia SCA.

         Furthermore, the Reorganization Agreement provides for various amendments to MACB's Articles and Bylaws. As a result, at and after the Effective Date, MACB's Articles and Bylaws will differ in certain material respects from UCB's Articles and Bylaws and MACB's Articles and Bylaws in their current form. Consequently, the Reorganization not only will affect the rights of UCB shareholders, but also will affect the rights of MACB shareholders. There will be no amendments to MACB's Articles and Bylaws other than those amendments that are summarized in this section.

         Except as set forth below, there are no material differences between the rights of a MACB shareholder or UCB shareholder under the respective Articles and Bylaws of MACB and UCB prior to consummation of the Reorganization and under the Virginia SCA, on the one hand, and the rights of a MACB shareholder under MACB's Articles and Bylaws following consummation of the Reorganization and under the Virginia SCA, on the other hand. This summary is qualified in its entirety by reference to the Articles and Bylaws of MACB and UCB prior to consummation of the Reorganization, the complete texts of which are on file with the Commission, MACB's Articles and Bylaws following consummation of the Reorganization, the complete texts of which are exhibits to the Reorganization Agreement attached to this Joint Proxy Statement as Appendix A, and to the Virginia SCA.

Name Change

         Following consummation of the Reorganization, MACB will change its name from "Mid-Atlantic Community BankGroup, Inc." to "Atlantic Financial Corp."

Authorized Capital

         UCB. UCB's Articles authorize the issuance of up to 6,000,000 shares of UCB Common Stock, par value $1.00 per share, of which 1,829,209 shares were issued and outstanding as of the UCB Record Date. UCB's Articles also authorize the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares were issued and outstanding as of the UCB Record Date.

         MACB. MACB's Articles authorize the issuance of up to 20,000,000 shares of MACB Common Stock, par value $5.00 per share, of which 2,198,900 shares were issued and outstanding as of the MACB Record Date. MACB is not authorized to issue shares of preferred stock.

         Following consummation of the Reorganization, MACB's Articles will also authorize the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share. MACB's Board of Directors will be authorized to issue, without shareholder approval, shares of preferred stock in one or more series, and to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

         The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and corporate purposes, could, among other things, adversely effect the voting power of holders of MACB Common Stock. While such issuances could also, under certain circumstances, be considered to have the effect of making a change in control more difficult, any issuance of stock would be subject to applicable law, including, without limitation, the duty of the Board of Directors to exercise its good faith business judgment in the best interests of MACB and its shareholders.

Amendment of Articles of Incorporation or Bylaws

         The Virginia SCA provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         UCB. UCB's Articles provide that an amendment to UCB's articles must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote, provided that such amendment is approved and recommended by at least two-thirds of the directors then in office. In the event that two-thirds of the directors then in office do not approve the amendment, UCB's Articles provide that the amendment must be approved by a vote of 80% or more of all the votes entitled to be cast on the amendment by each voting group entitled to vote.

         UCB's Bylaws provide that the board of directors may amend the Bylaws except to the extent that the power is reserved to the shareholders by law or by UCB's Articles or to the extent that the shareholders expressly provide in adopting or amending particular bylaws. In addition, the shareholders may amend UCB's Bylaws.

         MACB. MACB's Articles provide that an amendment to MACB's Articles must be approved by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote, provided that such amendment is approved and recommended by at least two-thirds of the directors then in office. In the event that two-thirds of the directors then in office do not approve of the amendment, MACB's Articles provide that the amendment must be approved by holders of at least two-thirds of the issued and outstanding shares of MACB Common Stock (the vote generally required under Virginia law).

         MACB's Articles provide that the Board of Directors may amend MACB's Bylaws, except to the extent that any Bylaw adopted by the shareholders shall otherwise provide. Thus, MACB's Bylaws may be amended by a simple majority of the entire Board of Directors. Under Virginia law, MACB's Bylaws may also be amended by action of the majority of the shareholders.

         Following consummation of the Reorganization, MACB's Bylaws will provide that approval of any amendment to MACB's Bylaws by the Board of Directors will require the affirmative vote of at least 60% of the entire Board of Directors. Since MACB will have 14 directors, the Board of Directors will be able to amend MACB's Bylaws if at least nine directors vote in favor of the amendment.

Mergers, Consolidations and Sales of Assets

         UCB. UCB's Articles provide that a plan of merger or share exchange, a transaction involving the sale of all or substantially all UCB's assets other than in the regular course of business or a plan of dissolution shall be approved by the same vote that is required to amend UCB's Articles.

         MACB. MACB's Articles provide that a plan of merger or share exchange to which MACB is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of MACB's property, otherwise than in the usual and regular course of business, shall be approved by the same vote that is required to amend MACB's Articles. Additionally, consistent with Virginia law, the Board of Directors of MACB may condition its submission of such plan of merger or share exchange or such sale, lease, exchange or other disposition on any basis, including the requirement of a greater vote than the required vote described above.

         A proposed merger, share exchange or sale, as described above, that is favored by two-thirds of the directors could be adopted as long as a majority (rather than two-thirds) of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of a majority of the shares entitled to vote in each voting group entitled to vote, MACB's Articles would require that, unless a proposed action is approved by at least two-thirds of the directors, more than two-thirds of the issued and outstanding shares vote in favor of the proposed action. The purpose of such additional requirements is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of MACB, the action must be supported by more than two-thirds of the issued and outstanding shares of MACB Common Stock.

         Following consummation of the Reorganization, MACB's Bylaws will provide that approval of any such merger, share exchange or sale by the Board of Directors will require the affirmative vote of at least 60% of the entire Board of Directors.

Size and Classification of Board of Directors

         UCB. UCB's Bylaws provide that its board of directors shall consist of a minimum of five and a maximum of 15 individuals. UCB's Bylaws provides further, subject to the rights of holders of any series of preferred stock, for the division of the directors into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         MACB. MACB's Bylaws provide that the Board of Directors consists of 15 individuals. All directors are elected at each annual meeting of the shareholders and shall hold their offices until their successors are elected. MACB's directors currently do not serve staggered terms.

         Following consummation of the Reorganization, MACB's Bylaws will provide that its Board of Directors shall consist of 14 individuals. MACB's Articles will provide further that, subject to the rights of holders of any series of preferred stock, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of MACB, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

Vacancies and Removal of Directors

         UCB. UCB's Articles provide that a vacancy on the board of directors shall be filled by a majority vote of the directors then in office, whether or not a quorum, of a successor who shall hold office until the next annual meeting of shareholders. In such event, the successor elected by the directors then in office shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. UCB's Bylaws further provide that UCB's directors may be removed by UCB's shareholders only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

         MACB. MACB's Articles and Bylaws do not address the filling of vacancies on the Board of Directors. Under the Virginia SCA, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, can be filled by the shareholders, by the Board of Directors, or by the affirmative vote of the majority of the remaining directors then in office, if the number of remaining directors is less than a quorum of the Board of Directors. MACB's Articles provide that any director may be removed from office with or without cause, but only if holders of more than 70% of the issued and outstanding shares of MACB Common Stock vote in favor of such action.

         Following consummation of the Reorganization, MACB's Bylaws will provide that a vacancy on the Board of Directors, arising from the resignation, death, or removal of a Director before the annual meeting of shareholders in the year 2004, shall be filled by an individual agreed to by 75% of the entire Board of Directors. If 75% of the entire Board of Directors do not agree on an individual, such vacancy will be filled by (i) an individual designated by the directors who were directors of MACB on August __, 1998, and any Director chosen for nomination by such directors after the Effective Date (the "MACB Nominees"), if the vacant seat was held by a MACB Nominee or (ii) an individual designated by the directors who were directors of UCB on August __, 1998, and any Director chosen for nomination by such directors after the Effective Date (the "UCB Nominees"), if the vacant seat was held by a UCB Nominee.

Director Liability and Indemnification

         The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia SCA permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has conducted himself in good faith and that he believed that his conduct was in the best interests of the corporation, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         UCB. UCB's Articles provide that, to the full extent permitted by the Virginia SCA, each director and officer shall be indemnified by UCB against liabilities, fines, penalties, and claims imposed upon or asserted against him because he was or is a director or officer of UCB, and against all expenses reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duties. UCB's Articles further provide that the determination that the indemnification is permissible shall be made as provided by law and that the right of indemnification shall not be exclusive of any other rights to which any director or officer may be entitled. UCB may also indemnify its other employees or agents.

         UCB's Articles provide that, to the full extent permitted by the Virginia SCA, a director or officer of UCB shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct in any proceeding brought by a shareholder of UCB in the right of UCB or brought by or on behalf of shareholders of UCB, provided that the elimination of liability shall not be applicable if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         MACB. MACB's Articles provide that any director or officer of MACB shall be indemnified by MACB for his actions, unless he is adjudged liable for willful misconduct or a knowing violation of criminal law. The amount of damages that may be assessed against an officer or director in any proceeding brought by or in the right of MACB or brought by or on behalf of MACB's shareholders is limited to $50,000 per transaction.

         The rights of indemnification provided in MACB's Articles are not exclusive of any other rights of the officer or director, including without limitation rights conferred by applicable law and any right under insurance policies which may be purchased and maintained by MACB or others, even as to liabilities against which MACB would not have the power to indemnify.

         Following consummation of the Reorganization, MACB's Articles will provide for indemnification and the elimination of liability similar to that currently provided by UCB's Articles. That is, MACB's Articles will provide that, to the full extent permitted by the Virginia SCA, each director and officer shall be indemnified by MACB against liabilities, fines, penalties, and claims imposed upon or asserted against him because he was or is a director or officer of MACB, and against all expenses reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duties. MACB's Articles will further provide that the determination that the indemnification is permissible shall be made as provided by law, and that the right of indemnification shall not be exclusive of any other rights to which any director or officer may be entitled. MACB may also indemnify its other employees or agents.

         In addition, MACB's Articles will provide that, to the full extent permitted by the Virginia SCA, a director or officer of MACB shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct in any proceeding brought by a shareholder of MACB in the right of MACB or brought by or on behalf of shareholders of MACB, provided that the elimination of liability shall not be applicable if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Special Meetings of Shareholders

         UCB. UCB's Bylaws provide that special meetings of shareholders shall be held on the call of the Chairman or Vice Chairman of the board of directors, the President or the board of directors.

         MACB. MACB's Bylaws provide that special meetings of shareholders may be held on the call of the President, the Chairman of the Board of Directors, the Board of Directors, or by holders of at least 25% of the issued and outstanding shares of MACB Common Stock.

Director Nominations

         UCB. UCB's Bylaws set forth certain advance notice or information requirements and time limitations on any director nomination that a shareholder wishes to propose for consideration at an annual or special meeting of shareholders. Written notice of any shareholder's intent to make a director nomination must be given, either by personal delivery or by mail, to UCB's Secretary not less than thirty (30) days prior to the first anniversary date of the initial notice given to the shareholders of record on the record date for the previous annual meeting by or at the direction of the board of directors, provided that such notice shall not be required to be given more than 90 days prior to the annual meeting of the shareholders. The notice must contain certain information relating to the nominee for director. The Chairman of the meeting may reject any nomination proposal not timely made or supported by sufficient information.

         UCB's Bylaws provide that the written notice must set forth: (a) the name and address of the shareholder who intends to make the nomination of the person and of the person to be nominated; (b) a representation that the shareholder is the owner of stock of UCB to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (c) a description of all arrangements or understandings pursuant to which the nomination is to be made by the shareholder; (d) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the board of directors, including, but not limited to, the amount and nature of his beneficial ownership of UCB's securities, his principle occupation for the past five years and his age; and (e) the written consent of each nominee to serve as a director of UCB if so elected.

         MACB. MACB's Bylaws set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a shareholder wishes to propose for consideration at an annual or special meeting of shareholders. Any director nomination must be stated in writing and filed with MACB's Secretary at least 60 days prior to the date of the shareholder meeting and no more than 90 days prior to that meeting. The notice must contain certain information relating to the nominee for director. The Chairman of the meeting must reject any nomination proposal not timely made or supported by sufficient information.

         MACB's Bylaws require that the shareholder's notice set forth (a) as to each nominee (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of MACB which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and
(b) as to the shareholder giving the notice, the name and address and the class and number of shares of such shareholder and of any other person or entity who is the record or beneficial owner of shares of MACB and who, to the knowledge of the shareholder giving notice, supports such nominee. If the information supplied by shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of MACB.

Shareholder Proposals

         UCB. UCB's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to UCB's Secretary. Notice of any such shareholder proposal must be given, either by personal delivery or by mail, to UCB's

Secretary not less than 30 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the board of directors; provided, however, that such notice shall not be required to be given more than 90 days prior to the annual meeting of shareholders. The notice must set forth each matter and a brief description of the business desired to be brought before the meeting as well as certain other information relating to the shareholder requesting the proposal. The presiding officer of the meeting must reject any such shareholder proposal not timely made or supported by insufficient information.

         MACB. MACB's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to MACB's Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at MACB's principal executive offices, not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by a shareholder, to be timely, must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. The notice must set forth each matter and a brief description of the business desired to be brought before the meeting as well as certain other information relating to the shareholder requesting the proposal. The Chairman of an annual meeting must reject any such shareholder proposal not timely made or supported by insufficient information.

Shareholder Voting Rights in General

         The Virginia SCA generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles. The Virginia SCA also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         UCB. UCB's Articles do not provide shareholders cumulative rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of UCB Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the holders of UCB Common Stock.

         MACB.  See "Description of Capital Stock."

State Anti-Takeover Statutes

         The Virginia SCA restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA. Because both MACB and UCB are Virginia corporations, the provisions of the Virginia SCA described below apply to MACB and UCB and will continue to apply to MACB after the Reorganization.

         Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither MACB nor UCB has adopted such an amendment. Currently, no shareholder of MACB owns or controls 10% or more of MACB Common Stock, and there are no Interested Shareholders of MACB or UCB as defined by the Virginia SCA.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Persons ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which UCB has not done, by so providing in its articles of incorporation or bylaws. MACB, however, has opted out of the statute by so providing in its Bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.

Dissenters' Rights

         The provisions of Article 15 of the Virginia SCA provide shareholders of Virginia corporations certain rights of appraisal or dissent, for payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions. The Virginia SCA provides dissenters' rights in a merger to the corporations that are seeking shareholder approval of the transaction. Therefore, the shareholders of both MACB and UCB have dissenters' rights and may exercise that right and obtain payment of the fair value of their shares upon compliance and in accordance with the provisions of
Article 15 of the Virginia SCA.


                           SUPERVISION AND REGULATION

         Banks and their holding companies are extensively regulated entities. MACB is a bank holding company, subject to supervision and regulation by the Federal Reserve. MACB's sole subsidiary bank is PTB, a Virginia chartered bank which is subject to supervision and regulation by the Federal Reserve and the SCC. UCB is a Virginia chartered bank holding company regulated principally at the federal level by the Federal Reserve and at the state level by the SCC. The regulatory oversight of MACB will not change as a result of the Reorganization.

         The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework before and after the Reorganization. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations.

Bank Holding Companies

         The Federal Reserve has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Formerly the BHC Act prohibited the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the bank holding company's banking subsidiaries are principally conducted, unless such an acquisition was authorized by statute of the state where the bank whose shares were to be acquired was located. However, under federal legislation enacted in 1994, the restriction on interstate acquisitions was abolished, effective September 1995. A bank holding company from any state now may acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also are able to branch across state lines by acquisition, merger or de novo, provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Bank Insurance Fund ("BIF"). The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         Banking laws also provide that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any bank subsidiaries.

Certain Regulatory Considerations of MACB Following the Reorganization

         Regulatory Capital Requirements

         All depository institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, MACB, UCB and the bank subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of MACB and UCB on a pro forma combined basis following the Reorganization as of June 30, 1998, are 18.00% and 19.13%, exceeding the minimums required. Based upon the applicable Federal Reserve regulations, at June 30, 1998, PTB, BOF and BSS would be considered "well capitalized." (See the "Capital Ratios" table in this section below.)

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The pro forma leverage ratio of MACB and UCB as of June 30, 1998, was 12.63% which is well above the minimum requirements.

         The following table summarizes the minimum regulatory and current capital ratios for each of MACB and UCB on a consolidated basis at June 30, 1998 and also the pro forma combined capital ratios as of June 30, 1998.

                                 Capital Ratios

                                        Regulatory           MACB              UCB           Pro Forma Combined
                                          Minimum          Current           Current            MACB and UCB
Risk-based capital (1)
  Tier 1 (3)....................           4.00%            16.39%           19.97%                18.00%
  Total (3).....................           8.00%            17.56%           21.06%                19.13%
Leverage (2)(3).................           4.00%            11.94%           13.10%                12.63%
Total shareholders' equity
  to total assets...............            N/A             11.35%           14.12%                12.63%

-------------------------
(1) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for MACB and UCB at June 30, 1998.
(2) Leverage ratio is calculated by Tier 1 capital as a percentage of quarterly period end assets.
(3) Calculated in accordance with the Federal Reserve's capital rules, with adjustment for net unrealized depreciation on securities available for sale.


         Limits on Dividends and Other Payments

         Certain state law restrictions are imposed on distributions of dividends to shareholders of MACB. MACB shareholders are entitled to receive dividends as declared by the MACB Board of Directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Banks have limitations imposed upon all "capital distributions," including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of June 30, 1998, PTB had the capacity to pay no more than $_____ million in total dividends to its sole shareholder, MACB, and BOF and BSS, combined, had the capacity to pay $4.8 million in total dividends to UCB.

         Similarly, PTB, BOF and BSS each is subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The SCC has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the Reorganization, most of the revenues of MACB and MACB's ability to pay dividends to its shareholders will depend on dividends paid to it by PTB, BOF and BSS. Based on the current financial condition of PTB, BOF and BSS, MACB expects that the above-described provisions will have no impact on MACB's ability to obtain dividends from PTB, BOF and BSS or on MACB's ability to pay dividends to its shareholders.

The Depository Institutions

         In addition to the regulatory provisions regarding holding companies addressed above, PTB, BOF and BSS are subject to extensive regulation as well. The following discussion addresses certain primary regulatory considerations affecting PTB, BOF and BSS.

         PTB, BOF and BSS are regulated extensively under both federal and state law. PTB, BOF and BSS each is organized as a Virginia chartered banking corporation and is regulated and supervised by the Bureau of Financial Institutions of the SCC. As a member of the Federal Reserve System, PTB is regulated and supervised by the Federal Reserve Bank of Richmond. In connection with the anticipated merger of BOF and BSS, the resulting bank is expected to become a member of the Federal Reserve System. The SCC and the Federal Reserve Bank of Richmond conduct regular examinations of the banks that they supervise, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, supervised banks must furnish the SCC and the Federal Reserve with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The deposits of PTB, BOF and BSS are insured up to $100,000 per insured depositor (as defined by law and regulation) through the BIF. The BIF is administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF-insured institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including PTB, BOF or BSS, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of deposit insurance of PTB, BOF or BSS.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         In addition, FDIC regulations require that management report on the institution's responsibility to prepare financial statements, and to establish and to maintain an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. MACB has not yet determined the effect that the proposed rule would have on its operations and the operations of its depository institution subsidiary if it is enacted substantially as proposed.

         Community Reinvestment. The requirements of the Community Reinvestment Act ("CRA") affect PTB, BOF and BSS. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of PTB, BOF and BSS, each is meeting its obligations under the CRA.


                                  LEGAL OPINION

         The validity of MACB Common Stock to be issued in connection with the Reorganization will be passed upon by Williams, Mullen, Christian & Dobbins.


                                     EXPERTS

         The financial statements of the Company included in this Joint Proxy Statement have been examined by Smith & Eggleston, P.C., Richmond, Virginia, independent auditors, whose report thereon appears elsewhere herein. Such financial statements have been included herein in reliance upon the reports of Smith & Eggleston, P.C., given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of UCB included in this Joint Proxy Statement have been so included in reliance on the report of Goodman & Company, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                    PRO FORMA CONDENSED FINANCIAL INFORMATION
                                   (Unaudited)

Pro Forma Combined Balance Sheets

         The following unaudited pro forma combined balance sheets combines the consolidated historical balance sheets of MACB and UCB on the assumption that the Reorganization had been effective as of June 30, 1998, giving effect to the transaction on a pooling of interests accounting basis. These unaudited pro forma combined balance sheets should be read in conjunction with the consolidated historical financial statements of both MACB and UCB, including the respective notes thereto, included elsewhere in this Joint Proxy Statement or in documents delivered herewith. See "Available Information."

MID-ATLANTIC COMMUNITY BANKGROUP, INC.
PRO FORMA COMBINED BALANCE SHEET
AS OF June 30, 1998
(Dollars in Thousands)

                                                                                    PRO FORMA         PRO FORMA
ASSETS                                            MACB               UCB           ADJUSTMENTS         COMBINED
--------------------------------------------------------------------------------------------------------------------
Cash and due from banks                           $10,079            $6,298                              $16,377
Investment securities:
   Available for sale                              25,336            47,081                               72,417
   Held to maturity                                11,243             7,604                               18,847
Federal funds sold                                  9,604             1,503                               11,107
Loans, net                                        113,704            86,253                              199,957
Bank premises and equipment, net                    7,700             2,293                                9,993
Other real estate owned                               437               148                                  585
Accrued interest receivable                         1,288             1,711                                2,999
Other assets                                        1,950             2,106                                4,056
                                            ----------------- ------------------ ----------------- -----------------
     Total Assets                                $181,341          $154,997               $0            $336,338
                                            ================= ================== ================= =================


LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
Deposits:
   Noninterest-bearing deposits                   $26,331           $18,503                              $44,834
   Interest-bearing deposits                      133,220           112,645                              245,865
                                            ----------------- ------------------ ----------------- -----------------
     Total Deposits                               159,551           131,148                              290,699
Short-term borrowings                                 266               650                                  916
Long-term debt                                         24                 0                                   24
Accrued interest payable                              538               492                                1,030
Other liabilities                                     374               822                                1,196
                                            ----------------- ------------------ ----------------- -----------------
     Total Liabilities                            160,753           133,112                              293,865
                                            ----------------- ------------------ ----------------- -----------------

Stockholders' Equity
   Common stock                                    10,995             1,829            8,003              20,827
   Surplus                                          4,026             3,059          (7,085)                   0
   Retained earnings                                5,460            16,169            (918)              20,711
   Accumulated other comprehensive
     income, net                                      107               828                                  935
                                            ----------------- ------------------ ----------------- -----------------
     Total Stockholders' Equity                    20,588            21,885                0              42,473
                                            ----------------- ------------------ ----------------- -----------------
     Total Liabilities and Stockholders'
       Equity                                    $181,341          $154,997               $0            $336,338
                                            ================= ================== ================= =================

See Notes to Pro Forma Combined Financial Information.

Pro Forma Combined Statements of Income

         The following unaudited pro forma combined statements of income for the six months ended June 30, 1998 and the three years ended December 31, 1997 present the combined statements of income of MACB and UCB assuming that MACB and UCB were combined at the beginning of each period presented on a pooling of interests accounting basis. These unaudited pro forma combined statements of income should be read in conjunction with the consolidated historical financial statements of both MACB and UCB, including the respective notes thereto, included elsewhere in this Joint Proxy Statement or in documents delivered herewith or incorporated herein by reference.

         The pro forma information is not necessarily indicative of the results of operations that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods.

MID-ATLANTIC COMMUNITY BANKGROUP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Six Months Ended June 30, 1998
(Dollars in Thousands)

                                                                                    PRO FORMA         PRO FORMA
                                                    MACB             UCB           ADJUSTMENTS         COMBINED
--------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                          $5,772          $3,807                $  -             $9579
Interest on investment securities:                                                           -
   Taxable                                           1,067             975                   -             2,042
   Tax exempt                                          129             486                   -               615
Interest on federal funds sold                         253             243                   -               496
                                              ----------------- --------------- ------------------ -----------------
       Total interest income                         7,221           5,511                   -            12,732
                                              ----------------- --------------- ------------------ -----------------

Interest expense:
   Interest on deposits                              3,027           2,452                   -             5,479
   Interest on long-term debt                            1               -                   -                 1
   Interest on short-term borrowings                     5               9                   -                14
                                              ----------------- --------------- ------------------ -----------------
       Total interest expense                        3,033           2,461                   -             5,494
                                              ----------------- --------------- ------------------ -----------------

       Net interest income                           4,188           3,050                   -             7,238

Provision for loan losses                              233              53                   -               286
                                              ----------------- --------------- ------------------ -----------------
       Net interest income after provision
          for loan losses                            3,955           2,997                   -             6,952
                                              ----------------- --------------- ------------------ -----------------

Non-interest income:
   Service charges and fees                            348             430                   -               778
   Gain (loss) on sale of securities                     1               -                   -                 1
   Other                                               180              43                   -               223
                                              ----------------- --------------- ------------------ -----------------
       Total other income                              529             473                   -             1,002
                                              ----------------- --------------- ------------------ -----------------

Non-interest expenses:
   Salaries and employee benefits                    1,580           1,086                   -             2,666
   Occupancy expense                                   260             118                   -               378
   Equipment                                           406             160                   -               566
   Other operating expenses                            757             691                   -             1,448
                                              ----------------- --------------- ------------------ -----------------
       Total other expenses                          3,003           2,055                   -             5,058
                                              ----------------- --------------- ------------------ -----------------

       Income before income taxes                    1,481           1,415                   -             2,896

Income taxes                                           474             348                   -               822
                                              ----------------- --------------- ------------------ -----------------
       Net income                                   $1,007          $1,067                $  -            $2,074
                                              ================= =============== ================== =================

Per Share Data:
   Net income, basic                                 $0.46           $0.58                                 $0.50
   Net income, diluted                               $0.44           $0.58                                 $0.49
   Cash dividends                                    $0.00           $0.17                                 $0.00
   Basic weighted average shares outstanding     2,193,376       1,829,209                             4,159,776
   Diluted weighted average shares outstanding   2,291,996       1,843,124                             4,273,354

See Notes to Pro Forma Combined Financial Information.

MID-ATLANTIC COMMUNITY BANKGROUP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1997
(Dollars in Thousands)

                                                                                   PRO FORMA         PRO FORMA
                                                    MACB             UCB           ADJUSTMENTS         COMBINED
--------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                         $10,368          $7,572               $  -           $17,940
Interest on investment securities:                                                          -
   Taxable                                           1,791           2,159                  -             3,950
   Tax exempt                                          256             926                  -             1,182
Interest on federal funds sold                         454             212                  -               666
                                              ----------------- --------------- ------------------ -----------------
       Total interest income                        12,869          10,869                  -            23,738
                                              ----------------- --------------- ------------------ -----------------

Interest expense:
   Interest on deposits                              5,317           4,750                  -            10,067
   Interest on short-term borrowings                     -              58                  -                58
                                              ----------------- --------------- ------------------ -----------------
       Total interest expense                        5,317           4,808                  -            10,125
                                              ----------------- --------------- ------------------ -----------------

       Net interest income                           7,552           6,061                  -            13,613

Provision for loan losses                              347             129                  -               476
                                              ----------------- --------------- ------------------ -----------------
       Net interest income after provision
          for loan losses                            7,205           5,932                  -            13,137
                                              ----------------- --------------- ------------------ -----------------

Non-interest income:
   Service charges and fees                            690             811                  -             1,501
   Gain (loss) on sale of securities                    14               4                  -                18
   Other                                               148              49                  -               197
                                              ----------------- --------------- ------------------ -----------------
       Total other income                              852             864                  -             1,716
                                              ----------------- --------------- ------------------ -----------------

Non-interest expenses:
   Salaries and employee benefits                    2,843           2,164                  -             5,007
   Occupancy expense                                   472             284                  -               756
   Equipment                                           823             269                                1,092
   Other operating expenses                          1,423           1,155                  -             2,578
                                              ----------------- --------------- ------------------ -----------------
       Total other expenses                          5,561           3,872                  -             9,433
                                              ----------------- --------------- ------------------ -----------------

       Income before income taxes                    2,496           2,924                  -             5,420

Income taxes                                           666             694                  -             1,360
                                              ----------------- --------------- ------------------ -----------------
       Net income                                   $1,830          $2,230               $  -            $4,060
                                              ================= =============== ================== =================

Per Share Data (1):
   Net income, basic                                 $0.91           $1.22                                $1.02
   Net income, diluted                               $0.88           $1.22                                $1.00
   Cash dividends                                    $0.25           $0.31                                $0.25
   Basic weighted average shares outstanding     2,013,286       1,829,209                            3,979,686
   Diluted weighted average shares outstanding   2,080,902       1,833,616                            4,052,039

(1) MACB per share data and average shares outstanding have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.

See Notes to Pro Forma Combined Financial Information.

MID-ATLANTIC COMMUNITY BANKGROUP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1996
(Dollars in Thousands)

                                                                                    PRO FORMA         PRO FORMA
                                                    MACB             UCB           ADJUSTMENTS         COMBINED
--------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                          $8,689          $6,925               $  -           $15,614
Interest on investment securities:                                                          -
   Taxable                                           1,393           2,333                  -             3,726
   Tax exempt                                          340             954                  -             1,294
Interest on federal funds sold                         231             206                  -               437
                                              ----------------- --------------- ------------------ -----------------
       Total interest income                        10,653          10,418                  -            21,071
                                              ----------------- --------------- ------------------ -----------------

Interest expense:
   Interest on deposits                              4,359           4,706                  -             9,065
   Interest on short-term borrowings                     -              43                  -                43
                                              ----------------- --------------- ------------------ -----------------
       Total interest expense                        4,359           4,749                  -             9,108
                                              ----------------- --------------- ------------------ -----------------

       Net interest income                           6,294           5,669                  -            11,963

Provision for loan losses                              380             101                  -               481
                                              ----------------- --------------- ------------------ -----------------
       Net interest income after provision
          for loan losses                            5,914           5,568                  -            11,482
                                              ----------------- --------------- ------------------ -----------------

Non-interest income:
   Service charges and fees                            537             793                  -             1,330
   Gain (loss) on sale of securities                   (2)              13                  -                11
   Other                                                89              71                  -               160
                                              ----------------- --------------- ------------------ -----------------
       Total other income                              624             877                  -             1,501
                                              ----------------- --------------- ------------------ -----------------

Non-interest expenses:
   Salaries and employee benefits                    2,154           2,083                  -             4,237
   Occupancy expense                                   308             264                  -               572
   Equipment                                           642             240                                  882
   Other operating expenses                          1,087           1,339                  -             2,426
                                              ----------------- --------------- ------------------ -----------------
       Total other expenses                         $4,191          $3,926               $  -            $8,117
                                              ----------------- --------------- ------------------ -----------------

       Income before income taxes                   $2,347          $2,519               $  -            $4,866

Income taxes                                           813             596                  -             1,409
                                              ----------------- --------------- ------------------ -----------------
       Net income                                   $1,534          $1,923               $  -            $3,457
                                              ================= =============== ================== =================

Per Share Data (1):
   Net income, basic                                 $0.81           $1.05                                $0.90
   Net income, diluted                               $0.79           $1.05                                $0.88
   Cash dividends                                    $0.13           $0.31                                $0.13
   Basic weighted average shares outstanding     1,888,666       1,829,209                            3,855,066
   Diluted weighted average shares outstanding   1,950,972       1,829,209                            3,917,372

(1) MACB per share data and average shares outstanding have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.

See Notes to Pro Forma Combined Financial Information.

MID-ATLANTIC COMMUNITY BANKGROUP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1995
(Dollars in Thousands)

                                                                                    PRO FORMA         PRO FORMA
                                                    MACB             UCB           ADJUSTMENTS         COMBINED
--------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                          $6,653          $6,327               $  -           $12,980
Interest on investment securities:                                                          -
   Taxable                                           1,052           2,063                  -             3,115
   Tax exempt                                          142             709                  -               851
Interest on federal funds sold                         377             361                  -               738
                                              ----------------- --------------- ------------------ -----------------
       Total interest income                         8,224           9,460                  -            17,684
                                              ----------------- --------------- ------------------ -----------------

Interest expense:
   Interest on deposits                              3,469           4,156                  -             7,625
   Interest on short-term borrowings                     -               5                  -                 5
                                              ----------------- --------------- ------------------ -----------------
       Total interest expense                        3,469           4,161                  -             7,630
                                              ----------------- --------------- ------------------ -----------------

       Net interest income                           4,755           5,299                  -            10,054

Provision for loan losses                              288             183                  -               471
                                              ----------------- --------------- ------------------ -----------------
       Net interest income after provision
          for loan losses                            4,467           5,116                  -             9,583
                                              ----------------- --------------- ------------------ -----------------

Non-interest income:
   Service charges and fees                            419             655                  -             1,073
   Gain (loss) on sale of securities                   (1)             (2)                  -               (3)
   Other                                                59              90                  -               149
                                              ----------------- --------------- ------------------ -----------------
       Total other income                              477             743                  -             1,220
                                              ----------------- --------------- ------------------ -----------------

Non-interest expenses:
   Salaries and employee benefits                    1,843           1,909                  -             3,752
   Occupancy expense                                   264             258                  -               522
   Equipment                                           499             221                                  720
   Other operating expenses                            890           1,191                  -             2,081
                                              ----------------- --------------- ------------------ -----------------
       Total other expenses                         $3,496          $3,579               $  -            $7,075
                                              ----------------- --------------- ------------------ -----------------

       Income before income taxes                   $1,448          $2,280               $  -            $3,728

Income taxes                                           425             565                  -               990
                                              ----------------- --------------- ------------------ -----------------
       Net income                                   $1,023          $1,715               $  -            $2,738
                                              ================= =============== ================== =================

Per Share Data (1):
   Net income, basic                                 $0.66           $0.94                                $0.78
   Net income, diluted                               $0.65           $0.94                                $0.77
   Cash dividends                                    $0.06           $0.23                                $0.06
   Basic weighted average shares outstanding     1,548,642       1,829,209                            3,515,042
   Diluted weighted average shares outstanding   1,588,752       1,829,209                            3,555,152

(1) MACB per share data and average shares outstanding have been restated to reflect a two-for-one stock split of MACB Common Stock in March 1998.

See Notes to Pro Forma Combined Financial Information.

                Notes to Pro Forma Combined Financial Information

(1) The pro forma combined information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Reorganization will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby MACB will issue 1.075 shares of MACB Common Stock for each share of UCB Common stock.

(3) Per share data has been computed based on the combined historical income applicable to common shareholders of MACB and UCB using the historical weighted average shares outstanding, adjusted to equivalent shares of MACB Common Stock, of MACB and UCB, adjusted after the exchange as of the earliest periods presented.

(4) The pro forma combined information presented includes the total estimated costs associated with the transaction of $________, as if the transaction was consummated on June 30, 1998. Such costs include, but are not limited to, legal and accounting fees, regulatory filing fees, financial advisor fees, and fees associated with fairness opinions.

(5) Information was appropriately adjusted to reflect the Reorganization for (i) the issuance of shares of MACB Common Stock and (ii) the elimination of surplus to reflect this issuance of MACB Common Stock with a $5.00 par value.

                                                                      Appendix A






                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                        UNITED COMMUNITY BANKSHARES, INC.

                                       AND

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.

                            -------------------------



                                  July 8, 1998

                                TABLE OF CONTENTS


                                    ARTICLE 1
                     The Reorganization and Related Matters

                                                                                                   Page
1.1      Definitions.......................................................................          1
1.2      The Reorganization................................................................          2
1.3      Name and Continuing Operations....................................................          2
1.4      Management of Surviving Corporation...............................................          2
1.5      The Closing and Effective Date....................................................          4


                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of UCB Stock...........................................................          4
2.2      Manner of Exchange................................................................          5
2.3      No Fractional Shares..............................................................          5
2.4      Dividends.........................................................................          5
2.5      Rights of Dissenting Shareholders.................................................          5


                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of UCB.............................................          5
         (a)      Organization, Standing and Power.........................................          5
         (b)      Authority................................................................          6
         (c)      Capital Structure........................................................          6
         (d)      Ownership of the UCB Subsidiaries; Capital Structure
                  of the UCB Subsidiaries; and Organization of the UCB
                  Subsidiaries.............................................................          7
         (e)      Financial Statements.....................................................          7
         (f)      Absence of Undisclosed Liabilities.......................................          8
         (g)      Legal Proceedings; Compliance with Laws..................................          8
         (h)      Regulatory Approvals.....................................................          8
         (i)      Labor Relations..........................................................          8
         (j)      Tax Matters..............................................................          8
         (k)      Property.................................................................          9
         (l)      Reports..................................................................          9
         (m)      Employee Benefit Plans...................................................          9
         (n)      Investment Securities....................................................          9
         (o)      Certain Contacts.........................................................         10
         (p)      Insurance................................................................         10
         (q)      Loans, OREO and Allowance for Loan Losses................................         10
         (r)      Absence of Material Changes and Events...................................         11
         (s)      Statements True and Correct..............................................         11


         (t)      Brokers and Finders......................................................         12
         (u)      Repurchase Agreements....................................................         12
         (v)      Administration of Trust Accounts.........................................         12
         (w)      Environmental Matters....................................................         12

3.2      Representations and Warranties of MACB............................................         13
         (a)      Organization, Standing and Power.........................................         13
         (b)      Authority................................................................         14
         (c)      Capital Structure........................................................         14
         (d)      Ownership of the MACB Subsidiaries; Capital Structure
                  of the MACB Subsidiaries; and Organization of the MACB
                  Subsidiaries.............................................................         14
         (e)      Financial Statements.....................................................         15
         (f)      Absence of Undisclosed Liabilities.......................................         15
         (g)      Legal Proceedings; Compliance with Laws..................................         15
         (h)      Regulatory Approvals.....................................................         16
         (i)      Labor Relations..........................................................         16
         (j)      Tax Matters..............................................................         16
         (k)      Property.................................................................         16
         (l)      Reports..................................................................         17
         (m)      Employee Benefit Plans...................................................         17
         (n)      Investment Securities....................................................         17
         (o)      Certain Contacts.........................................................         17
         (p)      Insurance................................................................         18
         (q)      Loans, OREO, and Allowance for Loan Losses...............................         18
         (r)      Absence of Material Changes and Events...................................         19
         (s)      Statements True and Correct..............................................         19
         (t)      Brokers and Finders......................................................         19
         (u)      Repurchase Agreements....................................................         20
         (v)      Administration of Trust Accounts.........................................         20
         (w)      Environmental Matters....................................................         20

                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties..................................................         21
4.2      Confidentiality...................................................................         21
4.3      Registration Statement, Proxy Statement and Shareholder Approval..................         22
4.4      Operation of the Business of UCB and MACB.........................................         22
4.5      Dividends.........................................................................         23
4.6      No Solicitation...................................................................         23
4.7      Regulatory Filings................................................................         23
4.8      Public Announcements..............................................................         24
4.9      Notice of Breach..................................................................         24
4.10     Accounting Treatment..............................................................         24
4.11     Reorganization Consummation.......................................................         24


                                    ARTICLE 5
                              Additional Agreements

5.1      Conversion of Stock Options.......................................................         24
5.2      Accounting Treatment..............................................................         24
5.3      Benefit Plans.....................................................................         25
5.4      Indemnification...................................................................         26


                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to Each Party's Obligations to Effect the Reorganization...............         26
         (a)      Shareholder Approvals....................................................         26
         (b)      Regulatory Approvals.....................................................         26
         (c)      Registration Statement...................................................         26
         (d)      Tax Opinion..............................................................         26
         (e)      Accountants' Letter......................................................         27
         (f)      Opinions of Counsel......................................................         27
         (g)      Legal Proceedings........................................................         27
         (h)      Employment Contracts.....................................................         27

6.2      Conditions to Obligations of MACB.................................................         27
         (a)      Representations and Warranties...........................................         27
         (b)      Performance of Obligations...............................................         27
         (c)      Affiliate Letters........................................................         27
         (d)      Investment Banking Letter................................................         28

6.3      Conditions to Obligations of UCB..................................................         28
         (a)      Representations and Warranties...........................................         28
         (b)      Performance of Obligations...............................................         28
         (c)      Investment Banking Letter................................................         28


                                    ARTICLE 7
                                   Termination

7.1      Termination.......................................................................         28
7.2      Effect of Termination.............................................................         29
7.3      Non-Survival of Representations, Warranties and Covenants.........................         29
7.4      Expenses..........................................................................         29


                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement..................................................................         30
8.2      Waiver and Amendment..............................................................         30
8.3      Descriptive Headings..............................................................         30
8.4      Governing Law.....................................................................         30
8.5      Notices...........................................................................         30



8.6      Counterparts......................................................................         31
8.7      Severability......................................................................         31
8.8      Subsidiaries......................................................................         31

Exhibit A - Plan of Merger between United Community Bankshares, Inc. and
            Mid-Atlantic Community BankGroup, Inc.
Exhibit B - Employment Contract with William J. Farinholt
Exhibit C - Employment Contract with Wenifred O. Pearce
Exhibit D - Employment Contract with Kenneth E. Smith
Exhibit E - Employment Contract with D. Eugene Brittle

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 8, 1998 by and between United Community Bankshares, Inc., a Virginia corporation with its principal office located in Franklin, Virginia ("UCB"), and Mid-Atlantic Community BankGroup, Inc., a Virginia corporation with its principal office located in Gloucester, Virginia ("MACB").

                                   WITNESSETH:

         WHEREAS, UCB and MACB (the "Companies") desire to affiliate in a merger of equals transaction, so that Peninsula Trust Bank, Incorporated ("PTB"), The Bank of Franklin ("BOF") and The Bank of Sussex and Surry ("BSS") (together, the "Banks) will be under common control; and

         WHEREAS, UCB and MACB have agreed to the affiliation of their two companies through a merger under Virginia law, as a result of which UCB would merge with MACB and the shareholders of UCB would become shareholders of MACB, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

         WHEREAS, the Boards of Directors of MACB and UCB each believe it is in the best interests of their respective corporations and their shareholders to affiliate as provided herein and not in a transaction structured as an acquisition of one by the other, and that the respective shareholder values of UCB and MACB can be maximized over time through this affiliation; and

         WHEREAS, the Boards of Directors of the Companies each believe that the transaction contemplated in this Agreement is in the best interests of the communities they serve and of their respective employees; and

         WHEREAS, the Boards of Directors of MACB and UCB each believe that after the affiliation, the holding company structure should provide management and technical assistance and support for recruitment, training and retention of skilled officers and employees to the Banks in order to enable the combined organization to operate more efficiently; and

         WHEREAS, the respective Boards of Directors of UCB and MACB have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                     The Reorganization and Related Matters

         1.1 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                 (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                 (b) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or
(b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Reorganization on the operating performance of the parties to this Agreement; and

                 (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

                 (d)     "MACB Nominee"  shall refer to any individual  named in
Section 1.4(a) who is a director of MACB on the date hereof and to any Director chosen for nomination by the MACB Nominees after the Effective Date.

                 (e)     "UCB Nominee"  shall refer to any  individual  named in
Section 1.4(a) who is a director of UCB or a subsidiary of UCB on the date hereof and to any Director chosen for nomination by the UCB Nominees after the Effective Date.

         1.2 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, UCB will be merged with and into MACB (the "Reorganization"). The separate corporate existence of UCB shall thereupon cease, and MACB will be the surviving corporation in the Merger.

         1.3 Name and Continuing Operations. The Plan of Merger in the form of Exhibit A hereto will effect certain amendments to the MACB Articles of Incorporation, including a change of MACB's corporate name to Atlantic Financial Corp. The respective names and banking offices of the Banks will not change as a result of the Reorganization. After the Effective Date, the surviving corporation shall be headquartered in Newport News, Virginia.

         1.4 Management of Surviving Corporation. (a) The directors, officers and employees of the Banks will not change as a result of the Reorganization. MACB's Board of Directors presently has fifteen (15) members. On the Effective Date, eight (8) members of such Board of Directors shall resign and the board of Directors of the surviving corporation shall consist of the following fourteen (14) individuals: Charles F. Dawson, William J. Farinholt, Robert D Foster, Harry M. Healy, Joseph A. Lombard, Jr., Hersey M. Mason, Jr., Thomas Z.

Wilke, J. Russell West, Wenifred O. Pearce, J. Philip Bain, Jr., Harvey G. Pope,
J. D. Spivey, F. Bruce Stewart and William B. Savedge.

         If any individual named above who is a member of the Board of Directors of UCB or a UCB subsidiary is not a member of such Board of Directors on the Effective Date, a replacement shall be designated by the UCB Board of Directors. If any individual named above who is a member of the MACB Board of Directors is not a member of the MACB Board of Directors on the Effective Date, a replacement shall be designated by the MACB Board of Directors.

                 (b) On and after the Effective Date, the Board of Directors shall be divided into three classes. Class I shall consist of J. Russell West, Harvey G. Pope, William J. Farinholt, Thomas Z. Wilke and Charles F. Dawson; Class II shall consist of William B. Savedge, F. Bruce Stewart, J. D. Spivey, Hersey M. Mason and Harry M. Healy; and Class III shall consist of J. Philip Bain, Wenifred O. Pearce, Joseph L. Lombard, Jr. and Robert D. Foster. Members of Class I shall serve for a term that expires at the 1999 annual meeting of shareholders. Members of Class II shall serve for a term that expires at the 2000 annual meeting of shareholders. Members of Class III shall serve for a term that expires at the 2001 annual meeting of shareholders.

                 (c) (1) In the first five annual elections of Directors, after the Effective Date, nominations for election to the Board of Directors made by the Board of Directors shall be made in the manner described in Section 1.4(c)(2) unless seventy-five percent (75%) of the full Board of Directors otherwise agrees.

                 (2) If a Director whose term expires at an annual meeting is an MACB Nominee and he is not nominated for re-election, the Directors who are MACB Nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors. If a Director whose term expires at an annual meeting is a UCB Nominee and he is not nominated for re-election, the Directors who are UCB Nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors.

                 (d) Unless seventy-five percent (75%) of the full Board of Directors otherwise agrees, if a vacancy arises from the resignation, death or removal of a Director, before the annual meeting of shareholders in the year 2004, the vacancy shall be filled by an individual designated by the MACB Nominees (if the vacant seat was held by an MACB Nominee) or by the UCB Nominees (if the vacant seat was held by a UCB Nominee).

                 (e) On and after the Effective Date the officers of the surviving corporation shall be as follows:

                 Chairman of the Board                       -        Joseph A. Lombard, Jr.
                 Vice Chairman of the Board                  -        J. Russell West
                 President and Chief Executive Officer       -        William J. Farinholt
                 Vice Chairman and
                   Chief Operating Officer                   -        Wenifred O. Pearce
                 Executive Vice President,
                   Chief Financial Officer and
                   Secretary                                 -        Kenneth E. Smith
                 Executive Vice President                    -        D. Eugene Brittle

         The Plan of Merger in the form of Exhibit A hereto will effect certain amendments to the Articles of Incorporation and Bylaws of the surviving corporation when the Reorganization becomes effective.

         1.5 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Reorganization shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of MACB and UCB, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on or before the Effective Date. MACB and UCB shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

                                    ARTICLE 2
                          Basis and Manner of Exchange

         2.1 Conversion of UCB Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $1.00 per share, of UCB ("UCB Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in Section 2.5) shall cease to be outstanding and shall be converted into and exchanged for 1.075 shares (the "Exchange Ratio") of common stock, par value $5.00 per share of MACB ("MACB Common
Stock"), plus cash for fractional shares. Each holder of a certificate representing any shares of UCB Common Stock shall thereafter cease to have any rights with respect to such UCB Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event MACB changes the number of shares of MACB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MACB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, MACB shall cause Peninsula Trust Bank, Incorporated, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of UCB immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of UCB Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section
2.1 above and Section 2.3 below. Any fractional share checks which a UCB shareholder shall be entitled to receive in exchange for such shareholder's shares of UCB Common Stock, and any dividends paid on any shares of MACB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of UCB Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to MACB and the Exchange Agent, in their judgement, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of MACB Common Stock will be issued. In lieu thereof, MACB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of MACB Common Stock as reported by NASDAQ for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of MACB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of UCB Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

         2.5 Rights of Dissenting Shareholders. Shareholders of UCB and MACB who object to the Reorganization will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.


                                    ARTICLE 3
                          Representation and Warranties

         3.1 Representations and Warranties of UCB. UCB represents and warrants to MACB as follows:

                 (a) Organization, Standing and Power. (1) UCB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and UCB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. UCB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. The Bank of Franklin and The Bank of Sussex and Surry each is a wholly owned subsidiary of UCB and each is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business.

                 (2) UCB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "UCB Subsidiaries" and, collectively with UCB, the "UCB Companies"). Each UCB Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of the UCB Subsidiaries held by UCB are duly and validly issued, fully paid and nonassessable, and all such shares are owned by UCB or a UCB Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the UCB Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the UCB Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the UCB Companies.

                 (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of UCB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of UCB, enforceable against UCB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by UCB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of UCB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the UCB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the UCB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the UCB Companies or any of their properties or assets.

                 (c) Capital Structure. The authorized capital stock of UCB consists of: 6,000,000 shares of common stock, par value $1.00 per share ("UCB Common Stock), of which 1,829,209 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which UCB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws; and 1,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding. The shares of UCB Common Stock to be issued in exchange for shares of MACB

Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which UCB and any of the UCB Companies could be required or expected to issue shares of capital stock.

                 (d) Ownership of the UCB Subsidiaries; Capital Structure of UCB Subsidiaries; and Organization of the UCB Subsidiaries. (1) UCB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "UCB" Subsidiaries" and each individually a "UCB Subsidiary"). The outstanding shares of capital stock of each UCB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by UCB free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any UCB Subsidiary and there are no agreements, understandings or commitments relating to the right of UCB to vote or to dispose of said shares. None of the shares of capital stock of any UCB Subsidiary has been issued in violation of the preemptive rights of any person.

                 (2) Each UCB Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each UCB Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of UCB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of UCB on a consolidated basis. Each UCB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such UCB Subsidiary.

                 (e) Financial Statements. UCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "UCB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the UCB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the UCB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                 (f) Absence of Undisclosed Liabilities. At December 31, 1997, none of the UCB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the UCB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                 (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of UCB's management, threatened or probable of assertion against any of the UCB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of UCB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the UCB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of UCB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the UCB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the UCB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of UCB, the UCB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                 (h) Regulatory Approvals. UCB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                 (i) Labor Relations. None of the UCB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                 (j) Tax Matters. The UCB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the UCB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the UCB Financial Statements, there are no federal, state or local tax liabilities of the UCB Companies other than liabilities that have arisen since December 31, 1997, all of which have been properly accrued or otherwise provided for on the books and records of the UCB Companies. Except as Previously Disclosed, no tax return or report of any of the UCB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the UCB Companies by any taxing authority.

                 (k) Property. Except as disclosed or reserved against in the UCB Financial Statements, all of the UCB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the UCB Financial Statements as being owned by the UCB Companies as of the dates thereof. To the best knowledge of UCB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the UCB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the UCB Companies are, to the best knowledge of UCB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                 (l) Reports. Since January 1, 1995, the UCB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                 (m) Employee Benefit Plans. (1) UCB will deliver for MACB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by UCB for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "UCB Benefit Plans"). Any of the UCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "UCB ERISA Plan." No UCB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (2) Except as Previously Disclosed, all UCB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to UCB on a consolidated basis.

                 (3) Except as Previously Disclosed, no UCB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                 (n) Investment Securities. Except as Previously Disclosed and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the UCB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the UCB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                 (o) Certain Contracts. (1) Except as Previously Disclosed, neither UCB nor any UCB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by UCB or any UCB Subsidiary or the guarantee by UCB or any UCB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between UCB or any UCB Subsidiary and any director or officer of UCB or any UCB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between UCB or any UCB Subsidiary and any 5% or more shareholder of UCB; in each case other than agreements entered into in the ordinary course of the banking business of UCB or a UCB Subsidiary consistent with past practice.

                 (2) Neither UCB or any UCB Subsidiary, nor to the knowledge of UCB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from UCB or a UCB Subsidiary in the ordinary course of its business.

                 (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the UCB Companies has previously been furnished to MACB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by UCB. The UCB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the UCB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the UCB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the UCB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                 (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Reorganization or the financial condition of UCB, to UCB's best knowledge each loan reflected as an asset in the UCB Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by UCB and the UCB Subsidiaries comply therewith.

                 (2) The classification on the books and records of UCB and each UCB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the UCB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither UCB nor any UCB Subsidiary has been received any notice of denial of any such claim.

                 (4) UCB and each UCB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and UCB and/or each UCB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of UCB and each UCB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by any of the UCB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the UCB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of UCB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the UCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by UCB.

                 (r) Absence of Material Changes and Events. Since December 31, 1997, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or UCB, and UCB has conducted its business only in the ordinary course consistent with past practice.

                 (s) Statements True and Correct. None of the information supplied or to be supplied by UCB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to MACB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the MACB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the MACB Shareholders' Meeting. All documents that UCB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                 (t)     Brokers   and   Finders.   Neither   UCB  nor  any  UCB
Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Scott & Stringfellow, Inc.

                 (u) Repurchase Agreements. With respect to all agreements pursuant to which UCB or any UCB Subsidiary has purchased securities subject to an agreement to resell, if any, UCB or such UCB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                 (v) Administration of Trust Accounts. UCB and UCB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of UCB and UCB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither UCB nor a UCB Subsidiary, nor any director, officer or employee of UCB or a UCB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of UCB, or a UCB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                 (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of UCB's knowledge, neither UCB nor any UCB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of UCB and the UCB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of UCB and the UCB Subsidiaries, the premises on which the leasehold is situated. Neither UCB nor any UCB Subsidiary has received any Communication alleging that UCB or such UCB Subsidiary is not in such compliance and, to the best knowledge of UCB and the UCB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on UCB and the UCB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of UCB and the UCB Subsidiaries, threatened against (A) UCB or any UCB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, UCB or any UCB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which UCB or any UCB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  UCB.  UCB  and  the  UCB
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of UCB and the UCB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on UCB or any UCB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which UCB or any UCB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of UCB. UCB and the UCB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by UCB or any UCB Subsidiary, other than OREO, UCB has made available to MACB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by UCB or any UCB Subsidiary and all real or personal property which UCB or any UCB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, UCB has made available to MACB the information relating to such OREO available to UCB. UCB and the UCB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against UCB or any UCB Subsidiary or against any person or entity whose liability for any Environmental Claim UCB or any UCB Subsidiary has or may have retained or assumed either contractually or by operation of law.

         3.2 Representations and Warranties of MACB. MACB represents and warrants to UCB as follows:

                 (a) Organization, Standing and Power. (1) MACB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and MACB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. MACB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Peninsula Trust Bank, Incorporated, a wholly owned subsidiary of MACB, is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business.

                 (2) MACB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "MACB Subsidiaries" and, collectively with MACB, the "MACB Companies"). Each MACB Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit

Insurance Act and applicable regulations thereunder. All of the shares of capital stock of the MACB Subsidiaries held by MACB are duly and validly issued, fully paid and nonassessable, and all such shares are owned by MACB or a MACB Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the MACB Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the MACB Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the MACB Companies.

                 (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of MACB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of MACB, enforceable against MACB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by MACB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of MACB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the MACB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the MACB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the MACB Companies or any of their properties or assets.

                 (c) Capital Structure. The authorized capital stock of MACB consists of: 20,000,000 shares of common stock, par value $5.00 per share ("MACB Common Stock), of which 2,198,900 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which MACB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of MACB Common Stock to be issued in exchange for shares of UCB Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which MACB and any of the MACB Companies could be required or expected to issue shares of capital stock.

                 (d) Ownership of the MACB Subsidiaries; Capital Structure of MACB Subsidiaries; and Organization of the MACB Subsidiaries. (1) MACB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "MACB" Subsidiaries" and each individually a "MACB Subsidiary"). The outstanding shares of capital stock of each MACB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by MACB free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any MACB Subsidiary and there are no agreements, understandings or commitments relating to the right of MACB to vote or to dispose of said shares. None of the shares of capital stock of any MACB Subsidiary has been issued in violation of the preemptive rights of any person.

                 (2) Each MACB Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each MACB Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of MACB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of MACB on a consolidated basis. Each MACB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such MACB Subsidiary.

                 (e) Financial Statements. MACB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "MACB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the MACB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the MACB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                 (f) Absence of Undisclosed Liabilities. At December 31, 1997, none of the MACB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the MACB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                 (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of MACB's management, threatened or probable of assertion against any of the MACB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of MACB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the MACB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of MACB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the MACB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the MACB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of MACB, the MACB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                 (h) Regulatory Approvals. MACB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                 (i) Labor Relations. None of the MACB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                 (j) Tax Matters. The MACB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the MACB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the MACB Financial Statements, there are no federal, state or local tax liabilities of the MACB Companies other than liabilities that have arisen since December 31, 1997, all of which have been properly accrued or otherwise provided for on the books and records of the MACB Companies. Except as Previously Disclosed, no tax return or report of any of the MACB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the MACB Companies by any taxing authority.

                 (k) Property. Except as disclosed or reserved against in the MACB Financial Statements, all of the MACB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the MACB Financial Statements as being owned by the MACB Companies as of the dates thereof. To the best knowledge of MACB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the MACB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the MACB Companies are, to the best knowledge of MACB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                 (l) Reports. Since January 1, 1995, the MACB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                 (m) Employee Benefit Plans. (1) MACB will deliver for UCB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by MACB for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "MACB Benefit Plans"). Any of the MACB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "MACB ERISA Plan." No MACB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (2) Except as Previously Disclosed, all MACB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to MACB on a consolidated basis.

                 (3) No MACB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                 (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the MACB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the MACB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                 (o) Certain Contracts. (1) Except as Previously Disclosed, neither MACB nor any MACB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by MACB or any MACB
Subsidiary or the guarantee by MACB or any MACB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between MACB or any MACB Subsidiary and any director or officer of MACB or any MACB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between MACB or any MACB Subsidiary and any 5% or more shareholder of MACB; in each case other than agreements entered into in the ordinary course of the banking business of MACB or a MACB Subsidiary consistent with past practice.

                 (2) Neither MACB or any MACB Subsidiary, nor to the knowledge of MACB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from MACB or a MACB Subsidiary in the ordinary course of its business.

                 (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the MACB Companies has previously been furnished to UCB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by MACB. The MACB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the MACB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the MACB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the MACB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                 (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Reorganization or the financial condition of MACB, to MACB's best knowledge each loan reflected as an asset in the MACB Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by MACB and the MACB Subsidiaries comply therewith.

                 (2) The classification on the books and records of MACB and each MACB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the MACB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO.

All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither MACB nor any MACB Subsidiary has been received any notice of denial of any such claim.

                 (4) MACB and each MACB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and MACB and/or each MACB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of MACB and each MACB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by any of the MACB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the MACB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of MACB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the MACB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by MACB.

                 (r) Absence of Material Changes and Events. Since December 31, 1997, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or MACB, and MACB has conducted its business only in the ordinary course consistent with past practice.

                 (s) Statements True and Correct. None of the information supplied or to be supplied by MACB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to UCB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the UCB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the UCB Shareholders' Meeting. All documents that MACB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                 (t) Brokers and Finders. Neither MACB nor any MACB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the Davenport & Company LLC.

                 (u) Repurchase Agreements. With respect to all agreements pursuant to which MACB or any MACB Subsidiary has purchased securities subject to an agreement to resell, if any, MACB or such MACB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                 (v) Administration of Trust Accounts. MACB and MACB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of MACB and MACB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither MACB nor a MACB Subsidiary, nor any director, officer or employee of MACB or a MACB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of MACB, or a MACB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                 (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of MACB's knowledge, neither MACB nor any MACB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of MACB and the MACB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of MACB and the MACB Subsidiaries, the premises on which the leasehold is situated. Neither MACB nor any MACB Subsidiary has received any Communication alleging that MACB or such MACB Subsidiary is not in such compliance and, to the best knowledge of MACB and the MACB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on MACB and the MACB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of MACB and the MACB Subsidiaries, threatened against (A) MACB or any MACB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, MACB or any MACB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which MACB or any MACB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of MACB. MACB and the MACB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of MACB and the MACB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on MACB or any MACB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which MACB or any MACB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of MACB. MACB and the MACB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by MACB or any MACB Subsidiary, other than OREO, MACB has made available to UCB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by MACB or any MACB Subsidiary and all real or personal property which MACB or any MACB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, MACB has made available to UCB the information relating to such OREO available to MACB. MACB and the MACB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against MACB or any MACB Subsidiary or against any person or entity whose liability for any Environmental Claim MACB or any MACB Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                    ARTICLE 4
                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. UCB will keep MACB, and MACB will keep UCB advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, MACB, on the one hand, and UCB on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, MACB and UCB each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of UCB, and the Board of Directors of MACB, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Reorganization (the "UCB Shareholders' Meeting" and the "MACB Shareholders' Meeting", respectively) and, subject to the fiduciary duties of the Board of Directors of UCB and of MACB (as advised in writing by its counsel), UCB and MACB each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of UCB and MACB shall vote all shares of UCB Common Stock and MACB Common Stock under his or her control (and not held in a fiduciary capacity) in favor of the Reorganization; and UCB and MACB shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. MACB and UCB will prepare jointly the proxy statement/prospectus to be used in connection with the UCB Shareholders' Meeting and the MACB Shareholders' Meeting (the "Joint Proxy Statement"). MACB will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by UCB relating to the UCB Companies and by MACB relating to the MACB Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         4.4 Operation of the Business of UCB and MACB. UCB and MACB each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, UCB and MACB each agrees that it will not, without the prior written consent of the other:

                 (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that MACB and UCB each may issue shares of common stock pursuant to options granted or issued prior to the date hereof:

                 (b) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                 (c) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to the other party;

                 (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                 (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                 (f) Except as permitted by Section 4.4(a) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                 (g)     Knowingly waive any right to substantial value:

                 (h) Enter into material transactions otherwise than in the ordinary course of its business;

                 (i) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

                 (j) Propose or take any other action which would make any representation or warranty in Section 3.1 or Section 3.2 hereof untrue.

         4.5 Dividends. MACB and UCB each agree that the other may declare and pay only regular periodic cash dividends in the ordinary course of business and consistent with past practice from the date of this Agreement through the Effective Date. Any dividend increase by UCB or MACB in excess of $.01 per share must be approved by the other and neither MACB nor UCB may increase its dividend if such increase would cause the Reorganization not to qualify for pooling of interests accounting treatment.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither UCB nor MACB nor any of their respective officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving UCB or MACB, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. UCB or MACB will promptly communicate to the other the terms of any proposal which it may receive in respect to any of the foregoing transactions. Unless and until the Effective Date or until this Agreement shall have been terminated pursuant to its terms, neither MACB nor any of its officers, directors, representatives or agents shall enter into any agreement or letter of intent that provides for the acquisition by MACB of substantially all of the assets or voting stock of a third party.

         4.7 Regulatory Filings. MACB and UCB shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. MACB and UCB shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. MACB and UCB will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Accounting Treatment. MACB and UCB shall each use their best efforts to ensure that the Reorganization qualifies for pooling-of-interests accounting treatment.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of UCB and MACB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5
                              Additional Agreements

         5.1 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to UCB Common Stock pursuant to stock options ("UCB Options") granted by UCB under a UCB stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to MACB Common Stock, and MACB shall assume each UCB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each UCB Option assumed by MACB may be excised solely for shares of MACB Common Stock, (ii) the number of shares of MACB Common Stock subject to each UCB Option shall be equal to the number of shares of UCB Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such UCB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each UCB Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 425 of the Code, as to any stock option which is an "incentive stock option."

         5.2 Accounting Treatment. This Reorganization shall qualify for pooling-of-interests accounting treatment.

         5.3     Benefit Plans.

                 (a) After consummation of the Reorganization, at the option of MACB (which may be applied on a plan or program by plan or program basis) and subject to MACB's best efforts, employees of UCB and its Subsidiaries shall be entitled to participate either (x) in one or more combined plans or programs of MACB and UCB on substantially the same basis as similarly situated employees (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future, or (y) in plans and programs which, subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits, are comparable to (or a continuation of), and provide for participation on substantially the same basis, as UCB's employee benefit plans and programs currently in effect. If and to the extent option (x) is effectuated:

                         (1) MACB agrees that (A) the coverage under its plans and programs shall be available to each employee of UCB and its Subsidiaries and his or her dependents without regard to any waiting period, evidence or requirement of insurability, actively at work requirement or preexisting condition exclusion or limitation (except to the extent and in the manner any such waiting period, evidence or requirement of insurability, actively at work requirement or exclusion or limitation applies immediately prior to the effectuation of option
         (x) and (B) amounts paid or payable by employees for health care expenses for the portion of the annual benefit period prior to the date as of which option (x) becomes effective shall be credited in satisfaction of any deductible requirement and any out-of-pocket limit for the balance of the annual benefit period which includes such date.

                         (2) MACB agrees that the welfare plans and programs (including cafeteria plans) generally shall offer coverage options and costs to employees not less favorable in the aggregate (but including reasonable cost sharing for premium or other cost changes due to experience or other factors) than the most favorable welfare benefits package provided to employees of either UCB or MACB immediately before the consummation of the Reorganization.

                         (3) MACB agrees to provide a profit sharing retirement plan to employees of UCB and its Subsidiaries which is not less favorable to employees of UCB and its Subsidiaries in terms of employee contribution rights, employer mandatory, matching and discretionary contribution formulas, and vesting than provided under the UCB profit sharing plan immediately before the consummation of the Reorganization.

                         (4) MACB agrees to treat service with UCB and its Subsidiaries before the consummation of the Reorganization as service with MACB for purposes of eligibility to begin participation and vesting (but not benefit accruals, except in the case of a continuation of any plan maintained by UCB or any of its Subsidiaries) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following the consummation of the Reorganization.

                 (b) Except to extent individually negotiated replacement contracts or settlement agreements are entered into, MACB agrees to honor all employment severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by

UCB on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been previously delivered by UCB to MACB.

         5.4 Indemnification. MACB agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from UCB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and UCB's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. MACB further agrees that any such person who has rights to indemnification pursuant to this Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, MACB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between MACB and the indemnified party. MACB shall use its reasonable best efforts to maintain UCB's existing directors' and officers' liability policy, or some other policy, including MACB's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of UCB for a period of five years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 6
                        Conditions to the Reorganization

         6.1 Conditions to Each Party's Obligations to Effect the Reorganization. The respective obligations of each of MACB and UCB to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                 (a) Shareholder Approvals. Shareholders of UCB and of MACB shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law.

                 (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of MACB or UCB.

                 (c)     Registration  Statement.   The  Registration  Statement
shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                 (d) Tax Opinion. MACB and UCB shall have received an opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to MACB and UCB, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of UCB to the extent they receive MACB Common Stock solely in exchange for their UCB Common Stock in the Reorganization.

                 (e) Accountants' Letter. MACB and UCB shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, satisfactory in form and substance to each of MACB and UCB, that the Reorganization will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                 (f) Opinions of Counsel. UCB shall have delivered to MACB and MACB shall have delivered to UCB opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                 (g) Legal Proceedings. Neither MACB nor UCB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

                 (h) Employment Contracts. MACB shall have entered into employment contracts with William J. Farinholt, Wenifred O. Pearce, Kenneth E. Smith and D. Eugene Brittle in the forms attached hereto as Exhibits B, C, D and E, respectively.

         6.2 Conditions to Obligations of MACB. The obligations of MACB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                 (a) Representations and Warranties. Each of the representations and warranties contained herein of UCB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and MACB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of UCB dated the Effective Date, to such effect.

                 (b) Performance of Obligations. UCB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and MACB shall have received a certificate signed by the Chief Executive Officer of UCB to that effect.

                 (c) Affiliate Letters. Each shareholder of UCB who may be deemed by counsel for MACB to be an "affiliate" of UCB within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of MACB Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145 and in a manner that would not prevent the Reorganization from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until MACB has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                 (d) Investment Banking Letter. MACB shall have received a written opinion in form and substance satisfactory to MACB from Davenport & Company LLC addressed to MACB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of MACB, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to MACB.

         6.3 Conditions to Obligations of UCB. The obligations of UCB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                 (a) Representations and Warranties. Each of the representations and warranties contained herein of MACB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and UCB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of MACB dated the Effective Date, to such effect.

                 (b) Performance of Obligations. MACB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and UCB shall have received a certificate signed by Chief Executive Officer of MACB to that effect.

                 (c) Investment Banking Letter. UCB shall have received a written opinion in form and substance satisfactory to UCB from Scott &
Stringfellow, Inc. addressed to UCB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of UCB, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to UCB.

                                    ARTICLE 7
                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of MACB and UCB, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                 (a) By the mutual consent of the Board of Directors of each of MACB and UCB;

                 (b) By the respective Boards of Directors of MACB or UCB if the conditions set forth in Section 6.1 have not been met or waived by MACB and UCB;

                 (c) By the Board of Directors of MACB if the conditions set forth in Section 6.2 have not been met or waived by MACB;

                 (d) By the Board of Directors of UCB if the conditions set forth in Section 6.3 have not been met or waived by UCB;

                 (e) By the respective Boards of Directors MACB or UCB if the Reorganization is not consummated by February 28, 1999.

                 (f) (1) By the Board of Directors of MACB if the Board of Directors of UCB receives a subsequent offer to acquire UCB and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to MACB that each member of the Board of Directors of UCB supports the
Reorganization, will vote his shares of UCB Common Stock in favor of the Reorganization, and will recommend to the shareholders of UCB that they approve the Reorganization.

                 (2) By the Board of Directors of UCB if the Board of Directors of MACB receives a subsequent offer to acquire MACB and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to UCB that each member of the Board of Directors of MACB supports the Reorganization and will vote his shares of MACB Common Stock in favor of the Reorganization, and will recommend to the shareholders of MACB that they approval the Reorganization.

                 (g) By the Board of Directors of UCB if, before the Effective Date, MACB shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of MACB.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.3, 5.4 and 7.4 of this
Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive MACB or UCB (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either MACB or UCB.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                 (a) Except as provided in Section 7.4(b) below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                 (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Reorganization is not approved by the shareholders of either party as required, that party shall bear and pay 50% of the costs and expenses incurred by the other party with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                 (c) If this Agreement is terminated by MACB or UCB because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                 (d) Any liability to the other incurred by UCB or MACB pursuant to this Section 7.4 shall not exceed a total of $100,000.

                 (e) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8
                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among MACB and UCB with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of UCB and MACB shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to MACB:

                 William J. Farinholt, President
                 Mid-Atlantic Community BankGroup, Inc.
                 7171 George Washington Memorial Highway
                 P. O Box 1310
                 Gloucester, Virginia 23061-1310
                 (Tel. 804-693-0628)

         Copy to:

                 Wayne A. Whitham, Jr., Esquire
                 Williams, Mullen, Christian & Dobbins
                 1021 East Cary Street
                 P.O. Box 1320
                 Richmond, Virginia 23210-1320
                 (Tel. 804-783-6473)


         If to UCB:

                 Wenifred O. Pearce, President
                 United Community Bankshares, Inc.
                 100 East Fourth Avenue
                 Franklin, Virginia 23851
                 (Tel. 1-800-343 8241)

         Copy to:

                 Fred W. Palmore, III, Esquire
                 Mays & Valentine
                 NationsBank Center
                 1111 E. Main Street
                 Richmond, VA 23219
                 (Tel. 804-697-1200)

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the Subsidiaries of the party making such representations, warranties, and covenants.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                      Mid-Atlantic Community BankGroup, Inc.



                                      By: /s/ William J. Farinholt
                                          --------------------------------------
                                          William J. Farinholt
                                          President and Chief Executive Officer

ATTEST:


/s/ Kathleen C. Healy
---------------------
Kathleen C. Healy
Secretary

                                      United Community Bankshares, Inc.



                                      By: /s/ Wenifred O. Pearce
                                          --------------------------------------
                                          Wenifred O. Pearce
                                          President and Chief Executive Officer


ATTEST:


/s/ F. Bruce Stewart
---------------------
Secretary

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                               BOARD OF DIRECTORS

         Each  of  the  undersigned   members  of  the  Board  of  Directors  of
Mid-Atlantic Community BankGroup, Inc. agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.



/s/ Charles F. Bristow                      /s/ John R. Curtis
------------------------------------        ------------------------------------
Charles F. Bristow                          John R. Curtis

/s/ Charles F. Dawson                       /s/ William J. Farinholt
------------------------------------        ------------------------------------
Charles F. Dawson                           William J. Farinholt

/s/ William D. Fary                         /s/ Robert D. Foster
------------------------------------        ------------------------------------
William D. Fary                             Robert D. Foster

/s/ Harry M. Healy                          /s/ Jeanne P. Hockaday
------------------------------------        ------------------------------------
Harry M. Healy                              Jeanne P. Hockaday

/s/ Joseph A. Lombard, Jr., DDS             /s/ George A. Marston, Jr.
------------------------------------        ------------------------------------
Joseph A. Lombard, Jr., DDS                 George A. Marston, Jr.

/s/ Hersey M. Mason, Jr.                    /s/ Henry C. Rowe, MD
------------------------------------        ------------------------------------
Hersey M. Mason, Jr.                        Henry C. Rowe, MD

/s/ Kenneth E. Smith                        /s/ Thomas Z. Wilke
------------------------------------        ------------------------------------
Kenneth E. Smith                            Thomas Z. Wilke

/s/ David W. Holland
------------------------------------
David W. Holland

                        UNITED COMMUNITY BANKSHARES, INC.
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of United Community Bankshares, Inc. agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.



/s/ Hunter Darden, Jr.                      /s/ Gregor O. Huber
------------------------------------        ------------------------------------
Hunter Darden, Jr.                          Gregor O. Huber

/s/ F. Bruce Stewart                        /s/ J. Philip Bain, Jr.
------------------------------------        ------------------------------------
F. Bruce Stewart                            J. Philip Bain, Jr.

/s/ Jack P. Bain                            /s/ Harvey G. Pope
------------------------------------        ------------------------------------
Jack P. Bain                                Harvey G. Pope

/s/ D. Eugene Brittle                       /s/ Wenifred O. Pearce
------------------------------------        ------------------------------------
D. Eugene Brittle                           Wenifred O. Pearce

/s/ J. D. Spivey                            /s/ J. Russell West
------------------------------------        ------------------------------------
J. D. Spivey                                J. Russell West

                                                              EXHIBIT A
                                                              to the
                                                              Agreement and Plan
                                                              of Reorganization

                                 PLAN OF MERGER
                                     BETWEEN
                        UNITED COMMUNITY BANKSHARES, INC.
                                       AND
                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.

         Pursuant to this Plan of Merger ("Plan of Merger"), United Community Bankshares, Inc. ("UCB"), a Virginia corporation, shall merge with and into Mid-Atlantic Community BankGroup, Inc. ("MACB"), a Virginia corporation in a merger under Section 13.1-716 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                           Terms of the Share Exchange

         1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of July 8, 1998 between UCB and MACB, at the Effective Date, UCB shall merge with and into MACB , which shall be the surviving corporation. Each outstanding share of common stock of UCB shall be converted into and exchanged for shares of the common stock of MACB in accordance with Section 2.1 of this Plan of Merger and pursuant to a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation of MACB in the form attached hereto as Annex I shall be the Articles of Incorporation of the surviving corporation following the Effective Date until amended or repealed. The Bylaws of MACB in the form attached hereto as Annex II shall be the Bylaws of the surviving corporation following the Effective Date until amended or repealed in accordance with the terms of such Bylaws.

         1.3 Management of Surviving Corporation. (a) The directors, officers and employees of the Banks will not change as a result of the Reorganization. MACB's Board of Directors presently has fifteen (15) members. On the Effective Date, eight (8) members of such Board of Directors shall resign and the board of Directors of the surviving corporation shall consist of the following fourteen (14) individuals: Charles F. Dawson, William J. Farinholt, Robert D Foster, Harry M. Healy, Joseph A. Lombard, Jr., Hersey M. Mason, Jr., Thomas Z. Wilke, J. Russell West, Wenifred O. Pearce, J. Philip Bain, Jr., Harvey G. Pope, J. D. Spivey, F. Bruce Stewart and William B. Savedge.

         If any individual named above who is a member of the Board of Directors of UCB or a UCB subsidiary is not a member of such Board of Directors on the Effective Date, a replacement shall be designated by the UCB Board of Directors. If any individual named above who is a member of the MACB Board of Directors is not a member of the MACB Board of Directors on the Effective Date, a replacement shall be designated by the MACB Board of Directors.

         As used herein,  "MACB Nominee" shall refer to any individual  named in
Section 1.3(a) who is a director of MACB on the day before the Effective Date and to any Director chosen for nomination by the MACB Nominees after the Effective Date and "UCB Nominee" shall refer to any individual named in Section 1.3(a) who is a director of UCB or a subsidiary of UCB on the day before the Effective Date hereof and to any Director chosen for nomination by the UCB Nominees after the Effective Date.

                 (b) On and after the Effective Date, the Board of Directors shall be divided into three classes. Class I shall consist of J. Russell West, Harvey G. Pope, William J. Farinholt, Thomas Z. Wilke and Charles F. Dawson; Class II shall consist of William B. Savedge, F. Bruce Stewart, J. D. Spivey, Hersey M. Mason and Harry M. Healy; and Class III shall consist of J. Philip Bain, Wenifred O. Pearce, Joseph A. Lombard, Jr. and Robert D. Foster. Members of Class I shall serve for a term that expires at the 1999 annual meeting of shareholders. Members of Class II shall serve for a term that expires at the 2000 annual meeting of shareholders. Members of Class III shall serve for a term that expires at the 2001 annual meeting of shareholders.

                 (c) (1) In the first five annual elections of Directors, after the Effective Date, nominations for election to the Board of Directors made by the Board of Directors shall be made in the manner described in Section 1.3(c)(2) unless seventy-five percent (75%) of the full Board of Directors otherwise agrees.

                 (2) If a Director whose term expires at an annual meeting is an MACB Nominee and he is not nominated for re-election, the Directors who are MACB nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors. If a Director whose term expires at an annual meeting is a UCB Nominee and he is not nominated for re-election, the Directors who are UCB Nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors.

                 (d) Unless seventy-five percent (75%) of the full Board of Directors otherwise agrees, if a vacancy arises from the resignation, death or removal of a Director, before the annual meeting of shareholders in the year 2004, the vacancy shall be filled by an individual designated by the MACB Nominees (if the vacant seat was held by an MACB Nominee) or by the UCB Nominees (if the vacant seat was held by a UCB Nominee).

                 (e) On and after the Effective Date the officers of the surviving corporation shall be as follows:

         Chairman of the Board                       -        Joseph A. Lombard, Jr.
         Vice Chairman of the Board                  -        J. Russell West
         President and Chief Executive Officer       -        William J. Farinholt
         Vice Chairman and
           Chief Operating Officer                   -        Wenifred O. Pearce
         Executive Vice President,
           Chief Financial Officer and
           Secretary                                 -        Kenneth E. Smith
         Executive Vice President                    -        D. Eugene Brittle

                                    ARTICLE 2

                           Manner of Converting Shares

         2.1 Conversion of Shares. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, no cash, except as set forth in section
2.3 below, shall be allocated to the shareholders of UCB, and stock shall be issued and allocated as follows:

                 Each share of common stock, par value $1.00 per share, of UCB ("UCB Common Stock") issued and outstanding immediately prior to the Effective Date shall be entitled to the rights set forth in this Section 2.1 or to their rights under Article 15 of the Virginia Stock Corporation Act as set forth in
Section 2.6 below. On the Effective Date, each issued and outstanding share of UCB Common Stock shall be converted into 1.075 shares of MACB Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of UCB Common Stock, upon the surrender of his UCB stock certificates to MACB, duly endorsed for transfer in accordance with
Section 2.3 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of MACB Common Stock that such UCB stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of UCB Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of MACB Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.4 upon the surrender of such certificate in accordance with Section 2.3. In the event MACB changes the number of shares of MACB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the outstanding MACB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionally adjusted.

         2.2 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to UCB Common Stock pursuant to stock options ("UCB Options") granted by UCB under a UCB stock option plan which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to MACB Common Stock, and MACB shall assume each UCB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each UCB Option assumed by MACB may be exercised solely for shares of MACB Common Stock, (ii) the number of shares of MACB Common Stock subject to each UCB Option shall be equal to the number of shares of UCB Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such UCB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each UCB Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the forgoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 425 of the Code, as to any stock option which is an "incentive stock option."

                 (b) Pursuant to approval of this Plan of Merger, the MACB 1998 Incentive Plan shall be amended to increase the number of authorized shares to cover the conversion of the UCB Options into options to purchase MACB common stock pursuant to Section 2.2(a) above and to otherwise provide for conversion of the UCB Options as described herein.

         2.3 Manner of Exchange. As promptly as practicable after the Effective Date, MACB shall cause Peninsula Trust Bank, Incorporated, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of UCB immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of UCB Common Stock (other than shares held by shareholders who perfect their dissenter's rights as provided under Section 2.5 hereof) for the consideration set forth in Section
2.1 above and Section 2.4 below. Any fractional share checks which a UCB shareholder shall be entitled to receive in exchange for such shareholder's shares of UCB Common Stock, and any dividends paid on any shares of MACB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of UCB Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to MACB and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.4 No Fractional Shares. No certificates or scrip for fractional shares of MACB Common Stock will be issued. In lieu thereof, MACB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of MACB Common Stock as reported by NASDAQ for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.5 Dividends. No dividend or other distribution payable to the holders of record of MACB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of UCB Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by MACB (without interest).

         2.6 Rights of Dissenting Shareholders. Shareholders of UCB and MACB who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 3

                                   Termination

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated July 8, 1998, between the parties. Mid-Atlantic Community BankGroup, Inc.


                                             By:________________________________
                                                          President

                                             United Community Bankshares, Inc.


                                             By:________________________________
                                                          President

                                                                         ANNEX I

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                            ATLANTIC FINANCIAL CORP.


                                    ARTICLE I
                                      NAME

         The name of the corporation is Atlantic Financial Corp.


                                   ARTICLE II
                                  CAPITAL STOCK

         Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share are as follows:

                                    Number of
         Class                       Shares                    Par Value
         -----                      ---------                  ---------

         Common Stock               20,000,000                   $5.00
         Preferred Stock             1,000,000                   $1.00

         Paragraph B. No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or
(iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

         Paragraph C. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

         Paragraph D. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

         Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment.


                                   ARTICLE III
                     INDEMNIFICATION AND LIMITS ON LIABILITY
                            OF DIRECTORS AND OFFICERS


         Paragraph A. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, each Director and officer shall be indemnified by the Corporation against liabilities, fines penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such Director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such Director of officer. The determination that the indemnification under this Paragraph A is permissible shall be made as provided by law. The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or officer may be entitled.

         Paragraph B. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, in any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct, provided that the elimination of liability herein set forth shall not be applicable if the Director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         Paragraph C. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to indemnify or contract in advance to indemnify any person not specified in Paragraph A of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Paragraph A of this Article.

         Paragraph D. Every reference in this Article to Director, officer, employee, agent or consultant shall include (i) every Director, officer, employee, agent or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation,
(ii) every former Director, officer, employee, agent or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a Director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

         Paragraph E. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to such a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

         Paragraph F. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancements of expenses with respect to any claim for indemnification made pursuant to Paragraph A of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

                                   ARTICLE IV
                                    DIRECTORS

         Paragraph A. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any Series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

         Paragraph B. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring the annual meeting of stockholders held in the third year following the year of their election.

         Paragraph C. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of director in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Paragraph D. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

                                    ARTICLE V
                                BYLAW AMENDMENTS

         The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as any of the Bylaws of the Corporation adopted by the stockholders shall otherwise provide. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

                                   ARTICLE VI
                            SPECIAL VOTING PROVISIONS

         Paragraph A. An amendment to the Articles of Incorporation of the Corporation shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         Paragraph B. Any director may be removed from office with or without cause, but only if holders of more than seventy percent (70%) of the issued and outstanding shares of Common Stock vote in favor of such action.

         Paragraph C. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         This Paragraph C shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

                                                                        ANNEX II

                                     BYLAWS
                                       OF
                            ATLANTIC FINANCIAL CORP.


                                    ARTICLE I
                               Shareholder Matters


         Section 1.1.     Annual Meetings.

         A. The annual meeting of the shareholders of the Corporation shall be held at such a place as may be decided by, the Board of Directors on a date during the month of April, May and June of each and every year, the exact date, place and hour to be fixed by the Board of Directors.

         B. At the annual meeting of the shareholders of the Corporation, Directors shall be elected and reports of the affairs of the Corporation shall be received and considered. Any other business may be transacted which is within the powers of the shareholders, except that, if any shareholder shall bring new business before the annual meeting, the shareholder must give advance notice as set forth in Section 1.6 of these Bylaws.

         C. The Board of Directors may designate any place, either within or without the Commonwealth of Virginia, as the place of meeting for any annual meeting or for any special meeting. If no place is designated by the Board, the place of meeting shall be the principal office of the Corporation.

         Section 1.2. Special Meetings. A special meeting of the shareholders may be called for any purpose or purposes whatsoever at any time, by the President, the Chairman of the Board of Directors, the Board of Directors or by holders of at least twenty-five percent of the issued and outstanding shares of Common Stock.

         Section 1.3. Notice of Meetings. Notice of the time and place of every annual meeting or special meeting shall be mailed to each Shareholder of record entitled to vote at the meeting at his address as it appears on the records of the Corporation not less than ten (10) nor more than sixty (60) days before the date of such meeting (except as a different time may be specified by law).

         Section 1.4. Quorum. A majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of such voting group for action on such matter. If there is not a quorum at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice, other than by announcement at the meeting, until there is a quorum.

         Section 1.5. Voting. Except as the Articles of Incorporation otherwise provide, at any meeting of the shareholders, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting.

         Section 1.6. Notice of Shareholder Business. At an annual meeting of the shareholders of the Corporation, only such business shall be conducted as shall have been properly brought before the meeting. To be brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise bought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by a shareholder, to be timely, must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary of the Corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books of the shareholder proposing such business and of any other person or entity who is the record or beneficial owner of any shares of the Corporation and who, to the knowledge of the shareholder proposing such business, supports such proposal, (c) the class and number of shares of the Corporation which are beneficially owned and owned of record by the shareholder proposing such business on the date of his notice to the Corporation and the number of shares so owned by any person or entity who, to the knowledge of the shareholder proposing such business, supports such proposal and (d) any material interest (financial or other) of such shareholder in such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 1.6. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section
1.6. and if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

         Section 1.7. Order of Business. All meetings of shareholders shall be conducted in accordance with such rules as are prescribed by the Chairman of the meeting and the Chairman shall determine the order of business at all meetings of the shareholders.

         Section 1.8. Inspectors. The Board of Directors, in advance of any meeting of shareholders, may, but shall not be required to, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the Chairman of the meeting may appoint one or more inspectors. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the Chairman of the meeting, the inspectors shall make a report of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be shareholders.

                                   ARTICLE II
                                    Directors

         Section 2.1. General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law or by the Articles of Incorporation, or by these Bylaws, all of the powers of the Corporation shall be exercised by or under the authority of said Board of Directors.

         Section 2.2. Number and Qualification. The Board of Directors shall consist of fourteen (14) Directors.

         Section 2.3. Election of Directors. The Directors shall be elected at the annual meeting of shareholders, and shall hold their offices until their successors are elected in accordance with the Articles of Incorporation. Nominations for the election of Directors shall be given in the manner provided in Section 2.5.

         Section 2.4. Honorary and Advisory Directors. The Board may appoint to the position of Honorary Director or the position of Advisory Director such person or persons as it deems appropriate. Honorary Directors shall not be entitled to receive notice of or to attend meetings of the Board. Advisory Directors shall be entitled only to notice of meetings of Advisory or other Boards of the Corporation to which they shall be appointed. Honorary and Advisory Directors shall receive such compensation as may be authorized by the Board of Directors for attendance at meetings of Advisory or other Boards to which such Advisory or Honorary Directors are appointed.

         Section 2.5. Nominations. (a) Only persons who are nominated in accordance with the procedures set forth in this Section 2.5 shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made by or at the direction of the Board of Directors, or by any shareholder of the Corporation entitled to vote for the election of Directors who complies with the notice procedures set forth in this
Section 2.5. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporations not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a Director, (1) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and of any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving notice, supports such nominee(s) and (ii) the class and number of shares of the Corporation which are beneficially owned and owned of record by such shareholder and by any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving the notice, supports such nominee(s). At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation the information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 2.5. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

         (b) (1) In the first five annual elections of Directors, after the Effective Date, nominations for election to the Board of Directors made by the Board of Directors shall be made in the manner described in Section 2.5(b)(2) unless seventy-five percent (75%) of the full Board of Directors otherwise agrees.

         (2) If a Director whose term expires at an annual meeting is an MACB Nominee and he is not nominated for re-election, the Directors who are MACB Nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors. If a Director whose term expires at an annual meeting is a UCB Nominee and he is not nominated for re-election, the Directors who are UCB Nominees shall designate a successor who shall be nominated for election to the Board of Directors by the Board of Directors.

         (c) Unless seventy-five percent (75%) of the full Board of Directors otherwise agrees, if a vacancy arises from the resignation, death or removal of a Director, before the annual meeting of shareholders in the year 2004, the vacancy shall be filled by an individual designated by the MACB Nominees (if the vacant seat was held by an MACB Nominee) or by the UCB Nominees (if the vacant seat was held by a UCB Nominee).

         (d) The terms "MACB Nominee" and "UCB Nominee" shall have the meanings specified in Section 1.1(d) and 1.1(e) of the Agreement and Plan of Reorganization between United Community Bankshares, Inc. and Mid-Atlantic Community BankGroup, Inc., dated July __, 1998.

         Section 2.7. Meetings of Directors. Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board of Directors, or upon call of the Chairman of the Board of Directors or the President. The Secretary, or officer performing his duties, shall give at least twenty-four (24) hours' notice by telegraph, letter, telephone or in person, of all meetings of the Directors; provided, that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. Regular meetings of the Board of Directors shall be held at least six times in every calendar year. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice either before or after the meeting. Neither the business to be transacted nor the purpose of any annual or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         Section 2.8. Quorum. A majority of the members of the Board of Directors shall constitute a quorum.

         Section 2.9. Compensation. The Board of Directors shall fix the compensation of the Directors.

         Section 2.10. Committees. The Board of Directors may create committees and appoint members of committees in accordance with Virginia law. There may be an Executive Committee and such committee may exercise the authority of the Board of Directors to the fullest extent permitted by law.

                                   ARTICLE III
                                    Officers

         Section 3.1. Election. The Officers of the Corporation shall consist of the Chairman of the Board of Directors, one or more Vice Chairmen of the Board of Directors, the President, one or more Executive or Senior Vice Presidents, a Chief Financial Officer, one or more additional Vice Presidents, a Secretary, one or more Assistant Secretaries, and such other officers as may be elected as provided in Section 3.3 of this Article. All Officers shall be elected by the Board of Directors, and shall hold office until their successors are elected and qualify. Vacancies may be filled at any meeting of the Board of Directors. Subject to any applicable provision of Virginia law, more than one office may be combined in the same person as the Board of Directors may determine.

         Section 3.2. Removal of Officers. Subject to Article V, any Officer of the Corporation may be summarily removed with or without cause, at any time, by a resolution passed by affirmative vote of a majority of all of the Directors; provided that any such removal shall not affect an Officer's right to any compensation to which he is entitled under any employment contract between such officer and the Corporation.

         Section 3.3. Other Officers. Other Officers may from time to time be appointed by the Board of Directors, and such Officers shall hold office for such term as may be designated by the said Board of Directors.

         Section 3.4. Chairman of the Board. The Chairman of the Board shall be the senior Officer of the Corporation, and shall preside at all meetings of the Directors and all meetings of the shareholders. The Chairman of the Board shall appoint all standing committees and temporary committees and shall be a member ex officio of all standing committees and shall have all other powers and duties as may be prescribed by the Board of Directors or by the Bylaws.

         Section 3.5. Vice Chairman of the Board. In the absence or disability of the Chairman of the Board, the Vice Chairman of the Board shall preside at all meetings of the Directors and all meetings of the Shareholders. If there shall be more than one Vice Chairman, the duties of the Vice Chairman shall be discharged by a Vice Chairman who is not a full time employee of the Corporation.

         Section 3.6. President. The President shall be the Chief Executive Officer of the Corporation. In the absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the President shall preside at all meetings of the Directors and at meetings of the shareholders and in the absence or disability of the Chairman of the Board and the Vice Chairman of the Board the duties and responsibilities of such office shall devolve upon the President. The President shall have such other powers and duties as may be prescribed by the Chairman of the Board of Directors, the Board of Directors or by the Bylaws.

         Section 3.7. Chief Operating Officer. Subject to the authority granted to the Chief Executive Officer, the Chief Operating Officer shall have general supervision over the day-to-day operations of the Corporation and shall perform such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer.

         Section 3.8. Chief Financial Officer. The Chief Financial Officer shall, subject to the direction of the Chief Executive Officer, have general custody of all the property, funds and securities of the Corporation and shall have general supervision of the collection and disbursement of funds of the Corporation. He shall provide for the keeping of proper records of all transactions of the Corporation and shall perform such other duties as may be assigned to him by the Chief Executive Officer.

         Section 3.9. Vice Presidents. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall perform such duties as may be prescribed for them from time to time by the Chief Executive Officer or the Board of Directors.

         Section 3.10. Secretary. The Secretary shall have the duties and responsibilities prescribed by law for the secretary of a Virginia corporation.

         Section 3.11. Surety Bonds. All Officers and employees who shall have charge or possession of money, securities or property of the Corporation must, before entering upon their duties, be covered by a bond with a surety company approved by the Board of Directors and state and federal authorities. The costs of such bond shall be borne by the Corporation.


                                   ARTICLE IV
                                  Capital Stock

         Section 4.1. Issues of Certificate of Stock. Certificates of capital stock shall be in such form as may be prescribed by law and by the Board of Directors. All certificates shall be signed by the President and by the Secretary or an Assistant Secretary, or by any other two Officers authorized by resolution of the Board of Directors.

         Section 4.2. Transfer of Stock. The stock of the corporation shall be transferable or assignable on the books of the Corporation by the holders in person or by attorney on surrender of the certificate or certificates for such shares duly endorsed, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have such stock transferred on the books of the Corporation.

         Section 4.3. Restrictions on Transfer of Stock. Any restrictions that may be imposed by law, by the Articles of Incorporation or Bylaws of the Corporation, or by an agreement among shareholders of the Corporation, shall be noted conspicuously on the front or back of all certificates representing shares of stock of the Corporation.

         Section 4.4. Lost, Destroyed or Mutilated Certificates. The holder of stock of the Corporation shall immediately notify the Corporation of any
loss,   destruction,   or  mutilation  of  the
certificate therefor, and the Corporation may in its discretion cause one or more new certificates for the same aggregate number of shares to be issued to such Stockholder upon the surrender of the mutilated certificate, or upon satisfactory proof of such loss or destruction accompanied by the deposit of a bond in such form and amount and with such surety as the Corporation may require.

         Section 4.5. Holder of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

         Section 4.6. Record Date. The Board of Directors shall fix in advance the record date in order to make a determination of shareholders for any purpose, including the determination of shareholders entitled to notice of or to vote at any shareholders' meeting or entitled to payment of any dividend or distribution to shareholders. Such record date shall not be more than seventy
(70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

         Section 4.7.     Control  Share  Acquisitions.   Article  14.1  of  the
Virginia Stock Corporation Act shall not apply to the Corporation.


                                    ARTICLE V
                    Amendments and Special Voting Provisions

         Section 5.1. Voting Generally. Except as otherwise provided by law or as set forth in this Article V, the Board of Directors shall act by majority vote at any duly held meeting at which a quorum is present.

         Section 5.2. Special Voting Requirements. The affirmative vote of at least sixty percent (60%) of the entire Board of Directors shall be required to:

         (a)     Amend these Bylaws;

         (b) Submit to the shareholders any plan of merger or share exchange or any proposal to dissolve the Corporation or to sell, lease, exchange or otherwise dispose of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business;

         (c) Submit to the shareholders any proposal to change the name of the Corporation;

         (d) Cause The Bank of Franklin or The Bank of Sussex and Surry or Peninsula Trust Bank, Incorporated to change its name or amend its articles of incorporation or bylaws;

         (e) Cause The Bank of Franklin or The Bank of Sussex and Surry or Peninsula Trust Bank, Incorporated to appoint, remove or transfer its Chief Executive Officer;

         (f) Dispose of any of the stock of The Bank of Franklin or The Bank of Sussex and Surry or Peninsula Trust Bank, Incorporated or cause any of such banks to dissolve or enter into a plan of merger or share exchange or to sell, lease, exchange or otherwise dispose of all or substantially all of its property, otherwise than in the usual and regular cause of business.

         (g) Appoint, remove or transfer the Corporation's Chief Executive Officer, Chief Operating Officer or any Executive Vice President.

         Section 5.3. Subsidiary Bank Directors. (a) The Directors of The Bank of Franklin, The Bank of Sussex and Surry and Peninsula Trust Bank, Incorporated (each a "Bank" and collectively the "Banks") each shall nominate individuals for election to their respective Boards each year.

         (b) The Corporation shall not remove any Director of a Bank or refuse to vote its shares of any of such Bank's common stock in favor of the election of those nominated in accordance with Section 5.3(a) unless (i) a Director of one of such Banks violates a code of conduct that is generally applicable to Directors of the Corporation and its subsidiaries, (ii) the Corporation's Board of Directors determines that such a Bank is experiencing business, financial or regulatory difficulties and, as a result, the Corporation determines that a change in the Board of Directors of such Bank is necessary or advisable in order to protect the Corporation or its investment in such Bank or
(iii) a director of one of such Banks acts in a manner inconsistent with his fiduciary duty to such Bank.


                                   ARTICLE VI
                            Miscellaneous Provisions

         Section 6.1. Seal. The seal of the Corporation shall be circular in shape with the name of the Corporation around the circumference thereof, and the word "SEAL" in the center thereof.

         Section 6.2. Examination of the Books and Records. The books and records of account of the Corporation, the minutes of the proceedings of the shareholders, the Board and Committees appointed by the Board of Directors and the records of the shareholders showing the names and addresses of all shareholders and the number of shares held by each, shall be subject to inspection during the normal business hours by any person who is a duly qualified Director of the Corporation at the time he makes such inspection. Shareholders shall have such rights to inspect records of the Corporation as are prescribed by applicable law.

         Section 6.3. Checks, Notes and Drafts. Checks, notes, drafts, and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize.

         Section 6.4. Amendments to ByLaws. These Bylaws may be altered, amended or repealed in accordance with the Articles of Incorporation.

         Section 6.5. Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board of Directors, the President or any Executive Vice President may from time to time appoint an attorney or attorneys as agent or agents of the Corporation to cast in the name of the Corporation the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and such Officers may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers, or other instruments as may be necessary or proper in the premises; or any of such Officers may himself attend any meeting of the holders of stock or other securities of any such other corporation and there vote or exercise any or all other powers of the Corporation as the holder of such stock or other securities of such other corporation.

                                                                       EXHIBIT B


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, entered into as of the ___ day of _______ 1998, by and between Atlantic Financial Corp., a Virginia corporation, (the "Corporation"), and William J. Farinholt (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

         WHEREAS, the Executive is presently the duly elected and acting President and Chief Executive Officer of the Corporation and, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

         WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and

         WHEREAS,   the   Corporation   wishes  to  attract   and  retain   such
well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

         WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;

         NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agrees as follows:

         1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on _________ __, 2003, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

         2. RENEWAL TERM: This Agreement shall be extended for an additional year annually following the original term unless either party notifies the other in writing at least three (3) months prior to the end of the original term, or the end of any additional one-year term, that the Agreement shall not be extended beyond its current term.

         3. EXECUTIVE DUTIES: The Executive agrees to accept and perform the managerial duties and responsibilities of President and Chief Executive Officer of the Corporation and agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Corporation, including general responsibility for the business of the Corporation. As President and Chief Executive Officer, the Executive shall have the duties set forth for such officer in the Corporation's Bylaws. The Executive also shall serve as a director and as President of Peninsula Trust Bank, Incorporated. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or purposes are closely related to the banking business or service to which would generate good will for the Corporation and its subsidiaries.

         4. COMPENSATION: (a) The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Sixty Thousand Dollars ($160,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. On or before the first anniversary of this Agreement and for each year thereafter, the Corporation agrees to review the Executive's base salary and to consider implementing increases to such base salary as may be warranted based upon the performance of the Executive and the performance of the Corporation and comparable data related to similarly sized institutions as may be available; however, such base salary shall not be reduced below the previous year's base salary without the specific written agreement by the Executive.

         (b) Executive shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Executive.

         (c) The Executive shall be entitled to four weeks vacation which shall be without loss of pay. Attendance at meetings or conventions of banking associations or organizations shall not be charged against the Executive's annual vacation entitlement.

         (d) The Executive shall be paid all normal directors' fees, other than committee meeting fees, for service on the Board of Directors of the Corporation, and shall not be paid any fees in connection with service as a director of any subsidiary of the Corporation unless otherwise determined by the Board of Directors of the Corporation.

         (e) During the term of this Agreement, Corporation shall provide the Executive with an appropriate automobile as determined by the Board of Directors of the Corporation.

         (f) The Corporation will pay the Executive's country club initiation fee and dues on such basis as may be determined by the Board of Directors of the Corporation from time to time.

         5. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES: (a) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation's stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

         (b) The Corporation shall promptly reimburse the Executive, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions attended by other bank executives and their spouses.

         6. ILLNESS: In the event Executive is unable to perform his duties under this Agreement on a full-time basis for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee as a result of incapacity due to mental or physical illness or disability as determined by a physician selected by the Corporation, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

         7. DEATH: In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's salary from the Corporation at the rate in effect at the time of Executive's death for a period of three (3) months from the date of Executive's death.

         8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON: (a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason before or after a Change of Control (as hereafter defined), then in either event:

                (i) The Executive shall be paid for the remainder of the then current term of this Agreement or for a period of one year from the date of termination, whichever is greater, at such times as payment was theretofore made, the salary required under Section 4(a) that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred (and the Corporation shall continue such payments to Executive's estate if Executive dies before all such payments have been made); and

                (ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

         (b) Notwithstanding the foregoing, all such payments and benefits under Section 8(a) otherwise continuing for periods after the Executive's termination of employment shall cease to be paid, and the Corporation shall have no further obligation due with respect thereto, in the event the Executive engages in "Competition" or makes any "Unauthorized Disclosure of Confidential Information". For purposes hereof:

                (i) "Competition" means the Executive's engaging during the one (1) year period following termination of employment, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or any other individual or representative capacity (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                        (A) engaging in, or entering into services or providing advice pertaining to, any banking, lending or other financial activity that the Corporation or any of its affiliates actively engages in within five
(5) miles of any branch of the Corporation or any of its subsidiaries at the time of Executive's termination of employment, or

                        (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Corporation or any of its affiliates for the purpose of competing with the products or services provided by the Corporation or any of its affiliates, or

                        (C)     employing  or  soliciting   for  employment  any
employees of the Corporation or any of its affiliates.

                (ii) "Unauthorized Disclosure of Confidential Information" means the disclosure of information in violation of Section 19 of this Agreement.

         (c)    For purposes of this Agreement, "Good Reason" shall mean:

                (i) Prior to a Change of Control (as hereafter defined) the assignment of duties to the Executive by the Corporation which (A) are materially  different  from the  Executive's  duties on the date hereof,  or (B)
result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

                (ii) After a Change of Control (as hereafter defined) the assignment of a title or duties that are not commensurate with Executive's seniority and experience;

                (iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

                (iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof;

                (v) The relocation of the Executive to any other primary place of employment which requires him to move his residence, without the Executive's express written consent to such relocation;

                (vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in
Section 11(b) hereof;

                (vii) The failure of the shareholders of the Corporation to elect the Executive as a director of the Corporation; or

                (viii)  A material breach of this Agreement by the Corporation.

         (d) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

         (e) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4(a) and 5(a), as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for termination by the Executive is ultimately determined not to exist, then (y) all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute, less (z) any sums otherwise owed by the Corporation to the Executive shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

         A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

         9. RESIGNATION - TERMINATION FOR CAUSE: (a) The Corporation's Board of Directors may terminate the Executive's employment for cause at any time. Cause shall be defined as the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on the Corporation) or final cease-and-desist order, or a material breach of any provision of this Employment Agreement.

         Notwithstanding the foregoing, the Corporation shall notify and counsel the Executive as to the nature of any instance of "cause" described above within 30 days of the Corporation's discovery of such neglect or misconduct and shall provide a reasonable probationary and cure period from the date of such notice and counseling, but this provision shall only apply to the first occurrence of any such circumstances and the Corporation in good faith may immediately terminate the Executive for such continued or additional instance of "cause" following the initial notice and counseling.

         (b) Termination of the Executive's employment by the Corporation for Cause pursuant to Section 9(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

         If within thirty (30) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause and that he is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 9(b), plus the cost to the Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured lines of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 9(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

         A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within thirty (30) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

         (c) In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation, or his employment by the Corporation's wholly owned subsidiary, Peninsula Trust Bank, Incorporated, at any time (except a termination for Good Reason pursuant to Section 8 hereof), or if the Corporation rightfully terminates the Executive's employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 9(b)) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.

         10.    CHANGE OF CONTROL:  (a) At any time  within one  hundred  eighty
(180) days after a Change of Control, the Executive may resign without Good Reason and on or before the Executive's last day of employment with the Corporation (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to $200,000, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twelve (12) months succeeding the date of termination, payable on the first day of each such month; provided, however, if Executive dies before all payments to which he is entitled under this Section 10(a) have been made, then such payments he did not receive shall be made to his estate. If the Executive resigns for Good Reason at any time after a Change of Control, Section 8(a) shall control.

         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of Corporation securities having 20% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors; (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these events, the persons who were directors of the Corporation before the first of such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions; or
(iii) the shareholders of the Corporation approve (x) a merger, consolidation or other business combination of the Corporation with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement. The date of a Change of Control is the date on which an event described in items (i) through (iv) above occurs.

         (b) If the Executive resigns pursuant to Section 10(a) or if his employment terminates pursuant to Section 8(a) after a Change of Control, all stock options granted to the Executive under any of the Corporation's stock option plans shall become immediately exercisable with respect to all the shares covered thereby regardless of whether such options are otherwise exercisable and Executive shall have thirty (30) days after the date of his resignation to exercise such stock options

         11. CERTAIN OBLIGATIONS - SUCCESSORS: (a) The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 8(d) and 9(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (b) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 8(a). As used in this Agreement, "Corporation" shall mean Atlantic Financial Corp. and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         12. LIMITATION OF BENEFITS: If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the "Excise Tax"), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

         13. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after it is mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:




         If to the Corporation:




or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

         15. INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         18. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrators deem just.

         19. CONFIDENTIALITY: The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

         The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

         The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        EXECUTIVE


ATTEST: ____________________            __________________________________
                                        William J. Farinholt


                                        ATLANTIC FINANCIAL CORP.


ATTEST: ____________________            By: _____________________________
                                            AUTHORIZED OFFICER

                                                                       EXHIBIT C


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, entered into as of the ___ day of _______ 1998, by and between Atlantic Financial Corp., a Virginia corporation, (the "Corporation"), and Wenifred O. Pearce (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

         WHEREAS, the Executive is presently the duly elected and acting Vice Chairman and Chief Operating Officer of the Corporation and, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

         WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and

         WHEREAS,   the   Corporation   wishes  to  attract   and  retain   such
well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

         WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;

         NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agrees as follows:

         1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on _________ __, 2003, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

         2. RENEWAL TERM: This Agreement shall be extended for an additional year annually following the original term unless either party notifies the other in writing at least fifteen (15) months prior to the end of the original term, or the end of any additional one-year term, that the Agreement shall not be extended beyond its current term.

         3. EXECUTIVE DUTIES: The Executive agrees to accept and perform the managerial duties and responsibilities of director, Vice Chairman and Chief Operating Officer of the Corporation and agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Corporation or the Chief Executive Officer, including , subject to the authority of the Chief Executive Officer, primary responsibility for all non-interest income activities, human resources and personnel (provided that the Executive shall not hire or discharge any officer of the Corporation without the prior approval of the Chief Executive Officer) and strategic planning (including budgeting, expansion, branch locations and branch acquisitions). As Vice Chairman and Chief Operating Officer, the Executive shall have the duties set forth for such officer in the Corporation's Bylaws. The Executive also shall serve as a director and as Vice Chairman of the Bank of Franklin or its successor. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or purposes are closely related to the banking business or service to which would generate good will for the Corporation and its subsidiaries.

         4. COMPENSATION: (a) The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. On or before the first anniversary of this Agreement and for each year thereafter, the Corporation agrees to review the Executive's base salary and to consider implementing increases to such base salary as may be warranted based upon the performance of the Executive and the performance of the Corporation and comparable data related to similarly sized institutions as may be available; however, such base salary shall not be reduced below the previous year's base salary without the specific written agreement by the Executive.

         (b) Executive shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Executive.

         (c) The Executive shall be entitled to four weeks vacation which shall be without loss of pay. Attendance at meetings or conventions of banking associations or organizations shall not be charged against the Executive's annual vacation entitlement.

         (d) The Executive shall be paid all normal directors' fees, other than committee meeting fees, for service on the Board of Directors of the Corporation, and shall not be paid any fees in connection with service as a director of any subsidiary of the Corporation unless otherwise determined by the Board of Directors of the Corporation.

         (e) On or before August 1, 2001, the Corporation shall grant the Executive an option to purchase under the Corporation's 1998 Incentive Plan common stock of the Corporation with a fair market value at the time of grant equal to One Hundred Sixty-Seven Percent (167%) of the Executive's annual salary at the date of grant at a per share exercise price which does not exceed 100% (or any higher amount required under IRC Section 422) of the fair market value per share of such common stock at the date of grant. Such option shall be an incentive stock option and shall vest as rapidly as is consistent with incentive stock option treatment. In addition, the Executive shall be considered for stock option grants whenever the Corporation's Chief Executive Officer is considered and the stock option to be granted to the Executive pursuant to this Section 4(e) shall be disregarded when the Executive is so considered for additional stock option grants.

         (f) The Salary Continuation Plan Agreement provided by The Bank of Franklin for the Executive's benefit will be continued as specified under the terms of such Agreement, except as otherwise agreed in writing by the Executive.

         (g) The Corporation will pay the Executive's country club initiation fee and dues on such basis as may be determined by the Board of Directors of the Corporation from time to time.

         (h) During the term of this Agreement, the Corporation shall provide the Executive with an appropriate automobile as determined by the Board of Directors of the Corporation.

         (i) If the Executive moves his personal residence to the Newport News, Virginia area, the Corporation will pay all reasonable expenses incurred by Executive in connection with such move, including reimbursement of any reasonable and customary real estate commission incurred in connection with the sale of his present personal residence.

         5. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES: (a) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation's stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

         (b) The Corporation shall promptly reimburse the Executive, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions attended by other bank executives and their spouses.

         6. ILLNESS: In the event Executive is unable to perform his duties under this Agreement on a full-time basis for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee as a result of incapacity due to mental or physical illness or disability as determined by a physician selected by the Corporation, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

         7. DEATH: In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's salary from the Corporation at the rate in effect at the time of Executive's death for a period of three (3) months from the date of Executive's death.

         8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON: (a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty
(30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason before or after a Change of Control (as hereafter defined), then in either event:

                (i) The Executive shall be paid for the remainder of the then current term of this Agreement or for a period of one year from the date of termination, whichever is greater, at such times as payment was theretofore made, the salary required under Section 4(a) that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred (and the Corporation shall continue such payments to Executive's estate if Executive dies before all such payments have been made); and

                (ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

         (b) Notwithstanding the foregoing, all such payments and benefits under Section 8(a) otherwise continuing for periods after the Executive's termination of employment shall cease to be paid, and the Corporation shall have no further obligation due with respect thereto, in the event the Executive engages in "Competition" or makes any "Unauthorized Disclosure of Confidential Information". For purposes hereof:

                (i) "Competition" means the Executive's engaging during the one (1) year period following termination of employment, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or any other individual or representative capacity (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                        (A) engaging in, or entering into services or providing advice pertaining to, any banking, lending or other financial activity that the Corporation or any of its affiliates actively engages in within five
(5) miles of any branch of the Corporation or any of its subsidiaries at the time of Executive's termination of employment, or

                        (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Corporation or any of its affiliates for the purpose of competing with the products or services provided by the Corporation or any of its affiliates, or

                        (C)     employing  or  soliciting   for  employment  any
employees of the Corporation or any of its affiliates.

                (ii) "Unauthorized Disclosure of Confidential Information" means the disclosure of information in violation of Section 19 of this Agreement.

         (c)    For purposes of this Agreement, "Good Reason" shall mean:

                (i) Prior to a Change of Control (as hereafter defined) the assignment of duties to the Executive by the Corporation which (A) are materially  different  from the  Executive's  duties on the date hereof,  or (B)
result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

                (ii) After a Change of Control (as hereafter defined) the assignment of a title or duties that are not commensurate with Executive's seniority and experience;

                (iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

                (iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof;

                (v) The relocation of the Executive to any other primary place of employment which requires him to move his residence, without the Executive's express written consent to such relocation; or

                (vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in
Section 11(b) hereof;

                (vii) The failure of the shareholders of the Corporation to elect the Executive as a director of the Corporation; or

                (viii)  A material breach of this Agreement by the Corporation.

         (d) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

         (e) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4(a) and 5(a), as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for termination by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute, less (z) any sums otherwise owed by the Corporation to the Executive shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

         A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under
Section 8(a) hereof.

         9. RESIGNATION - TERMINATION FOR CAUSE: (a) The Corporation's Board of Directors may terminate the Executive's employment for cause at any time. "Cause" shall be defined as the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on the Corporation) or final cease-and-desist order, or a material breach of any provision of this Employment Agreement.

         Notwithstanding the foregoing, the Corporation shall notify and counsel the Executive as to the nature of any instance of "cause" described above within 30 days of the Corporation's discovery of such neglect or misconduct and shall provide a reasonable probationary and cure period from the date of such notice and counseling, but this provision shall only apply to the first occurrence of any such circumstances and the Corporation in good faith may immediately terminate the Executive for such continued or additional instance of "cause" following the initial notice and counseling.

         (b) Termination of the Executive's employment by the Corporation for Cause pursuant to Section 9(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

         If within thirty (30) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause and that he is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 9(b), plus the cost to the Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured lines of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 9(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

         A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within thirty (30) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

         (c) In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation, or his employment by the Corporation's wholly owned subsidiary, The Bank of Franklin, at any time (except a termination for Good Reason pursuant to Section 8 hereof), or if the Corporation rightfully terminates the Executive's employment for

Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 9(b)) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.

         10.    CHANGE OF CONTROL:  (a) At any time  within one  hundred  eighty
(180) days after a Change of Control, the Executive may resign without Good Reason and on or before the Executive's last day of employment with the Corporation (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to $200,000, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twelve (12) months succeeding the date of termination, payable on the first day of each such month; provided, however, if Executive dies before all payments to which he is entitled under this Section 10(a) have been made, then such payments he did not receive shall be made to his estate. If the Executive resigns for Good Reason at any time after a Change of Control, Section 8(a) shall control.

         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of Corporation securities having 20% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors; (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these events, the persons who were directors of the Corporation before the first of such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions; (iii) the shareholders of the Corporation approve (x) a merger, consolidation or other business combination of the Corporation with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement. The date of a Change of Control is the date on which an event described in items (i) through (iv) above occurs.

         (b) If the Executive resigns pursuant to Section 10(a) or if his employment terminates pursuant to Section 8(a) after a Change of Control, all stock options granted to the Executive under any of the Corporation's stock option plans shall become immediately exercisable with respect to all the shares covered thereby regardless of whether such options are otherwise exercisable and Executive shall have thirty (30) days after the date of his resignation to exercise such stock options

         11. CERTAIN OBLIGATIONS - SUCCESSORS: (a) The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 8(d) and 9(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (b) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 8(a). As used in this Agreement, "Corporation" shall mean Atlantic Financial Corp. and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         12. LIMITATION OF BENEFITS: If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the "Excise Tax"), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

         13. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after it is mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:


         With a copy to:            James J. Wheaton
                                    Willcox & Savage, P.C.
                                    1800 NationsBank Center
                                    Norfolk, Virginia 23510

         If to the Corporation:

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

         15. INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         18. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Norfolk, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrators deem just.

         19. CONFIDENTIALITY: The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

         The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

         The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        EXECUTIVE


ATTEST: ____________________            __________________________________
                                        Wenifred O. Pearce


                                        ATLANTIC FINANCIAL CORP.


ATTEST: ____________________            By: _____________________________
                                            AUTHORIZED OFFICER

                                                                       EXHIBIT D



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, entered into as of the ___ day of _______ 1998, by and between Atlantic Financial Corp., a Virginia corporation, (the "Corporation"), and Kenneth E. Smith (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

         WHEREAS, the Executive is presently the duly elected and acting Executive Vice President and Chief Financial Officer of the Corporation and, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

         WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and

         WHEREAS,   the   Corporation   wishes  to  attract   and  retain   such
well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

         WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;

         NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agrees as follows:

         1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on _________ __, 2003, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

         2. RENEWAL TERM: This Agreement shall be extended for an additional year annually following the original term unless either party notifies the other in writing at least three (3) months prior to the end of the original term, or the end of any additional one-year term, that the Agreement shall not be extended beyond its current term.

         3. EXECUTIVE DUTIES: The Executive agrees to accept and perform the managerial duties and responsibilities of Executive Vice President and Chief Financial Officer of the Corporation and agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors or the Chief Executive Officer of the Corporation, including, subject to the authority of the Chief Executive Officer, primary responsibility for financial statements, reports to governmental agencies, data processing and investment portfolio management. As Executive Vice President and Chief Financial Officer, the Executive shall have the duties set forth for such officer in the Corporation's Bylaws. The Executive also shall serve as a director and as Chief Financial Officer of Peninsula Trust Bank, Incorporated. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or purposes are closely related to the banking business or service to which would generate good will for the Corporation and its subsidiaries.

         4. COMPENSATION: (a) The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Twenty Five Thousand Dollars ($125,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. On or before the first anniversary of this Agreement and for each year thereafter, the Corporation agrees to review the Executive's base salary and to consider implementing increases to such base salary as may be warranted based upon the performance of the Executive and the performance of the Corporation and comparable data related to similarly sized institutions as may be available; however, such base salary shall not be reduced below the previous year's base salary without the specific written agreement by the Executive.

         (b) Executive shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Executive.

         (c) The Executive shall be entitled to four weeks vacation which shall be without loss of pay. Attendance at meetings or conventions of banking associations or organizations shall not be charged against the Executive's annual vacation entitlement.

         (d) The Executive shall be paid all normal directors' fees for service on the Board of Directors of Peninsula Trust Bank, Incorporated, or its successor.

         (e) During the term of this Agreement, Corporation shall provide the Executive with an appropriate automobile as determined by the Board of Directors of the Corporation.

         (f) The Corporation will pay the Executive's country club initiation fees and dues on such basis as may be determined by the Board of Directors of the Corporation from time to time.

         5. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES: (a) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation's stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

         (b) The Corporation shall promptly reimburse the Executive, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions attended by other bank executives and their spouses.

         6. ILLNESS: In the event Executive is unable to perform his duties under this Agreement on a full-time basis for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee as a result of incapacity due to mental or physical illness or disability as determined by a physician selected by the Corporation, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

         7. DEATH: In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's salary from the Corporation at the rate in effect at the time of Executive's death for a period of three (3) months from the date of Executive's death.

         8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON: (a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason before or after a Change of Control (as hereafter defined), then in either event:

                (i) The Executive shall be paid for the remainder of the then current term of this Agreement or for a period of one year from the date of termination, whichever is greater, at such times as payment was theretofore made, the salary required under Section 4(a) that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred (and the Corporation shall continue such payments to Executive's estate if Executive dies before all such payments have been made); and

                (ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

         (b) Notwithstanding the foregoing, all such payments and benefits under Section 8(a) otherwise continuing for periods after the Executive's termination of employment shall cease to be paid, and the Corporation shall have no further obligation due with respect thereto, in the event the Executive engages in "Competition" or makes any "Unauthorized Disclosure of Confidential Information". For purposes hereof:

                (i) "Competition" means the Executive's engaging during the one (1) year period following termination of employment, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or any other individual or representative capacity (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                        (A) engaging in, or entering into services or providing advice pertaining to, any banking, lending or other financial activity that the Corporation or any of its affiliates actively engages in within ten
(10) miles of any branch of the Corporation or any of its subsidiaries at the time of Executive's termination of employment, or

                        (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Corporation or any of its affiliates for the purpose of competing with the products or services provided by the Corporation or any of its affiliates, or

                        (C)     employing  or  soliciting   for  employment  any
employees of the Corporation or any of its affiliates.

                (ii) "Unauthorized Disclosure of Confidential Information" means the disclosure of information in violation of Section 19 of this Agreement.

         (c)    For purposes of this Agreement, "Good Reason" shall mean:

                (i) Prior to a Change of Control (as hereafter defined) the assignment of duties to the Executive by the Corporation which (A) are materially  different  from the  Executive's  duties on the date hereof,  or (B)
result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

                (ii) After a Change of Control (as hereafter defined) the assignment of a title or duties that are not commensurate with Executive's seniority and experience;

                (iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

                (iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof;

                (v) The relocation of the Executive to any other primary place of employment which requires him to move his residence, without the Executive's express written consent to such relocation;

                (vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in
Section 11(b) hereof; or

                (vii)   A material breach of this Agreement by the Corporation.

         (d) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

         (e) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4(a) and 5(a), as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for termination by the Executive is ultimately determined not to exist, then (y) all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute, less (z) any sums otherwise owed by the Corporation to the Executive shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

         A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

         9. RESIGNATION - TERMINATION FOR CAUSE: (a) The Corporation's Board of Directors may terminate the Executive's employment for cause at any time. Cause shall be defined as the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on the Corporation) or final cease-and-desist order, or a material breach of any provision of this Employment Agreement.

         Notwithstanding the foregoing, the Corporation shall notify and counsel the Executive as to the nature of any instance of "cause" described above within 30 days of the Corporation's discovery of such neglect or misconduct and shall provide a reasonable probationary and cure period from the date of such notice and counseling, but this provision shall only apply to the first occurrence of any such circumstances and the Corporation in good faith may immediately terminate the Executive for such continued or additional instance of "cause" following the initial notice and counseling.

         (b) Termination of the Executive's employment by the Corporation for Cause pursuant to Section 9(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

         If within thirty (30) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause and that he is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 9(b), plus the cost to the Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured lines of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 9(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

         A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within thirty (30) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

         (c) In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation, or his employment by the Corporation's wholly owned subsidiary, Peninsula Trust Bank, Incorporated, at any time (except a termination for Good Reason pursuant to Section 8 hereof), or if the Corporation rightfully terminates the Executive's employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 9(b)) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.

         10.    CHANGE OF CONTROL:  (a) At any time  within one  hundred  eighty
(180) days after a Change of Control, the Executive may resign without Good Reason and on or before the Executive's last day of employment with the Corporation (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to $200,000, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twelve (12) months succeeding the date of termination, payable on the first day of each such month; provided, however, if Executive dies before all payments to which he is entitled under this Section 10(a) have been made, then such payments he did not receive shall be made to his estate. If the Executive resigns for Good Reason at any time after a Change of Control, Section 8(a) shall control.

         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of Corporation securities having 20% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors; (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these events, the persons who were directors of the Corporation before the first of such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions; or
(iii) the shareholders of the Corporation approve (x) a merger, consolidation or other business combination of the Corporation with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement. The date of a Change of Control is the date on which an event described in items (i) through (iv) above occurs.

         (b) If the Executive resigns pursuant to Section 10(a) or if his employment terminates pursuant to Section 8(a) after a Change of Control, all stock options granted to the Executive under any of the Corporation's stock option plans shall become immediately exercisable with respect to all the shares covered thereby regardless of whether such options are otherwise exercisable and Executive shall have thirty (30) days after the date of his resignation to exercise such stock options

         11. CERTAIN OBLIGATIONS - SUCCESSORS: (a) The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 8(d) and 9(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (b) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 8(a). As used in this Agreement, "Corporation" shall mean Atlantic Financial Corp. and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         12. LIMITATION OF BENEFITS: If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the "Excise Tax"), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

         13. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after it is mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:



         If to the Corporation:




or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

         15. INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         18. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrators deem just.

         19. CONFIDENTIALITY: The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

         The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

         The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        EXECUTIVE


ATTEST: ____________________            __________________________________
                                        Kenneth E. Smith


                                        ATLANTIC FINANCIAL CORP.


ATTEST: ____________________            By: ______________________________
                                            AUTHORIZED OFFICER

                                                                       EXHIBIT E


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, entered into as of the ___ day of _______ 1998, by and between Atlantic Financial Corp., a Virginia corporation, (the "Corporation"), and D. Eugene Brittle (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

         WHEREAS, the Executive is presently the duly elected and acting Executive Vice President of the Corporation and President and Chief Executive Officer of The Bank of Sussex and Surry, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

         WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and

         WHEREAS,   the   Corporation   wishes  to  attract   and  retain   such
well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

         WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;

         NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agrees as follows:

         1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on _________ __, 2003, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

         2. RENEWAL TERM: This Agreement shall be extended for an additional year annually following the original term unless either party notifies the other in writing at least three (3) months prior to the end of the original term, or the end of any additional one-year term, that the Agreement shall not be extended beyond its current term.

         3. EXECUTIVE DUTIES: The Executive agrees to accept and perform the managerial duties and responsibilities of Executive Vice President of the Corporation and agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Corporation or the Chief Executive Officer. As Executive Vice President, the Executive shall have the duties set forth for such officer in the Corporation's Bylaws. The Executive also shall serve as a director and as President and Chief Executive Officer of The Bank of Sussex and Surry or its successor. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or purposes are closely related to the banking business or service to which would generate good will for the Corporation and its subsidiaries.

         4. COMPENSATION: (a) The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Fifteen Thousand Dollars ($115,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. On or before the first anniversary of this Agreement and for each year thereafter, the Corporation agrees to review the Executive's base salary and to consider implementing increases to such base salary as may be warranted based upon the performance of the Executive and the performance of the Corporation and comparable data related to similarly sized institutions as may be available; however, such base salary shall not be reduced below the previous year's base salary without the specific written agreement by the Executive.

         (b) Executive shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Executive.

         (c) The Executive shall be entitled to four weeks vacation which shall be without loss of pay. Attendance at meetings or conventions of banking associations or organizations shall not be charged against the Executive's annual vacation entitlement.

         (d) The Executive shall be paid all normal directors' fees for service on the Board of Directors of The Bank of Sussex and Surry or its successor.

         (e) On or before August 1, 2001, the Corporation shall grant the Executive an option to purchase under the Corporation's 1998 Incentive Plan common stock of the Corporation with a fair market value at the time of grant equal to One Hundred Sixty-Seven Percent (167%) of the Executive's annual salary at the date of grant at a per share exercise price which does not exceed 100% (or any higher amount required under IRC Section 422) of the fair market value per share of such common stock at the date of grant. Such option shall be an incentive stock option and shall vest as rapidly as is consistent with incentive option treatment. In addition, the Executive shall be considered for stock option grants whenever the Corporation's Chief Executive Officer is considered and the stock option to be granted to the Executive pursuant to this Section 4(e) shall be disregarded when the Executive is so considered for additional stock option grants.

         (f) The Corporation will pay the Executive's country club initiation fee and dues on such basis as may be determined by the Board of Directors of the Corporation from time to time.

         (g) During the term of this Agreement, the Corporation shall provide the Executive with an appropriate automobile as determined by the Board of Directors of the Corporation.

         (h) If the Executive is required to move his personal residence to any place other than the Wakefield, Virginia area, the Corporation will pay all reasonable expenses incurred by Executive in connection with such move, including the reimbursement of any reasonable and customary real estate commission incurred in connection with the sale of his present personal residence.

         5. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES: (a) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation's stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

         (b) The Corporation shall promptly reimburse the Executive, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions attended by other bank executives and their spouses.

         6. ILLNESS: In the event Executive is unable to perform his duties under this Agreement on a full-time basis for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee as a result of incapacity due to mental or physical illness or disability as determined by a physician selected by the Corporation, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

         7. DEATH: In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's salary from the Corporation at the rate in effect at the time of Executive's death for a period of three (3) months from the date of Executive's death.

         8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON: (a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason before or after a Change of Control (as hereafter defined), then in either event:

                (i) The Executive shall be paid for the remainder of the then current term of this Agreement or for a period of one year from the date of termination, whichever is greater, at such times as payment was theretofore made, the salary required under Section 4(a) that the

Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred (and the Corporation shall continue such payments to Executive's estate if Executive dies before all such payments have been made); and

                (ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

         (b) Notwithstanding the foregoing, all such payments and benefits under Section 8(a) otherwise continuing for periods after the Executive's termination of employment shall cease to be paid, and the Corporation shall have no further obligation due with respect thereto, in the event the Executive engages in "Competition" or makes any "Unauthorized Disclosure of Confidential Information". For purposes hereof:

                (i) "Competition" means the Executive's engaging during the one (1) year period following termination of employment, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or any other individual or representative capacity (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

                        (A) engaging in, or entering into services or providing advice pertaining to, any banking, lending or other financial activity that the Corporation or any of its affiliates actively engages in within five
(5) miles of any branch of the Corporation or any of its subsidiaries at the time of Executive's termination of employment, or

                        (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Corporation or any of its affiliates for the purpose of competing with the products or services provided by the Corporation or any of its affiliates, or

                        (C)     employing  or  soliciting   for  employment  any
employees of the Corporation or any of its affiliates.

                (ii) "Unauthorized Disclosure of Confidential Information" means the disclosure of information in violation of Section 19 of this Agreement.

         (c)    For purposes of this Agreement, "Good Reason" shall mean:

                (i) Prior to a Change of Control (as hereafter defined) the assignment of duties to the Executive by the Corporation which (A) are materially  different  from the  Executive's  duties on the date hereof,  or (B)
result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

                (ii) After a Change of Control (as hereafter defined) the assignment of a title or duties that are not commensurate with Executive's seniority and experience;

                (iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

                (iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof;

                (v) The relocation of the Executive to any other primary place of employment which requires him to move his residence, without the Executive's express written consent to such relocation;

                (vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in
Section 11(b) hereof;

                (vii) The merger of The Bank of Franklin and The Bank of Sussex and Surry or the merger of all the Corporation's bank subsidiaries into a single bank, unless, in each case, the Executive is made the Chief Executive Officer of the surviving bank.; or

                (viii)  A material breach of this Agreement by the Corporation.

         (d) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

         (e) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4(a) and 5(a), as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for termination by the Executive is ultimately determined not to exist, then (y) all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute, less (z) any sums otherwise owed by the Corporation the Executive shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

         A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

         9. RESIGNATION - TERMINATION FOR CAUSE: (a) The Corporation's Board of Directors may terminate the Executive's employment for cause at any time. Cause shall be defined as the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on the Corporation) or final cease-and-desist order, or a material breach of any provision of this Employment Agreement.

         Notwithstanding the foregoing, the Corporation shall notify and counsel the Executive as to the nature of any instance of cause described above within 30 days of the Corporation's discovery of such neglect or misconduct and shall provide a reasonable probationary and cure period from the date of such notice and counseling, but this provision shall only apply to the first occurrence of any such circumstances and the Corporation in good faith may immediately terminate the Executive for such continued or additional instance of cause following the initial notice and counseling.

         (b) Termination of the Executive's employment by the Corporation for Cause pursuant to Section 9(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

         If within thirty (30) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause and that he is requesting arbitration pursuant to Section 18, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 9(b), plus the cost to the Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured lines of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 9(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

         A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within thirty (30) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

         (c) In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation, or his employment by the Corporation's wholly owned subsidiary, Bank of Sussex and Surry (or its successor), at any time (except a termination for Good Reason pursuant to
Section 8 hereof), or if the Corporation rightfully terminates the Executive's employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 9(b)) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the

Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.

         10.    CHANGE OF CONTROL:  (a) At any time  within one  hundred  eighty
(180) days after a Change of Control, the Executive may resign without Good Reason and on or before the Executive's last day of employment with the Corporation (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to $200,000, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twelve (12) months succeeding the date of termination, payable on the first day of each such month; provided, however, if Executive dies before all payments to which he is entitled under this Section 10(a) have been made, then such payments he did not receive shall be made to his estate. If the Executive resigns for Good Reason at any time after a Change of Control, Section 8(a) shall control.

         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the owner or beneficial owner of Corporation securities having 20% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors; (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these events, the persons who were directors of the Corporation before the first of such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions; or (iii) the shareholders of the Corporation approve (x) a merger, consolidation or other business combination of the Corporation with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement. The date of a Change of Control is the date on which an event described in items (i) through (iv) above occurs.

         (b) If the Executive resigns pursuant to Section 10(a) or if his employment terminates pursuant to Section 8(a) after a Change of Control, all stock options granted to the Executive under any of the Corporation's stock option plans shall become immediately exercisable with respect to all the shares covered thereby regardless of whether such options are otherwise exercisable and Executive shall have thirty (30) days after the date of his resignation to exercise such stock options

         11. CERTAIN OBLIGATIONS - SUCCESSORS: (a) The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 8(d) and 9(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (b) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 8(a). As used in this Agreement, "Corporation" shall mean Atlantic Financial Corp. and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         12. LIMITATION OF BENEFITS: If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the "Excise Tax"), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

         13. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:




         With a copy to:            James J. Wheaton
                                    Willcox & Savage, P.C.
                                    1800 NationsBank Center
                                    Norfolk, Virginia 23510

         If to the Corporation:




or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

         15. INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         16. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         18. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgement may be entered on the arbitrator's award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrators deem just.

         19. CONFIDENTIALITY: The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

         The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

         The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        EXECUTIVE



ATTEST: ____________________            __________________________________
                                        D. Eugene Brittle


                                        ATLANTIC FINANCIAL CORP.


ATTEST: ____________________            By: ______________________________
                                            AUTHORIZED OFFICER

                                                                      Appendix B

                       Code of Virginia (1950), as amended
                                   Title 13.1
                              Chapter 9 Article 15.
                               Dissenters' Rights.


ss. 13.1-729.     Definitions.

         In this article:

                  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and
         (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

                  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.ss. 13.1-732 through 13.1-739.

                  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                  "Shareholder" means the record shareholder or the beneficial shareholder.


ss. 13.1-730.     Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

                  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  3.     Consummation   of  a  sale  or   exchange  of  all,  or
         substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

                  1.     The  articles  of   incorporation  of  the  corporation
         issuing such shares provide otherwise;

                  2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                         a.     Cash;

                         b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                         c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

                  3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss. 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

                  1.     The   proposed   corporate   action  is   abandoned  or
         rescinded;

                  2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  3. His demand for payment is withdrawn with the written consent of the corporation.


ss. 13.1-731.     Dissent by nominees and beneficial owners.

         A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


ss. 13.1-732.     Notice of dissenters' rights.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.


ss. 13.1-733.     Notice of intent to demand payment.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


ss. 13.1-734.     Dissenters' notice.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

         B.       The dissenters' notice shall:

                  1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

                  5.     Be accompanied by a copy of this article.


ss. 13.1-735.     Duty to demand payment.

         A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


ss. 13.1-736.     Share restrictions.

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


ss. 13.1-737.     Payment.

         A. Except as provided in ss. 13.1-738, within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.       The payment shall be accompanied by:

                  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                  3. A statement of the dissenters' right to demand payment under ss. 13.1-739; and

                  4.     A copy of this article.


ss. 13.1-738.     After-acquired shares.

         A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.


ss. 13.1-739.     Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


ss. 13.1-740.     Court action.

         A. If a demand for payment under ss. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.


ss. 13.1-741.     Court costs and counsel fees.

         A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

                  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

                  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      Appendix C


                        UNITED COMMUNITY BANKSHARES, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





Report of Independent Certified Public Accountants                                                        C-2

Consolidated Financial Statements for the Years Ended December 31, 1997 and 1996

  Balance Sheets as of December 31, 1997 and 1996                                                         C-3

  Statements of Operations for the years ended December 31, 1997 and 1996                                 C-4

  Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996                       C-5

  Statements of Cash Flows for the years ended December 31, 1997 and 1996                                 C-6

Notes to Consolidated Financial Statements                                                         C-7 - C-22


Unaudited Consolidated Interim Financial Statements

  Balance Sheets as of June 30, 1998 and December 31, 1997                                               C-23

  Statements of Operations for the three and six months ended June 30, 1998 and 1997                     C-24

  Statements of Stockholders' Equity for the six months ended June 30, 1998                              C-25

  Statements of Cash Flows for the six months ended June 30, 1998 and 1997                               C-26

Notes to Consolidated Interim Financial Statements                                                       C-27

                         REPORT OF INDEPENDENT AUDITORS
================================================================================

                            GOODMAN & COMPANY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
United Community Bankshares, Inc.
Franklin, Virginia


We have audited the accompanying consolidated balance sheets of United Community Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Community Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/


One Commercial Place
Norfolk, Virginia
January 30, 1998




================================================================================
                                       C-2

                        UNITED COMMUNITY BANKSHARES, INC.
--------------------------------------------------------------------------------

                                     CONSOLIDATED BALANCE SHEETS

                                                                                           December 31,
                                                                          -----------------------------------------------
                                                                                 1997                   1996
                                                                          -------------------    -------------------
ASSETS
Cash and cash equivalents
     Cash and due from banks                                                     $ 6,361,985            $ 7,262,129
     Federal funds sold                                                           10,813,898              3,889,538
                                                                          -------------------    -------------------
        Total cash and cash equivalents                                           17,175,883             11,151,667
Securities available for sale                                                     41,855,787             46,064,158
Securities held to maturity, at amortized cost
     (Fair value approximates $9,771,869 and $10,196,586
        at December 31, 1997 and 1996)                                             9,707,815             10,325,502
                                                                          -------------------    -------------------
        Total securities                                                          51,563,602             56,389,660
Loans, net of unearned income                                                     82,555,220             78,163,083
     Less: allowance for loan losses                                               1,105,901              1,209,365
                                                                          -------------------    -------------------
        Net loans                                                                 81,449,319             76,953,718
Premises and equipment, net                                                        1,923,248              1,975,687
Accrued interest                                                                   1,663,452              1,698,586
Intangibles, net                                                                     668,211                719,037
Other assets                                                                       1,508,536                989,284
                                                                          -------------------    -------------------
        Total assets                                                           $ 155,952,251          $ 149,877,639
                                                                          ===================    ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Noninterest-bearing demand                                                 $ 20,827,839           $ 20,292,314
     Interest-bearing                                                            112,676,628            109,533,322
                                                                          -------------------    -------------------
        Total deposits                                                           133,504,467            129,825,636
Short-term borrowings                                                                309,108                229,207
Deferred compensation                                                                122,846                188,802
Accrued interest payable                                                             426,502                400,069
Other liabilities                                                                    557,822                254,470
                                                                          -------------------    -------------------
        Total liabilities                                                        134,920,745            130,898,184
                                                                          -------------------    -------------------
Stockholders' equity
     Preferred stock, $1.00 par value; authorized 1,000,000 shares;
        none outstanding                                                                   -                      -
     Common stock, $1.00 par value; authorized 6,000,000 shares;
        issued and outstanding 1,829,209 shares in 1997 and 1996                   1,829,209              1,829,209
     Additional paid-in capital                                                    3,059,038              3,059,038
     Retained earnings                                                            15,412,800             13,749,417
     Net unrealized gains on securities available for sale, net of taxes
        of $376,306 in 1997 and $176,082 in 1996                                     730,459                341,791
                                                                          -------------------    -------------------
        Total stockholders' equity                                                21,031,506             18,979,455
                                                                          -------------------    -------------------
        Total liabilities and stockholders' equity                             $ 155,952,251          $ 149,877,639
                                                                          ===================    ===================




The notes to the consolidated financial statements are an intregal part of this statement.


================================================================================
                                      C-3

                        UNITED COMMUNITY BANKSHARES, INC.
--------------------------------------------------------------------------------

                                         CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31,
                                                                            ----------------------------------------
                                                                                  1997                  1996
                                                                            ------------------    ------------------
Interest income
     Interest and fees on loans                                                   $ 7,572,609           $ 6,925,331
     Interest on investment securities:
        Taxable                                                                     2,159,357             2,332,960
        Non-taxable                                                                   925,702               953,877
                                                                            ------------------    ------------------
                                                                                    3,085,059             3,286,837
     Interest on federal funds sold                                                   211,607               205,682
                                                                            ------------------    ------------------
        Total interest income                                                      10,869,275            10,417,850
Interest expense
     Interest on deposits                                                           4,750,375             4,706,435
     Interest on short-term borrowings                                                 58,078                42,538
                                                                            ------------------    ------------------
        Total interest expense                                                      4,808,453             4,748,973
                                                                            ------------------    ------------------
Net interest income                                                                 6,060,822             5,668,877
Provision for loan losses                                                             128,750               101,000
                                                                            ------------------    ------------------
Net interest income after provision for loan losses                                 5,932,072             5,567,877
Noninterest income
     Service charges and fees                                                         810,730               793,104
     Gain on sale of available-for-sale securities                                      3,935                12,734
     Other                                                                             49,744                71,557
                                                                            ------------------    ------------------
        Total noninterest income                                                      864,409               877,395
Noninterest expenses
     Salaries and employee benefits                                                 2,164,873             2,083,205
     Occupancy expenses                                                               283,817               264,257
     Depreciation and equipment maintenance                                           268,945               240,435
     FDIC insurance                                                                    14,762                 4,000
     Professional fees                                                                210,472               127,673
     Postage                                                                           99,487               103,403
     Merger related expenses                                                                -               189,758
     Other                                                                            830,338               913,455
                                                                            ------------------    ------------------
        Total noninterest expenses                                                  3,872,694             3,926,186
                                                                            ------------------    ------------------
Income before income taxes                                                          2,923,787             2,519,086
Income tax expense                                                                    693,349               596,181
                                                                            ------------------    ------------------
Net income                                                                        $ 2,230,438           $ 1,922,905
                                                                            ==================    ==================
Net income per share - basic and diluted                                               $ 1.22                $ 1.05






The notes to the consolidated financial statements are an intregal part of this statement.

================================================================================

                        UNITED COMMUNITY BANKSHARES, INC.
--------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                                    Net Unrealized
                                                             Additional                              Gain (Loss)
                                            Common            Paid-In             Retained          on Securities
                                            Stock             Capital             Earnings         Available for Sale    Total
                                       -----------------  -----------------  -------------------  -------------------- -------------
BALANCE - JANUARY 1, 1996                   $ 1,829,209        $ 3,062,580         $ 12,398,702           $ 462,778    $ 17,753,269

    Net income                                        -                  -            1,922,905                   -       1,922,905

    Cash dividends declared
       ($.31 per share)                               -                  -             (572,190)                  -        (572,190)

    Other                                             -             (3,542)                   -                   -          (3,542)

    Change in unrealized gains and
       losses on securities available
       for sale, net of tax of $62,319                -                  -                    -            (120,987)       (120,987)

                                       -----------------  -----------------  -------------------  ------------------  --------------
BALANCE - DECEMBER 31, 1996                   1,829,209          3,059,038           13,749,417             341,791      18,979,455

    Net income                                        -                  -            2,230,438                   -       2,230,438

    Cash dividends declared
       ($.31 per share)                               -                  -             (567,055)                  -        (567,055)

    Change in unrealized gains and
       losses on securities available
       for sale, net of tax of $200,224               -                  -                    -             388,668         388,668

                                       -----------------  -----------------  -------------------  ------------------  --------------
BALANCE - DECEMBER 31, 1997                 $ 1,829,209        $ 3,059,038         $ 15,412,800           $ 730,459    $ 21,031,506
                                       -----------------  -----------------  ------------------- -------------------  --------------




The notes to the consolidated financial statements are an intregal part of this statement.


================================================================================

                        UNITED COMMUNITY BANKSHARES, INC.
--------------------------------------------------------------------------------

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Years Ended December 31,
                                                                             -------------------------------------
                                                                                   1997                1996
                                                                             -----------------   -----------------

OPERATING ACTIVITIES:

    Net income                                                                    $ 2,230,438           1,922,905
    Adjustments to reconcile to net cash provided by operating activities:
        Provision for loan losses
                                                                                      128,750             101,000
        Depreciation and amortization
                                                                                      225,915             244,901
        Amortization of investment security premiums, net of discounts
                                                                                      (3,641)            (38,224)
        Net (gain) loss on sale of investment securities
                                                                                      (3,935)            (12,734)
        Gain on sale of premises and equipment
                                                                                        (250)                   -
        Changes in:
           Interest receivable
                                                                                       35,134            (79,982)
           Interest payable
                                                                                       26,433              16,855
           Other assets
                                                                                    (519,251)           (263,439)
           Deferred compensation and other liabilities
                                                                                       37,172            (84,631)
                                                                             -----------------   -----------------
        Net cash provided by operating activities
                                                                                    2,156,765           1,806,651
                                                                             -----------------   -----------------

INVESTING ACTIVITIES:
    Proceeds from maturities and sales of available-for-sale securities
                                                                                   11,022,921          11,751,723
    Purchases of available-for-sale securities                                    (6,215,528)         (10,812,561)
    Redemptions of held-to-maturity securities
                                                                                    1,252,000           2,634,900
    Purchases of held-to-maturity securities
                                                                                    (636,868)         (2,231,174)
    Loan originations, net of principal repayments                                (4,598,984)        (10,870,050)

    Purchases of premises and equipment
                                                                                    (148,017)           (119,028)
    Proceeds from sale of premises and equipment
                                                                                          250                   -
                                                                             -----------------   -----------------
        Net cash provided (used) by investing activities
                                                                                      675,774         (9,646,190)
                                                                             -----------------   -----------------

FINANCING ACTIVITIES:
    Net increase (decrease) in short-term borrowings
                                                                                       79,901           (106,995)
    Cash dividends paid
                                                                                    (567,055)           (572,190)
    Fractional share payout
                                                                                            -             (3,542)
    Net increase in noninterest bearing deposits
                                                                                      535,525           3,304,603
    Net increase in interest bearing deposits
                                                                                    3,143,306           2,306,814
                                                                             -----------------   -----------------
        Net cash provided by financing activities
                                                                                    3,191,677           4,928,690
                                                                             -----------------   -----------------
Increase (decrease) in cash and cash equivalents
                                                                                    6,024,216         (2,910,849)
Cash and cash equivalents at beginning of year
                                                                                   11,151,667          14,062,516
                                                                             -----------------   -----------------
Cash and cash equivalents at end of year                                       $   17,175,883      $   11,151,667
                                                                             =================   =================

Supplemental disclosures of cash flow information
 Cash paid for:
        Interest on deposits and other borrowings
                                                                               $    4,782,020      $    4,732,118
        Income taxes                                                           $      687,104      $      664,488




The notes to the consolidated financial statements are an intregal part of this statement.

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
NOTE 1 -- ORGANIZATION AND BUSINESS COMBINATION
--------------------------------------------------------------------------------

On August 1, 1996, The Bank of Franklin ("BOF") and The Bank of Sussex and Surry ("BSS"), collectively referred to as the "Banks," became affiliated pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 25, 1996. The transaction contemplated by the Agreement created a holding company, United Community Bankshares, Inc. ("UCB"), which facilitated a share exchange transaction between UCB and each of the respective banks. The stockholders of BOF and BSS approved the Agreement at annual meetings held on June 27, 1996. After the share exchange, BOF and BSS became wholly owned subsidiaries of UCB and each shareholder of BOF and BSS became a shareholder of UCB. Under the terms of the Agreement, BOF and BSS shareholders received 4.806 and 3.0 shares, respectively, of UCB common stock for each share previously held. This resulted in the issuance of 1,829,209 share of UCB common stock. This combination was accounted for as a pooling of interests. In connection with this transaction, merger expenses totaling $189,758 were recognized in 1996. On June 30, 1996, BOF and BSS reported unaudited total assets of $82.2 million and $61.8 million, respectively, and unaudited stockholders' equity of $8.1 million and $9.7 million, respectively.

The following summarizes the separate historical results of operations for BOF and BSS for periods prior to the merger, during which time there were no intercompany transactions:


                                                          BOF                   BSS                  Combined
                                                    ----------------     ------------------     -------------------
Six months ended June 30, 1996:  (Unaudited)
  Net interest income                                 $   1,576,000        $     1,160,000         $     2,736,000
  Net income                                          $     601,000        $       403,000         $     1,004,000


The combined stockholders' equity remained relatively unchanged for December 31, 1995 to June 30, 1996. BOF stockholders' equity decreased to $8.1 million at June 30, 1996 from $8.2 million at December 31, 1995. BSS stockholders' equity increased to $9.7 million at June 30, 1996 from $9.6 million at December 31, 1995. Theses changes resulted primarily from: (1) $601,000 and $403,000 of net income for the BOF and BSS respectively during the six month period ended June 30, 1996; (2) a $495,000 and $219,000 increase in the net unrealized losses on securities available for sale, net of income taxes, for the respective banks; and (3) dividends paid of $209,000 and $107,000, for the respective banks, during the same period.

The Banks' are state-chartered commercial banks with two offices in Franklin, and offices in Wakefield, Courtland, Ivor, Newsoms, Suffolk and Surry, Virginia. The Banks' primary market area is within western Tidewater, Virginia.

The Banks' principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Banks' lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection and construction loans.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------


Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of United Community Bankshares, Inc. and its wholly-owned subsidiaries, The Bank of Franklin, The Bank of Sussex and Surry, and their wholly-owned subsidiaries, The Bank of Franklin Service Corporation and BSS Service Corporation, respectively. All significant intercompany accounts and transactions have been eliminated.

BOF and BSS commenced operations in 1971 and 1902, respectively. The Bank of Franklin Service Corporation and BSS Service Corporation were organized in 1996 and 1994, respectively, to facilitate investment in financial related services.

The consolidation has been prepared using the pooling of interests method of accounting. All information included in the financial statements has been combined as if the merger occurred at the earliest date presented.


Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.


================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Securities
Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected at fair value, with unrealized gains and losses included in earnings. Neither UCB nor the Banks and their subsidiaries maintain securities classified as trading. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale. Available-for-sale securities are carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity on held-to-maturity and available-for-sale securities. Other-than-temporary declines in the fair market value of individual held-to-maturity and available-for-sale securities result in write-downs of the individual securities to fair market value. Gains and losses are determined using the specific-identification method.

In December of 1995, pursuant to a special report issued by the Financial Accounting Standards Board ("FASB") regarding the application of FASB Statement No. 115, Accounting for Certain Investments In Debt and Equity Securities, the Banks reassessed their intent with respect to their securities portfolios. As a result, held-to-maturity securities, with an amortized cost basis of $25,210,316 and unrealized gains and losses of $231,048 and $297,105, respectively, were transferred to the available-for-sale category.


Loans
Loans are reported at their principal outstanding balance net of charge-offs, unearned income, and unamortized premiums or discounts, if any, on purchased loans. Interest income is generally recognized when income is earned using the interest method.


Allowance for Loan Losses
The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

The Banks periodically evaluate the adequacy of the allowance for loan losses in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Banks' historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, and charge-offs. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for losses on loans. Such agencies may require the Banks to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

A loan is considered impaired, based on current information and events, if it is probable that the Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.


Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful, or is partially charged off, the loan is generally classified as


================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.


Other Real Estate Owned
Other real estate owned is comprised of real estate and other assets acquired through foreclosure, acceptance of a deed in lieu of foreclosure, or loans in which the Banks receive physical possession of the debtor's assets. Other real estate owned is carried at the lower of the recorded investment in the loan or the fair value less estimated costs to sell. Upon transfer of a loan to foreclosed status, the fair value of the property is assessed and any excess of the loan balance over fair value is charged against the allowance for loan losses. Revenues and expenses related to the property, and subsequent adjustments to fair value less estimated costs to sell are classified as an expense for other real estate owned.


Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used. Net gains and losses on disposal or retirement of premises and equipment are included in other income.


Intangible Assets

Intangible assets relate to the purchase of a branch by BOF in 1995 and are amortized over fifteen years using the straight-line method.


Income Taxes
Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, deferred compensation, and accumulated depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.


Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.


Earnings Per Common Share
The company adopted FASB Statement No. 128, Earnings per Share, on December 31, 1997. This Statement established standards for computing and presenting earnings per share ("EPS"). This Statement supersedes standards previously set in APB Opinion No. 15, Earnings per Share. The Statement requires dual presentation of basic and diluted EPS on the face of the income statement, and it requires a reconciliation of the numerator and denominator of the basic EPS with the numerator and denominator of the diluted EPS computation.

Basis EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if


================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

This statement is effective for financial statements issued for periods ending after December 15, 1997. In accordance with the requirements of the Statement, all prior period EPS data has been restated to reflect the change in accounting requirements.


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.


Reclassifications
Certain reclassifications have been made to prior year financial statements to conform them to the current year's presentation.



NOTE 3 -- SECURITIES
--------------------------------------------------------------------------------

Securities at December 31, 1997 and 1996 are as follows:



                                                                        Gross            Gross
                                                    Amortized         Unrealized       Unrealized
                                                      Cost              Gains            Losses          Fair Value
                                                 ----------------   ---------------  ---------------   ----------------
Securities available for sale
    December 31, 1997
        U.S. Government and federal agencies        $ 17,201,900      $    115,511     $    145,713       $ 17,171,698
        State and local governments                   17,665,622           372,226            9,648         18,028,200

        Corporate debt securities                      3,780,313            29,070            2,778          3,806,605
       Mortgage-backed securities                      2,035,435             6,679            6,020          2,036,094
        Collateralized mortgage obligations               56,942                 -                3             56,939
        Equity securities                                 10,006           746,245                -            756,251
                                                 ----------------   ---------------  ---------------   ----------------
                                                    $ 40,750,218       $ 1,269,731     $    164,162       $ 41,855,787
                                                -----------------   ---------------  ---------------   ----------------

                                                                        Gross            Gross
                                                    Amortized         Unrealized       Unrealized
                                                      Cost              Gains            Losses          Fair Value
                                                 ----------------   ---------------  ---------------   ----------------
Securities available for sale
    December 31, 1996
        U.S. Government and federal agencies        $ 22,579,494       $    18,954     $    186,890       $ 22,411,558
        State and local governments                   17,078,633           182,000            4,585         17,256,048
        Corporate debt securities                      4,127,697             4,875                -          4,132,572
        Mortgage-backed securities                     1,634,498                 -           15,569          1,618,929
        Collateralized mortgage obligations              115,957                 -              246            115,711
        Equity securities                                 10,006           519,334                -            529,340

                                                 ----------------   ---------------  ---------------   ----------------
                                                    $ 45,546,285      $    725,163     $    207,290       $ 46,064,158

                                                -----------------   ---------------  ---------------   ----------------



================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================






                                                                        Gross            Gross
                                                    Amortized         Unrealized       Unrealized
                                                      Cost              Gains            Losses          Fair Value
                                                 ----------------   ---------------  ---------------   ----------------
Securities Held to Maturity
    December 31, 1997
        U.S. federal agencies                      $   4,728,786      $          -      $    26,351      $   4,702,435
        State and local governments                    4,770,477            91,258            1,046          4,860,689
        Other                                            208,552               208               15            208,745
                                                 ----------------   ---------------  ---------------   ----------------
                                                   $   9,707,815      $     91,466      $    27,412      $   9,771,869
                                                 ================   ===============  ===============   ================

                                                                        Gross            Gross
                                                    Amortized         Unrealized       Unrealized
                                                      Cost              Gains            Losses          Fair Value
                                                 ----------------   ---------------  ---------------   ----------------
Securities Held to Maturity
    December 31, 1996
        U.S. federal agencies                      $   5,428,101      $         -       $  86,316        $   5,341,785
        State and local governments                    4,797,401                -          42,520            4,754,881
        Equity securities                                100,000                -              80               99,920
                                                 ----------------   ---------------    -----------       -------------
                                                    $ 10,325,502      $         -       $ 128,916        $  10,196,586
                                                 ---------------    -----------------  -----------       -------------

The amortized cost and fair value of securities by maturity date at December 31, 1997 are as follows:



                                          Securities held to maturity                 Securities available for sale
                                        ------------------------------------        ------------------------------------
                                           Amortized              Fair                 Amortized              Fair
                                              Cost               Value                    Cost               Value
                                        ----------------    ----------------        ----------------    ----------------
 Due in one year or less                $     1,499,558      $    1,496,859         $  4,658,505          $   4,660,993
 Due from one to five years                   4,432,344           4,441,152           19,240,964             19,284,185
 Due from five to ten years                   2,885,160           2,928,427           14,820,236             15,103,524
 Due after ten years                            890,753             905,431            2,020,507              2,050,834
                                        ----------------    ----------------        ----------------    ----------------
                                              9,707,815           9,771,869           40,740,212             41,099,536
 Equity securities                                    -                   -               10,006                756,251
                                        ----------------    ----------------        ----------------    ----------------
 Total                                   $    9,707,815      $    9,771,869         $  40,750,218         $  41,855,787
                                        ----------------    ----------------        ----------------    ----------------







At  December  31,  1997  and  1996,  approximately  $8,331,000  and  $6,374,000, respectively, of securities were pledged to secure deposits of the U.S. Government or the Commonwealth of Virginia. In addition, as of December 31, 1997 and 1996, approximately $983,000 and $966,000, respectively, of securities were pledged to secure two repurchase agreements.

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Gross realized gains and gross realized losses on available for sale securities were:



                                                     December 31,
                                          ----------------------------------
                                               1997               1996
                                          ---------------    ---------------
 Gross realized gains:
     U.S. government agencies                    $ 3,320           $ 21,379
     State and local governments                  15,570              3,753
     Corporate debt securities                         -              4,421
     Mortgage backed securities                    1,345                  -
     Equity securities                             1,980                  -
                                          ---------------    ---------------
                                                $ 22,215           $ 29,553
                                          ---------------    ---------------

 Gross realized losses:
     U.S. government agencies                   $ 17,805            $ 1,750
     State and local governments                       -              2,698
     Mortgage backed securities                      475             12,371
                                          ---------------    ---------------
                                                $ 18,280           $ 16,819
                                          ---------------    ---------------
 Net realized gains (losses)                     $ 3,935           $ 12,734
                                          ---------------    ---------------



NOTE 4 -- LOANS
--------------------------------------------------------------------------------

Loans consist of the following:

                                                         December 31,
                                                  ---------------------------
                                                     1997           1996
                                                  -----------    ------------
                                                    (Dollars in thousands)
 Commercial                                         $ 16,257        $ 14,273
 Agricultural                                          7,045           6,437
 Real estate construction                              2,537           2,304
 Real estate mortgage:
      Residential (1-4 family)                        20,758          20,868

      Home equity lines                                2,260           2,117
      Commercial                                      17,098          14,164

      Agricultural                                     2,485           2,894
                                                  -----------    ------------
         Real estate subtotal                         45,138          42,347
                                                  -----------    ------------
 Loans to individuals:
      Consumer and installment loans                  13,842          14,881

      Credit card and related plans                      329             277
                                                  -----------    ------------
         Loans to individuals subtotal                14,171          15,158
                                                  -----------    ------------
         Total gross loans                            82,611         78,215

 Less:
         Allowance for loan losses                     1,106           1,209
         Deferred loan fees                               56              52
                                                  -----------    ------------
         Total net loans                            $ 81,449        $ 76,954
                                                  -----------    ------------



Loans on which the accrual of interest has been discontinued amount to $180,181 and $182,060 at December 31, 1997 and 1996, respectively. Impaired loans at December 31, 1997 and 1996 were not significant.


================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
A summary of the activity in the allowance for loan losses account is as follows:



                                              Year Ended December 31,
                                       ---------------------------------------
                                             1997                 1996
                                       -----------------    ------------------
Balance, beginning of year              $     1,209,365        $    1,250,474
Provisions charged to operations                128,750               101,000
Loans charged-off                              (333,099)             (254,546)
Recoveries                                      100,885               112,437
                                       -----------------    ------------------
Balance, end of year                    $     1,105,901        $    1,209,365
                                       -----------------    ------------------



NOTE 5 -- PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment consist of the following:




                                                            December 31,
                                                 ------------------------------------
                                                      1997                1996
                                                 ---------------    -----------------
Land                                               $    393,238       $  393,238
Buildings and improvements                            1,962,308        1,951,271
Leasehold improvements                                  104,066          100,515
Equipment, furniture and fixtures                     2,153,864        2,022,125
                                                 ---------------    -----------------
                                                      4,613,476        4,467,149
Less accumulated depreciation                         2,690,228        2,491,462
                                                 ---------------    -----------------

Premises and equipment, net                         $ 1,923,248       $1,975,687
                                                 ===============    =================






Depreciation charged to operating expense for the years ended December 31, 1997 and 1996 was $209,349 and $204,397, respectively.



NOTE 6 -- DEPOSITS
--------------------------------------------------------------------------------

Interest-bearing deposits consist of the following:


                                                                December 31,
                                              -------------------------------------------------
                                                      1997                      1996
                                              ---------------------    ------------------------

NOW accounts                                    $       17,574,538         $        17,368,673
Money market accounts                                   19,364,840                  20,553,509
Savings accounts                                        11,975,470                  11,629,507
Certificates of deposit $100,000 and over               11,959,660                  10,224,208
Other time deposits                                     51,802,120                  49,757,425
                                               -------------------     -----------------------

Total interest-bearing deposits                 $      112,676,628         $       109,533,322
                                               --------------------    ------------------------


At December 31, 1997, the scheduled maturities of time deposits with remaining maturities in excess of one year are as follows:

                             (Dollars in Thousands)

               Year Maturing                 Amount
               -------------                 ------
                    1999                     $9,015
                    2000                      5,163
                    2001                      1,368
                    2002                      2,772
                    2003 and thereafter           6

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The following table summarizes the maturities of certificates of deposit with a minimum denomination of $100,000.

                             (Dollars in Thousands)

                              Within      Three     Six to     Over
                              Three       to Six    Twelve     Twelve
                              Months      Months    Months     Months   Total
                              ------      ------    ------     ------   -----

     At December 31, 1997     $ 3,222     $2,123    $3,755     $ 2,860   $11,960



NOTE 7 -- STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
--------------------------------------------------------------------------------

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statement. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized both Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage rations as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

The Banks' actual capital amounts and ratios are also presented in the table.






                                                                                      For Capital
                                                         Actual                    Adequacy Purposes
                                                 ------------------------    -------------------------------
                                                   Amount       Ratio            Amount           Ratio
                                                 ------------ -----------    ----------------  -------------
As of December 31, 1997:                                            (Dollars in Thousands)
     Total Capital (to Risk Weighted Assets):
        Consolidated                                $ 20,457     21.11%       >/=$7,752        >/=8.00%
        The Bank of Franklin                        $  9,761     16.71%       >/=$4,674        >/=8.00%
        The Bank of Sussex and Surry                $ 10,696     27.80%       >/=$3,078        >/=8.00%


     Tier I Capital (to Risk Weighted Assets):
        Consolidated                                $ 19,351     19.97%       >/=$3,876        >/=4.00%
        The Bank of Franklin                        $  9,081     15.54%       >/=$2,337        >/=4.00%
        The Bank of Sussex and Surry                $ 10,270     26.69%       >/=$1,539        >/=4.00%


     Tier I Capital (to Average Assets):
        Consolidated                                $ 19,351     12.69%       >/=$6,101        >/=4.00%
        The Bank of Franklin                        $  9,081     10.35%       >/=$3,508        >/=4.00%
        The Bank of Sussex and Surry                $ 10,270     15.84%       >/=$2,593        >/=4.00%


                                                                                 To Be Well
                                                                              Capitalized Under
                                                                              Prompt Corrective
                                                                              Action Provisions
                                                                      ----------------------------------
                                                                           Amount            Ratio
                                                                      -----------------  ---------------

     Total Capital (to Risk Weighted Assets):
        Consolidated                                                    >/= $  N/A
        The Bank of Franklin                                            >/= $ 5,843       >/=10.00%
        The Bank of Sussex and Surry                                    >/= $ 3,848       >/=10.00%


     Tier I Capital (to Risk Weighted Assets):
        Consolidated                                                    >/= $  N/A
        The Bank of Franklin                                            >/= $3,506        >/=6.00%
        The Bank of Sussex and Surry                                    >/= $2,309        >/=6.00%


     Tier I Capital (to Average Assets):
        Consolidated                                                    >/= $  N/A
        The Bank of Franklin                                            >/= $4,385         >/=5.00%
        The Bank of Sussex and Surry                                    >/= $3,241         >/=5.00%




================================================================================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==========================================================================

NOTE 8 -- INCOME TAXES
--------------------------------------------------------------------------

The principal components of income tax expense are as follows:





                                                Year Ended December 31,
                                               --------------------------
                                                  1997           1996
                                               ------------   -----------
 Federal income tax expense - current          $  652,648    $   639,110
 Deferred federal income tax expense (benefit)
 related to temporary differences in reporting     40,701        (42,929)
                                               ------------    -----------
 Income tax expense                            $  693,349    $   596,181
                                               -------------   -----------

Differences between income tax expense calculated at the statutory rate and that shown in the statements of income are summarized as follows:




                                                           Year Ended December 31,
                                                          --------------------------------
                                                              1997              1996
                                                          --------------    --------------
 Federal income tax expense at statutory rate               $   994,088       $   856,489
 Tax effect of:
      Tax exempt interest                                     (309,931)         (320,227)
      Merger fees                                                    -             64,518
      Other                                                       9,192           (4,599)
                                                          --------------    --------------
 Income tax expense                                         $   693,349       $   596,181
                                                          --------------    --------------



The Banks have the following deferred tax assets and liabilities:



                                                                      December 31,
                                                           ---------------------------------
                                                                1997              1996
                                                           ---------------   ---------------
 Deferred tax assets:
      Deferred compensation                                  $     41,768      $     64,194
      Accrued employee benefits                                     3,039             5,085
      Interest on nonaccrual loans                                 15,835            29,427
                                                           ---------------   ---------------
         Total deferred tax asset                                  60,642            98,706
                                                           ---------------   ---------------

 Deferred tax liabilities:
      Premises and equipment                                       30,212            38,226
      Allowance for loan losses                                    96,151            89,411
      Net unrealized gains on available-for-sale                  376,300           176,082
     securities
      Discount accretion on sale of securities                     16,675            10,901
      Deferred fees                                                 5,430             7,954
      Pension expense                                                 661                 -
                                                           ---------------   ---------------
         Total deferred tax liabilities                           525,429           322,574
                                                           ---------------   ---------------
 Net deferred tax liability                                   $   464,787       $   223,868
                                                           ===============   ===============






NOTE 9 -- RETIREMENT PLANS
--------------------------------------------------------------------------------


United Community Bankshares
Effective January 1, 1998, the Company adopted a defined contribution plan with 401(K) features, which covers substantially all employees of the Company and its subsidiary Banks who have completed one year of service. Vesting in the plan begins with the second year of participation and increases annually by 20% until full vesting occurs after six years.

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Employees may contribute up to 15% of their salaries, and the Company matches 50% of the first 6% of employee contributions. Additional contributions can be made by the Company at the discretion of the Board of Directors. Prior to the formation of this plan, each of the Company's subsidiary Banks had qualified retirement plans for the future benefit of their employees. All of these plans were terminated on December 31, 1997. The details of each Bank's plan are detailed below.


The Bank of Franklin
The Bank had a profit-sharing plan for all eligible officers and employees. Requirements for eligibility to participate include reaching the age of 21 and one year of service. Vesting in the plan began in the second year of participation and increased annually by 20% until fully vested after six years. Employer contributions were determined annually and calculated based on the participant's annual compensation. The amounts contributed to the plan were $31,250 and $28,000 for 1997 and 1996, respectively.


The Bank of Sussex and Surry
The Bank sponsored a non-contributory defined benefit plan for all employees. Pension benefits vested after five years of service and are based on year of service and average final salary. The Bank's funding policy was to make the minimal annual contribution that was required by applicable regulation, plus such amounts as the Bank determined was appropriate from time to time.

The amount charged to expense for the Bank's pension plan totaled $59,363 and $59,792 for the years ended December 31, 1997 and 1996, respectively. The components of the pension cost charged to expense consisted of the following:



                                                                              1997              1996
                                                                          --------------    --------------
Service cost                                                               $  50,276        $   50,276
Interest cost on projected benefit obligation                                 42,845            42,845
Expected return on plan assets                                              (35,564)          (35,564)
Net amortization and deferral                                                  1,806             2,235
                                                                          ----------        -----------
                                                                           $  59,363        $   59,792
                                                                          ----------        -----------



The following table sets forth the plan's funded status, as of the most recent actuarial valuation date, October 1, 1997, and the amount recognized in the Bank's consolidated financial statements as of December 31:

                                                                              1997              1996
                                                                          --------------    --------------
Actuarial present value of benefit obligations:
   Vested benefits                                                          $   524,491       $   419,584
                                                                          ==============    ==============

   Accumulated benefits                                                     $   536,180       $   425,327
                                                                          ==============    ==============

Projected benefit obligation                                                $ (803,401)       $ (614,540)
Plan assets at fair value                                                       688,614           510,525
                                                                          --------------    --------------
Projected benefit obligation in excess of plan assets                         (114,787)         (104,015)
Unrecognized prior service costs                                               (57,402)          (60,990)
Unrecognized net loss                                                            27,958            14,951
Remaining unrecognized net obligation from the beginning of the year             84,326            89,720
                                                                          --------------    --------------
Liability on the balance sheet                                             $   (59,905)      $   (60,334)
                                                                          --------------    --------------



The weighted-average discount rate used in determining the actuarial present value of the benefit obligations was 7% at December 31, 1997 and 1996. The expected long-term rate of return on plan assets was 7% at December 31, 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations was 6% at December 31, 1997 and 1996.

Plan assets at December 31, 1997 consist of an investment in a stock mutual fund, and in money market, equity, fixed income and balanced funds offered by the Virginia Bankers Association Pension Investment Program.



================================================================================

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

=============================================================================


NOTE 10 -- FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWED FUNDS
--------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and advances from the Federal Home Loan Bank ("FHLB") of Atlanta and generally are repaid within one to 120 days from the transaction date.

Information concerning securities sold under agreements to repurchase and FHLB advances is summarized as follows:

                                                  1997            1996
                                                  -----           ----

Securities Sold Under Agreements to Repurchase:
     Average balance during the year             $ 308,777      $ 376,564
     Average interest rate during the year            4.17%          4.23%
     Maximum month end balance during the year   $ 554,656      $ 750,678


Federal Home Loan Bank Advances:
     Average balance during the year            $  225,753     $  372,951
     Average interest rate during the year            5.78%          5.71%
     Maximum month end balance during the year  $2,500,000     $1,500,000

Federal Funds Purchased:
     Average balance during the year            $  560,413     $  109,888
     Average interest rate during the year            5.73%          4.81%
     Maximum month end balance during the year  $1,748,000     $1,469,000



NOTE 11 -- COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

BOF leases one of its branches with an operating lease. The lease term is for one year and expires in February 1998, with an option to extend the lease for one twelve month period. The minimum lease payments for 1998 are $12,000. Total lease expense was $12,000 for 1997 and 1996.

BOF is a member of the Federal Home Loan Bank ("FHLB") of Atlanta. As such, the Bank may borrow funds based on criteria established by the FHLB. As of December 31, 1997, BOF could borrow approximately $6,500,000, if collateral acceptable to the FHLB was provided. In addition, federal funds arrangements with other institutions provide an additional $9,277,000 of short-term borrowing capacity. The Bank had not drawn on these lines of credit at December 31, 1997.

BSS became a member of the FHLB in 1997. As of December 31, 1997, the Bank could borrow approximately $6,500,000, if collateral acceptable to the FHLB was provided. In addition, BSS has federal funds arrangements with two institutions which provide $6,000,000 of short-term borrowing capacity. At December 31, 1997, BSS did not have an outstanding balance on these lines of credit.

The Banks are subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Banks in connection with such claims and lawsuits, it is the opinion of management that only one such lawsuit could have a material adverse effect on the financial position of the Banks. This suit is described below. The only other litigation in which UCB and its subsidiaries, BOF and BSS, are involved are collection suits involving delinquent loan accounts.

Fidelity National Title Insurance Company of New York, successor by merger to Security Title and Guaranty Company (the "Title Company"), filed suit against the Bank of Sussex and Surry in November, 1997. The Title Company issued a title insurance policy in favor of the BSS (the "Title Policy") insuring that the Bank had a first priority deed of trust lien on a one-quarter interest in certain real property located in Isle of Wight County, Virginia (the "Isle of Wight Property"). The Circuit Court for Isle of Wight entered a Final Decree on March 6, 1996 that Farmers Bank, Windsor had a first priority deed of trust lien on that one-quarter interest in the Isle of Wight Property and that BSS had a second priority deed of trust lien on that same one-quarter interest.

================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

         The Title Company seeks the following relief: (i) a declaratory judgment that the first priority deed of trust lien in favor of Farmers Bank, Windsor on the one-quarter interest Isle of Wight Property be excluded from coverage under the Title Policy, (ii) that the Title Policy be reformed to exclude the Farmers Bank, Windsor deed of trust from coverage under the Title Policy and (iii) that the Title Company be reimbursed for its costs and attorneys' fees.

BSS intends to vigorously defend this suit. At this time, the Bank's legal counsel is unable to express any view as to the possible outcome of this matter. Counsel notes, however, that if this matter is resolved in a manner adverse to the interests of the Bank, the amount of any loss that will be sustained by BSS will not be more than the approximately $75,000 expended by the Title Company for costs and attorneys' fees.



NOTE 12 -- RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Banks have loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a financial interest. Related party deposits amounted to approximately $4,002,000 and $4,956,000 at December 31, 1997 and 1996, respectively. A summary of related party loan activity during 1997 is as follows:



Balance, December 31, 1996                               $    1,534,918
Originations - 1997                                           1,461,723
Repayments - 1997                                             (744,037)
Net change due to changes in Board membership                  (23,072)
                                                       -----------------
Balance, December 31, 1997                               $    2,229,532
                                                       =================


In the opinion of management, such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not represent more than normal credit risk. Commitments to extend credit to related parties amounted to $597,919 and $910,416 at December 31, 1997 and 1996, respectively.

In the ordinary course of business, the Banks have engaged in certain transactions with different directors' firms to provide legal, insurance and real estate brokerage services.



NOTE 13 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK
--------------------------------------------------------------------------------

The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Banks' involvement in particular classes of financial instruments.

The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, commercial and standby letters of credit, is represented by the contractual notional amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The  following  table   summarizes  the  Banks'   off-balance   sheet  financial
instruments as of December 31, 1997 and 1996. The Banks do not use these financial instruments for trading purposes.



                                                                              Contract or Notional Amount
                                                                        --------------------------------
                                                                            1997              1996
                                                                        --------------    --------------
                                                                            (Dollars in Thousands)
 Financial instruments whose contract amounts represent
   credit risk:
 Commitments to extend credit:
         Commercial                                                      $      7,068        $   10,071
         Commercial real estate, construction and land development              2,603             1,512
         Residential real estate                                                1,414             1,253
         Consumer                                                               1,047               976
                                                                        --------------    --------------
                                                                         $     12,132        $   13,812
                                                                        --------------    --------------
      Standby letters of credit                                          $        133        $      165
      Commercial and similar letters of credit                           $        750        $      975





================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Loan commitments, standby letters of credit and guarantees written have off-balance sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position, until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISKS, collateral or other security is of no value. The Banks' policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Banks usually retain a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).


Commitments to Extend Credit
Commitments to extend credit are arrangements to lend to a customer, as long as there is no violation of any condition established in the contract, and includes unutilized credit card lines. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The majority of commitments to extend credit have terms up to one year, and contracted interest rates in the range from 7.50% to 11.50%, except for consumer loans. Of the total commitments and letters of credit, approximately $2.9 million had fixed rates of interest and $10.1 million had variable interest rates. Management evaluates each customer's creditworthiness in determining the amount of collateral to obtain. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and real estate.


Standby Letters of Credit and Financial Guarantees Written
Standby letters of credit and financial guarantees written are conditional commitments issued by the Banks to guarantee the performance of customers to third parties. Those guarantees are primarily issued to support the financing needs of the Banks' commercial customers, and are short-term in nature. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary.


Concentration of Credit Risk
Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Banks do not have significant exposure to any individual customer or counterparty. The major concentrations of credit risk for the Banks arise by customer loan type in relation to loans and credit commitments, as shown in the table above. A geographic concentration arises because the Banks operate primarily in western Tidewater, Virginia.

The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Banks have experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.



NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

FASB 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS ("FASB 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to individual markets and, in many cases, could not be realized in immediate settlement. FASB 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.



================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The following methods and assumptions were used by the Banks in estimating the fair value for the consolidated financial statements as required by FASB 107:

     Cash and due from banks: The carrying amount approximates fair value.

     Federal funds sold: For federal funds sold, the carrying amount approximates fair value.

     Investment securities: Fair values for securities are based on published market prices, if available. For unquoted securities, the fair value is estimated by the Banks on the basis of financial and other information.

     Loans: For loans with short-term and variable rate characteristics, the total receivables outstanding approximate fair value. This amount excludes any value related to account relationships. The fair value of other types of loans is estimated by discounting future cash flows, using the contractual rates in effect for such loans at the reporting date and adjusting for credit risk and operating costs.

     Interest receivable and Interest payable: The carrying amount approximates fair value.

     Non-interest-bearing deposits: The fair value of these instruments is the amount payable on demand at the reporting date.

     Interest-bearing deposits: The fair value of demand deposits, saving accounts and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be made. This amount excludes any value related to account relationships.

     Commitments to extend credit and standby and commercial  letters of credit:
     It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit, and guarantees written, due to the lack of cost-effective and reliable measurement methods for these instruments.

The estimated fair values of the Banks' financial instruments required to be disclosed under FASB 107 at December 31, 1997 are as follows:



                                                                1997                   1996
                                                    ----------------------------  --------------------------

                                                       Carrying        Fair           Carrying        Fair
                                                         Value         Value            Value         Value
                                                    -------------  -------------  -------------  -----------
                                                    (Dollars in thousands)
     Assets
          Cash and due from banks                      $   6,362     $   6,362      $   7,262      $   7,262
          Federal funds sold                              10,814        10,814          3,890          3,890
          Investment securities                           51,564        51,628         56,390         56,261
          Loans                                           81,449        81,457         76,954         77,789

          Interest receivable                              1,663         1,663          1,699          1,699
                                                       ---------    ----------      ---------      ---------
                                                       $ 151,852     $ 151,924      $ 146,195      $ 146,901
                                                       =========    ==========      =========      =========

     Liabilities
          Non-interest bearing deposits                $  20,829     $  20,829      $  20,292      $  20,292
          Interest bearing deposits                      112,677       111,735        109,533        109,794
          Short-term borrowings                              309           309            229            229

          Interest payable                                   427           427            399            399
                                                       ---------     ---------      ---------      ---------
                                                       $ 134,242     $ 133,300      $ 130,453      $ 130,714
                                                       =========     =========      =========      =========


===============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==============================================================================


NOTE 15 - EARNINGS PER SHARE RECONCILIATION

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                        1997             1996
                                                                    -----------      -----------
     Net income (Numerator, Basic and Diluted)                      $ 2,230,438      $ 1,922,905

     Weighted-average shares outstanding (Denominator)                1,829,209        1,829,209
                                                                    -----------      -----------
          Basic net income per share                                $      1.22      $      1.05
                                                                    ===========      ===========
     Effect of dilutive securities:

     Weighted-average shares outstanding                              1,829,209        1,829,209
     Effect of stock options                                              4,407                -
                                                                    -----------      -----------
     Diluted average shares outstanding (Denominator)                 1,833,616        1,829,209
                                                                    -----------      -----------
          Diluted net income per share                              $      1.22      $      1.05
                                                                    ===========      ===========


NOTE 16 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed financial statements for UCB should be read in conjunction with the consolidated financial statements and notes thereto.

                                  CONDENSED STATEMENT TO FINANCIAL CONDITION

                                                                             December 31,
                                                                    ----------------------------
                                                                        1997             1996
                                                                    -----------      -----------
     ASSETS
          Cash                                                      $    33,587      $       509
          Premises and equipment, net                                    63,115                -
          Equity in net assets of the Banks                          20,749,007       18,990,510
          Other assets                                                  185,797                -
                                                                    -----------      -----------
                                                                    $21,031,506      $18,991,019
                                                                    ===========      ===========

     LIABILITIES                                                    $         -      $       509
     STOCKHOLDERS' EQUITY                                            21,031,506       18,990,510
                                                                    -----------      -----------
                                                                    $21,031,506      $18,991,019
                                                                    -----------      -----------


                                      CONDENSED STATEMENT OF OPERATIONS

                                                                       Year Ended December 31,
                                                                   -----------------------------
                                                                        1997            1996
                                                                   ------------     ------------
          Equity in earnings of the Banks                          $  2,230,171     $  1,922,905
          Other income                                                  152,874            9,000
                                                                   ------------     ------------
               Total noninterest income                               2,383,045     $  1,931,905
          Other expenses                                               (151,503)          (9,000)
                                                                   ------------     ------------
          Income before income taxes                                  2,231,542        1,922,905
          Income tax expense                                              1,104                -
                                                                   ------------     ------------
          Net income                                               $  2,230,438     $  1,922,905
                                                                   ------------     ------------


                                      CONDENSED STATEMENT OF CASH FLOWS

                                                                               Years Ended December 31,
                                                                         -------------------------------------
                                                                               1997                1996
                                                                         -----------------    ----------------
 Cash flows from operating activities:
      Net income                                                          $    2,230,438    $      1,922,905
      Adjustments to reconcile to net cash provided by
        operating activities:
        Equity in earnings of the Banks                                       (2,230,171)         (1,922,905)
        Depreciation                                                               4,304                   -
        Changes in:
            Other assets                                                         (85,797)                  -
            Other liabilities                                                       (509)                 509
                                                                         -----------------    ----------------
         Net cash provided by operating activities                        $      (81,735)   $             509
                                                                         -----------------    ----------------

 Cash flows from investing activities:
      Dividends received from the Banks                                          849,287              572,190
      Purchases of premises and equipment                                        (67,419)                   -
      Purchases of investment                                                   (100,000)                   -
                                                                         -----------------    ----------------
         Net cash used by investing activities                                   681,868             572,190
                                                                         -----------------    ----------------

 Cash flows from financing activities:
      Cash dividends paid                                                       (567,055)           (572,190)
                                                                         -----------------    ----------------
         Net cash used for financial activities                                 (567,055)           (572,190)
                                                                         -----------------    ----------------
 Net increase in cash and cash equivalents                                        33,078                 509

 Cash and cash equivalents at beginning of period                                    509                   -
                                                                         =================    ================
 Cash and cash equivalents at end of period                               $       33,587    $            509
                                                                         =================    ================





Certain restrictions exist regarding the ability of the Banks to transfer funds to UCB in the form of cash dividends, loans or advances. The prior approval of the Board of Governors of the Federal Reserve is required, if the total dividends declared in any calendar year will exceed the sum of thr respective net profits, as defined, for the current year, plus retained net profits for the previous two years. As of Decemeber 31, 1997, dividends from BOF and BSS were limited to approximately $2,388,000 and $1,636,000, respectively, under these regulations. Under Virginia law, no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in-capital.

===============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


NOTE 17-STOCK COMPENSATION PLANS
================================================================================

At Decemebr 31, 1997, the Company has fixed stock compensation plans for certain key employees. The Company applies Accounting Principles Board Opinion No. 25 ("APB 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its plans. Accordingly, no compensation cost was recognized for these plans against earnings. For those companies applying APB 25, FASB Statement No. 123. ACCOUNTING FOR STOCK-BASED COMPENSATION, requires certain proforma disclosures of net income and earnings per share. Net income and earnings per share computed under FASB Statement No. 123 do not materially differ from the amounts reported.

All options have ten year terms, vest and become fully exercisable in six months. The option price equals or exceeds the market price of the stock as of the date the option was granted. The following is a summary of the Company's stock option plan activity, and related information for the years ended December 31, 1997 and 1996.

                                                              1997                              1996
                                                -------------------------------    ------------------------------
                                                               Weighted Average                  Weighted Average
                                                 Options        Exercise Price       Options      Exercise Price
                                                -----------    ----------------    -----------   ----------------

     Outstanding - Beginning of year                      -      $           -               -     $           -
     Granted                                         31,667              10.33               -                 -
     Exercised                                            -                  -               -                 -
     Forfeited                                            -                  -               -                 -
                                                -----------    ---------------     -----------     -------------
     Outstanding - End of year                       31,667      $       10.33               -      $          -
                                                ===========    ===============     ===========     =============
     Exercisable - End of year                        1,167      $       10.33               -      $          -
                                                ===========    ===============     ===========     =============



NOTE 18 - SUBSEQUENT EVENT

On January 24, 1998, the declaration date, the Board of Directors approved the payment of a semi-annual cash divident of $.17 per share for shareholders of record on February 27, 2998. The dividend, totaling $310,966, is payable on March 31, 1998.

===============================================================================

                        UNITED COMMUNITY BANKSHARES, INC.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)



                                                          (Unaudited)         (Audited)
                                                             June 30,       December 31,
                                                              1998               1997
                                                         ----------------  ------------
ASSETS:
     Cash and cash equivalents:
        Cash and due from banks                              $ 6,298          $ 6,362
        Federal funds sold                                     1,503           10,814
                                                         ------------     ------------
        Total cash and cash equivalents                        7,801           17,176

     Investment securities:
        Securities available for sale                         47,081           41,856
        Securities held to maturity (market value of
            $7,684 and $9,772, respectively)                   7,604            9,708
                                                         ------------     ------------
        Total securities                                      54,685           51,564

     Loans, net                                               86,253           81,449
     Interest receivable                                       1,711            1,663
     Property and equipment, net                               2,293            1,923
     Intangibles, net                                            643              668
     Other assets                                              1,611            1,509
                                                         ------------     ------------
        Total assets                                       $ 154,997        $ 155,952
                                                         ============     ============


LIABILITIES:
     Deposits:
        Noninterest-bearing                                 $ 18,503         $ 20,828
        Interest-bearing                                     112,645          112,677
                                                         ------------     ------------
        Total deposits                                       131,148          133,505

     Federal funds purchased and securities sold
        under agreement to repurchase                            650              309
     Accrued interest                                            492              426
     Deferred compensation                                       123              123
     Other liabilities                                           699              558
                                                         ------------     ------------
        Total liabilities                                    133,112          134,921

STOCKHOLDERS' EQUITY:
     Common stock                                              1,829            1,829
     Additional paid-in capital                                3,059            3,059
     Retained earnings                                        16,169           15,413
     Net unrealized gains on securities available for
        sale (net of income taxes)                               828              730
                                                         ------------     ------------
     Total stockholders' equity                               21,885           21,031
                                                         ------------     ------------
        Total liabilities & stockholder's equity           $ 154,997        $ 155,952
                                                         ============     ============


                        UNITED COMMUNITY BANKSHARES, INC.
                        Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)



                                                    3 Months Ended June 30,                  6 Months Ended June 30,
                                               --------------------------------         --------------------------------
                                                     1998              1997                   1998               1997
                                               --------------    --------------         --------------    --------------
Interest income:
     Interest and fees on loans                      $ 1,958           $ 1,891                $ 3,807           $ 3,633
     Interest on investment securities:
        Taxable                                          493               570                    975             1,139
        Nontaxable                                       249               231                    486               463
     Interest on federal funds sold                       99                24                    243                95
                                               --------------    --------------         --------------    --------------
        Total interest income                          2,799             2,716                  5,511             5,330

Interest expense:
     Interest on deposits                              1,239             1,171                  2,452             2,328
     Interest on federal funds purchased
        and repurchase agreements                          5                20                      9                24
                                               --------------    --------------         --------------    --------------
        Total interest expense                         1,244             1,191                  2,461             2,352
                                               --------------    --------------         --------------    --------------
        Net interest income                            1,555             1,525                  3,050             2,978

Provision for loan losses                                 24                25                     53                51
                                               --------------    --------------         --------------    --------------
Net interest income after provision
      for loan losses                                  1,531             1,500                  2,997             2,927
Noninterest income:
     Gain (loss) on sale of securities                     -                 -                      -                 6
     Service charges                                     219               178                    430               355
     Other                                                35                18                     43                29
                                               --------------    --------------         --------------    --------------
        Total other income                               254               196                    473               390
Noninterest expenses:
     Salaries and employee benefits                      557               544                  1,086             1,093
     Equipment                                            87                57                    160               130
     FDIC insurance                                        5                 4                      9                 7
     Occupancy                                            61                79                    118               142
     Professional fees                                    43                38                    111                55
     Postage                                              18                28                     57                59
     Other                                               257               224                    444               403
                                               --------------    --------------         --------------    --------------
        Total other expenses                           1,028               974                  1,985             1,889
                                               --------------    --------------         --------------    --------------

Income before income taxes                               757               722                  1,485             1,428

Provision for income taxes                               219               187                    418               389
                                               --------------    --------------         --------------    --------------

Net income                                           $   538           $   535                $ 1,067           $ 1,039
                                               ==============    ==============         ==============    ==============

Basic net income per share                           $  0.29            $ 0.29                $  0.58           $  0.57
Diluted net income per share                         $  0.29            $ 0.29                $  0.58           $  0.57


                        UNITED COMMUNITY BANKSHARES, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                           PERIOD ENDED JUNE 30, 1998

                                 (In thousands)
                                  (Unaudited)



                                                                                               Accumulated
                                                                -------------------------------------------------------------------
                                                                                               Other                     Additional
                                                                 Comprehensive  Retained    Comprehensive    Common        Paid-In
                                                     Total          Income       Earnings      Income         Stock       Capital
                                                   ---------     ------------- ---------   --------------   ----------  -----------

BALANCE - JANUARY 1, 1998                           $ 21,031                     $ 15,413      $ 730        $ 1,829      $ 3,059

Comprehensive income

    Net income                                         1,067          1,067         1,067

    Other comprehensive income, net of tax

       Unrealized gains on securities available           98             98                       98
           for sale, net of reclassification
           adjustment (see disclosure)
                                                                  ------------
    Other comprehensive income                                           98
                                                                  ------------
Comprehensive income                                                $ 1,165
                                                                  ============
Dividends declared on common stock                      (311)                        (311)
                                                   -----------                   ---------  -------------- ----------   -----------

BALANCE - JUNE 30, 1998                             $ 21,885                     $ 16,169      $ 828        $ 1,829      $ 3,059
                                                   -----------                   ---------  -------------- ----------   -----------


                        UNITED COMMUNITY BANKSHARES, INC.
                      Consolidated Statement of Cash Flows
                                 (In thousands)
                                   (Unaudited)



                                                                                      6 Months Ended June 30,
                                                                                 -----------------------------------
                                                                                      1998                1997
                                                                                 ---------------      --------------
Operating activities:
     Net income                                                                         $ 1,067             $ 1,039
     Adjustments to reconcile to net cash provided by operating activities:
        Provision for loan losses                                                            53                  51
        Gain on sale of investment securities                                                 -                  (6)
        Depreciation and amortization                                                       137                 124
        Amortization of investment securities premiums, net of discounts                      8                  (3)
        Gain on sale of property and equipment                                               (3)                  -
        Changes in:
            Interest receivable                                                             (48)                  2
            Interest payable                                                                 66                  50
            Other assets                                                                   (102)               (249)
            Other liabilities                                                                92                 117
                                                                                 ---------------      --------------
        Net cash provided by operating activities                                         1,270               1,125

Investing activities:
     Proceeds from maturities and sales of available-for-sale securities                  4,148               5,964
     Purchases of available-for-sale securities                                          (9,232)             (3,409)
     Maturities of held-to-maturity securities                                            2,483                 802
     Purchases of held-to-maturity securities                                              (381)               (429)
     Loan originations, net of principal repayments                                      (4,857)             (6,711)
     Purchases of premises and equipment                                                   (482)                (74)
     Proceeds from sales of property and equipment                                            3                   -
                                                                                 ---------------      --------------
        Net cash used by investing activities                                            (8,318)             (3,857)

Financing activities:
     Net increase (decrease) in short-term borrowings                                       341               3,068
     Cash dividends paid                                                                   (311)               (274)
     Net decrease in noninterest bearing deposits                                        (2,325)             (2,202)
     Net decrease in interest bearing deposits                                              (32)             (2,268)
                                                                                 ---------------      --------------
        Net cash used by financing activities                                            (2,327)             (1,676)

DECREASE IN CASH AND CASH EQUIVALENTS                                                    (9,375)             (4,408)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           17,176              11,153
                                                                                 ---------------      --------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                              $ 7,801             $ 6,745
                                                                                 ===============      ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid for:
        Interest on deposits and other borrowings                                       $ 2,395             $ 2,302
        Income taxes                                                                    $   382             $   518


                        UNITED COMMUNITY BANKSHARES, INC.
                   Notes to Consolidated Financial Statements


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all of the disclosures and notes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three-month periods ended June 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the entire year or any interim periods.

The accompanying unaudited consolidated financial statements include the accounts of United Community Bankshares, Inc. ("UCB" or "the Company") and its wholly-owned subsidiaries, The Bank of Franklin ("BOF"), The Bank of Sussex and Surry ("BSS"), and their wholly-owned subsidiaries, The Bank of Franklin Service Corporation and BSS Service Corporation, respectively. All significant intercompany accounts and transactions have been eliminated.

BOF and BSS commenced operations in 1971 and 1902, respectively. The Bank of Franklin Service Corporation and BSS Service Corporation were organized in 1997 and 1994, respectively, to facilitate investment in financial related services.

The consolidation has been prepared using the pooling of interests method of accounting.


NOTE B - EARNINGS PER SHARE

Basic earnings per share, for the periods ended June 30, 1998 and 1997, are calculated by dividing net income by the average number of common shares outstanding of 1,829,209 shares.

Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. In accordance with the requirements of adopted FASB Statement No. 128, Earnings per Share, all prior period EPS data has been restated to reflect the change in accounting requirements. Diluted earnings per share are calculated by dividing net income by the diluted average shares outstanding. For the second quarters of 1998 and 1997, the average diluted shares outstanding was 1,840,992 and 1,829,209, respectively. For the six month periods ended June 30, 1998 and 1997, the average diluted shares outstanding was 1,843,124 and 1,829,209, respectively.

                                                                      Appendix D

                               September __, 1998



Board of Directors
United Community Bankshares, Inc.
Franklin, VA

Gentlemen:

         You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of United Community Bankshares, Inc. ("UCB") of the terms of an Agreement and Plan of Reorganization between Mid-Atlantic Community BankGroup, Inc. ("MACB") and UCB dated July 8, 1998 (the AAgreement"). The Agreement provides for the merger of UCB with and into MACB (the "Reorganization") and further provides that each share of Common Stock of UCB which is issued and outstanding immediately prior to the Effective Date of the Reorganization shall be exchanged for 1.075 shares of MACB Common stock.

         In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) UCB's financial statements for the three years ended December 31, 1997; (3) UCB's unaudited financial statements for the six months ended June 30, 1997 and 1998, and other internal information relating to UCB prepared by UCB's management; (4) information regarding the trading market for the common stocks of UCB and MACB and the price ranges within which the respective stocks have traded; (5) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company affiliations in Virginia in recent years; (6) MACB's annual reports to shareholders and its financial statements for the three years ended December 31, 1997; and (7) MACB's unaudited financial statements for the six months ended June 30, 1997 and 1998, and other internal information relating to MACB prepared by MACB's management. We have discussed with members of management of UCB and MACB the background to the Reorganization, reasons and basis for the Reorganization and the business and future prospects of UCB and MACB individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of UCB and MACB. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of UCB and MACB. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the shareholders of UCB Common Stock.

                                 Very truly yours,

                                 SCOTT & STRINGFELLOW, INC.,



                                 By:
                                 Gary S. Penrose
                                 Managing Director, Financial Institutions Group

                                                                      Appendix E



                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                                 AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





Report of Independent Certified Public Accountants                                                        E-2

Consolidated Financial Statements for the Years Ended December 31, 1997 and 1996

  Balance Sheets as of December 31, 1997 and 1996                                                         E-3

  Statements of Operations for the years ended December 31, 1997, 1996 and 1995                           E-4

  Statements of Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995                 E-5

  Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995                           E-6

Notes to Consolidated Financial Statements                                                         E-7 - E-21


Consolidated Interim Financial Statements

  Balance Sheets as of June 30, 1998 and December 31, 1997                                               E-22

  Statements of Operations for the three and six months ended June 30, 1998 and 1997                     E-23

  Statements of Stockholders' Equity for the six months ended June 30, 1998                              E-24

  Statements of Cash Flows for the six months ended June 30, 1998 and 1997                               E-25

Notes to Consolidated Interim Financial Statements                                                E-26 - E-29

--------------------------------------------------------------------------------
                                         Mid-Atlantic Community BankGroup, Inc.
                                          [Smith & Eggleston Letterhead]
                                           Smith & Eggleston, P.C.
                                           Certified Public Accountants
                                           8003 Franklin Farms Drive, Suite 100
                                             Richmond, Virginia 23229-5107
                                               (804) 288-4938
                                               FAX (804) 288-5085








INDEPENDENT AUDITORS' REPORT



Board of Directors
Mid-Atlantic Community BankGroup, Inc.
Gloucester, Virginia


We have audited the accompanying consolidated balance sheets of Mid-Atlantic Community BankGroup, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Atlantic Community BankGroup, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





January 16, 1998

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, 1997 and 1996

                                                                                             1997                1996
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

CASH AND DUE FROM BANKS  (Note 15)                                                      $   6,959,941       $   6,014,540

INVESTMENT SECURITIES  (Notes 1 & 2)                                                       31,394,293          27,297,458

FEDERAL FUNDS SOLD                                                                          8,414,383           5,363,865

LOANS:  (Net of allowance for loan losses of $1,324,242 and
   $1,111,607 for 1997 and 1996, respectively)  (Notes 1 & 3)                             104,240,410          90,978,452

PREMISES AND EQUIPMENT  (Notes 1 & 7)                                                       5,928,036           4,922,897

OTHER ASSETS  (Note 4)                                                                      2,368,416           1,856,961
-----------------------------------------------------------------------------------------------------------------------------

     Total Assets                                                                       $ 159,305,479       $ 136,434,173
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
   Demand                                                                               $  18,790,674       $  15,133,165
   NOW and money market                                                                    25,673,493          25,967,974
   Savings                                                                                 15,757,868          14,969,421
   Time, $100,000 and over                                                                 13,528,085           9,416,511
   Other time                                                                              64,672,962          54,998,270
-----------------------------------------------------------------------------------------------------------------------------

     Total Deposits                                                                     $ 138,423,082       $ 120,485,341

OTHER BORROWED FUNDS  (Note 13)                                                                30,833              43,406
OTHER LIABILITIES  (Note 5)                                                                 1,574,740           1,473,836
-----------------------------------------------------------------------------------------------------------------------------

     Total Liabilities                                                                  $ 140,028,655       $ 122,002,583
-----------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES  (Note 6)

STOCKHOLDERS' EQUITY:
   Common stock - par value $5 per share:  (Notes 9 & 10)
     Shares issued and outstanding - 1997 - 1,093,833; 1996 - 944,333                   $   5,469,165       $   4,721,665
   Stock options  (Note 10)                                                                     7,380               7,380
   Surplus                                                                                  9,294,260           6,693,925
   Retained earnings                                                                        4,453,102           3,170,029
   Unrealized gain (loss) on securities available for sale  (Note 2)                           52,917            (161,409)
-----------------------------------------------------------------------------------------------------------------------------

     Total Stockholders' Equity                                                         $  19,276,824       $  14,431,590
-----------------------------------------------------------------------------------------------------------------------------

     Total Liabilities and Stockholders' Equity                                         $ 159,305,479       $ 136,434,173
-----------------------------------------------------------------------------------------------------------------------------



See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Years Ended December 31,

                                                                          1997               1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                                         $ 10,367,696       $  8,689,054        $  6,652,980
   Interest on investment securities:
     Taxable                                                             1,790,945          1,393,367           1,051,863
     Tax exempt                                                            255,933            340,031             141,497
   Interest on federal funds sold                                          454,515            230,862             377,327
-----------------------------------------------------------------------------------------------------------------------------

       Total Interest Income                                          $ 12,869,089       $ 10,653,314        $  8,223,667

   Interest on deposits                                                  5,316,641          4,359,461           3,468,896
-----------------------------------------------------------------------------------------------------------------------------

       Net Interest Income                                            $  7,552,448       $  6,293,853        $  4,754,771

PROVISION FOR LOAN LOSSES  (Notes 1 & 3)                                   347,000            380,000             288,000
-----------------------------------------------------------------------------------------------------------------------------

       Net Interest Income After Provision For Loan Losses            $  7,205,448       $  5,913,853        $  4,466,771
-----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:
   Service charges on deposit accounts                                $    618,324       $    479,651        $    388,245
   Other service charges                                                    71,657             57,765              30,353
   Other                                                                   147,568             88,504              59,106
   Net investment securities gains (losses)                                 14,159             (1,936)               (740)
-----------------------------------------------------------------------------------------------------------------------------

                                                                      $    851,708       $    623,984        $    476,964
-----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
   Salaries and employee benefits                                     $  2,842,510       $  2,153,570        $  1,842,746
   Occupancy                                                               472,334            308,224             264,135
   Equipment                                                               822,827            642,085             499,273
   Other                                                                 1,423,412          1,087,374             889,443
-----------------------------------------------------------------------------------------------------------------------------

                                                                      $  5,561,083       $  4,191,253        $  3,495,597
-----------------------------------------------------------------------------------------------------------------------------

       Income Before Income Tax                                       $  2,496,073       $  2,346,584        $  1,448,138

PROVISION FOR INCOME TAX  (Notes 1 & 11)                                   666,084            812,650             424,989
-----------------------------------------------------------------------------------------------------------------------------

       Net Income                                                     $  1,829,989       $  1,533,934        $  1,023,149
-----------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic                                                                 1,006,643            944,333             774,321
   Diluted                                                               1,040,451            975,486             794,376
-----------------------------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE:
   Basic                                                              $       1.82       $       1.62        $       1.32
   Diluted                                                            $       1.76       $       1.57        $       1.29
-----------------------------------------------------------------------------------------------------------------------------



See Notes To Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Years Ended December 31, 1997, 1996 and 1995

                                       Common          Stock         Class A                       Retained
                                        Stock         Options       Warrants         Surplus       Earnings        Total
-----------------------------------------------------------------------------------------------------------------------------
BALANCE-JANUARY 1, 1995             $ 3,289,890      $  7,380       $  53,229     $ 3,734,707   $   814,879    $  7,900,085

   Sold 149,500 shares                  747,500            --              --       1,514,401            --       2,261,901
   Sold 16,180 shares                    80,900            --              --         186,070            --         266,970
   Warrants exercised                   603,375            --         (51,552)      1,256,072            --       1,807,895
   Warrants purchased                                                  (1,677)          1,525            --            (152)
   Dividends declared                        --            --              --              --      (113,338)       (113,338)
   Net income                                --            --              --              --     1,023,149       1,023,149
   Unrealized gain on securities
     available for sale  (Note 2)            --            --              --              --       188,966         188,966
-----------------------------------------------------------------------------------------------------------------------------

BALANCE-DECEMBER 31, 1995           $ 4,721,665      $  7,380       $      --     $ 6,692,775   $ 1,913,656    $ 13,335,476

   Additional contributed capital            --            --              --           1,150            --           1,150
   Dividends declared                        --            --              --              --      (236,083)       (236,083)
   Net income                                --            --              --              --     1,533,934       1,533,934
   Unrealized loss on securities
     available for sale  (Note 2)            --            --              --              --      (202,887)       (202,887)
-----------------------------------------------------------------------------------------------------------------------------

BALANCE-DECEMBER 31, 1996           $ 4,721,665      $  7,380       $      --     $ 6,693,925   $ 3,008,620    $ 14,431,590

   Sold 149,500 shares                  747,500            --              --       2,600,335            --       3,347,835
   Dividends declared                        --            --              --              --      (546,916)       (546,916)
   Net income                                --            --              --              --     1,829,989       1,829,989
   Unrealized gain on securities
     available for sale  (Note 2)            --            --              --              --       214,326         214,326
-----------------------------------------------------------------------------------------------------------------------------

BALANCE-DECEMBER 31, 1997           $ 5,469,165      $  7,380       $      --     $ 9,294,260   $ 4,506,019    $ 19,276,824
-----------------------------------------------------------------------------------------------------------------------------



See Notes To Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Years Ended December 31,

                                                                          1997               1996                 1995
-----------------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                        $   1,829,989       $  1,533,934        $  1,023,149

Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                                            371,698            276,908             250,514
   Loss on disposal of equipment                                                --             19,438                  --
   Provision for loan losses                                               347,000            380,000             288,000
   Amortization of premium on investment securities                         43,565             63,419              62,246
   (Gain) loss on sale of investment securities                            (14,159)             1,936                 740
   Changes in operating assets and liabilities:
     (Increase) decrease in:
       Deferred income taxes                                              (175,368)          (104,518)             29,009
       Interest receivable                                                (120,831)          (205,125)           (308,139)
       Prepaid expenses                                                    (89,476)           (38,398)            (47,783)
       Other real estate owned                                            (207,728)                --                  --
       Other assets                                                        (28,463)           (84,235)           (136,769)
     Increase (decrease) in:
       Accrued interest on deposits                                         76,088             55,140             170,874
       Accrued income taxes                                               (248,912)           208,339            (245,570)
       Other liabilities                                                    20,972             49,742              52,768
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided By Operating Activities                   $   1,804,375       $  2,156,580        $  1,139,039
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) in loans                                           $ (13,608,234)      $(21,802,127)       $(16,240,137)
   Purchase of investment securities                                   (13,108,261)       (22,383,956)        (20,802,211)
   Proceeds from sales of investment securities                          9,306,756         19,611,015           9,093,835
   (Increase) decrease in federal funds sold - net                      (3,050,518)          (685,535)          2,587,960
   Purchase of premises and equipment                                   (1,376,836)        (1,910,858)           (846,507)
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Used In Investing Activities                       $ (21,837,093)      $(27,171,461)       $(26,207,060)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in deposits - net                                        $  17,939,492       $ 26,370,603        $ 22,590,307
   Increase (decrease) in treasury, tax and loan                           (60,552)           229,579             (57,786)
   Dividends paid                                                         (236,083)          (113,320)            (65,816)
   Proceeds from issuance of stock - net                                 3,347,835                 --           2,528,871
   Proceeds from exercise of warrants - net                                     --                 --           1,807,743
   Curtailment of other borrowed funds                                     (12,573)           (11,916)            (11,295)
   Additional contributed capital                                               --              1,150                  --
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided By Financing Activities                   $  20,978,119       $ 26,476,096        $ 26,792,024
-----------------------------------------------------------------------------------------------------------------------------

         Net Increase In Cash and Due From Banks                     $     945,401       $  1,461,215        $  1,724,003

CASH AND DUE FROM BANKS - BEGINNING OF YEAR                              6,014,540          4,553,325           2,829,322
-----------------------------------------------------------------------------------------------------------------------------

CASH AND DUE FROM BANKS - END OF YEAR                                $   6,959,941       $  6,014,540        $  4,553,325
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997



NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization
Mid-Atlantic Community BankGroup, Inc. is the parent of Peninsula Trust Bank, Inc. which provides general commercial banking services primarily within Gloucester, Charles City, Newport News and Williamsburg, Virginia and surrounding communities. It is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by regulatory authorities.


Principles of Consolidation
On August 15, 1996, Peninsula Trust Bank created Mid-Atlantic Community BankGroup, Inc., a bank holding company, and exchanged one share of the holding company stock for one share of Peninsula Trust Bank stock. The total number of $5 par value shares of holding company stock exchanged for the outstanding stock of the bank was 944,333. The transaction is accounted for at historical cost in a manner similar to that in pooling-of-interests accounting. As a result of this change in legal structure, the bank is now a wholly-owned subsidiary of the holding company. The holding company did not generate any revenues or incur any expenses prior to the consummation of the share exchange. The consolidated financial statements include the accounts of Mid-Atlantic Community BankGroup, Inc. and its wholly-owned subsidiary, Peninsula Trust Bank. All material intercompany transactions have been eliminated.

Before the creation of the holding company, the Bank had the following results of operations for the period January 1, 1996 through August 14, 1996:

      Total interest income                                        $ 7,762,000
      Total interest expense                                         3,172,000
      ------------------------------------------------------------------------
          Net Interest Income                                      $ 4,590,000
      Allowance for loan losses                                        239,000
      ------------------------------------------------------------------------
          Net Interest Income after Allowance for Loan Losses      $ 4,351,000
      Other income                                                     426,000
      Other expenses                                                (3,034,000)
      ------------------------------------------------------------------------
                                                                   $ 1,743,000
      Provision for income taxes                                      (624,000)
      ------------------------------------------------------------------------
          Net Income                                               $ 1,119,000
      ------------------------------------------------------------------------


Investment Securities
Investment debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Mortgage-backed securities that management has the ability and intent to hold to maturity are classified as held-to-maturity. Other mortgage-backed securities are classified as available-for-sale and are carried at fair value. Should any be sold, cost of securities sold is determined using the specific identification method.


Income Tax
Income tax is provided for the tax effects of transactions reported in the consolidated financial statements and consists of tax currently due plus deferred tax related primarily to differences between the basis of the allowance for loan losses, premises and equipment, and deferred loan fees for financial and income tax reporting. The deferred tax asset represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense is the tax payable or refundable for the year plus or minus the change for the year in deferred tax assets and liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997




Loans and Allowance for Loan Losses
Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The policy with respect to interest accruals on commercial and consumer loans specifies that interest will stop being accrued on any loan that is 90 days past due if such loan is not well secured or if there appears to be no reasonable expectation that the borrower will be able to pay the interest within a reasonable time period and the value of the collateral is not at least equal to the amount at which the loan plus all interest accrued is recorded. Interest accruals on real estate loans will stop being accrued whenever management feels that the borrower will not be able to pay such interest within a reasonable time period and the value of the collateral is not at least equal to the loan principal plus all accrued interest. Interest income is recognized on these loans only when received. A loan will remain on a nonaccrual status until the loan is current, as to payment of both interest and principal, and the borrower demonstrates the ability to pay and remain current.

On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures, collectively SFAS 114. SFAS 114 requires that impaired loans within the scope of the statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that such measurement is less than the recorded investment. Under this standard, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due under the contractual terms of the loan agreement. Charge-offs for impaired loans occur when the loan, or portion of the loan, is determined to be uncollectible, as is the case for all loans. The effect of the adoption of SFAS 114 was not material to the Company's consolidated financial statements as of and for the year ended December 31, 1995.

The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' abilities to pay.


Premises and Equipment
Premises and equipment is recorded at cost. Depreciation is based on estimated useful service lives and is computed on the straight-line method for reporting purposes. Computer software is amortized over 5 years.


Cash Flow Information
The statement of cash flows reconciles net income with the increase in cash and due from banks. The indirect method has been used. For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from depository institutions. The Company considers amounts due from banks and money market investments which have original maturities of three months or less to be cash equivalents.


Earnings Per Share
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, effective for the year ended December 31, 1997. Prior period earnings per share have been restated for comparison purposes.

Net income per share is calculated on the basis of the weighted average number of shares outstanding. The Company's stock options outstanding are considered potential common stock and are included in the calculation of weighted average number of shares outstanding for the purpose of calculating diluted earnings per share.


Loan Fees and Costs
Loan fees and certain direct loan origination costs of completed loans are deferred and recognized as an adjustment of the yields on related loans using the interest method over the lives of the loans.


Off Balance Sheet Financial Instruments
In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassifications
Certain previously reported amounts have been reclassified to conform to current presentations.



NOTE 2:  INVESTMENT SECURITIES:

Securities held-to-maturity at December 31, 1997 consist of the following:

                                                                          Gross              Gross
                                                     Amortized         Unrealized         Unrealized              Fair
                                                       Cost               Gains             Losses                Value
-----------------------------------------------------------------------------------------------------------------------------
U. S. Government and federal agencies             $  3,035,337         $   22,758          $       10        $  3,058,085
State and local governments                          1,682,137             51,780                  --           1,733,917
Mortgage-backed securities                           2,572,976             16,060                  --           2,589,036
-----------------------------------------------------------------------------------------------------------------------------

                                                  $  7,290,450         $   90,598          $       10        $  7,381,038
-----------------------------------------------------------------------------------------------------------------------------

Securities available-for-sale at December 31, 1997 consist of the following:


                                                                          Gross              Gross
                                                     Amortized         Unrealized         Unrealized              Fair
                                                       Cost               Gains             Losses                Value
-----------------------------------------------------------------------------------------------------------------------------
U. S. Treasury securities                         $    631,967         $      491          $    3,552        $    628,906
U. S. Government and federal agencies               10,301,942             83,962               4,439          10,381,465
State and local governments                          4,946,168             90,367              80,225           4,956,310
Mortgage-backed securities                           7,743,439             40,376              46,803           7,737,012
-----------------------------------------------------------------------------------------------------------------------------

                                                  $ 23,623,516         $  215,196          $  135,019        $ 23,703,693
Federal Reserve Bank stock                             342,650                 --                  --             342,650
Other restricted equity investments                     57,500                 --                  --              57,500
-----------------------------------------------------------------------------------------------------------------------------

                                                  $ 24,023,666         $  215,196          $  135,019        $ 24,103,843
-----------------------------------------------------------------------------------------------------------------------------


Amortized cost - held-to-maturity securities                                                                 $  7,290,450
Fair value - available-for-sale securities                                                                     24,103,843
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                             $ 31,394,293
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


Securities available-for-sale at December 31, 1996 consist of the following:

                                                                          Gross              Gross
                                                     Amortized         Unrealized          Unrealized             Fair
                                                       Cost               Gains              Losses               Value
-----------------------------------------------------------------------------------------------------------------------------
U. S. Treasury securities                         $    534,510         $       --          $    4,510        $    530,000
U. S. Government and federal agencies               15,650,657             35,193             211,449          15,474,401
State and local governments                          7,467,586             40,224              86,833           7,420,977
Mortgage-backed securities                           3,195,614              1,652              20,648           3,176,618
-----------------------------------------------------------------------------------------------------------------------------

                                                  $ 26,848,367         $   77,069          $  323,440        $ 26,601,996
Federal Reserve Bank stock                             342,650                 --                  --             342,650
Marketable equity securities                           351,000              1,812                  --             352,812
-----------------------------------------------------------------------------------------------------------------------------

                                                  $ 27,542,017         $   78,881          $  323,440        $ 27,297,458
-----------------------------------------------------------------------------------------------------------------------------

The effect on stockholders' equity of the unrealized gain (loss) on available-for-sale securities is as follows:

                                                                                               1997               1996
-----------------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on available-for-sale securities                              $         80,177    $       (244,559)
Deferred income tax on unrealized gain (loss)                                                 (27,260)             83,150
-----------------------------------------------------------------------------------------------------------------------------

Net increase (reduction) in stockholders' equity                                     $         52,917    $       (161,409)
-----------------------------------------------------------------------------------------------------------------------------

U. S. Government and government backed obligations and state and municipal backed obligations with a carrying amount of $3,395,845 are pledged to secure municipality and treasury, tax and loan deposits as of December 31, 1997.

The Federal Reserve Bank stock owned by Peninsula Trust Bank, Inc. at December 31, 1997 and 1996 met the amount of stock ownership required as a member of the Federal Reserve System.

The schedule below reflects the maturities of investment securities. The classification of mortgage-backed securities was based on expected maturities, while contractual maturities were used for other debt securities. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  Amortized               Fair
                                                                                    Cost                  Value
---------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                         $     604,571        $    575,401
Due after one year through five years                                               2,683,812           2,712,420
Due after five years through ten years                                             10,573,627          10,711,260
Due after ten years                                                                17,051,956          17,085,650
Federal Reserve Bank stock                                                            342,650             342,650
Restricted equity security                                                             57,500              57,500
---------------------------------------------------------------------------------------------------------------------

                                                                                $  31,314,116        $ 31,484,881
---------------------------------------------------------------------------------------------------------------------

Proceeds from sales of securities available for sale were $9,307,000, $19,611,000, and $9,094,000 for the years ended December 31, 1997, 1996 and
1995, respectively. Gross gains realized on those sales were $14,000, $28,000, and $1,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Gross losses totaled $-0-, $30,000 and $2,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans are as follows:

                                                                            1997                  1996
-------------------------------------------------------------------------------------------------------------


Commercial loans                                                       $   42,140,394       $  56,251,276
Consumer loans                                                             19,990,538           1,884,672
Real estate loans                                                          43,976,049          34,437,476
Deferred net loan fees                                                       (542,329)           (483,365)
-------------------------------------------------------------------------------------------------------------

                                                                       $  105,564,652       $  92,090,059
Allowance for loan losses                                                   1,324,242           1,111,607
-------------------------------------------------------------------------------------------------------------

                                                                       $  104,240,410       $  90,978,452
-------------------------------------------------------------------------------------------------------------

Certain directors, officers and employees were indebted to the Company in the aggregate amount of $1,143,484 as of December 31, 1997. During the year ended December 31, 1997 new loans made to related parties totaled $525,017 and repayments totaled $393,165.

Management evaluates its loans for purposes of determining the allowance for loan losses. Large groups of smaller-balance homogeneous loans, such as mortgage loans and installment loans, are evaluated for impairment collectively and SFAS 114 does not apply to such loans. If, based on current information and events, it is anticipated that all amounts due will be collected under the terms of a loan, management does not consider the loan to be impaired, even if there are insignificant delays in the collection of payments, including delays that are of a term under which the Company would cease to accrue interest on the loan. At
December 31, 1997 and 1996, the balance of impaired loans was immaterial in accordance with SFAS 114 and no specific charge to the allowance for loan losses has been made for such loans. At December 31, 1997 and 1996, loans on which the accrual of interest had been discontinued totaled $302,000 and $190,000, respectively. Interest on non-accrual loans not recognized was $38,200 and $9,200 for the years ended December 31, 1997 and 1996, respectively.

An analysis of the changes in the allowance for loan losses follows:

                                                                                             1997                 1996
-----------------------------------------------------------------------------------------------------------------------------
Balance - beginning of year                                                            $    1,111,607        $    865,479
Additions:
   Provision charged to operations                                                            347,000             380,000
   Recoveries of loans charged off in prior years                                              65,493              27,476
-----------------------------------------------------------------------------------------------------------------------------

                                                                                       $    1,524,100        $  1,272,955
Deduction:
   Loans charged off                                                                          199,858             161,348
-----------------------------------------------------------------------------------------------------------------------------

Balance - end of year                                                                  $    1,324,242        $  1,111,607
-----------------------------------------------------------------------------------------------------------------------------


NOTE 4:  OTHER ASSETS:

Other assets consist of the following:

                                                                                             1997                 1996
-----------------------------------------------------------------------------------------------------------------------------
Interest and fees receivable                                                           $    1,137,940        $  1,017,109
Deferred income tax                                                                           477,610             412,652
Computer software - net of amortization                                                       181,032             124,304
Prepaid expenses                                                                              194,898             162,150
Other real estate owned                                                                       207,728                  --
Other                                                                                         169,208             140,746
-----------------------------------------------------------------------------------------------------------------------------

                                                                                       $    2,368,416        $  1,856,961
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


NOTE 5:  OTHER LIABILITIES:

Other liabilities consist of the following:

                                                                                             1997                 1996
-----------------------------------------------------------------------------------------------------------------------------


Interest payable on deposits                                                             $    472,220        $    396,132
Accounts payable and accrued expenses                                                         213,807             190,361
Treasury, tax and loan                                                                        291,555             352,107
Dividends payable                                                                             546,917             236,083
Accrued income tax                                                                             50,241             299,153
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         $  1,574,740        $  1,473,836
-----------------------------------------------------------------------------------------------------------------------------


NOTE 6:  OFF-BALANCE-SHEET ITEMS, COMMITMENTS
AND CONTINGENT LIABILITIES:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit, commercial letters of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, lines of credit, commercial letters of credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

At December 31, 1997, the Company had outstanding letters of credit totaling $2,294,000 and does not anticipate losses as a result of these transactions. The Company also had, at December 31, 1997 undisbursed funds under various lines of credit and loan commitments totaling $21,924,178.

The Company leases its branch facility in Newport News, Virginia under a non-cancelable operating lease expiring October 31, 1998. Monthly lease payments total $2,898 and future minimum lease payments for 1998 under the lease total $28,980 as of December 31, 1997.

In April, 1997, the Company entered into an agreement to purchase a 50% interest in Johnson Mortgage Company L.L.C. (a Virginia limited liability company) for $500,000. The closing of this purchase is contingent upon regulatory approval and the purchase had not closed as of December 31, 1997. The purchase price is payable in $250,000 cash and $250,000 stock based on the average last sale price over the last three trade days prior to closing.

The Company has contracted for the construction of a new branch office in Newport News, Virginia, to replace the existing leased office. The contract totals $771,000, of which $276,411 had been paid, leaving a remaining amount of $494,589 as of December 31, 1997.

The Company has contracted to purchase data processing software and hardware totaling $325,000. As of December 31, 1997, $32,500 had been paid towards these contracts leaving a balance of $292,500.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


NOTE 7:  PREMISES AND EQUIPMENT:

A summary of premises and equipment follows:

                                                                                             1997                 1996
-----------------------------------------------------------------------------------------------------------------------------
Building and improvements                                                                $  2,217,481        $  1,347,437
Furniture and equipment                                                                     2,057,905           1,248,869
Land                                                                                        1,654,101           1,498,656
Land improvements                                                                             733,803             410,342
Vehicles                                                                                       50,118              20,501
Construction in progress                                                                      367,016           1,177,783
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         $  7,080,424        $  5,703,588
Accumulated depreciation                                                                   (1,152,388)           (780,691)
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         $  5,928,036        $  4,922,897
-----------------------------------------------------------------------------------------------------------------------------


NOTE 8:  FAIR VALUES OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair values of financial instruments for which it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.


Cash and Due from Banks
The carrying amounts reported in the consolidated financial statements for cash and due from banks approximate those assets' fair values.


Investment Securities and Federal Funds Sold
Fair values for investment securities and federal funds sold, including mortgage-backed securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


Loans
The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, after considering the credit risk in various loan categories.


Deposits
The fair values disclosed for deposits (for example, checking, savings, and money market accounts) are equal to the amount payable on demand at the reporting date. The fair values disclosed for time deposits are estimated using the rates currently paid for deposits of similar size and remaining maturities. The carrying amount of accrued interest payable approximates fair value.


Other Borrowed Funds
The carrying amounts of other borrowed funds approximate their fair values.


Other Liabilities
Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount of treasury, tax and loan deposits approximates the fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


The carrying amounts and fair values of financial instruments as of December 31, 1997 and 1996 are presented below:

                                                                  1997                                   1996
                                                             (In Thousands)                         (In Thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                      Amount               Value             Amount                Value
-----------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                          $    6,960          $    6,960         $    6,015           $   6,015
   Investment securities                                31,395              31,485             27,297              27,297
   Federal funds sold                                    8,414               8,414              5,364               5,364
   Loans - net                                         104,240             104,257             90,978              91,104
Liabilities:
   Deposits                                            138,425             138,402            120,485             120,675
   Other borrowed funds                                     31                  31                 43                  43
   Treasury, tax and loan                                  292                 292                352                 352
Outstanding letters of credit                            2,294               2,294              2,050               2,050
Undisbursed lines of credit and loan commitments        21,924              21,924             13,034              13,034

NOTE 9:  COMMON STOCK AND CLASS A WARRANTS:

During 1997, the Company sold 149,500 shares of its common stock at $24.50 per share. As a result of this sale, equity was increased by $3,347,835, which was net of issuance costs of $314,915.

The Company sold 149,500 shares of its common stock at a price of $16.50 per share pursuant to an offering agreement dated April 21, 1995. The Company also sold 16,180 shares of its common stock at a price of $16.50 per share pursuant to a private placement offering in June, 1995. The related increase in equity of $2,528,871 was net of issuance costs totaling $204,849.

During 1992, the bank sold 2,500 units, each of which was comprised of 100 shares of common stock, $5.00 par value, and 100 redeemable Class A warrants. Each Class A warrant entitled the holder thereof to purchase one-half of one share of common stock at an exercise price of $7.50. Seven hundred warrants were exercised during 1994 and 241,350 were exercised during 1995. The Company purchased 7,850 warrants that were not exercised for $78 and there were no warrants outstanding at December 31, 1995. The increase in equity related to the 1995 warrant transactions of $1,807,743 was net of issuance costs totaling $2,304.


NOTE 10:  EMPLOYMENT AGREEMENTS AND STOCK OPTION PLANS:

The Company has entered into employment agreements with certain of its executives. The agreements provide for severance benefits payable to the executives upon termination of employment following a change of control in the bank. If certain requirements are met, the aggregate maximum benefits payable will be $378,336.

The Company adopted an employee incentive stock option plan and a nonemployee directors' stock option plan. The employee incentive stock option plan provides for granting options to allow key employees to purchase the Company's common stock. The stock options give the holder the right, over a ten-year period, to acquire the Company's common stock. Future options, when granted under this plan, will have an exercise price equal to the greater of the stock's fair market value or 100% of the book value per share of the Company's common stock at the date of the grant. The Company has reserved up to a maximum of 50,000 shares of unissued common stock for issuance under the employee incentive stock option plan. A summary of options granted through December 31, 1997 follows:

                                                   Number of         Exercise
Date Granted                                        Options            Price
----------------------------------------------------------------------------------
   1990                                             4,000             $10.00
   1991                                            10,000             $11.25
   1995                                            21,000             $16.00
   1995                                             1,000             $16.50
   1996                                             2,500             $22.50
   1997                                             3,500             $25.00
----------------------------------------------------------------------------------
                                                   42,000
----------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997



The nonemployee directors' stock option plan allowed the directors to purchase options during August, 1990. A total of 29,522 were sold at a price of $.25. Each option entitles the owner thereof to purchase one share of common stock for $9.75. These options expire during August, 2000.

A summary of the activity in the stock options plans follows. No options granted under these plans have been exercised or canceled.

                                                                                                                Weighted
                                                                          Options                               Average
Available                                                                 Options             Exercise
                                                                          for Grant          Outstanding          Price
-----------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1993                                                 36,000             43,522           $  10.12
   Granted                                                                      --                 --           $   0.00
-----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1994                                                 36,000             43,522           $  10.12
   Granted                                                                 (22,000)            22,000           $  16.02
-----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1995                                                 14,000             65,522           $  11.40
   Granted                                                                  (2,500)             2,500           $  22.50
-----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1996                                                 11,500             68,022           $  12.48
   Granted                                                                  (3,500)             3,500           $  25.00
-----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1997                                                  8,000             71,522           $  13.10
-----------------------------------------------------------------------------------------------------------------------------

A summary of fixed stock options outstanding at December 31, 1997, follows:

                                                                                            Weighted
                                                                           Number           Average
Exercise Prices                                                           of Shares           Life
---------------------------------------------------------------------------------------------------------
   $  9.75                                                                 29,522               3
   $ 10.00                                                                  4,000               3
   $ 11.25                                                                 10,000               4
   $ 16.00                                                                 21,000               7
   $ 16.50                                                                  1,000               7
   $ 22.50                                                                  2,500               8
   $ 25.00                                                                  3,500               9

The Company applies APB Opinion 25 in accounting for its plans. Therefore, no compensation cost has been recognized. Had compensation cost for the Company's stock option plans been determined based on the fair value at grant dates consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The pro forma amounts reflect options with grant dates subsequent to January 1, 1995. The pro forma disclosures shown may not be representative of the effects on reported net income in future years.

                                                                           1997                 1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Net income:
   As reported                                                        $  1,829,989       $  1,533,934        $  1,023,149
   Pro forma                                                             1,799,215          1,512,980             900,377
Earnings per share:
   As reported:
     Basic                                                                 $  1.82             $  1.62            $  1.32
     Diluted                                                                  1.76                1.57               1.29
   Proforma:
     Basic                                                                 $  1.79             $  1.60            $  1.16
     Diluted                                                                  1.73                1.55               1.13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997



The Company uses the Black-Scholes option-pricing model for purposes of estimating the fair value of each option on the date of grant. The fair value is used to compute the pro forma amounts shown above. The following weighted average assumptions were used:

                                                                            1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Dividend yield                                                              1.00%                .53%               .42%
Expected volatility                                                        34.68%              35.38%             23.76%
Risk free interest rates                                                    6.96%               6.58%              7.40%
Expected lives                                                            10 years            10 years           10 years
Weighted fair value of each option granted during the year                $  13.30           $  12.70             $  8.46

The Company adopted a management incentive bonus plan designed to reward its tier one executive officers for the achievement of certain Company goals regarding its return on average total assets, capital and loan loss reserve. Bonuses under this plan totaled $46,750 and $48,060 for 1997 and 1996, respectively.


NOTE 11:  INCOME TAX:

The provision for income tax consists of the following:

                                                                            1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Current                                                                 $  841,453          $ 787,619            $493,326
Deferred                                                                  (175,369)            25,031             (68,337)
-----------------------------------------------------------------------------------------------------------------------------

                                                                        $  666,084          $ 812,650            $424,989
-----------------------------------------------------------------------------------------------------------------------------

The following reconciles income tax reported in the consolidated financial statements to tax that would be obtained by applying regular tax rates to net income before income tax.


                                                                            1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Income tax at statutory rate                                            $  848,664          $ 797,839            $492,367
Increase (decrease) resulting from:
   Tax exempt income                                                       (87,017)          (115,611)            (48,110)
   Other                                                                   (95,563)           130,422             (19,268)
-----------------------------------------------------------------------------------------------------------------------------

Provision for Income Tax                                                $  666,084          $ 812,650            $424,989
-----------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:


                                                                          1997                 1996
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Unrealized loss on available-for-sale securities                     $       --          $  83,150
   Deferred loan fees                                                      184,392            135,232
   Allowance for loan losses                                               402,947            277,107
   Other                                                                    20,550                 --
-----------------------------------------------------------------------------------------------------------------------------


     Total deferred tax assets                                          $  607,889          $ 495,489
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


                                                                          1997                 1996
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Unrealized gain on available-for-sale securities                     $   27,260          $      --
   Fixed assets                                                            103,019             82,820
-----------------------------------------------------------------------------------------------------------------------------

     Total deferred tax liabilities                                     $  130,279          $  82,820
-----------------------------------------------------------------------------------------------------------------------------

     Net deferred tax assets                                            $  477,610          $ 412,669
-----------------------------------------------------------------------------------------------------------------------------


NOTE 12:  OTHER INFORMATION:

The principal components of "Salaries and employee benefits", "Occupancy", "Equipment", and "Other non-interest expense" are as follows:

                                                                          1997                 1996               1995
-----------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits:
   Salaries and wages                                                 $  2,424,625       $  1,828,575        $  1,555,258
   Fringe benefits                                                         417,885            324,995             287,488
-----------------------------------------------------------------------------------------------------------------------------

                                                                      $  2,842,510       $  2,153,570        $  1,842,746
-----------------------------------------------------------------------------------------------------------------------------

Occupancy (includes no items in excess of 1% of total revenue)        $    472,334       $    308,224        $    264,135
-----------------------------------------------------------------------------------------------------------------------------

Equipment:
   Depreciation and amortization                                      $    352,212       $    275,665        $    203,043
   Computer equipment rental                                                36,659             33,943              35,315
   Data processing                                                         294,707            239,788             177,363
  Other (includes no items in excess of 1% of total revenue)               139,249             92,689              83,552
-----------------------------------------------------------------------------------------------------------------------------

                                                                      $    822,827       $    642,085        $    499,273
-----------------------------------------------------------------------------------------------------------------------------

Other non-interest expense:
   Postage, courier and freight                                       $    206,944       $    160,273        $    123,423
   Advertising and public relations                                        251,731            152,315             158,230
   Stationery, supplies and printing                                       168,457            127,392             118,168
   FDIC assessment                                                          14,536              2,000              79,972
   Directors' fees                                                         121,350             99,010              67,357
   Taxes                                                                   108,811             88,515              72,258
   Other (includes no items in excess of 1% of total revenue)              551,584            457,869             270,035
-----------------------------------------------------------------------------------------------------------------------------

                                                                      $  1,423,413       $  1,087,374        $    889,443
-----------------------------------------------------------------------------------------------------------------------------


NOTE 13:  SUPPLEMENTARY CASH FLOW INFORMATION:

Additional cash flow information follows:

                                                                          1997                 1996               1995
-----------------------------------------------------------------------------------------------------------------------------
   Cash paid for interest                                             $  5,240,553       $  4,304,321        $  3,298,022
-----------------------------------------------------------------------------------------------------------------------------

   Cash paid for income tax                                           $  1,090,365       $    604,311        $    738,896
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


NOTE 14:  EARNINGS PER SHARE:

The following is a reconciliation of the basic and diluted earnings per share computations:

                                                                          1997               1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
   Net income available to stockholders                               $  1,829,989       $  1,533,934        $  1,023,149
-----------------------------------------------------------------------------------------------------------------------------

   Weighted average shares outstanding                                   1,006,643            944,333             774,321
-----------------------------------------------------------------------------------------------------------------------------

   Basic earnings per outstanding share                                       1.82               1.62                1.32
-----------------------------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share:
   Weighted average shares outstanding                                   1,006,643            944,333             774,321
   Nonemployees directors' stock option                                     17,727             16,813              12,748
   Employee incentive stock option                                          16,081             14,340               7,307
-----------------------------------------------------------------------------------------------------------------------------

     Total weighted average shares outstanding                           1,040,451            975,486             794,376
-----------------------------------------------------------------------------------------------------------------------------

   Diluted earnings per outstanding share                                     1.76               1.57                1.29
-----------------------------------------------------------------------------------------------------------------------------


NOTE 15:  CONCENTRATION OF CREDIT RISK:

The  Company   maintains  a  deposit   relationship   with   several   financial
institutions, all of which are insured by the FDIC. As of December 31, 1997, deposits with these banks in excess of federal deposit insurance coverage totaled $5,330,782.



NOTE 16:  PROFIT SHARING PLAN:

The Company maintains a qualified profit sharing plan under section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 15% of their salary, subject to Internal Revenue Service limits. The plan is available to substantially all employees and the Company makes discretionary matching contributions. For 1997 and 1996, the Company matched 25% of up to 5% of elected deferrals. The Company's contributions for 1997 and 1996 totaled $19,893 and $15,051, respectively. The plan may be amended or terminated at any time by the board of directors and its contributions to the plan are included in salaries and employee benefits.



NOTE 17:  CAPITAL REQUIREMENTS:

Peninsula Trust Bank (the "Bank"), the subsidiary of Mid-Atlantic Community BankGroup, Inc., is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action ("PCA"), the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


The most recent notification from the Federal Reserve, the Bank's primary regulator, categorized the Bank as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. The Bank's category is determined solely for the purposes of applying PCA and that category may not constitute an accurate representation of the Bank's overall financial condition or prospects. There have been no conditions or events since that notification that management believes have changed the Bank's capital adequacy category.

The regulatory framework for PCA is applicable only to banks and not to bank holding companies and their non-bank subsidiaries. The actual and required capital amounts and ratios are as follows:

                                                                                              For         Minimum Ratio To
                                                       Actual                               Capital      Be Considered Well
                                                       Amount                               Adequacy      Capitalized Under
                                                   (In Thousands)          Ratio            Purposes       PCA Provisions
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997:
   Total risk-weighted assets:
     Consolidated                                 $    110,957                --%               --%                   --%
     Subsidiary bank                                   110,931                --%               --%                   --%
   Total average assets:
     Consolidated                                      156,415                --%               --%                   --%
     Subsidiary bank                                   156,381                --%               --%                   --%
   Total capital (to risk-weighted assets):
     Consolidated                                       20,548              18.52              8.00                   N/A
     Subsidiary bank                                    17,274              15.57              8.00                  10.00
   Tier 1 capital (to risk-weighted assets):
     Consolidated                                       19,224              17.33              4.00                   N/A
     Subsidiary bank                                    15,950              14.38              4.00                   6.00
   Tier 1 capital (to average assets):
     Consolidated                                       19,224              12.29              4.00                   N/A
     Subsidiary bank                                    15,950              10.20              4.00                   5.00

DECEMBER 31, 1996:
   Total risk-weighted assets:
     Consolidated                                       97,325                --%               --%                   --%
     Subsidiary bank                                    97,433                --%               --%                   --%
   Total average assets:
     Consolidated                                      127,801                --%               --%                   --%
     Subsidiary bank                                   128,103                --%               --%                   --%
   Total capital (to risk-weighted assets):
     Consolidated                                       15,704              16.14              8.00                   N/A
     Subsidiary bank                                    15,727              16.14              8.00                  10.00
   Tier 1 capital (to risk-weighted assets):
     Consolidated                                       14,593              14.99              4.00                   N/A
     Subsidiary bank                                    14,616              15.00              4.00                   6.00
   Tier 1 capital (to average assets):
     Consolidated                                       14,593              11.42              4.00                   N/A
     Subsidiary bank                                    14,616              11.41              4.00                   5.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


NOTE 18:  PARENT COMPANY FINANCIAL INFORMATION:

Condensed  financial  information  of  Mid-Atlantic  Community  BankGroup,  Inc.
follows:

Condensed Balance Sheets

                                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------

                                                                                            1997                  1996
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash                                                                                 $   3,246,899        $      2,709
   Due from subsidiary                                                                        546,916             237,233
   Investment securities                                                                           --             352,812
   Investment in subsidiary bank                                                           16,002,566          14,452,085
   Other assets                                                                                27,359               3,794
-----------------------------------------------------------------------------------------------------------------------------

     Total Assets                                                                       $  19,823,740        $ 15,048,633
-----------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY:
   Accounts payable                                                                     $          --        $    380,960
   Dividends payable                                                                          546,916             236,083
-----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                  $     546,916        $    617,043
-----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
   Common stock                                                                         $   5,469,165        $  4,721,665
   Surplus                                                                                  9,301,640           6,701,305
   Retained earnings                                                                        4,453,102           3,170,029
   Unrealized gain (loss) on securities available for sale                                     52,917            (161,409)
-----------------------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                         $  19,276,824        $ 14,431,590
-----------------------------------------------------------------------------------------------------------------------------

     Total Liabilities and Stockholders' Equity                                         $  19,823,740        $ 15,048,633
-----------------------------------------------------------------------------------------------------------------------------

Condensed Income Statements

                                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------

                                                                                            1997                  1996
-----------------------------------------------------------------------------------------------------------------------------
Dividends from investments                                                              $          --        $      3,015
Dividend from bank subsidiary                                                                 546,916             236,083
Gain from sale of investments                                                                     800                  --
-----------------------------------------------------------------------------------------------------------------------------
   Total Income                                                                         $     547,716        $    239,098
-----------------------------------------------------------------------------------------------------------------------------
Miscellaneous stockholder expenses                                                      $      30,695        $         --
Other expenses                                                                                 21,375              26,473
-----------------------------------------------------------------------------------------------------------------------------
   Total Expenses                                                                       $      52,070        $     26,473
-----------------------------------------------------------------------------------------------------------------------------
     Income before Income Tax and Equity in
       Undistributed Net Income of Subsidiary                                           $     495,646        $    212,625
Income tax benefit                                                                             17,432               7,976
-----------------------------------------------------------------------------------------------------------------------------
     Income before Equity in Undistributed Net
       Income of Subsidiary                                                             $     513,078        $    220,601
Equity in Undistributed Net Income of Subsidiary                                            1,316,911           1,313,333
-----------------------------------------------------------------------------------------------------------------------------

   Net Income                                                                           $   1,829,989        $  1,533,934
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1997


Condensed Statements of Cash Flows


                                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------

                                                                                            1997                  1996
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                           $   1,829,989        $  1,533,934
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Equity in undistributed net income of subsidiary                                      (1,316,911)         (1,313,333)
       (Gain) on sale of investment securities                                                   (800)                 --
     Changes in operating assets and liabilities:
       (Increase) decrease in:
         Due from subsidiary                                                                 (309,683)           (237,233)
         Other assets                                                                         (23,565)             (3,794)
         Deferred income taxes                                                                (17,432)             (7,975)
       Increase (decrease) in:
         Accounts payable                                                                    (380,960)            380,960
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided by (Used in) Operating Activities                            $    (219,362)       $    352,559
-----------------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investment securities                                                    $          --        $   (351,000)
   Proceeds from sale of investment securities                                                351,800                  --
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided by (Used in) Investing Activities                            $     351,800        $   (351,000)
-----------------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                                                       $    (236,083)       $         --
   Proceeds from issuance of stock - net                                                    3,347,835                  --
   Additional contributed capital                                                                  --               1,150
-----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided by Financing Activities                                      $   3,111,752        $      1,150
-----------------------------------------------------------------------------------------------------------------------------

         Net Increase in Cash                                                           $   3,244,190        $      2,709


CASH - BEGINNING OF YEAR                                                                        2,709                  --
-----------------------------------------------------------------------------------------------------------------------------


CASH - END OF YEAR                                                                      $   3,246,899        $      2,709
-----------------------------------------------------------------------------------------------------------------------------

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                            (In Thousands of Dollars)

                                                            June 30,            December 31,
ASSETS:                                                       1998                  1997
                                                          ------------          ------------
    Cash and due from banks                               $     10,079          $      6,960
    Securities available for sale (at market value)             25,336                24,104
    Securities held to maturity (market value)
      $11,328 in 1998 and $7,381 in 1997)                       11,243                 7,290
    Federal funds sold                                           9,604                 8,414
    Loans, net                                                 113,704               104,240
    Premises and equipment                                       7,700                 5,928
    Other real estate owned                                        437                   208
    Other assets                                                 3,238                 2,161
                                                          ------------          ------------
          TOTAL ASSETS                                    $    181,341          $    159,305
                                                          ============          ============

LIABILITIES:
    Deposits
      Demand                                              $     26,331          $     18,791
      Interest-bearing demand                                   28,308                25,673
      Savings                                                   16,617                15,758
      Certificates of deposit, $100,000 or more                 17,052                13,528
      Other Time                                                71,243                64,673
                                                          ------------          ------------
        TOTAL DEPOSITS                                         159,551               138,423
    Short-term debt                                                266                   292
    Long-term debt                                                  24                    31
    Other liabilities                                              912                 1,282
                                                          ------------          ------------
          TOTAL LIABILITIES                                    160,753               140,028
                                                          ------------          ------------

STOCKHOLDERS' EQUITY:
    Common stock, par value $5 per share,
     10,000,000 shares authorized, 2,198,900
     shares issued in 1998 and 1,093,833 in 1997                10,995                 5,477
    Surplus                                                      4,026                 9,294
    Undivided profits                                            5,460                 4,453
    Accumulated other comprehensive income, net                    107                    53
                                                          ------------          ------------
          TOTAL STOCKHOLDERS' EQUITY                            20,588                19,277
                                                          ------------          ------------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                          $    181,341          $    159,305
                                                          ============          ============

Notes to financial statements are an integral part of these statements.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                            (In Thousands of Dollars)

                                                       Three Months Ended     Six Months Ended
                                                            June 30,               June 30,
                                                            --------               --------
                                                         1998      1997        1998       1997
                                                         ----      ----        ----       ----
INTEREST INCOME:
Loans and Fees                                         $  2968    $  2548     $  5773    $  4960
Federal Funds Sold                                         121         63         253        100
Investment Securities                                      632        511        1195       1021
                                                       -------    -------     -------    -------
   Total Interest Income                                  3721       3122        7221       6081

INTEREST EXPENSE:
Demand Deposits                                            227        194         461        384
Savings Deposits                                           119        109         233        215
Certificates of Deposit,
   $1000,000 or more                                       226        157         415        291
Other Time Deposits                                        986        835        1918       1605
Short-term Debt                                              2          2           5          5
Long-term Debt                                              --          1           1          1
                                                       -------    -------     -------    -------
   Total Interest Expense                                 1560       1298        3033       2501
                                                       -------    -------     -------    -------
   Net Interest Income                                    2161       1824        4188       3580

PROVISION FOR LOAN
AND LEASE LOSSES                                           152        117         233        210
                                                       -------    -------     -------    -------
   Net Interest Income After
   Provision for Loan
   and Lease Losses                                       2009       1707        3955       3370
                                                       -------    -------     -------    -------

OTHER INCOME:
Service Chgs on Deposit Accts                              177        144         348        291
Other Service Charges & Fees                               115         55         180        100
Securities Gains (Losses)                                   --         --           1          2
                                                       -------    -------     -------    -------
   Total Other Income                                      292        199         529        393
                                                       -------    -------     -------    -------

OTHER EXPENSES:
Salaries & Employee Benefits                               813        700        1580       1365
Occupancy Expenses                                         141        125         260        222
Furniture & Equipment Expenses                             235        202         406        368
Other Operating Expenses                                   381        392         757        724
                                                       -------    -------     -------    -------
   Total Other Expenses                                   1570       1419        3003       2679
                                                       -------    -------     -------    -------
Income Before Income Taxes                                 731        487        1481       1084
Applicable Income Taxes                                    229        138         474        319
                                                       -------    -------     -------    -------
   Net Income                                          $   502    $   349     $  1007    $   765
                                                       =======    =======     =======    =======

   EARNINGS PER SHARE, BASIC                               .23        .18         .46        .40
   EARNINGS PER SHARE,
   ASSUMING DILUTION                                       .22        .18         .44        .39
                                                       =======    =======     =======    =======

Notes to financial statements are an integral part of these statements.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (In Thousands of Dollars)

                                                                                  Accumulated
                                                                                        Other
                                                 Comprehensive    Retained      Comprehensive     Common    Capital
                                       Total            Income    Earnings             Income      Stock    Surplus
                                       -----            ------    --------             ------      -----    -------
Balances - January 1, 1997           $14,431                      $  3,170             ($162)    $ 4,722    $ 6,701
Comprehensive income:
   Net income                            764         $     764         764
   Other comprehensive income,
   net of tax:
    Unrealized gain on securities
    available for sale
    Unrealized holding gain
    arising during the period             86                86
    Less: reclassification
    adjustment                             2                 2
                                     -------         ---------
   Other comprehensive income,
   net of tax                             84                84                             84
                                     -------         ---------                       --------
   Total comprehensive income            848         $     848                          ($78)
                                     -------         =========     -------           ========    -------    -------
Balances - June 30, 1997             $15,279                       $ 3,934                       $ 4,722    $ 6,701
                                     =======                       =======                       =======    =======

Balances - January 1, 1998           $19,277                       $ 4,453           $     53    $ 5,477    $ 9,294
Comprehensive income:
   Net income                          1,007         $   1,007       1,007
   Other comprehensive income,
   net of tax:
    Unrealized gain on securities
    for sale
    Unrealized holding gain arising
    during the period                     55                55
    Less:  reclassification
    adjustment                             1                 1
                                     -------         ---------
   Other comprehensive income,
   net of tax                             54                54                             54
                                     -------         ---------                       --------
   Total comprehensive income        $   541         $   1,061
                                     -------         =========
   Issuance of common stock -
   stock split effected in the form
   of 100% stock dividend                                                                          5,490    (5,490)
   Issuance of common stock -
   Johnson Mortgage Co.                  250                                                          28        222
                                     -------                       -------           --------    -------    -------
Balances - June 30, 1998             $20,588                       $ 5,460           $    107    $10,995    $ 4,026
                                     =======                       =======           ========    =======    =======








Notes to financial statements are an integral part of these statements.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In Thousands of Dollars)

                                                                                Six Months Ended
                                                                                    June 30,
                                                                                    --------
                                                                               1998           1997
                                                                               ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                               $   1,007     $     765
   Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                                 210           201
     Provision for loan losses                                                    233           210
     Amortization of premiums on investment securities                             46            16
     (Gain) on sale of investment securities                                      (1)           (2)
     Changes in operating assets and liabilities:
       (Increase) in other assets                                             (1,106)         (467)
       Increase (decrease) in accrued income taxes                                 45         (152)
       Increase (decrease) in other liabilities                                 (159)          (22)
                                                                            ---------     ---------

          Net Cash Provided By Operating Activities                         $     275     $     549
                                                                            ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) in loans                                                   ($9,696)      ($5,964)
   Proceeds from sales of securities available for sale                           200         1,593
   (Increase) decrease in federal funds sold                                  (1,419)       (3,067)
   Purchase of securities available for sale                                  (6,628)       (2,603)
   Purchase of securities held to maturity                                    (5,301)            --
   Purchase of property and equipment                                         (1,983)         (808)
   Proceeds from maturities of securities available for sale                    4,538            --
   Proceeds from maturities of securities held to maturity                      2,043            --
                                                                            ---------     ---------

          Net Cash (Used In) Investing Activities                           ($18,246)     ($10,849)
                                                                            ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                                 $  21,128     $  11,121
   Dividends paid                                                               (547)         (236)
   Increase (decrease) in short-term debt                                         266          (15)
   Curtailment of other borrowed funds                                            (7)           (6)
   Issuance of common stock - Johnson Mortgage Co.                                250            --
                                                                            ---------     ---------

          Net Cash Provided by Financing Activities                         $  21,090     $  10,864
                                                                            ---------     ---------

            Net Increase In Cash and Due From Banks                         $   3,119     $     564

CASH AND DUE FROM BANKS - BEGINNING OF PERIOD                                   6,960         6,015
                                                                            ---------     ---------

CASH AND DUE FROM BANKS - END OF PERIOD                                     $  10,079     $   6,579
                                                                            =========     =========







Notes to financial statements are an integral part of these statements.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    General

      The consolidated statements include the accounts of Mid-Atlantic Community BankGroup, Inc. and its subsidiaries, Peninsula Trust Bank, Incorporated and Johnson Mortgage Company, LLC. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial positions as of June 30, 1998 and December 31, 1997, and the results of operations and cash flows for the six months ended June 30, 1998 and 1997.

      The results of operations for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

2.    Investment Securities

      Amortized cost and carrying amount (estimated fair value) of securities available for sale are summarized as follows:

                                                                    June 30, 1998
                                                  --------------------------------------------------
                                                                    Gross          Gross   Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                       Cost         Gains         Losses       Value
                                                  ---------    ----------     ----------   ---------
                                                                (In Thousands of Dollars)

US Treasury Securities                                  626            --              2         624
US Government Agencies & Corporations                 7,360            59              4       7,415
Obligations of States & Political Subdivisions        5,544            92             16       5,620
Mortgage-backed Securities                           10,756            62             29      10,789
Federal Reserve Bank Stock                              343            --             --         343
Other Equity Securities                                 545            --             --         545
                                                  ---------    ----------     ----------   ---------
                                                  $  25,174    $      213     $       51   $  25,336
                                                  =========    ==========     ==========   =========

    Amortized cost and carrying amount (estimated fair value) of securities held to maturity are summarized as follows:

                                                                    June 30, 1998
                                                  --------------------------------------------------
                                                                    Gross          Gross   Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                       Cost         Gains         Losses       Value
                                                  ---------    ----------     ----------   ---------
                                                                (In Thousands of Dollars)
US Government Agencies & Corporations                 6,064            22              1       6,085
Obligations of States & Political Subdivisions        1,911            55             13       1,953
Mortgage-backed Securities                            3,268            22             --       3,290
                                                  ---------    ----------     ----------   ---------
                                                  $  11,243    $       99     $       14   $  11,328
                                                  =========    ==========     ==========   =========

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


    Securities available for sale at December 31, 1997 consist of the following:

                                                                    Gross          Gross   Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                       Cost         Gains         Losses       Value
                                                  ---------    ----------     ----------   ---------
                                                                (In Thousands of Dollars)

US Treasury Securities                                  632            --              3         629
US Government Agencies & Corporations                10,301            84              4      10,381
Obligations of States & Political Subdivisions        4,946            90             80       4,956
Mortgage-backed Securities                            7,743            40             46       7,737
Federal Reserve Bank Stock                              343            --             --         343
Other Equity Securities                                  57            --             --          57
                                                  ---------    ----------     ----------   ---------
                                                  $  24,024    $      215     $      135   $  24,104
                                                  =========    ==========     ==========   =========

    Securities held to maturity at December 31, 1997 consist of the following:

                                                                    Gross          Gross   Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                       Cost         Gains         Losses       Value
                                                  ---------    ----------     ----------   ---------
                                                                (In Thousands of Dollars)
US Government Agencies & Corporations                 3,035            23             --       3,058
Obligations of States & Political Subdivisions        1,682            52             --       1,734
Mortgage-backed Securities                            2,573            16             --       2,589
                                                  ---------    ----------     ----------   ---------
                                                  $   7,290    $       91     $       --   $   7,381
                                                  =========    ==========     ==========   =========

                                                            Six Months Ended
                                                                June 30,
                                                          1998           1997
                                                        --------       --------
                                                       (In Thousands of Dollars)

Gross proceeds from sales of securities                      200         1,593
                                                        ========       =======
Gross Gains on Sale of Securities                              1             2
Gross Losses on Sale of Securities                            --            --
                                                        --------       -------
 Net Securities Gains (Losses)                                 1             2
                                                        ========       =======

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

3.    Loans

      The following is a summary of loans outstanding at the end of the periods indicated:

                                                                  June 30,           December 31,
                                                                    1998                 1997
                                                                ------------         ------------
                                                                    (In Thousands of Dollars)
Commercial Mortgage                                                   24,022               23,135
Residential Mortgage                                                  31,243               28,987
Home Equity                                                           12,574               10,905
Construction                                                           7,640                6,059
Commercial                                                            13,951               12,477
Installment                                                           25,680               23,926
All Other                                                                604                  617
                                                                ------------         ------------
                                                                     115,714              106,106
Less Unearned Income                                                     546                  542
                                                                ------------         ------------
                                                                     115,168              105,564
Less Allowance for Loan and Lease Losses                               1,464                1,324
                                                                ------------         ------------
                                                                $    113,704         $    104,240
                                                                ============         ============

The following schedule summarizes the changes in the allowance for loan and lease losses:

                                                 Six Months          Six Months
                                                   Ending              Ending
                                                  June 30,             June 30,         December 31,
                                                    1998                 1997               1997
                                                ------------         -----------        ------------
                                                                (In Thousands of Dollars)
Balance, Beginning                                     1,324               1,112               1,112
Provision Charged Against Income                         233                 210                 347
Recoveries                                                21                  29                  55
Loans Charged Off                                      (114)                (57)               (190)
                                                ------------         -----------        ------------
Balance, Ending                                 $      1,464         $     1,294        $      1,324
                                                ============         ===========        ============

Nonperforming assets consist of the following:

                                                  June 30,          December 31,
                                                    1998                1997
                                                ------------        ------------
                                                     (In Thousands of Dollars)

Nonaccrual Loans                                $       339         $        302
Restructured Loans                                       --                   --
                                                -----------         ------------
Nonperforming Loans                                     339                  302
Foreclosed Properties                                   437                  208
                                                -----------         ------------
Nonperforming Assets                            $       776         $        510
                                                ===========         ============

Total loans past due 90 days or more and still accruing were $280 on June 30, 1998 and $77 on December 31, 1997.

                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued


4.    Earnings Per Share

      The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock income available to common shareholders.

                                                       June 30, 1998                   June 30, 1997
                                                       -------------                   -------------
                                                                 Per Share                       Per Share
                                                    Shares         Amount            Shares       Amount
                                                    ------         ------            ------       ------
Basic Earnings Per Share                         2,193,376        $   .46          1,888,666     $   .40

Effect of dilutive securities:
  Nonemployee directors' stock options              45,391                            36,170
  Employee incentive stock options                  53,229                            32,444
                                                 ---------                         ---------

Diluted Earnings Per Share                       2,291,996        $   .44          1,957,280     $   .39
                                                 =========        =======          =========     =======


5.    Capital Requirements

      A comparison of the Company's capital as of June 30, 1998 with the minimum requirements is presented below:

                                                                     Minimum
                                                  Actual           Requirements
                                                  ------           ------------
Tier I Risk-based Capital                        16.39 %               4.00 %
Total Risk-based Capital                         17.56 %               8.00 %
Leverage Ratio                                   11.94 %               4.00 %

                                                                      Appendix F

                               September __, 1998




The Board of Directors
Mid-Atlantic Community BankGroup, Inc.
7171 George Washington Memorial Highway
Gloucester, Virginia 23061

Members of the Board:

         Mid-Atlantic Community BankGroup, Inc. ("MACB") and United Community Bankshares, Inc. ("UCB") have entered into an Agreement and Plan of Reorganization and a related Plan of Merger, dated as of July 8, 1998 (the "Agreement"), pursuant to which UCB will merge with and into MACB (the "Merger"). Upon consummation of the Merger, each share of UCB common stock, par value $1.00 (the "UCB Shares"), will be exchanged for 1.075 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of MACB (the "MACB Shares"), all as set forth more fully in the Agreement. In addition, MACB will change its name to Atlantic Financial Corp. ("Atlantic") and cause seven of its fourteen directors to be nominated by UCB.

         You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the stockholders of MACB from a financial point of view.

         Davenport & Company LLC, as a customary part of its investment banking and general securities business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and valuations for estate, corporate and other purposes. Our fee in connection with this engagement was not contingent upon consummation of the Merger, nor was it contingent upon our findings.

         In arriving at the opinion set forth below, we have, among other things: (i) reviewed certain publicly available business and financial information relating to MACB and UCB which we deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of MACB and UCB, furnished to us by senior management of MACB; (iii) conducted discussions with members of senior management of MACB concerning the foregoing, including the respective businesses, prospects, regulatory condition and contingencies of MACB and UCB, before and after giving effect to the Merger; (iv) reviewed the market prices and valuation multiples for the MACB Shares and the UCB Shares and compared them with those of certain publicly traded companies which we deemed to be relevant; (v) reviewed the results of operations of MACB and UCB and compared them with those of certain publicly traded companies which we deemed to be relevant; (vi) reviewed the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant; (vii) reviewed the pro forma impact of the Merger; (viii) reviewed the Agreement and Plan of Merger; and (ix) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of MACB or UCB or any of their subsidiaries, nor have we been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses and we have not made an independent evaluation of the adequacy of the allowance for loan losses of MACB or UCB, nor have we reviewed any individual credit files relating to MACB or UCB and we have assumed that the aggregate allowance for loan losses for each of MACB and UCB is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not conducted any physical inspection of the properties or facilities of MACB or UCB. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions, furnished to or discussed with us by MACB, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgment of MACB's management as to the expected future financial performance of MACB or UCB, as the case may be. We express no opinion as to such financial forecast information or the assumptions on which they were based. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes.

         Our opinion is necessarily based upon market, economic and other conditions as in effect on, and the information made available to us as of, the date hereof. For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

         We are acting as financial advisor to MACB in connection with the Merger and will receive a fee from MACB for our services, none of which is contingent upon the consummation of the Merger. In addition, MACB has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to MACB and UCB and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade equity securities of MACB and UCB and their respective affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of MACB. Our opinion does not address the merits of the underlying decision by MACB to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We are not expressing any opinion herein as to the prices at which the MACB Shares will trade following the announcement or consummation of the Merger.

         On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of MACB.


                                        Very truly yours,

                                        DAVENPORT & COMPANY LLC



                                        By:_____________________________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the undersigned Registrant provide that any director or officer shall be indemnified by the Registrant for his actions, unless he is adjudged liable for willful misconduct or a knowing violation of criminal law. The amount of damages that may be assessed against an officer or director in any proceeding brought by or in the right of the Registrant or brought by or on behalf of the Registrant's shareholders is limited to $50,000 per transaction.


Item 21.  Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         2.1      Agreement  and  Plan of  Reorganization  between  Mid-Atlantic
                  Community  BankGroup,  Inc. and United  Community  Bankshares,
                  Inc.,  dated as of July 8,  1998,  filed as  Appendix A to the
                  Joint   Proxy   Statement   included   in  this   Registration
                  Statement.*
         3.1      Amended and Restated Articles of Incorporation of Mid-Atlantic
                  Community  BankGroup,  Inc.  (restated in electronic  format), incorporated  herein  by  reference  to  Exhibit  3.2  of  the
                  Registrant's  Annual  Report on Form 10-KSB for the year ended
                  December 31, 1997.
         3.2      Bylaws of Mid-Atlantic Community BankGroup, Inc., incorporated herein  by  reference  to  Exhibit  3.2  of  the  Registrant's
                  Registration Statement on Form 8-A, filed August 30, 1996.
         5        Legal opinion of Williams, Mullen, Christian & Dobbins.*
         8        Tax opinion of Williams, Mullen, Christian & Dobbins.*
         10.1     Employment   Agreement   between   W.J.   Farinholt   and  the
                  Registrant,  incorporated  by reference to Exhibit 10.1 of the
                  Registrant's Registration Statement on Form SB-2, Registration
                  No. 333-25557, filed April 21, 1997.
         10.2     Employment   Agreement   between  Kenneth  E.  Smith  and  the
                  Registrant, incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form SB-2, Registration
                  No. 333-25557, filed April 21, 1997.
         10.3     Mid-Atlantic Community BankGroup, Inc. 1998 Incentive Plan.*

         21       Subsidiaries of the Registrant.*
         23.1     Consent of Williams,  Mullen, Christian & Dobbins (included in
                  Exhibit 5).
         23.2     Consent of Davenport & Company LLC. *
         23.3     Consent of Scott & Stringfellow,  Inc.*
         23.4     Consent of Smith & Eggleston, P.C.*
         23.5     Consent of Goodman & Company, L.L.P.*
         24       Powers of attorney (included on signature page).*
         99.1     Form of Proxy of Mid-Atlantic Community BankGroup, Inc.*
         99.2     Form of Proxy of United Community Bankshares, Inc.*
         _____________________________
         *        Filed herewith.

(b)      Financial Statement Schedules

         Not applicable.

(c)      Reports, Opinions or Appraisals.

         Not applicable.


Item 22.  Undertakings

(a)      Undertakings Required by Item 512 of Regulation S-B.

         The small business issuer will:

         (1)      File,   during   any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii)    Include   any   additional   or   changed    material
                           information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Gloucester, Commonwealth of Virginia, on September 3, 1998.

                                       MID-ATLANTIC COMMUNITY BANKGROUP, INC.


                                       By: /s/ William J. Farinholt
                                           -------------------------------------
                                           William J. Farinholt
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints William J. Farinholt and Kenneth E. Smith as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                       Title                               Date

/s/ William J. Farinholt                                   President and Chief                  September 3, 1998
-------------------------------------------          Executive Officer and Director
            William J. Farinholt                      (Principal Executive Officer)


/s/ Kenneth E. Smith                                  Executive Vice President and              September 2, 1998
-------------------------------------------       Chief Financial Officer and Director
             Kenneth E. Smith                        (Principal Financial Officer)

/s/ Kathleen C. Healy                                       Vice President and                  September 4, 1998
-------------------------------------------             Chief Accounting Officer
             Kathleen C. Healy                       (Principal Accounting Officer)


/s/ Joseph A. Lombard, Jr., DDS                                 Chairman                        September 3, 1998
-------------------------------------------
       Joseph A. Lombard, Jr., DDS

                                                                Director                        September  , 1998
-------------------------------------------
           Charles F. Bristow

/s/ John R. Curtis                                              Director                        September 3, 1998
-------------------------------------------
            John R. Curtis

/s/ Charles F. Dawson                                           Director                        September 3, 1998
-------------------------------------------
            Charles F. Dawson

/s/ William D. Fary                                             Director                        September 3, 1998
-------------------------------------------
             William D. Fary

/s/ Robert D. Foster                                            Director                        September 3, 1998
-------------------------------------------
            Robert D. Foster

                                                                Director                        September  , 1998
-------------------------------------------
             Harry M. Healy

                                                                Director                        September , 1998
-------------------------------------------
           Jeanne P. Hockaday

                                                                Director                        September  , 1998
-------------------------------------------
            David W. Holland

                                                                Director                        September  , 1998
-------------------------------------------
          George A. Marston, Jr.

                                                                Director                        September  , 1998
-------------------------------------------
           Hersey M. Mason, Jr.

/s/ Henry C. Rowe, MD                                           Director                        September 2, 1998
-------------------------------------------
             Henry C. Rowe, MD

/s/ Thomas Z. Wilke                                             Director                        September 2, 1998
-------------------------------------------
              Thomas Z. Wilke


                                  EXHIBIT INDEX

Exhibit No.                              Document

   2.1            Agreement  and  Plan of  Reorganization  between  Mid-Atlantic
                  Community  BankGroup,  Inc. and United  Community  Bankshares,
                  Inc.,  dated as of July 8,  1998,  filed as  Appendix A to the
                  Joint   Proxy   Statement   included   in  this   Registration
                  Statement.*
   3.1            Amended and Restated Articles of Incorporation of Mid-Atlantic
                  Community  BankGroup,  Inc.  (restated in electronic  format), incorporated  herein  by  reference  to  Exhibit  3.2  of  the
                  Registrant's  Annual  Report on Form 10-KSB for the year ended
                  December 31, 1997.
   3.2            Bylaws of Mid-Atlantic Community BankGroup, Inc., incorporated herein  by  reference  to  Exhibit  3.2  of  the  Registrant's
                  Registration Statement on Form 8-A, filed August 30, 1996.
   5              Legal opinion of Williams, Mullen, Christian & Dobbins.*
   8              Tax opinion of Williams, Mullen, Christian & Dobbins.*
   10.1           Employment   Agreement   between   W.J.   Farinholt   and  the
                  Registrant,  incorporated  by reference to Exhibit 10.1 of the
                  Registrant's Registration Statement on Form SB-2, Registration
                  No. 333-25557, filed April 21, 1997.
   10.2           Employment   Agreement   between  Kenneth  E.  Smith  and  the
                  Registrant,  incorporated  by reference to Exhibit 10.2 of the
                  Registrant's Registration Statement on Form SB-2, Registration
                  No. 333-25557, filed April 21, 1997.
   10.3           Mid-Atlantic Community BankGroup, Inc. 1998 Incentive Plan.*
   21             Subsidiaries of the Registrant.*
   23.1           Consent of Williams,  Mullen, Christian & Dobbins (included in
                  Exhibit 5).
   23.2           Consent of Davenport & Company LLC.*
   23.3           Consent of Scott & Stringfellow,  Inc.*
   23.4           Consent of Smith & Eggleston, P.C.*
   23.5           Consent of Goodman & Company, L.L.P.*
   24             Powers of attorney (included on signature page).*
   99.1           Form of Proxy of Mid-Atlantic Community BankGroup, Inc.*
   99.2           Form of Proxy of United Community Bankshares, Inc.*

_________________
*      Filed herewith.